Exhibit 10.1

CREDIT AND GUARANTY AGREEMENT

dated as of December 21, 2012

among

NEWPAGE CORPORATION,

NEWPAGE INVESTMENT COMPANY LLC,

CERTAIN SUBSIDIARIES OF NEWPAGE CORPORATION,

as Guarantors,

VARIOUS LENDERS,

GOLDMAN SACHS LENDING PARTNERS LLC,

J.P. MORGAN SECURITIES LLC

and

BARCLAYS BANK PLC,

as Joint Lead Arrangers and Joint Bookrunners,

GOLDMAN SACHS LENDING PARTNERS LLC,

as Syndication Agent,

BARCLAYS BANK PLC,

as Administrative Agent and Collateral Agent,

and

J.P. MORGAN SECURITIES LLC,

as Documentation Agent

$500,000,000 Senior Secured Exit Term Loan Credit Facility

i

4.12. Properties	78
4.13. Environmental Matters	79
4.14. No Defaults	80
4.15. Material Contracts	80
4.16. Governmental Regulation	80
4.17. Federal Reserve Regulations	80
4.18. Employee Matters	80
4.19. Employee Benefit Plans	81
4.20. Certain Fees	81
4.21. Solvency	81
4.22. [Reserved]	81
4.23. Compliance with Statutes, Etc.	81
4.24. Disclosure	82
4.25. PATRIOT Act	82

SECTION 5. AFFIRMATIVE COVENANTS	82
5.1. Financial Statements and Other Reports	82
5.2. Existence	86
5.3. Payment of Taxes	86
5.4. Maintenance of Properties	87
5.5. Insurance	87
5.6. Books and Records; Inspections	87
5.7. Lenders Calls and Meetings	88
5.8. Compliance with Laws	88
5.9. Environmental	88
5.10. Subsidiaries	90
5.11. Additional Material Real Estate Assets	90
5.12. Further Assurances	91
5.13. Maintenance of Ratings	91
5.14. Designation of Subsidiaries	91
5.15. Post-Closing Obligations	92

SECTION 6. NEGATIVE COVENANTS	93
6.1. Indebtedness	93
6.2. Liens	95
6.3. No Further Negative Pledges	97
6.4. Restricted Junior Payments	98
6.5. Restrictions on Subsidiary Distributions	100
6.6. Investments	101
6.7. Fundamental Changes; Disposition of Assets; Acquisitions	102
6.8. Disposal of Subsidiary Interests	103
6.9. Sales and Lease-Backs	103
6.10. Transactions with Shareholders and Affiliates	104
6.11. Conduct of Business	104
6.12. Permitted Activities of Holdings	104
6.13. Amendments or Waivers of Organizational Documents	104

6.14. Amendments or Waivers of Terms with respect to Certain Indebtedness	104
6.15. Fiscal Year	105

SECTION 7. GUARANTY	105
7.1. Guaranty of the Obligations	105
7.2. Contribution by Guarantors	105
7.3. Payment by Guarantors	106
7.4. Liability of Guarantors Absolute	106
7.5. Waivers by Guarantors	108
7.6. Guarantors’ Rights of Subrogation, Contribution, Etc.	109
7.7. Subordination of Other Obligations	110
7.8. Continuing Guaranty	110
7.9. Authority of Guarantors or Borrower	110
7.10. Financial Condition of Borrower	110
7.11. Bankruptcy, Etc.	110
7.12. Discharge of Guaranty Upon Sale of Guarantor	111

SECTION 8. EVENTS OF DEFAULT	111
8.1. Events of Default	111

SECTION 9. AGENTS	114
9.1. Appointment of Agents	114
9.2. Powers and Duties	115
9.3. General Immunity	115
9.4. Agents Entitled to Act as Lender	117
9.5. Lenders’ Representations, Warranties and Acknowledgment	117
9.6. Right to Indemnity	118
9.7. Successor Administrative Agent and Collateral Agent	118
9.8. Collateral Documents and Guaranty	120
9.9. Withholding Taxes	122
9.10. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	122

SECTION 10. MISCELLANEOUS	123
10.1. Notices	123
10.2. Expenses	125
10.3. Indemnity	126
10.4. Set-Off	127
10.5. Amendments and Waivers	127
10.6. Successors and Assigns; Participations	130
10.7. Independence of Covenants	139
10.8. Survival of Representations, Warranties and Agreements	139
10.9. No Waiver; Remedies Cumulative	139
10.10. Marshalling; Payments Set Aside	139
10.11. Severability	140
10.12. Obligations Several; Independent Nature of Lenders’ Rights	140
10.13. Headings	140

10.14. APPLICABLE LAW	140
10.15. CONSENT TO JURISDICTION	140
10.16. WAIVER OF JURY TRIAL	141
10.17. Confidentiality	141
10.18. Usury Savings Clause	142
10.19. Effectiveness; Counterparts	143
10.20. Entire Agreement	143
10.21. PATRIOT Act	143
10.22. Electronic Execution of Assignments	143
10.23. No Fiduciary Duty	143

APPENDICES:	A	Term Loan Commitments
	B	Notice Addresses

SCHEDULES:	3.1(g)	Closing Date Mortgaged Properties
	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.7	Historical Financial Statements
	4.11	Payment of Taxes
	4.12	Real Estate Assets
	4.13	Environmental Matters
	4.15	Material Contracts
	4.20	Certain Fees
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.3	Certain Negative Pledges
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.10	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B	Term Loan Note
	C	Compliance Certificate
	D	Assignment Agreement
	E	Certificate re Non-Bank Status
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Counterpart Agreement
	H	Pledge and Security Agreement
	I	Mortgage
	J	Landlord Personal Property Collateral Access Agreement
	K	Intercompany Note
	L	Joinder Agreement
	M	Modified Dutch Auction Procedures
	N	Intercreditor Agreement
	O	Administrative Incumbency Certificate

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of December 21, 2012 is entered into by and among NEWPAGE CORPORATION, a Delaware corporation (“Borrower”), NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company (“Holdings”), CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the Lenders party hereto from time to time, GOLDMAN SACHS LENDING PARTNERS LLC (“Goldman Sachs”), as Syndication Agent (in such capacity, “Syndication Agent”), BARCLAYS BANK PLC (“Barclays”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and Collateral Agent (together with its permitted successor in such capacity, “Collateral Agent”), J.P. MORGAN SECURITIES LLC (“JPMSI”), as Documentation Agent (in such capacity, “Documentation Agent”), and GOLDMAN SACHS, JPMSI and BARCLAYS, as Joint Lead Arrangers (in such capacity, “Arrangers”) and Joint Bookrunners (in such capacity, “Bookrunners”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, on September 7, 2011, Borrower and certain of Borrower’s existing Domestic Subsidiaries (collectively, the “Debtors”) commenced Chapter 11 Cases, which were administratively consolidated as Chapter 11 Case No. 11-12804 (KG) (each, a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”), by filing separate voluntary petitions for reorganization under the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, pursuant to an order entered on December 14, 2012, the Bankruptcy Court confirmed that certain Fourth Amended Joint Chapter 11 Plan for the Debtors (together with all exhibits, schedules, annexes, supplements and other attachments thereto, the “Reorganization Plan”);

WHEREAS, pursuant to the Reorganization Plan, upon emergence from bankruptcy, Borrower desires to refinance all of the indebtedness outstanding under that certain Amended and Restated Superpriority Debtor-In-Possession Credit and Guaranty Agreement, dated as of September 23, 2011, among Borrower, NewPage Holding Corporation, NewPage Group Inc. and certain subsidiaries of Borrower, certain lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, the “Existing Credit Agreement”);

WHEREAS, in order to facilitate the refinancing of the Existing Credit Agreement, to pay distributions pursuant to the Reorganization Plan, and to finance ongoing working capital requirements and general corporate purposes of Holdings, Borrower and its Subsidiaries, Lenders have agreed to extend term loans to Borrower, in an aggregate principal amount of $500.0 million; and

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder and Borrower and each of the Guarantors has agreed to secure all of their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, (a) First Priority Liens on all Term Collateral and (b) Second Priority Liens on all Revolving Collateral.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in Cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future earn-out payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required to be established in conformity with GAAP at the time of such Permitted Acquisition in respect thereof by Holdings or such Subsidiary.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page), or the successor thereto if the British Bankers Association is no longer making an Interest Settlement Rate available, for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by JPMorgan Chase Bank, N.A. for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m.

2

(London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided, however, that notwithstanding the foregoing, the Adjusted Eurodollar Rate shall at no time be less than 1.25% per annum.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Incumbency Certificate” as defined in Section 3.1(b), and as updated or supplemented from time to time in writing by an Authorized Officer.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.15(b).

“Affected Loans” as defined in Section 2.15(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliate Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Annex C to Exhibit M, with such amendments or modifications as may be approved by Administrative Agent.

“Affiliated Institutional Lender” means any affiliate of Holdings (other than Holdings and its Subsidiaries) that is a bona fide diversified debt fund either (i) with information barriers in place restricting the sharing of investment-related and other information between it and Holdings and Holdings’ Subsidiaries or (ii) whose managers have fiduciary duties to the investors of such fund independent of their fiduciary duties to the investors in Holdings; provided that Holdings does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of any such fund.

“Affiliated Lenders” means any Affiliate of Holdings other than (i) Holdings or any of its Subsidiaries and (ii) any natural person.

“Agent” means each of (i) Administrative Agent, (ii) Syndication Agent, (iii) Collateral Agent, (iv) Documentation Agent, (v) each Bookrunner, (vi) each Arranger and (vii) any other Person appointed under the Credit Documents to serve in an agent or similar capacity, including, without limitation, any Auction Manager.

3

“Agent Affiliates” as defined in Section 10.1(b)(iii).

“Aggregate Amounts Due” as defined in Section 2.14.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of December 21, 2012, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Amortization Date” as defined in Section 2.9.

“Applicable Margin” means (i) in the case of any Loan that is a Base Rate Loan, a rate equal to 5.50% per annum or (ii) in the case of any Loan that is a Eurodollar Rate Loan, a rate equal to 6.50% per annum.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents or Lenders by means of electronic communications pursuant to Section 10.1(b).

“Arrangers” as defined in the preamble hereto.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Holdings, Borrower or any Guarantor Subsidiary), in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind,

4

whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of Holdings’ Subsidiaries, other than (i) inventory (or other assets) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), (ii) sales, leases or licenses out of obsolete, worn out or surplus assets, (iii) the unwinding of any Hedge Agreement, (iv) the lapse of or abandonment in the ordinary course of business of any registrations or applications for registration of any Intellectual Property that are immaterial to the business of the Credit Parties and their respective Subsidiaries, taken as a whole, (v) dispositions of accounts receivable in connection with the collection or compromise thereof other than in connection with a financing transaction, (vi) sales, leases or licenses out of other assets for aggregate consideration of less than $15.0 million in the aggregate during any Fiscal Year, and (vii) the issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Assignment Agreement” means, as applicable, (a) an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent or (b) an Affiliate Assignment Agreement.

“Assignment Effective Date” as defined in Section 10.6(b).

“Auction” as defined in Section 10.6(i)(i).

“Auction Manager” means (a) either Administrative Agent or an Arranger, as determined by Borrower, or any of their respective Affiliates or (b) any other financial institution or advisor designated by Borrower to act as an arranger in connection with any repurchases pursuant to Section 10.6(i) or Section 10.6(j).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, chief accounting officer or treasurer of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority of such Authorized Officer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” as defined in the recitals hereto.

“Barclays” as defined in the preamble hereto.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (iii) the sum of (a) the Adjusted Eurodollar Rate (after giving effect to any Adjusted Eurodollar Rate “floor”) that would be payable on such day for a Eurodollar Rate Loan with a one-month interest period plus (b) the difference between the Applicable Margin for Eurodollar

5

Rate Loans and the Applicable Margin for Base Rate Loans. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Lender, Cash Management Provider and Lender Counterparty.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Bookrunners” as defined in the preamble hereto.

“Borrower” as defined in the preamble hereto.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person. Anything in this Agreement to the contrary notwithstanding, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not or would not be required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP as in effect on the Closing Date shall not be required to be treated as a capital lease as a result of the adoption of future changes, if any, in GAAP.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2

6

from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $2,500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; and (vi) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iv) above.

“Cash Management Agreement” means any agreement entered into from time to time by Holdings or any of its Subsidiaries with a Cash Management Provider in connection with the obtaining of any Cash Management Services that has been designated by Borrower and such Cash Management Provider as a Cash Management Agreement by notice to the Administrative Agent delivered on or prior to the tenth Business Day following the later of (a) the Closing Date, (b) the date that such Cash Management Agreement is entered into, or (c) the date that the Person providing such Cash Management Agreement becomes a Lender (or an Affiliate of a Lender).

“Cash Management Obligations” means obligations owed by Holdings or any of its Subsidiaries to any Cash Management Provider pursuant to or evidenced by any Cash Management Agreement.

“Cash Management Provider” means any Person that is a Lender or an Affiliate of a Lender at the time it provides any Cash Management Services to Holdings or any of its Subsidiaries.

“Cash Management Services” means treasury, depository, overdraft, netting, credit or debit card, including non-card e-payables services, purchase card, electronic funds transfer, automated clearing house fund transfer services and other cash management services provided to Holdings or any of its Subsidiaries by a Cash Management Provider.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit E.

“CFC Subsidiary” means any Subsidiary which is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.

“Change of Control” means (i) at any time prior to the consummation of a Qualified IPO, any Person or group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (a) shall have acquired beneficial ownership or control of 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Parent or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors of Parent; (ii) at any time after the consummation of a Qualified IPO, (a) any Person or group (within the meaning of Rules 13d-3 and 13d-5 under the

7

Exchange Act) shall have acquired beneficial ownership or control of 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Parent or (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Parent (together with any new directors whose election to such board of directors or whose nomination for election was approved by a vote of a majority of the members of the board of directors of Parent, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Parent; (iii) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the aggregate ordinary voting power and the aggregate equity value represented by the issued and outstanding Equity Interests in Borrower; (iv) Parent shall cease to beneficially own and control 100% on a fully diluted basis of the aggregate ordinary voting power and the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings; or (v) any “change of control” or similar event under the Revolving Credit Agreement shall occur.

“Chapter 11 Case” as defined in the recitals hereto.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Term Loan Exposure and (b) Lenders having New Term Loan Exposure of each applicable Series, and (ii) with respect to Loans, each of the following classes of Loans: (a) Term Loans and (b) each Series of New Term Loans.

“Closing Date” means the date on which the Term Loans are made, which occurred on December 21, 2012.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.

“Closing Date Mortgaged Property” as defined in Section 3.1(g)(i).

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Intercreditor Agreement and any other intercreditor agreement entered into by the Collateral Agent in accordance with this Agreement, the Mortgages, the Intellectual Property Security Agreements, the Landlord Personal Property Collateral Access Agreements, if any, and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

8

“Collateral Questionnaire” means a certificate in form reasonably satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Commitment” means any Term Loan Commitment.

“Commitment Letter” as defined in Section 10.20.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, for any period, the Consolidated Net Income of Holdings and its consolidated Subsidiaries on a consolidated basis for such period plus, without duplication (including without duplication of any amounts previously adjusted for in determining Consolidated Net Income):

(a) an amount equal to any extraordinary loss minus any net gain or plus any net loss realized by Holdings or any of its consolidated Subsidiaries in connection with an asset sale, to the extent such gains or losses were deducted in computing such Consolidated Net Income; plus

(b) provision for Taxes based on income or profits of Holdings and its consolidated subsidiaries for such period, to the extent that such provision for Taxes was deducted in computing such Consolidated Net Income; plus

(c) the consolidated interest expense of Holdings and its consolidated Subsidiaries for such period, to the extent that such consolidated interest expense was deducted in computing such Consolidated Net Income; plus

(d) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid Cash expenses that were paid in a prior period) and other non-Cash expenses (excluding any such non-Cash expense to the extent that it represents an accrual of or reserve for Cash expenses in any future period or amortization of a prepaid Cash expense that was paid in a prior period, provided that this exclusion shall not apply to adjustments for curtailment, settlement or termination benefits in respect of pension or other employee or retiree benefits) of Holdings and its consolidated Subsidiaries for such period to the extent that such depreciation, amortization and other non-Cash expenses were deducted in computing such Consolidated Net Income; plus

(e) (i) non-Cash nonrecurring costs, charges or expenses (x) for executive severance or workforce reduction severance or (y) made or incurred in connection with any integration or restructuring, including in connection with plant closings, or the permanent shutdown or transfer of machinery and equipment (including any production continuation, remediation, relocation, severance and benefits continuation costs, lease termination costs, contract termination costs, materials buy-out costs, and reduction charges) (all such nonrecurring costs, charges, and expenses referred to in clause (x) or (y), regardless of whether Cash or non-Cash, are collectively referred to herein as the “Restructuring Charges”) to the extent deducted in computing such Consolidated Net Income, and (ii) Cash Restructuring Charges or extraordinary, unusual or non-

9

recurring fees, charges and expenses (including for any executive severance or workforce reduction severance) to the extent deducted in computing such Consolidated Net Income and not to exceed in any period of twelve consecutive months the greater of (x) $25,000,000 or (y) 15% of Consolidated Adjusted EBITDA (without giving effect to this clause (e)) in such period; plus

(f) fees, costs, charges, commissions and expenses incurred during such period in connection with (i) the Chapter 11 Cases, the insolvency proceedings under the Companies’ Creditors Arrangement Act (Canada), the Reorganization Plan and the transactions contemplated by the foregoing, including, without limitation, the Existing Credit Agreement not to exceed in any period of twelve consecutive months $110,000,000, (ii) the Credit Documents or the Credit Documents (as defined in the Revolving Credit Agreement) or any amendment thereto, (iii) permitted Investments, Permitted Acquisitions and permitted dispositions, whether or not consummated (with respect to unsuccessful Investments, acquisitions and dispositions, not to exceed in any period of twelve consecutive months $5,000,000), or (iv) customary and reasonable transaction costs incurred in connection with an initial public offering or other registration of securities; plus

(g) all goodwill impairment charges, to the extent such charges were deducted in computing such Consolidated Net Income; plus

(h) the non-Cash effects of adjustments (including the effects of such adjustments relating to the Borrower or its Subsidiaries) in any line item in Holdings’ financial statements pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in connection with the transactions contemplated hereby and by the Related Agreements, any acquisition or any joint venture investments or the amortization or write off of any amounts thereof, net of Taxes; plus

(i) non-Cash impairment charges, asset write offs and write downs, including impairment charges, asset write offs and write downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP; plus

(j) accruals and reserves that are established or adjusted, in each case within 12 months of any subject transaction, as a result of the transactions contemplated hereby and by the Related Agreements, or any acquisition, Investment, asset disposition, write down or write off (including the related Tax benefit) in accordance with GAAP, including any adjustment of estimated payouts on earn-outs, or charges as a result of the adoption or modification of accounting policies, so long as such policies are in accordance with GAAP; plus

(k) non-Cash compensation charges or other non-Cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards to directors, officers or employees of Holdings and its consolidated Subsidiaries, to the extent such charges and expenses were deducted in computing such Consolidated Net Income; minus

(l) non-Cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

10

For purposes of calculating Consolidated Adjusted EBITDA for any period of twelve consecutive months including months ended at least 30 days prior to the Closing Date, Consolidated Adjusted EBITDA shall be deemed to be the following amounts:

Calendar Month	Consolidated Adjusted EBITDA
October 2011	$27,556,820
November 2011	$27,275,710
December 2011	$41,604,500
January 2012	$20,341,980
February 2012	$20,631,630
March 2012	$25,207,700
April 2012	$18,327,740
May 2012	$12,433,800
June 2012	$26,100,980
July 2012	$13,225,590
August 2012	$27,254,770
September 2012	$17,303,200
October 2012	$15,732,260

The calculation of Consolidated Adjusted EBITDA as of any measurement date for purposes other than the determination of Consolidated Excess Cash Flow will be made on a pro forma basis, giving effect to any permitted Investments, dispositions or discontinuations of lines of business, issuances or repayments of indebtedness, designations of Restricted Subsidiaries or Unrestricted Subsidiaries, or similar permitted transactions during the twelve consecutive months immediately preceding such measurement date and any interim period up to and including such measurement date, and giving effect to factually supportable and reasonably identifiable cost savings and other cost synergies expected by the company to be realized based upon actions to be taken within twelve months of the date of each such permitted transaction, which shall be set forth in an officer’s certificate delivered by Borrower; provided that the amount of such cost savings and cost synergies shall not exceed 20% of pro forma Consolidated Adjusted EBITDA (without giving effect to such pro forma cost savings and cost synergies adjustments) in such period.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries; provided that

11

Consolidated Capital Expenditures shall not include any expenditures (i) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.11(b) or with Net Asset Sale Proceeds invested pursuant to Section 2.11(a) or (ii) which constitute a Permitted Acquisition permitted under Section 6.7.

“Consolidated Current Assets” means, as at any date of determination, the total assets of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income of Holdings and its consolidated Subsidiaries on a consolidated basis, plus (b) the Consolidated Working Capital Adjustment, plus (c) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-Cash charges reducing Consolidated Net Income, including for depreciation and amortization (including amortization associated with Planned Major Maintenance) (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash gain that was paid in a prior period), minus

(ii) the sum, without duplication, of (a) the amounts for such period paid from Internally Generated Cash except to the extent made using the Cumulative Amount of (1) scheduled repayments of Indebtedness for borrowed money and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), and (2) Consolidated Capital Expenditures and Planned Major Maintenance, plus (b) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period) plus (c) Cash payments by Holdings and its Subsidiaries during such period in respect of long-term liabilities and other prepaid expenses of Holdings and its Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period and are not deducted in calculating Consolidated Net Income, plus (d) the aggregate amount of Cash consideration paid by Holdings and its Subsidiaries in connection with Investments (including Permitted Acquisitions) under Section 6.6 (other than Section 6.6(a)), to the extent paid from Internally Generated Cash except to the extent made using the Cumulative Amount, plus (e) the amount of Restricted Junior Payments paid during such period pursuant to Sections 6.4(b), (c), (f), (g) and (h), to the extent paid from Internally Generated Cash except to the extent made using the Cumulative Amount, plus (f) without duplication of amounts deducted from Consolidated Excess Cash Flow in prior periods, the aggregate consideration required to be paid in Cash by Holdings or any of its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or

12

capital expenditures to be consummated or made during the period of four consecutive fiscal quarters of Borrower following the end of such period; provided that, to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such Permitted Acquisitions or capital expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Consolidated Excess Cash Flow at the end of such period of four consecutive fiscal quarters, plus (g) the amount of Cash Taxes (including penalties and interest) paid in such period to the extent they exceed the amount of Tax expense deducted in determining Consolidated Net Income for such period, plus (h) Cash expenditures in respect of Hedge Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income, plus (i) the aggregate amount of Cash fees, costs and expenses incurred on or after January 1, 2013 in connection with, and any payments of, expenses in connection with the transactions contemplated hereby and by the Related Agreements, to the extent not expensed and not deducted in calculating Consolidated Net Income, plus (j) Cash indemnity payments received pursuant to indemnification provisions in any acquisition agreement, any Permitted Acquisition or any other Investment permitted under this Agreement, in each case that resulted in an increase to Consolidated Net Income (up to the amount of such increase). As used in this clause (ii), “scheduled repayments of Indebtedness” does not include (x) mandatory prepayments or voluntary prepayments, (y) repurchases of Loans pursuant to Section 10.6(i) and (z) repayments of Loans made with the Cash proceeds of any Refinancing Indebtedness.

“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that the following shall be excluded to the extent otherwise included in such calculation: (a) the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest or any Person that is an Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person or any Unrestricted Subsidiary accrued prior to the date it becomes a Subsidiary of Holdings or is redesignated a Restricted Subsidiary, as applicable, or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, (c) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, (e) the income (or loss) attributable to the early extinguishment of Indebtedness, (f) (1) non-Cash compensation charges and expenses, including any such charges and expenses arising from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights or equity incentive programs and (2) non-Cash deemed finance charges in respect of any pension liabilities or other provisions, (g) to the extent otherwise included in net income and to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a good faith determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that (1) such coverage is not denied by the applicable carrier or indemnifying party in writing within 180 days and (2) such amount is in fact

13

reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days), losses, charges, expenses, accruals and reserves with respect to liability or casualty events or business interruption, (h) to the extent otherwise included in net income, losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or asset disposition, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), (i) non-Cash or unrealized gains or losses in respect of obligations under Hedge Agreements or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of obligations under Hedge Agreements, (j) deferred Tax expenses associated with Tax deductions or net operating losses arising as a result of the transactions contemplated hereby and by the Related Agreements, or the release of any valuation allowance related to such item and (k) (to the extent not included in clauses (a) through (j) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Senior Net Debt” means, as of any date of determination, (a) Consolidated Total Net Debt, minus (b) the aggregate stated balance sheet amount of all unsecured Indebtedness, Permitted Junior/Unsecured Incremental Indebtedness and secured Subordinated Indebtedness of Holdings and its Subsidiaries (or, if higher, the par value or stated face amount of all such unsecured Indebtedness (other than zero coupon Indebtedness) determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, with respect to Holdings or any of its Subsidiaries, as of any date of determination, the total assets of such Person reflected on the consolidated balance sheet of Holdings and its Subsidiaries as of the end of the most recently ended Fiscal Quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.1(a) or (b), as applicable, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Net Debt” means, as of any date of determination, (a) the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) determined on a consolidated basis in accordance with GAAP, minus (b) the lesser of (i) the aggregate amount of Unrestricted Cash included in the consolidated balance sheet of Holdings and its Subsidiaries as of such date and (ii) $40.0 million.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets of Holdings and its Subsidiaries over Consolidated Current Liabilities of Holdings and its Subsidiaries.

14

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition, the designation of any Unrestricted Subsidiary as a Restricted Subsidiary or any Restricted Subsidiary as an Unrestricted Subsidiary during such period; provided that (i) there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period and (ii) there shall be included with respect to any Unrestricted Subsidiary that is designated as a Restricted Subsidiary during such period an amount (which may be a negative number) by which the Consolidated Working Capital gained in such designation as at the time of such designation exceeds (or is less than) Consolidated Working Capital at the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Credit Party for the benefit of any Agent or any Lender in connection herewith on or after the date hereof.

“Credit Extension” means the making of a Loan.

“Credit Party” means each Person (other than any Agent or any Lender or any other representative thereof) from time to time party to a Credit Document.

“Cumulative Amount” means at any time (the “Cumulative Amount Reference Time”), an amount (which shall not be less than zero) equal to:

(i) (x) the cumulative amount of Consolidated Excess Cash Flow of Holdings and its Subsidiaries for all Fiscal Years completed after the Closing Date (commencing with the first Fiscal Year ending December 31, 2013) and prior to the Cumulative Amount Reference Time, minus (y) the portion of such Consolidated Excess Cash Flow that has been (or is required to be) applied after the Closing Date and prior to the Cumulative Amount Reference Time to the prepayment of Loans in accordance with Section 2.11(d); plus

15

(ii) the amount of any Cash capital contributions or Net Equity Proceeds from the sale or issuance of any common Equity Interests received or made by Holdings (or any direct or indirect parent thereof) and contributed to Borrower and Not Otherwise Applied during the period from and including the Business Day immediately following the Closing Date through and including the Cumulative Amount Reference Time; plus

(iii) in the event that the Cumulative Amount has been reduced as a result of an Investment made pursuant to Section 6.6(l) in connection with the designation of a Restricted Subsidiary as an Unrestricted Subsidiary (any such Investment for purposes of this clause (iii) being an “Original Investment” and the amount of any such reduction for purposes of this clause (iii) being the “Reduction Amount” in respect of such Investment), the acquisition of Equity Interests of an Unrestricted Subsidiary or the acquisition of any minority Investments, to the extent such amount is not already included in Consolidated Excess Cash Flow for purposes of clause (i) of this definition, the lesser of an amount equal to, in each case during the period from and including the Business Day immediately following the Closing Date through and including the Cumulative Amount Reference Time, (A) the aggregate amount received by Holdings or any Restricted Subsidiary of Holdings in Cash and Cash Equivalents from: (1) the sale (other than to Holdings or any such Restricted Subsidiary) of any such Equity Interests of any such Unrestricted Subsidiary or any such minority Investments, (2) any dividend or other distribution by any such Unrestricted Subsidiary or received in respect of any such minority Investments, or (3) interest, returns of principal, repayments and similar payments by any such Unrestricted Subsidiary or received in respect of any such minority Investments, and (B) the Reduction Amount in respect of such Original Investment; plus

(iv) in the event that the Cumulative Amount has been reduced as a result of an Investment made pursuant to Section 6.6(l) in connection with the designation of a Restricted Subsidiary as an Unrestricted Subsidiary (any such designation for purposes of this clause (iv) being the “Original Designation” and the amount of any such reduction for purposes of this clause (iv) being the “Reduction Amount” in respect of such designation), in the event any such Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings or a Restricted Subsidiary, to the extent such amount is not already included in Consolidated Excess Cash Flow for purposes of clause (i) of this definition, an amount equal to the lesser of (A) the fair market value of the Investments of Holdings and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) and (B) the Reduction Amount in respect of such Original Designation, in each case during the period from and including the Business Day immediately following the Closing Date through and including the Cumulative Amount Reference Time; minus

(v) without duplication of any amounts deducted in determining amounts that are Not Otherwise Applied pursuant to clause (ii) above, the aggregate amount of any Investments made pursuant to Section 6.6(l), any Restricted Junior Payment made pursuant to Sections 6.4(i)

16

and (j) and any Permitted Acquisition made pursuant to Section 6.7(e), in each case, during the period commencing on the Closing Date and ending on or prior to the Cumulative Amount Reference Time (and, for purposes of this clause (v), without taking account of the intended usage of the Cumulative Amount at such Cumulative Amount Reference Time)

; provided that the Cumulative Amount shall not be utilized for any new Investments, Restricted Junior Payment or Permitted Acquisition unless, at the applicable Cumulative Amount Reference Time (i) no Default or Event of Default shall have occurred and be continuing or would result from the intended usage of the Cumulative Amount, (ii) the Net Leverage Ratio (calculated on a pro forma basis after giving effect to the intended usage of the Cumulative Amount at such Cumulative Amount Reference Time but excluding the proceeds of any equity issuances that have increased the Cumulative Amount) shall not exceed 2.00:1.00 as of the last day of the Fiscal Quarter most recently ended, and (iii) Borrower shall have delivered to Administrative Agent a Compliance Certificate, demonstrating in reasonable detail the calculation of the Cumulative Amount immediately prior to the intended usage of the Cumulative Amount and the amount thereof elected to be so applied and evidencing compliance with the Net Leverage Ratio as required under clause (ii) above.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtors” as defined in the recitals hereto.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after

17

written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) Administrative Agent has received notification that such Lender has, or has a direct or indirect parent company that is (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in Cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations).

“Disqualified Lender” means any Person (i) identified by Borrower to the Lenders in writing on or prior to the Closing Date (the “Initial Disqualified Lenders”) or (ii) identified by Borrower to the Lenders in writing following such date to the extent such Person is identified by name and in the case of clause (ii), is (a) an affiliate of an Initial Disqualified Lender or (b) directly engaged in substantially similar business operations as Borrower or any of its Subsidiaries; provided that neither Administrative Agent nor any Arranger shall have any responsibility for monitoring compliance with any provisions of this Agreement with respect to Disqualified Lenders.

18

“Disregarded Entity” means an entity that is treated as disregarded from its sole owner under U.S. Treasury Regulations Sections 301.7701-2 and -3.

“Documentation Agent” as defined in the preamble hereto.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia, except for any Subsidiary that is directly or indirectly owned by a CFC Subsidiary.

“Earn Out Indebtedness” as defined in Section 6.1(c).

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, no Defaulting Lender, Disqualified Lender, Credit Party or Affiliate of a Credit Party shall be an Eligible Assignee (except assignments to (x) Borrower pursuant to Section 10.6(i) and (y) any Affiliated Lender pursuant to Section 10.6(j)).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed by, Holdings or any of its ERISA Affiliates, or with respect to which Holdings or any of its ERISA Affiliates has any obligation or liability.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, binding judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.

19

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) solely for purposes of Section 302 of ERISA or Section 412 of the Internal Revenue Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 or 430 of the Internal Revenue Code or Section 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan when due; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan, in either case, resulting in liability to Holdings or any of its Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Holdings or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section

20

4241 or 4245 of ERISA, respectively, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings or any of its ERISA Affiliates of fines, penalties, Taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings or any of its ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or pursuant to a violation of Section 436 of the Internal Revenue Code; (xii) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA); or (xiii) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Internal Revenue Code or Section 305 of ERISA.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to any Credit Party, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the Guaranty of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” means with respect to any Lender (a) Taxes measured by net income or profits (including branch profits Taxes) and franchise Taxes imposed in lieu of net income Taxes, in each case imposed on any Lender as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Credit Document); (b) in the case of a Lender, U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant

21

to an assignment request by the Borrower under Section 2.20 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes that are attributable to the failure by any Lender to deliver the documentation required to be delivered pursuant to Section 2.17(c), and (d) any United States federal withholding taxes imposed under FATCA.

“Existing Credit Agreement” as defined in the recitals hereto.

“Existing Indebtedness” means Indebtedness and other obligations outstanding under the Existing Credit Agreement.

“Existing Loans” as defined in Section 2.22(c).

“Extended Maturity Date” as defined in Section 2.22(a).

“Extended Loans” as defined in Section 2.22(c).

“Extension” as defined in Section 2.22(a).

“Extension Amendment” as defined in Section 2.22(f).

“Extension Offer” as defined in Section 2.22(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

22

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or chief accounting officer of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(h).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a Mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and having improvements thereon in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Pass-Through Subsidiary” means any Foreign Subsidiary which is not treated as an corporation under U.S. Treasury Regulations Section 301.7701-2 and -3.

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

23

“GAAP” means, subject to the provisions of Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Goldman Sachs” as defined in the preamble hereto.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each of (i) Holdings and (ii) each Domestic Subsidiary of Borrower party to this Agreement as a Guarantor on the Closing Date or that becomes a party to this Agreement as a Guarantor after the Closing Date pursuant to Section 5.10.

“Guarantor Subsidiary” means each Guarantor other than Holdings.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority because of its potential to pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty that has been designated by Borrower and such Lender Counterparty as a Hedge Agreement by notice to the Administrative Agent delivered on or prior to the tenth Business Day following the later of (a) the Closing Date, (b) the date that such Hedge Agreement is entered into, or (c) the date that the Person providing such Hedge Agreement becomes a Lender Counterparty.

24

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Borrower and its subsidiaries, for the immediately preceding three Fiscal Years, consisting of consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of Borrower and its Subsidiaries as of September 30, 2012, consisting of a consolidated balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the nine-month period ending on such date.

“Holdings” as defined in the preamble hereto.

“Immaterial Subsidiary” means any Subsidiary of Borrower (including any Foreign Subsidiary) that has been designated by Borrower as an “Immaterial Subsidiary” for purposes of this Agreement in a written certificate delivered to the Administrative Agent and executed by an Authorized Officer of Holdings; provided that at no time shall (A) (i) the Consolidated Total Assets of any Immaterial Subsidiary (as determined as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b), as applicable (or prior to the first such delivery, as of December 31, 2012)) equal or exceed 5% or, together with all other Immaterial Subsidiaries and their Subsidiaries, 10% of the Consolidated Total Assets of Holdings and its Subsidiaries at such date, or (ii) the consolidated gross revenues of such Subsidiary for the four Fiscal Quarter period ending on the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b), as applicable (or prior to the first such delivery, as of December 31, 2012) equal or exceed 5% or, together with all other Immaterial Subsidiaries and their Subsidiaries, 10% of the consolidated gross revenues of Holdings and its Subsidiaries for such period, in each case determined in accordance with GAAP, or (B) any Immaterial Subsidiary own any Material Real Estate Asset; provided, that on the Closing Date, Chillicothe Paper Inc., NewPage Energy Services LLC, Upland Resources, Inc. and Rumford GIPOP Inc. shall be Immaterial Subsidiaries.

“Income Taxes” means, with respect to any Lender or Agent, Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Credit Document).

“Increased Amount Date” as defined in Section 2.21.

“Increased-Cost Lenders” as defined in Section 2.20.

25

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP (but subject to the definition of “Capital Leases” herein); (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations (excluding any such obligations incurred under ERISA); provided that no such earn-out obligation shall constitute Indebtedness except to the extent it has become a liability on the balance sheet of such Person in accordance with GAAP; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Interest Rate Agreement or Currency Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Loans, the syndication of the credit

26

facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the commitment letter (and any related fee letter) delivered by any Agent or any Lender to Borrower with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Installment” as defined in Section 2.9.

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party in any Intellectual Property.

“Intellectual Property Security Agreements” has the meaning assigned to that term in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit K evidencing Indebtedness owed among Credit Parties.

“Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit N.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months (or nine or twelve months if the Lenders agree), as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or on the Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless

27

no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of any Class of Loans shall extend beyond such Class’s Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Internally Generated Cash” means, with respect to any period, any Cash of Holdings or any Subsidiary generated during such period, excluding Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds and any Cash that is generated from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Holdings or any Guarantor Subsidiary), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Holdings or any of its Subsidiaries to any other Person (other than Holdings or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes or otherwise. The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Joinder Agreement” means an agreement substantially in the form of Exhibit L.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

28

“JPMSI” as defined in the preamble hereto.

“Landlord Personal Property Collateral Access Agreement” means a Landlord Personal Property Collateral Access Agreement substantially in the form of Exhibit J with such amendments or modifications as may be approved by Collateral Agent.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any New Term Loan Commitments or New Term Loans, in each case as extended in accordance with this Agreement from time to time.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement.

“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be an Agent or a Lender, as the case may be); provided, at the time of entering into a Hedge Agreement, no Lender Counterparty shall be a Defaulting Lender.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Term Loan or a New Term Loan.

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect with respect to (i) the assets, financial position, shareholders’ equity or results of operations of Holdings and its Subsidiaries taken as a whole; (ii) the ability of a Borrower, individually, or the Credit Parties, taken as a whole, to fully and timely perform its or their Obligations; or (iii) the legality, validity, binding effect or enforceability against a Borrower, individually, or the Credit Parties, taken as a whole, of a Credit Document to which it is or they are a party.

“Material Contract” means any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

29

“Material Real Estate Asset” means (i) on the Closing Date, any Real Estate Asset listed on Schedule 3.1(g) hereto and (ii) with respect to any Real Estate Assets acquired after the Closing Date, any Real Estate Asset having a fair market value in excess of $10,000,000 as of the date of the acquisition thereof; provided that Material Real Estate Asset shall not include any (a) fee-owned Real Estate Asset that does not include significant capital improvements (“Unimproved Real Property”) so long as, together with any Unimproved Real Property that is adjacent thereto (or group of adjacent Unimproved Real Properties), such Real Estate Asset has a fair market value (as reasonably determined by the Borrower in good faith) less than $10,000,000 as of (1) the Closing Date, with respect to any such Real Estate Assets owned by the Credit Parties on the Closing Date and (2) the date of the acquisition thereof, with respect to any such Real Estate Asset acquired after the Closing Date, or (b) Leasehold Property.

“Maturity Date” means, except to the extent extended pursuant to Section 2.22, (i) with respect to the Term Loans, the earlier of (a) the sixth anniversary of the Closing Date, and (b) the date on which all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise and (ii) with respect to New Term Loans, the date on which New Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a Mortgage substantially in the form of Exhibit I, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management thereof for the Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Holdings or any of its Restricted Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs and expenses incurred in connection with such Asset Sale, including (a) income or gains Taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Restricted Subsidiaries in connection with such Asset Sale, (d) discounts and commissions paid to any broker in connection with such Asset Sale and (e) the reasonable fees and expenses of attorneys, accountants and other professional advisors in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

30

“Net Equity Proceeds” means an amount equal to any Cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, Holdings or any of its Subsidiaries (other than pursuant to any employee stock or stock option compensation plan), net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable fees and expenses of attorneys, accountants and other professional advisors in connection with such issuance of Equity Interests.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds (other than the proceeds of any business interruption or similar “event” insurance) received by Holdings or any of its Restricted Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Holdings or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual costs incurred by Holdings or any of its Restricted Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Restricted Subsidiary in respect thereof, (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income Taxes payable as a result of any gain recognized in connection therewith, and (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the assets or property that is the subject of such event in question and that is required to be repaid under the terms thereof as a result of such event.

“Net Leverage Ratio” means the ratio as of the date of determination of (i) Consolidated Total Net Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on the last day of the last Fiscal Quarter prior to the date of determination for which financial statements are required to have been delivered to Administrative Agent pursuant to Section 5.1(a) or 5.1(b), as applicable.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that date).

“New Term Loan Commitments” as defined in Section 2.21.

“New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender.

31

“New Term Loan Lender” as defined in Section 2.21.

“New Term Loans” as defined in Section 2.21.

“Non-Consenting Lender” as defined in Section 2.20.

“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Borrower or its Affiliates or their Securities.

“Non-Public Lenders” means Lenders that wish to receive Non-Public Information with respect to Holdings, its Subsidiaries or their Securities.

“Non-US Lender” as defined in Section 2.17(c).

“Not Otherwise Applied” means, with reference to any Net Equity Proceeds of any Cash capital contributions or Net Equity Proceeds from the sale or issuance of any common Equity Interests, Consolidated Excess Cash Flow or the Cumulative Amount that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to prepay Loans pursuant to Section 2.11, (b) was not previously applied in determining the permissibility of a transaction under the Credit Documents where such permissibility was (or may have been) contingent on the receipt or availability of such amount, and (c) was not distributed as a Restricted Junior Payment in accordance with Section 6.4(j).

“Note” means a Term Loan Note.

“Notice” means a Funding Notice or a Conversion/ Continuation Notice.

“Obligations” means (i) all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), any Arranger, Lenders or any of them and Lender Counterparties, under any Credit Document or Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise, and (ii) all Cash Management Obligations; provided that Obligations shall not include any Cash Management Obligations or obligations with respect Hedge Agreements that constitute secured obligations under the Revolving Credit Agreement.

“Obligee Guarantor” as defined in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any

32

other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp or documentary Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document) that are imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).

“Parent” means NewPage Holdings Inc., a Delaware corporation.

“Parent Consolidated Net Income” means, for any period, the net income (or loss) of Parent and its subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP and calculated in the same manner as the Consolidated Net Income of Holdings and its Subsidiaries on a consolidated basis for such period.

“Parent Consolidated Total Assets” means, for any period and with respect to Parent or any of its subsidiaries, as of any date of determination, the total assets of such Person reflected on the consolidated balance sheet of Parent and its subsidiaries as of the end of such period, determined on a consolidated basis in accordance with GAAP and calculated in the same manner as the Consolidated Total Assets of Holdings and its Subsidiaries.

“Participant Register” as defined in Section 10.6(g)(i).

“PATRIOT Act” as defined in Section 3.1(u).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA or Sections 412 or 430 of the Internal Revenue Code or Section 302 or 303 of ERISA.

“Permitted Acquisition” means any acquisition, directly or indirectly, by Borrower or any of its wholly-owned Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided,

(a) immediately prior to, and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;

33

(b) in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued, directly or indirectly, by such Person or any newly formed Restricted Subsidiary of Borrower in connection with such acquisition shall be owned, directly or indirectly, 100% by Borrower or a Guarantor Subsidiary thereof, and subject to clause (d) below, Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

(c) any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business in which Borrower and/or its Subsidiaries are engaged as of such date or similar or related businesses; and

(d) the aggregate amount of Acquisition Consideration for Permitted Acquisitions from the Closing Date to the date of determination, shall constitute less than the greater of (i) the sum of (x) $100.0 million plus (y) the Cumulative Amount and (ii) such amount as would not cause the Net Leverage Ratio as of the date of such acquisition (calculated pro forma after giving effect to such acquisition) to exceed 2.75:1.00; provided, in respect of acquisition targets (x) not domiciled within the United States or (y) which are Persons that will not become Guarantor Subsidiaries or assets that will not be acquired by Borrower or a Guarantor Subsidiary, the consideration for such targets shall not exceed in Subsidiaries other than wholly-owned Guarantor Subsidiaries, more than $10,000,000 per Fiscal Year.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Holdings, Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Refinancing Indebtedness, (iii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Guarantor Subsidiaries, (iv) the holders of such Indebtedness (or their representative) and Administrative Agent shall be party to a customary intercreditor agreement reasonably acceptable to the Administrative Agent, and (v) such Indebtedness has covenants, default and remedy provisions and other terms and conditions (other than interest, fees, premiums, funding discounts, optional prepayment provisions, or covenants or other provisions applicable only to periods after the Latest Maturity Date) that are not more favorable, when taken as a whole, to the investors providing such Permitted First Priority Refinancing Debt than, those set forth in this Agreement. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Junior/Unsecured Incremental Amount” means, as of any date, the greater of (i) (a) $100.0 million minus (b) the aggregate amount of New Term Loans and Permitted Junior/Unsecured Incremental Debt incurred on or prior to such date and (ii) such amount as would not cause the Net Leverage Ratio as of such date (calculated pro forma after giving effect to the incurrence of the applicable Indebtedness) to exceed 3.00:1.00; provided that the net Cash proceeds actually received (or contemplated to be received) from the incurrence of the applicable Indebtedness shall not be included as Unrestricted Cash in the calculation of the Net Leverage Ratio for purposes of this definition.

34

“Permitted Junior/Unsecured Incremental Debt” means Indebtedness of the Borrower and its Subsidiaries in an aggregate amount not to exceed the Permitted Junior/Unsecured Incremental Amount; provided, that (i) if secured, such Indebtedness is subordinated to the Obligations pursuant to a customary intercreditor agreement (to the extent required by the Administrative Agent) reasonably satisfactory to the Administrative Agent, (ii) the weighted average life to maturity of such Indebtedness shall be no shorter than the weighted average life to maturity of the Loans, (iii) the maturity date of such Indebtedness shall be no earlier than the final maturity of the Loans, (iv) all other terms of such Indebtedness, if not consistent with the terms of the Term Loans, shall be reasonably acceptable to the Administrative Agent, and (v) both immediately prior to and after giving effect to the incurrence thereof, no Default or Event of Default shall exist or result therefrom.

“Permitted Junior Debt Conditions” means that such applicable debt (i) is not scheduled to mature prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (ii) does not have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iii) is not at any time guaranteed by any Subsidiaries other than Guarantor Subsidiaries, (iv) has no financial maintenance covenants, (v) does not contain any provisions that cross-default to any Default or Event of Default hereunder (other than cross defaults relating to payment obligations and cross acceleration provisions), and (vi) has covenants, default and remedy provisions and other terms and conditions (other than interest, fees, premiums and funding discounts, optional prepayment provisions, or covenants or other provisions applicable only to periods after the Latest Maturity Date) that are not more favorable, when taken as a whole, to the investors providing such debt than those set forth in this Agreement.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Pari Incremental Amount” means, as of any date, the greater of (i) (a) $100.0 million minus (b) the aggregate amount of New Term Loans and Permitted Junior/Unsecured Incremental Debt incurred on or prior to the such date and (ii) such amount as would not cause the Senior Net Leverage Ratio (calculated pro forma after giving effect to the incurrence of the applicable Indebtedness) as of such date to exceed 2.00:1.00; provided that the net Cash proceeds actually received (or contemplated to be received) from the incurrence of the applicable Indebtedness shall not be included as Unrestricted Cash in the calculation of the Senior Net Leverage Ratio for purposes of this definition.

“Permitted Refinancing Indebtedness” means any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”) the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing

35

Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) the terms and conditions of such Permitted Refinancing Indebtedness shall be no less favorable, taken as a whole, to the Lenders or obligors thereunder as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees, than the Indebtedness being Refinanced, (e) at the time of incurrence and after giving effect thereto, no Default or Event of Default shall exist, and (f) such Indebtedness shall not be secured by any assets that did not secure the Indebtedness being refinanced.

“Permitted Second Priority Refinancing Debt” means any secured Indebtedness incurred by Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and is not secured by any property or assets of Holdings, Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Refinancing Indebtedness, (iii) the holders of such Indebtedness (or their representative) and Administrative Agent shall be party to a customary intercreditor agreement reasonably acceptable to the Administrative Agent and (iv) such Indebtedness meets the Permitted Junior Debt Conditions. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Refinancing Debt” means any unsecured Indebtedness (including any Registered Equivalent Notes) incurred by Borrower in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness (i) constitutes Refinancing Indebtedness and (ii) meets the Permitted Junior Debt Conditions. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Planned Major Maintenance” means expenditures associated with any planned significant maintenance activity that interrupts ongoing production (a “Scheduled Outage”), which expenditures are capitalized as an asset and amortized to expense over the period until the next Scheduled Outage.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.1(n).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Borrower and each Guarantor substantially in the form of Exhibit H, as it may be amended, restated, supplemented or otherwise modified from time to time.

36

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Administrative Agent may from time to time designate in writing to Borrower and each Lender.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders; and (ii) with respect to all payments, computations, and other matters relating to New Term Loan Commitments or New Term Loans of a particular Series, the percentage obtained by dividing (a) the New Term Loan Exposure of that Lender with respect to that Series by (b) the aggregate New Term Loan Exposure of all Lenders with respect to that Series. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure and the New Term Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposure and the aggregate New Term Loan Exposure of all Lenders.

“Projections” as defined in Section 4.8.

“Public Lenders” means Lenders that do not wish to receive Non-Public Information with respect to Holdings, its Subsidiaries or their Securities.

“Qualified IPO” means the issuance by Holdings or any direct or indirect parent company of Holdings of its common Equity Interests (and the contribution of any proceeds of such issuance to Borrower) in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission (or any Governmental Authority succeeding to any of its principal functions) in accordance with the Securities Act (whether alone or in connection with a secondary public offering) and such Equity Interests are listed on a nationally-recognized stock exchange in the United States.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Refinancing Indebtedness” means (i) Permitted First Priority Refinancing Debt, (ii) Permitted Second Priority Refinancing Debt or (iii) Permitted Unsecured Refinancing Debt, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans or previously issued Refinancing Indebtedness (“Refinanced Debt”); provided that (a) such Indebtedness does not mature prior to the Refinanced Debt

37

(except customary asset sale or change of control provisions) or have a weighted average life to maturity shorter than the Refinanced Debt or, with respect to notes, have mandatory prepayment provisions (other than related to customary asset sale and change of control offers) that could result in prepayments of such Refinancing Indebtedness prior to the Refinanced Debt, (b) such Indebtedness shall not have a greater aggregate principal amount than the aggregate principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing (provided that the principal amount of such Indebtedness shall not include any principal constituting interest paid in kind), (c) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a Dollar-for-Dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the incurrence of such Indebtedness in accordance with the provisions of Section 2.10, and (d) such Indebtedness shall not permit all Affiliated Lenders thereunder to vote more than 20% of the aggregate voting power under such Indebtedness.

“Register” as defined in Section 2.4(b).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a Dollar-for-Dollar exchange therefor pursuant to an exchange offer registered with the U.S. Securities and Exchange Commission.

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Agreements” means, collectively, the Revolving Credit Agreement and the Reorganization Plan.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

38

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Reorganization Plan” as defined in the recitals hereto.

“Replacement Lender” as defined in Section 2.20.

“Repricing Transaction” as defined in Section 2.10(b).

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure and/or New Term Loan Exposure and representing more than 50% of the aggregate Voting Power Determinants of all Lenders; provided that amount of Voting Power Determinants shall be determined (i) with respect to any Affiliated Lender, by deeming such Affiliated Lender to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders (except as provided in Section 10.6(j)(iv)(A)) and (ii) with respect to any Defaulting Lender, by disregarding the Voting Power Determinants of such Defaulting Lender.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings, Borrower or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or Borrower or any of their respective Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings, Borrower or any of their respective Subsidiaries now or hereafter outstanding; (iv) management or similar fees payable to equityholders; and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness or any Earn Out Indebtedness.

“Restricted Subsidiary” means any subsidiary other than an Unrestricted Subsidiary; provided that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Revolving Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as the administrative agent under the Revolving Credit Agreement and related collateral documents, and any successor administrative agent permitted pursuant to the terms thereof, hereof and in the Intercreditor Agreement.

“Revolving Co-Collateral Agents” means JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, in their capacities as the co-collateral agents under the Revolving Credit Agreement and related collateral documents, and any successor collateral agent permitted pursuant to the terms thereof, hereof and in the Intercreditor Agreement.

39

“Revolving Collateral” has the meaning assigned to “Revolving Loan Priority Collateral” in the Intercreditor Agreement.

“Revolving Credit Agreement” means that certain Credit Agreement, dated as of the Closing Date, by and among Borrower, Holdings, certain subsidiaries of Borrower, as guarantors, the lenders party thereto from time to time, Revolving Administrative Agent, and the other parties thereto, as it now exists or may hereafter be amended, modified, supplemented, extended, renewed, exchanged, refinanced, restated, restructured or replaced (in whole or in part and including any agreements with, to or in favor of any other agent, lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Revolving Loan Debt (as defined in the Intercreditor Agreement ) or that adds any new or additional Subsidiaries or Affiliates of a Credit Party, and whether or not increasing the amount of indebtedness that can be incurred thereunder), in each case, in accordance with the terms of the Intercreditor Agreement.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than First Priority Liens to secure the Indebtedness under the Revolving Credit Agreement and any other Permitted Lien.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Net Leverage Ratio” means the ratio as of any day of (i) Consolidated Senior Net Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on the last day of the last Fiscal Quarter prior to the date of determination for which financial statements are required to have been delivered to Administrative Agent pursuant to Section 5.1(a) or 5.1(b), as applicable.

“Series” as defined in Section 2.21.

40

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings substantially in the form of Exhibit F-2.

“Solvent” means, with respect to the Credit Parties, that as of the date of determination, both (i) (a) the sum of such Credit Parties’ debt (including contingent liabilities), calculated on a consolidated basis, does not exceed the present fair saleable value of the Credit Parties’ present assets, calculated on a consolidated basis, (b) the Credit Parties’ capital, calculated on a consolidated basis, is not unreasonably small in relation to the Credit Parties business as conducted on, or proposed to be conducted following, such date and (c) the Credit Parties have not, on a consolidated basis, incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts and liabilities (including contingent liabilities) beyond their ability to pay such debts and liabilities as they become due (whether at maturity or otherwise); and (ii) the Credit Parties are, on a consolidated basis, “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No.5).

“Subordinated Indebtedness” means (i) Permitted Second Priority Refinancing Debt and (ii) other Indebtedness of Borrower and its Subsidiaries that is subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent and that meets the Permitted Junior Debt Conditions.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary” means, unless the context otherwise requires, a Restricted Subsidiary of Borrower (or, if so indicated, of Holdings or any other Credit Party).

“Syndication Agent” as defined in the preamble hereto.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any nature and whatever called, by any Governmental Authority, imposed, levied, collected, withheld or assessed.

41

“Term Collateral” has the meaning assigned to “Term Loan Priority Collateral” in the Intercreditor Agreement.

“Term Loan” means a Term Loan made by a Lender to Borrower pursuant to Section 2.1(a).

“Term Loan Asset Proceeds Account” has the meaning assigned to such term in the Intercreditor Agreement.

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $500.0 million.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Terminated Lender” as defined in Section 2.20.

“Title Policy” as defined in Section 3.1(g)(iii).

“Transaction Costs” means the fees, costs and expenses payable by Holdings, Borrower or any of Borrower’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents and the Related Agreements.

“Transactions” as defined in Section 3.1(t).

“Treasury Rate” means, as of any date of applicable prepayment of the Loans, the yield to maturity as of such date of the United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the first anniversary of the Closing Date; provided, however, that if the period from such date to the first anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Type of Loan” means a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

42

“Unrestricted Cash” means the aggregate amount of Cash and, to the extent readily monetized, Cash Equivalents held in accounts on the consolidated balance sheet of Borrower and the Guarantors to the extent that the use of such Cash and Cash Equivalents for application to payment of the Obligations or other Indebtedness is not prohibited by law or any contract or other agreement and such Cash and Cash Equivalents are free and clear of all Liens (other than Liens in favor of the Collateral Agent and the Revolving Co-Collateral Agents).

“Unrestricted Subsidiary” means any subsidiary of Borrower designated by the board of directors (or similar governing body) of Borrower as an Unrestricted Subsidiary pursuant to Section 5.14 subsequent to the date hereof. Borrower may designate any subsidiary of Borrower (including any existing subsidiary and any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary or any of its subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Borrower or any subsidiary of Borrower (other than any subsidiary of the subsidiary to be so designated); provided that each of (A) the subsidiary to be so designated and (B) its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Borrower or any Restricted Subsidiary.

“U.S. Lender” as defined in Section 2.17(c).

“Voting Power Determinants” means, collectively, Term Loan Exposure, and/or New Term Loan Exposure.

“Weighted Average Yield” means with respect to any Loan, on any date of determination, the weighted average yield to maturity, in each case, based on the interest rate applicable to such Loan on such date and giving effect to all upfront or similar fees or original issue discount payable with respect to such Loan.

1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Section 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.3. Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

43

The terms lease and license shall include sub-lease and sub-license, as applicable. Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

SECTION 2. LOANS

2.1. Term Loans.

(a) Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Term Loan to Borrower in an amount equal to such Lender’s Term Loan Commitment. Borrower may make only one borrowing under the Term Loan Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.10(a) and 2.11, all amounts owed hereunder with respect to any Term Loan shall be paid in full no later than the Maturity Date with respect to such Term Loan. Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Loan Commitment on such date.

(b) Borrowing Mechanics for Term Loans.

(i) Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than (x) one day prior to the Closing Date with respect to Base Rate Loans and (y) three days prior to the Closing Date with respect to Eurodollar Rate Loans (or such shorter period as may be acceptable to Administrative Agent). Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii) Each Lender shall make its Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Borrower.

2.2. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

44

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event that (i) Administrative Agent declines to make a requested amount available to Borrower until such time as all applicable Lenders have made payment to Administrative Agent, (ii) a Lender fails to fund to Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (iii) such Lender’s failure results in Administrative Agent failing to make a corresponding amount available to Borrower on the Credit Date, such Lender shall not receive (and Borrower shall not be required to pay) interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by the Borrower through and including the time of Borrower’s receipt of the requested amount. Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitment hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.3. Use of Proceeds. The proceeds of the Loans shall be applied by Borrower in accordance with the Reorganization Plan to fund, in part, the repayment of the Existing Indebtedness of the Credit Parties, to pay fees, commissions and expenses in connection therewith, to pay distributions pursuant to the Reorganization Plan, and for working capital and general corporate purposes of Holdings and its Subsidiaries, including Permitted Acquisitions.

2.4. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

45

(b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by (i) Borrower, (ii) any Lender with respect to such Lender’s Loans and (iii) any Lender with respect to any entry relating to the Loans of Affiliated Lenders at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Loan. Borrower hereby designates Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.4(b), and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Notes.

(i) If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the applicable Credit Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on such Credit Date (or, if such notice is delivered after such Credit Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan, or New Term Loan, as the case may be.

(ii) OID Legend. The following legend shall be included on the face of any Note evidencing a Term Loan or a New Term Loan:

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (AS DEFINED IN § 1273(a) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND U.S. TREASURY REGULATION § 1.1273-1 PROMULGATED THEREUNDER). THE HOLDER HEREOF CAN OBTAIN THE INFORMATION DESCRIBED IN U.S. TREASURY REGULATION § 1.1275-3 BY WRITING TO: NEWPAGE CORPORATION, ATTENTION: CHIEF FINANCIAL OFFICER.

2.5. Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(1) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

46

(2) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to a Funding Notice or Conversion/Continuation Notice, as the case may be; provided, until the earlier of (i) the date on which Syndication Agent notifies Borrower that the primary syndication of the Loans has been completed, as determined by the Syndication Agent and (ii) 45 days after the Closing Date, the Term Loans shall be maintained, at Borrower’s option, as either (1) Eurodollar Rate Loans having an Interest Period of no longer than one month or (2) Base Rate Loans.

(c) In connection with Eurodollar Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d) Interest payable pursuant to Section 2.5(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan, the last Interest Payment Date with respect to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears (i) on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

47

2.6. Conversion/Continuation.

(a) Subject to Section 2.15 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:

(i) to convert at any time all or any part of any Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.15 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

(b) Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 12:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c) Any Conversion/Continuation Notice shall be executed by an Authorized Officer or any other person designated in the Administrative Incumbency Certificate in a writing delivered to Administrative Agent.

2.7. Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), (f) or (g), any overdue amounts in respect of the Loans and, to the extent permitted by applicable law, any overdue interest payments on the Loans or any overdue fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and overdue amounts in respect thereof shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable

48

hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.8. Fees.

(a) Borrower agrees to pay on the Closing Date to each Lender party to this Agreement as a Lender on the Closing Date, as fee compensation for the funding of such Lender’s Loan, a closing fee in an amount equal to 2.0% of the stated principal amount of such Lender’s Loan, payable to such Lender from the proceeds of its Loan as and when funded on the Closing Date. Such closing fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(b) In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

2.9. Scheduled Payments. The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments and at final maturity (each such payment, an “Installment”) in the aggregate amounts set forth below on the four quarterly scheduled Interest Payment Dates applicable to Term Loans, commencing March 31, 2013 (each, an “Amortization Date”):

Amortization Date	Term Loan Installments
March 31, 2013	$1,250,000.00
June 30, 2013	$1,250,000.00
September 30, 2013	$1,250,000.00
December 31, 2013	$1,250,000.00
March 31, 2014	$6,250,000.00
June 30, 2014	$6,250,000.00
September 30, 2014	$6,250,000.00
December 31, 2014	$6,250,000.00
March 31, 2015	$6,250,000.00
June 30, 2015	$6,250,000.00
September 30, 2015	$6,250,000.00
December 31, 2015	$6,250,000.00
March 31, 2016	$6,250,000.00
June 30, 2016	$6,250,000.00
September 30, 2016	$6,250,000.00
December 31, 2016	$6,250,000.00
March 31, 2017	$6,250,000.00
June 30, 2017	$6,250,000.00

49

Amortization Date	Term Loan Installments
September 30, 2017	$6,250,000.00
December 31, 2017	$6,250,000.00
March 31, 2018	$6,250,000.00
June 30, 2018	$6,250,000.00
September 30, 2018	$6,250,000.00
Maturity Date	Remainder

; provided, in the event any New Term Loans are made, such New Term Loans shall be repaid on each Amortization Date occurring on or after the applicable Increased Amount Date in the manner specified in the Joinder Agreement.

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Loans in accordance with Sections 2.10, 2.11 and 2.12, as applicable; and (y) each Loan, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date applicable to such Loan.

2.10. Voluntary Prepayments.

(a) Voluntary Prepayments.

(i) Any time and from time to time:

(1) with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount; and

(2) with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii) All such prepayments shall be made:

(1) upon not less than one Business Day’s prior written notice in the case of Base Rate Loans; and

(2) upon not less than three Business Days’ prior written notice in the case of Eurodollar Rate Loans;

in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required (and Administrative Agent will promptly transmit such original notice by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the

50

Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that Borrower may condition such notice on the occurrence of one or more specified refinancing events and, if such events shall not have occurred, Borrower may rescind such notice and the principal amount of the Loans specified in such notice shall not become due and payable on such prepayment date. Any such voluntary prepayment shall be applied as specified in Section 2.12(a).

(b) Call Protection. In the event that all or any portion of the Loans is (i) repaid, prepaid, refinanced or replaced or (ii) repriced or effectively refinanced through any waiver, consent or amendment (in each case, in connection with any waiver, consent or amendment to this Agreement directed at, or the result of which would be, the lowering of the effective interest cost or the weighted average yield of the Loans or the incurrence of any debt financing having an effective interest cost or weighted average yield that is less than the effective interest cost or weighted average yield of the Loans (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced (a “Repricing Transaction”)), in each case on or prior to the first anniversary of the Closing Date, such repayment, prepayment, refinancing, replacement or repricing will be made with a prepayment premium in an amount equal to the present value of the sum of (I) the Applicable Margin that would have been payable for Adjusted Eurodollar Rate applicable to such Loans plus (II) the greater of (1) the Adjusted Eurodollar Rate “floor” (i.e., 1.25%) and (2) the Adjusted Eurodollar Rate (assuming an Interest Period of three months in effect on the date on which the applicable notice of repayment, prepayment, refinancing, replacement or repricing is given), in each case calculated as a rate per annum on the amount of the principal of such Loans repaid, prepaid, refinanced, replaced or repriced from the date of such repayment, prepayment, refinancing, replacement or repricing until the first anniversary of the Closing Date plus (III) the prepayment premium on the amount of the principal of such Loans repaid, prepaid, refinanced, replaced or repriced that would have been payable on such Loans had such repayment, prepayment, refinancing, replacement or repricing been made after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date (in each case, computed on the basis of actual days elapsed over a year of 360 days and using a discount rate equal to the Treasury Rate as of such repayment, prepayment, refinancing, replacement or repricing date plus 50 basis points). After the first anniversary of the Closing Date but prior to the third anniversary of the Closing Date, such repayment, prepayment, refinancing, replacement or repricing will be made with a prepayment premium in an amount equal to (x) 2.00% of the principal amount repaid, prepaid, refinanced, replaced or repriced if such repayment, prepayment, refinancing, replacement or repricing occurs after the first anniversary of the Closing Date, but on or prior to the second anniversary of the Closing Date and (y) 1.00% of the principal amount repaid, prepaid, refinanced, replaced or repriced if such repayment, prepayment, refinancing, replacement or repricing occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date. If all or any portion of the Loans held by any Lender is repaid, prepaid, refinanced or replaced pursuant to Section 2.20(c) as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such repayment, prepayment, refinancing or replacement will be made at the then applicable premium set forth above for such repayment, prepayment, refinancing or replacement.

51

2.11. Mandatory Prepayments.

(a) Asset Sales. Subject to the immediately following proviso, no later than the third Business Day following the date of receipt by Holdings, Borrower or any of its Restricted Subsidiaries of any Net Asset Sale Proceeds from Asset Sales permitted under Section 6.7(c) or Asset Sales not otherwise permitted hereunder. Borrower shall prepay the Loans as set forth in Section 2.12(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest Net Asset Sale Proceeds within one year of receipt thereof (or, if committed to be reinvested within such year, within one hundred eighty days thereafter) in long-term productive assets of the general type used in the business of Holdings, Borrower and its Restricted Subsidiaries; provided further, pending any such investment all such Net Asset Sale Proceeds (i) exceeding $25.0 million in the aggregate or (ii) received during the continuance of an Event of Default shall be held in the Term Loan Asset Proceeds Account; provided, however, that upon the waiver of the Event of Default referred to in the foregoing clause (ii), such Net Asset Sale Proceeds held in the Term Loan Asset Proceeds Account as a result of such Event of Default shall be promptly released from the Term Loan Asset Proceeds Account and returned to Borrower to the extent not otherwise applied prior to such waiver.

(b) Insurance/Condemnation Proceeds. Subject to the immediately following proviso, no later than the third Business Day following the date of receipt by Holdings, Borrower or any of its Restricted Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall prepay the Loans as set forth in Section 2.12(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within one year of receipt thereof (or, if committed to be reinvested within such year, within one hundred eighty days thereafter) in long-term productive assets of the general type used in the business of Holdings, Borrower and its Restricted Subsidiaries, which investment may include the repair, restoration or replacement of the affected assets; provided further, pending any such investment all such Net Insurance/Condemnation Proceeds (i) exceeding $25.0 million in the aggregate or (ii) received during the continuance of an Event of Default shall be held in the Term Loan Asset Proceeds Account; provided, however, that upon the waiver of the Event of Default referred to in the foregoing clause (ii), such Net Insurance/Condemnation Proceeds held in the Term Loan Asset Proceeds Account as a result of such Event of Default shall be promptly released from the Term Loan Asset Proceeds Account and returned to Borrower to the extent not otherwise applied prior to such waiver.

(c) Issuance of Debt. No later than the first Business Day following the date of receipt by Holdings, Borrower or any of its Restricted Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Restricted Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrower shall prepay the Loans as set forth in Section 2.12(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

52

(d) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2013), Borrower shall, no later than one hundred twenty days after the end of such Fiscal Year, prepay the Loans as set forth in Section 2.12(b) in an aggregate amount equal to (i) 75% of such Consolidated Excess Cash Flow for the Fiscal Year ending December 31, 2013 and 50% of such Consolidated Excess Cash Flow for each Fiscal Year thereafter minus (ii) voluntary repayments of the Loans or loans under the Revolving Credit Agreement made with Internally Generated Cash (excluding, for the avoidance of doubt, (x) repayments of loans under the Revolving Credit Agreement except to the extent the commitments thereunder are permanently reduced in connection with such repayments (but only to the extent such reduced commitments are otherwise available under the most recently delivered borrowing base certificate), (y) the principal amount of Loans repurchased pursuant to Section 10.6(i) and (z) repayments of Loans made with the Cash proceeds of any Refinancing Indebtedness); provided, that if, as of the last day of the most recently ended Fiscal Year (commencing with the Fiscal Year ending December 31, 2014), the Net Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.1(c) calculating the Net Leverage Ratio as of the last day of such Fiscal Year) shall be (1) less than or equal to 1.50:1.00 but greater than 1.00:1.00, Borrower shall only be required to make the prepayments otherwise required hereby in an amount equal to (i) 25% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans or loans under the Revolving Credit Agreement made with Internally Generated Cash (excluding, for the avoidance of doubt, (x) repayments of loans under the Revolving Credit Agreement except to the extent the commitments thereunder are permanently reduced in connection with such repayments (but only to the extent such reduced commitments are otherwise available under the most recently delivered borrowing base certificate), (y) the principal amount of Loans repurchased pursuant to Section 10.6(i) and (z) repayments of Loans made with the Cash proceeds of any Refinancing Indebtedness) or (2) less than or equal to 1.00:1.00, Borrower shall not be required to make the prepayments otherwise required hereby in respect of such Fiscal Year.

(e) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.11(a) through 2.11(d), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

(f) Revolving Credit Agreement. Notwithstanding anything to the contrary in Sections 2.11(a) and 2.11(b), if any Indebtedness under the Revolving Credit Agreement is outstanding, to the extent a prepayment is required under the Revolving Credit Agreement due to any Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds constituting the proceeds of Revolving Collateral, no prepayment shall be required under Sections 2.11(a) and 2.11(b).

53

2.12. Application of Prepayments.

(a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.10(a) shall be applied as specified by Borrower in the applicable notice of prepayment; provided, in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied to prepay the Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); and further applied to reduce the scheduled remaining Installments of principal of the Loans in direct order of maturity.

(b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Sections 2.11(a) through 2.11(c) shall be applied to prepay Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and further applied to the remaining scheduled Installments of principal of the Loans first in direct order of maturity to the next eight remaining Installments, second on a pro rata basis to the scheduled Installments remaining thereafter, and third to reduce the final Installment due on the Maturity Date. Any amount required to be paid pursuant to Section 2.11(d) shall be applied to prepay Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and further applied to the remaining scheduled Installments of principal of the Loans first to the next four remaining Installments on a pro rata basis, second on a pro rata basis to the scheduled Installments remaining thereafter, and third to reduce the final Installment due on the Maturity Date.

(c) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.15(c).

2.13. General Provisions Regarding Payments.

(a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

54

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(f) Borrower hereby authorizes Administrative Agent to charge Borrower’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds on or prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is paid in full.

(h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 or there shall have occurred any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by Agents in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 9.2 of the Pledge and Security Agreement.

2.14. Ratable Sharing. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as Cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which

55

is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.14 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.15. Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Adjusted Eurodollar Rate”, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) Administrative Agent is advised by the Requisite Lenders (which

56

determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, such Lenders (or in the case of the preceding clause (i), such Lender) shall be an “Affected Lender” and such Affected Lender shall on that day give notice (by e-mail or otherwise in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Affected Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Affected Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Affected Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Affected Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender or Affected Lenders as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject (with respect to all Lenders that are not Affected Lenders) to the provisions of Section 2.15(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written notice to Administrative Agent of such rescission on the date on which such Affected Lender gives or Affected Lenders give notice of the determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.

57

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.15 and under Section 2.16 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of “Adjusted Eurodollar Rate” in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.15 and under Section 2.16.

2.16. Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.17 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new law, treaty or governmental rule, regulation or order (but excluding solely proposals thereof), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or (B) any guideline, request or directive by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) or any implementation of rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof: (i) subjects such Lender (or its applicable lending office) or any company controlling such Lender to any additional Tax (other than (x) Indemnified Taxes covered by Section 2.17, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (z) Income Taxes) (with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of “Adjusted Eurodollar Rate”) or any company controlling such Lender; or (iii) imposes any

58

other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall pay to such Lender, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.16(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.16(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (a) and (b) of this Section 2.16 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

59

2.17. Taxes; Withholding, Etc.

(a) Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law or otherwise provided in this Section 2.17) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.

(b) Withholding of Taxes. If any Credit Party or any other Person (acting as a withholding agent) is (in such withholding agent’s reasonable good faith discretion) required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay, or cause to be paid, any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) to the extent such Taxes required to be deducted are Indemnified Taxes, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

(c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall, to the extent such Lender is legally able to do so, deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8ECI, W-8EXP and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such

60

Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.17(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI, W-8EXP, W-8IMY and/or W-9 (or, in each case, any successor form), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. Borrower shall not be required to pay any additional amount to any Non-US Lender under Section 2.17(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence required by the first sentence of this Section 2.17(c) or (2) to notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.17(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.17(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant this Section 2.17 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(d) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation

61

prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e) Without limiting the provisions of Section 2.17(b), Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. Borrower shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(f) Borrower shall indemnify Administrative Agent and any Lender for the full amount of Indemnified Taxes arising in connection with payments made under this Agreement or any other Credit Document (including any such Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) paid by Administrative Agent or Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Credit Party shall be conclusive absent manifest error. Such payment shall be due within thirty (30) days of such Credit Party’s receipt of such certificate.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

62

2.18. Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.15, 2.16 or 2.17, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.15, 2.16 or 2.17 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.18 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.19. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of a judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

63

(b) Defaulting Lender Cure. If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, fund any Loans that such Lender has failed to fund, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) Lender Counterparties. So long as any Lender is a Defaulting Lender, such Lender shall not be a Lender Counterparty with respect to any Hedge Agreement entered into while such Lender was a Defaulting Lender.

2.20. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.15, 2.16 or 2.17, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, and (ii) such Defaulting Lender shall fail to cure the default pursuant to Section 2.19(b) within five Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender, a Non-Consenting Lender or a Defaulting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.15(c), 2.16 or 2.17; or otherwise as if it were a prepayment (including for purposes of Section 2.10(b)) and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

64

Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.

2.21. Incremental Facilities. Borrower may by written notice to the Administrative Agent elect to request prior to the Maturity Date, the establishment of one or more new term loan commitments (the “New Term Loan Commitments”), by an amount not in excess of the Permitted Pari Incremental Amount in the aggregate and not less than $10,000,000 individually (or such lesser amount which shall be approved by Administrative Agent), and integral multiples of $5,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which Borrower proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Term Loan Lender”) to whom Borrower proposes any portion of such New Term Loan Commitments be allocated and the amounts of such allocations; provided that any Arranger and the Administrative Agent approached to arrange such New Term Loan Commitments may elect or decline, in their sole discretion, to arrange such New Term Loan Commitments and any Lender approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitment. Such New Term Loan Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Loan Commitments; (2) both before and after giving effect to the making of any Series of New Term Loans, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of such Increased Amount Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; (3) the New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by Borrower, the New Term Loan Lenders and Administrative Agent, and each of which shall be recorded in the Register and each New Term Loan Lender shall be subject to the requirements set forth in Section 2.17(c); and (4) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

65

On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender of any Series shall make a Loan to Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

Administrative Agent shall notify Lenders promptly upon receipt of Borrower’s notice of each Increased Amount Date and, in respect thereof, the Series of New Term Loan Commitments and the New Term Loan Lenders of such Series.

The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be as set forth herein or in the Joinder Agreement. In any event (i) the weighted average life to maturity of all New Term Loans of any Series shall be no shorter than the weighted average life to maturity of the Term Loans, (ii) the applicable Maturity Date of each Series shall be no earlier than the Maturity Date of the Term Loans, (iii) the Weighted Average Yield applicable to the New Term Loans of each Series shall be determined by Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided, however, that the Weighted Average Yield applicable to the New Term Loans shall not be greater than the applicable Weighted Average Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term Loans plus 0.50% per annum unless the interest rate with respect to the Term Loan is increased so as to cause the then applicable Weighted Average Yield under this Agreement on the Term Loans to equal the Weighted Average Yield then applicable to the New Term Loans minus 0.50% per annum; and (iv) all other terms of the New Term Loans and New Term Loan Commitments, if not consistent with the terms of the Term Loans must be reasonably acceptable to the Administrative Agent. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent to effect the provision of this Section 2.21.

2.22. Extensions of Loans.

(a) Borrower may from time to time, pursuant to the provisions of this Section 2.22, agree with one or more Lenders holding Loans and Commitments of any Class to extend the maturity date and to provide for other terms consistent with this Section 2.22 (each such modification, an “Extension”) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by Borrower to all Lenders under any Class that is proposed to be extended under this Section 2.22, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Loans of each Lender in such Class) and on the same terms to each such Lender. In connection with each Extension, Borrower will provide notification to the Administrative Agent (for distribution to the Lenders of the applicable Class), no later than 30 days prior to the maturity of the applicable Class or Classes to be extended of the requested new maturity date for the Extended Loans of each such Class (each, an “Extended Maturity Date”) and the due date for Lender responses. In connection with any Extension, each Lender of the applicable Class wishing to participate in such Extension shall, prior to such due date, provide Administrative Agent with a written notice thereof in a form

66

reasonably satisfactory to Administrative Agent. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension. In connection with any Extension, Borrower shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, Administrative Agent to accomplish the purposes of this Section 2.22.

(b) After giving effect to any Extension, the Loans so extended shall cease to be a part of the Class that they were a part of immediately prior to the Extension and shall be a new Class hereunder; provided that at no time shall there be more than five different Classes of Loans.

(c) The consummation and effectiveness of each Extension shall be subject to the following:

(i) the Loans of any Lender extended pursuant to any Extension (“Extended Loans”) shall have the same terms as the Class of Loans subject to the related Extension Amendment ( “Existing Loans”); except (A) the final maturity date of any Extended Loans of a Class to be extended pursuant to an Extension shall be later than the Maturity Date of the Class of Existing Loans subject to the related Extension Amendment, and the weighted average life to maturity of any Extended Loans of a Class to be extended pursuant to an Extension shall be no shorter than the weighted average life to maturity of the Class of Existing Loans subject to the related Extension Amendment; (B) the all-in pricing (including, without limitation, margins, fees and premiums) with respect to the Extended Loans may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Existing Loans; (C) no repayment of any Extended Loans shall be permitted unless such repayment is accompanied by an at least pro rata repayment of all earlier maturing Loans (including previously extended Loans) (or all earlier maturing Loans (including previously extended Loans) shall otherwise be or have been terminated and repaid in full); (D) the Extended Loans may contain a “most favored nation” provision for the benefit of Lenders holding Extended Loans; and (E) the other terms and conditions applicable to Extended Loans may be terms different than those with respect to the Existing Loans so long as such terms and conditions only apply after the Latest Maturity Date; provided further, each Extension Amendment may, without the consent of any Lender other than the applicable extending Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and Borrower, to give effect to the provisions of this Section 2.22, including any amendments necessary to treat the applicable Loans and/or Commitments of the extending Lenders as a new “Class” of loans and/or commitments hereunder; provided however, no Extension Amendment may provide for any Class of Extended Loans to be secured by any Collateral or other assets of any Credit Party that does not also secure the Existing Loans;

(ii) all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by Borrower generally directed to the applicable Lenders under the applicable Class in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to Administrative Agent;

67

(iii) a minimum amount in respect of such Extension (to be determined in Borrower’s discretion and specified in the relevant Extension Offer, but in no event less than $25,000,000, unless another amount is agreed to by Administrative Agent) shall be satisfied; and

(iv) no Extension shall become effective unless, on the proposed effective date of such Extension, (x) no Default or Event of Default shall exist on such date before or after giving effect to such Extension, (y) both before and after giving effect to such Extension, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of such date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof, and (z) Administrative Agent shall have received a certificate certifying as to the conditions set forth in the foregoing clauses (x) and (y) dated the applicable date of such Extension and executed by an Authorized Officer of Borrower.

(d) For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.14 and Section 10.5 will not apply to Extensions of Loans pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.22, including to any payment of interest or fees in respect of any Extended Loans that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans of any other Class, in each case as is set forth in the relevant Extension Amendment.

(e) No Lender who rejects any request for an Extension shall be deemed a Non-Consenting Lender for purposes of Section 2.20; provided, however, that if so requested by Borrower in an Extension Offer, Requisite Lenders may approve an amendment to have such Lenders be deemed Non-Consenting Lenders and subject to the terms and conditions of Section 2.20.

(f) The Lenders hereby irrevocably authorize Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Credit Documents as may be necessary in order to establish new Classes of Loans created pursuant to an Extension, in each case on terms consistent with this Section 2.22. Without limiting the foregoing, in connection with any Extension, (i) the appropriate Credit Parties shall (at their expense) amend (and Administrative Agent is hereby directed to amend) any Mortgage (or any other Credit Document that Administrative Agent or Collateral Agent reasonably requests to be amended to reflect an Extension) that has a maturity date prior to the latest Extended Maturity Date so that such maturity date is extended to the then latest Extended Maturity Date and (ii) Borrower shall deliver board resolutions, secretary’s certificates, officer’s certificates and other documents consistent with those delivered on the Closing Date

68

as shall reasonably be requested by the Administrative Agent in connection therewith and, to the extent reasonably requested by the Administrative Agent, a legal opinion of counsel reasonably acceptable to the Administrative Agent (i) as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Credit Documents (if any) as may be amended thereby and (ii) to the effect that such Extension Amendment, including without limitation, the Extended Loans provided for therein, does not conflict with or violate the terms and provisions of Section 10.5.

(g) Promptly following the consummation and effectiveness of any Extension, Administrative Agent shall promptly furnish to each Lender a copy of the fully executed Extension Amendment.

SECTION 3. CONDITIONS PRECEDENT

3.1. Closing Date. The obligation of each Lender to make a Loan on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Credit Documents. Administrative Agent and each Arranger shall have received from each applicable Credit Party an executed counterpart (which may be by facsimile or electronic image scan transmission) of each Credit Document to be entered into on the Closing Date.

(b) Organizational Documents; Incumbency. Administrative Agent and each Arranger shall have received, in respect of each Credit Party, a certificate of such Credit Party executed by the secretary or assistant secretary of such Credit Party and attaching (i) a copy of each Organizational Document of such Credit Party certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority, to the extent applicable; (ii) signature and incumbency certificates of the officers of such Credit Party; (iii) resolutions of the board of directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by such secretary or assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation and in each material jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated the Closing Date or a recent date prior thereto; and (v) signature and incumbency certificates of one or more officers of Borrower who are authorized to execute Notices delivered under this Agreement, in substantially the form of Exhibit O (with such amendments or modifications as may be approved by Administrative Agent) (the “Administrative Incumbency Certificate”).

(c) Organizational and Capital Structure. The organizational structure and capital structure of Borrower and its Subsidiaries, after giving effect to the transactions contemplated by this Agreement and the Related Agreements to occur on the Closing Date, shall be as set forth on Schedule 4.1.

69

(d) Bankruptcy Matters.

(i) All documents and agreements relating to the Reorganization Plan or the consummation thereof (collectively, the “Plan Documents”) shall be in form and substance reasonably satisfactory to each of the Arrangers (it being acknowledged by each of the Arrangers that the draft Reorganization Plan delivered to the Arrangers on October 28, 2012 at 3:50 p.m., New York City time, is satisfactory to each Arranger), and no provision of the Reorganization Plan or any Plan Document shall have been waived, amended, supplemented or otherwise modified in any respect that is materially adverse to the rights and interest of any or all of the Arrangers, the Administrative Agent and the Lenders and their respective affiliates (as determined in good faith by each of the Arrangers) unless each of the Arrangers have so consented in writing; provided, however, in order to pay the First Lien Notes Cash (as defined in the Reorganization Plan), the Credit Parties shall have no less than $20.0 million of Unrestricted Cash on hand (without giving effect to any draw under the Revolving Credit Agreement) after taking into consideration the funding of the Term Loans and the payment of such First Lien Notes Cash.

(ii) The Bankruptcy Court shall have entered a final and non-appealable order (the “Confirmation Order”) confirming the Reorganization Plan for Borrower and the Guarantors that are Debtors, which Confirmation Order shall be in form and substance reasonably acceptable to each of the Arrangers and shall not contain any terms and conditions that are materially adverse to the rights and interest of any or all of the Arrangers, the Administrative Agent, the Lenders and their respective affiliates (as determined in good faith by each of the Arrangers) unless each of the Arrangers have so consented in writing; provided, however, upon receipt of (i) a written request of the Debtors and (ii) a certification, as of a specified time immediately prior to the effective date of the Reorganization Plan, from the Debtors specifying whether any notice of appeal in respect of the Confirmation Order has been filed and recorded on the docket of the Bankruptcy Court (and, if applicable, describing any such notice of appeal that has been filed and docketed), each of the Arrangers shall waive the condition precedent set forth in this sentence unless they determine in their good faith discretion, and inform the Borrower in writing, that the grant of any appeal that has been filed or could be filed with respect to any objection asserted at the hearing on the confirmation of the Reorganization Plan (other than objections to the amount or terms of the monetary consideration (including, without limitation, Cash, debt, equity, or trust interests) to be distributed pursuant to the Reorganization Plan to any of the Arrangers, the Administrative Agent, the Lenders or their respective affiliates on account of their prepetition claims against any of the Debtors) could materially adversely affect the rights or interests of any or all of the Arrangers, the Administrative Agent, the Lenders and their respective affiliates.

(iii) The Confirmation Order shall approve the funding of the Term Loans and all other transactions contemplated by this Agreement, shall be in full force and effect and shall not have been stayed, reversed or vacated, or otherwise amended or modified in any manner that the Arrangers determine in good faith is materially adverse to the rights or interests of any or all of the Administrative Agent and Lenders or their respective affiliates unless the Arrangers have so consented in writing.

70

(iv) All conditions precedent to the effectiveness of the Reorganization Plan (other than (i) the occurrence of the Closing Date and any other conditions that are to be satisfied simultaneously with the occurrence of the Closing Date and (ii) any other conditions precedent that are waived in accordance with the terms of the Reorganization Plan so long as any such waiver does not materially adversely affect the rights and interest of any or all of the Administrative Agent and the Lenders in their capacities as such (as determined in good faith by the Arrangers) unless the Arrangers have so consented in writing) shall have been satisfied, and the Reorganization Plan shall have, or contemporaneously with the funding of the Loans the Reorganization Plan shall, become effective, and all transactions contemplated by the Reorganization Plan to be consummated on the effective date of the Reorganization Plan (other than any transactions that do not materially adversely affect the rights and interest of any or all of the Administrative Agent and the Lenders in their capacities as such (as determined in good faith by the Arrangers)) shall have been substantially consummated.

(e) Consummation of Transactions Contemplated by Related Agreements.

(i) The Administrative Agent and the Arrangers shall each have received evidence reasonably satisfactory to the Administrative Agent that the transactions contemplated by the Revolving Credit Agreement have closed and the commitments under the Revolving Credit Agreement shall have been, or substantially concurrently with the funding of the Term Loans will be, made available to the Borrower and its Subsidiaries (subject to any limitations in the Revolving Credit Agreement related to maximum usage on the Closing Date).

(ii) The Administrative Agent and the Arrangers shall each have received a fully executed or conformed copy of each Related Agreement, the Intercreditor Agreement and any material documents executed in connection therewith.

(f) Existing Indebtedness. On the Closing Date, Holdings and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness and any other pre-existing indebtedness of Borrower and its Subsidiaries to the extent required to be repaid pursuant to the Reorganization Plan or the Confirmation Order, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent copies of all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Holdings and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements reasonably satisfactory to Administrative Agent and Goldman Sachs with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of letters of credit to support the obligations of Holdings and its Subsidiaries with respect thereto.

(g) Real Estate Assets. Subject to Section 5.15, in order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in certain Real Estate Assets, Collateral Agent shall have received from Borrower and each applicable Guarantor:

71

(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 3.1(g) (each, a “Closing Date Mortgaged Property”);

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

(iii) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Closing Date Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Closing Date Mortgaged Property, together with copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp Taxes (including mortgage recording and intangible Taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records; and

(iv) (A) a completed Flood Certificate with respect to each Closing Date Mortgaged Property, which Flood Certificate shall (x) be addressed to the Collateral Agent and (y) otherwise comply with the Flood Program; (B) if such Flood Certificate states that such Closing Date Mortgaged Property has improvements located in a Flood Zone, the Borrower’s written acknowledgment of receipt of written notification from the Collateral Agent (x) as to the existence of such Closing Date Mortgaged Property and (y) as to whether the community in which each Closing Date Mortgaged Property is located is participating in the Flood Program; and (C) if such Closing Date Mortgaged Property has improvements located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the Borrower has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program.

(h) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, each Credit Party shall have delivered to Collateral Agent:

(i) UCC financing statements and originals of securities, instruments and chattel paper, in each case, to the extent required to be delivered on the Closing Date pursuant to the Pledge and Security Agreement;

(ii) a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby;

72

(iii) satisfactory results of lien searches against each Credit Party;

(iv) fully executed Intellectual Property Security Agreements, in proper form for filing or recording in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, memorializing and recording the encumbrance of the Intellectual Property Assets listed in Schedule 5.2 to the Pledge and Security Agreement; and

(v) evidence that each Credit Party shall have delivered to Administrative Agent any intercompany notes (including the Intercompany Note) evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)).

(i) [Reserved.]

(j) Financial Statements. Administrative Agent and each Arranger shall have received from Holdings (i) the Historical Financial Statements (it being acknowledged by Administrative Agent and the Arrangers that the Historical Financial Statements referred to in clause (i) of the definition thereof have been received prior to the Closing Date) and (ii) customary pro forma financial statements (it being acknowledged by Administrative Agent and the Arrangers that all required pro forma financial statements required hereunder have been received prior to the Closing Date).

(k) Evidence of Insurance. Collateral Agent shall have received a certificate from the applicable Credit Party’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(l) Opinions of Counsel to Credit Parties. Subject to Section 5.15, Administrative Agent and Collateral Agent shall have received an executed copy of the favorable written opinions of counsel for Credit Parties as to such matters as Administrative Agent or Goldman Sachs may reasonably request, dated as of the Closing Date and in form and substance reasonably satisfactory to Administrative Agent and Goldman Sachs (and each Credit Party hereby instructs such counsel to deliver such opinions to Administrative Agent, Collateral Agent and Goldman Sachs).

(m) Fees. Borrower shall have paid to each Agent the fees payable on or before the Closing Date referred to in Section 2.8 and all expenses payable pursuant to Section 10.2 which have accrued to the Closing Date and invoiced to Borrower reasonably prior to the Closing Date.

(n) Solvency Certificate. On the Closing Date, Administrative Agent and each Arranger shall have received a Solvency Certificate from the chief financial officer of Borrower in form, scope and substance reasonably satisfactory to Administrative Agent and Goldman Sachs, and demonstrating that after giving effect to the consummation of the transactions contemplated by this Agreement and the Related Agreements on the Closing Date and any rights of contribution, the Credit Parties and their Subsidiaries are and will be, on a consolidated basis, Solvent.

73

(o) Closing Date Certificate. Holdings and Borrower shall have delivered to Administrative Agent and Goldman Sachs an executed Closing Date Certificate, together with all attachments thereto.

(p) Credit Rating. Borrower shall have obtained (a) a public corporate family rating and a public credit rating for the Term Loans from Moody’s and (b) a ratings assessment letter from S&P that may be provided to all Lenders, it being agreed that this clause (b) has been satisfied prior to the Closing Date.

(q) Closing Date. Lenders shall have made the Term Loans to Borrower on or before February 28, 2013.

(r) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent or Arrangers and its counsel shall be satisfactory in form and substance to Administrative Agent and Arrangers and such counsel, and Administrative Agent, Arrangers and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent or any Arranger may reasonably request.

(s) Letter of Direction. Administrative Agent and Goldman Sachs shall have received a duly executed letter of direction from Borrower addressed to Administrative Agent and Goldman Sachs, on behalf of itself and Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans made on such date.

(t) Maximum Leverage Ratio. The ratio of (i) Consolidated Total Net Debt (without giving effect to any reduction thereof for any Unrestricted Cash included in the consolidated balance sheet of Holdings and its Subsidiaries) as of the Closing Date after giving effect to the transactions contemplated hereby (the “Transactions”) to (ii) pro forma Consolidated Adjusted EBITDA for the latest twelve-month period for which financial statements are then available shall not be greater than 2.25:1.00.

(u) At least 5 days prior to the Closing Date, to the extent requested by the Arrangers 10 days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), and, in any event, Borrower shall have furnished to the Lenders, no later than 5 days prior to the Closing Date, a list setting forth the identity of each Person that will own more than 20% of the issued and outstanding Equity Interests in Parent on the Closing Date.

74

(v) Funding Notice. Administrative Agent shall have received a fully executed and delivered Funding Notice executed by an Authorized Officer no later than one Business Day prior to the Closing Date or such shorter period of time acceptable to Administrative Agent.

(w) No Default. As of the Closing Date, no event shall have occurred and be continuing or would result from the consummation of the Transactions to be consummated on the Closing Date that would constitute an Event of Default or a Default

(x) Accuracy of Representations. As of the Closing Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the Closing Date (both immediately prior to and after giving effect to the funding of the Term Loans) to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Loan to be made thereby, each Credit Party represents and warrants to each Agent and Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the transactions contemplated by Related Agreements to occur on the Closing Date):

4.1. Organization; Requisite Power and Authority; Qualification. Each Credit Party and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization which on the date hereof is identified in Schedule 4.1, (b) has all requisite power and authority (i) to own and operate its properties, (ii) to carry on its business as now conducted and as proposed to be conducted and (iii) to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where any material portion of its assets are located and wherever such qualification is necessary to carry out its business and operations, in each case (other than clause (a) with respect to Borrower and clause (b)(iii)), except where the failure to do so could not be reasonably expected to have a Material Adverse Effect.

4.2. Equity Interests and Ownership. The Equity Interests of each Credit Party and its Subsidiaries and Unrestricted Subsidiaries have been duly authorized and validly issued and are, to the extent such concept is applicable, fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which any Credit Party or any of its Subsidiaries or Unrestricted Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of any Credit Party or any of its Subsidiaries or Unrestricted Subsidiaries outstanding which upon

75

conversion or exchange would require, the issuance by such Credit Party or such Subsidiary or Unrestricted Subsidiary of any additional membership interests or other Equity Interests of such Credit Party or such Subsidiary or Unrestricted Subsidiary or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of any Credit Party or any of its Subsidiaries or Unrestricted Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of such Credit Party and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect the consummation of the transactions contemplated by this Agreement and the Related Agreements to occur on the Closing Date.

4.3. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4. No Conflict. The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to such Credit Party, (ii) any of the Organizational Documents of such Credit Party, or (iii) any order, judgment or decree of any court or other agency of government binding on such Credit Party, except with respect to this clause (iii) to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Credit Party except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Credit Party (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, for the benefit of the Secured Parties or Liens created under any of the Loan Documents (as defined in the Revolving Credit Agreement)); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date or the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

4.5. Governmental Consents. The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (a) registrations, consents, approvals, notices and other actions which have been duly obtained, taken, given or made and are in full force and effect, (b) those registrations, consents, approvals, notices and other actions, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect and (c) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

76

4.7. Historical Financial Statements. The Historical Financial Statements were prepared (a) in the case of Historical Financial Statements referred to in clause (i) of the definition thereof, in conformity with GAAP and (b) in the case of Historical Financial Statements referred to in clause (ii) of the definition thereof, subject to Schedule 4.7, in conformity with GAAP, and fairly present, subject, in the case of this clause (b), to Schedule 4.7, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the Persons described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.

4.8. Projections. On and as of the Closing Date, the projections of Holdings and its Subsidiaries for the period of Fiscal Year 2013 through and including Fiscal Year 2016 (the “Projections”) have been prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such Projections were furnished to the Lenders, it being understood and agreed that Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Credit Parties, and as such, such Projections are not a guarantee of financial performance and actual results may differ from such Projections and such differences may be material.

4.9. No Material Adverse Effect. Since December 31, 2011, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect other than (a) those events that would reasonably be expected to result from the filing or commencement of the Chapter 11 Cases or the announcement of the filing or commencement of the Chapter 11 Cases, (b) any action approved by the Bankruptcy Court prior to the Closing Date, (c) events set forth in the disclosure statement relating to the Reorganization Plan (provided that changes in the underlying facts or related events may constitute a Material Adverse Effect), (d) changes in general economic conditions or changes affecting the industries and markets in which the Borrower or any of its Subsidiaries operates (except to the extent that such changes have a disproportionately adverse effect on the Borrower and its Subsidiaries, taken as a whole), and (e) macroeconomic factors, interest rates, currency exchange rates, general financial market conditions, acts of God, war, terrorism or hostilities (except to the extent that such developments have a disproportionately adverse effect on the Borrower and its Subsidiaries, taken as a whole) .

4.10. Adverse Proceedings, Etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. No Credit Party nor any Subsidiary of a Credit Party is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

77

4.11. Payment of Taxes. Except as set forth on Schedule 4.11 or as otherwise permitted under Section 5.3, (a) all U.S. federal, and material foreign, state and local income Tax returns and reports and all other material Tax returns and reports required to be filed by or on behalf of the Credit Parties and their respective Subsidiaries and Unrestricted Subsidiaries required to be filed by any of them have been timely filed, (b) all Taxes (including real property Taxes) and other charges shown on such Tax returns to be due and payable have been timely paid, and (c) all U.S. federal income taxes and all other material Taxes, assessments, fees and other governmental charges upon the Credit Parties and their respective Subsidiaries and Unrestricted Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof. There is no Tax assessment against the Credit Parties or their respective Subsidiaries of which the Credit Parties have been notified in writing which is not being actively contested by the Credit Parties in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor

4.12. Properties.

(a) Title. Each of the Credit Parties and their respective Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) to the knowledge of the Credit Parties, valid licensed rights in (in the case of licensed intellectual property that is material to the conduct of the business of the Credit Parties and their Subsidiaries) and (iv) good title to (in the case of all other personal property), all of their respective material properties and assets necessary in the ordinary conduct of its business, in each case except for assets disposed of in the ordinary course of business or as otherwise permitted under Section 6.7. Except as otherwise permitted by this Agreement, all such properties and assets are free and clear of Liens except for minor defects in title that do not materially impair any Credit Party’s or any such Subsidiary’s ability to conduct its business or utilize such assets for their intended purposes.

(b) Real Estate. As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list, in all material respects, of (i) all fee-owned Real Estate Assets, (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions thereof) with respect to any material leasehold Real Estate Assets pursuant to which any Credit Party is the tenant and (iii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions thereof) with respect to any Material Real Estate Assets pursuant to which any Credit Party is the landlord. Each agreement listed in clause (ii) or clause (iii) of the immediately preceding sentence that is material to the conduct of the business of the Credit Parties and their Subsidiaries is in full force and effect and Holdings does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting

78

creditors’ rights generally or by equitable principles. As of the Closing Date, Annex A to Schedule 3.1(g) contains a true, accurate and complete list of all fee-owned Real Estate Assets of the Credit Parties located at, adjacent to or within the vicinity of each Mill (as defined on Schedule 3.1(g)) other than any Excluded Real Estate Assets (as defined on Schedule 3.1(g)); provided that a breach of this representation shall not constitute a Default or Event of Default unless the Credit Parties fail to deliver the documentation required by Section 5.11 with respect to the applicable Real Estate Assets within sixty (60) days following the Closing Date (or such later date agreed to by the Administrative Agent).

4.13. Environmental Matters. Except as set forth on Schedule 4.13 or except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity; and

(b) neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law and, to each of Holdings’ and its Subsidiaries’ knowledge, no Facility is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, or included on any similar list maintained by any Governmental Authority including any such list relating to petroleum; and

(c) there are and, to each of Holdings’ and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities, or at, under or from any Facility, which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries; and

(d) Holdings, its Subsidiaries, and any of their respective Facilities or operations holds or has applied for all permits required under applicable Environmental Law (“Environmental Permits”) and is in compliance with the terms and conditions of their respective Environmental Permits; and

(e) no Lien has been recorded under any Environmental Law with respect to any Facility; and

(f) to each of Holdings’ and its Subsidiaries’ knowledge, no person with an indemnity or contribution obligation to Holdings or its Subsidiaries relating to compliance with or liability under Environmental Law is in default with respect to such obligation; and

(g) Holdings and its Subsidiaries have made available all final (including final internal, non-privileged) environmental audits and reports in its possession that were prepared in the four years prior to the date hereof and which materially bear on Holdings’ and each of its Subsidiaries’ compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at any Facility.

79

4.14. No Defaults. No Credit Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.15. Material Contracts. Schedule 4.15 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults exist thereunder as of the Closing Date.

4.16. Governmental Regulation. No Credit Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Credit Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.17. Federal Reserve Regulations.

(a) None of Holdings, Borrower or any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No portion of the proceeds of any Loan shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof.

4.18. Employee Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of Holdings and Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Holdings and Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries, and (c) to the best knowledge of Holdings and Borrower, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Holdings and Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

80

4.19. Employee Benefit Plans. Except as would not reasonably be expected to have a Material Adverse Effect, Holdings and each of its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter or opinion letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. Except as would not reasonably be expected to have a Material Adverse Effect, no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is reasonably expected to be incurred by Holdings or any of its ERISA Affiliates. Except as could not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings or any of its ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings or any of its ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan) have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holdings and its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. Holdings and its ERISA Affiliates are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.20. Certain Fees. Except as set forth on Schedule 4.20 or pursuant to the Reorganization Plan, no broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by the Related Agreements, except as payable to Agents and Lenders.

4.21. Solvency. The Borrower and its Subsidiaries on a consolidated basis are and, upon the incurrence of any Obligation by any Credit Party on any date on which this representation and warranty is made, will be, on a consolidated basis, Solvent.

4.22. [Reserved].

4.23. Compliance with Statutes, Etc. Each Credit Party and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (other than any Environmental Laws, which are the subject of Section 4.13), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

81

4.24. Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby on or prior to the Closing Date contains any untrue statement of a material fact or omits to state a material fact (known to Holdings or Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. As of the Closing Date, there are no facts known (or which should upon the reasonable exercise of diligence be known) to Holdings or Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.25. PATRIOT Act. To the extent applicable, each Credit Party and Unrestricted Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, until payment in full of all Obligations, each Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 5.

5.1. Financial Statements and Other Reports. Holdings will deliver to Administrative Agent and Lenders:

(a) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the first such Fiscal Quarter ending after the Closing Date, the consolidated balance sheet of Holdings and its Subsidiaries (including Unrestricted Subsidiaries) as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and accompanied by a comparison to the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

82

(b) Annual Financial Statements. As soon as available, and in any event within 120 days after the end of the Fiscal Year ending December 31, 2012 and 90 days after the end of each Fiscal Year thereafter, commencing with the Fiscal Year in which the Closing Date occurs, (i) (A) the consolidated (and unaudited consolidating for Holdings and its Subsidiaries (including Unrestricted Subsidiaries) as a group) balance sheet of Parent and its subsidiaries as at the end of such Fiscal Year and the related consolidated (and unaudited consolidating for Holdings and its Subsidiaries (including Unrestricted Subsidiaries) as a group) statements of income, stockholders’ equity and cash flows of Parent and its subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and accompanied by a comparison to the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto and (B) if (x) (1) the positive Parent Consolidated Net Income (excluding the Consolidated Net Income of Holdings and its Subsidiaries (including Unrestricted Subsidiaries)) is greater than $10 million and (2) the Consolidated Net Income of Holdings and its Subsidiaries (including Unrestricted Subsidiaries) for such Fiscal Year is less than 97.5% of the Parent Consolidated Net Income for such Fiscal Year or (y) the Consolidated Total Assets of Holdings and its Subsidiaries (including Unrestricted Subsidiaries) as of the last day of such Fiscal Year is less than 97.5% of the Parent Consolidated Total Assets as of the last day of such Fiscal Year, the consolidated balance sheet of Holdings and its Subsidiaries (including Unrestricted Subsidiaries) as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries (including Unrestricted Subsidiaries) for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and accompanied by a comparison to the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to each such consolidated financial statements a report thereon of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing selected by Parent, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern (other than a going concern or like qualification or exception resulting solely from an upcoming maturity date under this Agreement, the Revolving Credit Agreement or any Permitted Junior/Unsecured Incremental Debt or Refinancing Indebtedness occurring within one year from the time such opinion is delivered) and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Parent and its subsidiaries and, if applicable, the consolidated financial position of Holdings and its Subsidiaries (including Unrestricted Subsidiaries) as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

83

(c) Compliance Certificate. Together with each delivery of financial statements pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate;

(d) [Reserved];

(e) Notice of Default. Promptly upon any officer of Holdings or Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or Borrower with respect thereto; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused, either individually or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(f) Notice of Litigation. Promptly upon any officer of Holdings or Borrower obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Holdings or Borrower to enable Lenders and their counsel to evaluate such matters;

(g) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Holdings or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(h) Financial Plan. As soon as practicable and in any event no later than January 30 of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and the four immediately subsequent Fiscal Years (or portion thereof), in each case, to the extent ending prior to the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries (including Unrestricted Subsidiaries) for each such Fiscal Year, and an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries (including Unrestricted Subsidiaries) for each month of such Fiscal Year and each Fiscal Quarter of each other Fiscal Year;

84

(i) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a certificate from Borrower’s insurance broker(s) in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such certificate by Holdings and its Subsidiaries;

(j) Notice Regarding Material Contracts. Promptly, and in any event within ten Business Days (i) after any Material Contract with respect to Indebtedness of Holdings or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or (ii) any new Material Contract with respect to Indebtedness is entered into, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Holdings or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(j));

(k) Information Regarding Collateral. (a) Borrower will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number. Borrower agrees to, within 10 days following any change referred to in the preceding sentence, make all filings under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(l) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(b), Borrower shall deliver to Collateral Agent a certificate of its Authorized Officer either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.1 and/or identifying such changes;

(m) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity or by any Subsidiary of Holdings to its equity holders, bondholders or holders of any other of its securities acting in such capacity or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other Governmental Authority, (iii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, and (B) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent; and

85

(n) Certification of Public Information. Holdings, Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Holdings or Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. Each of Holdings and Borrower agrees to clearly designate all information provided to Administrative Agent by or on behalf of Holdings or Borrower which contains Non-Public Information. If Holdings or Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to Holdings, its Subsidiaries and their Securities.

Information required to be delivered pursuant to Section 5.1(a), 5.1(b) or 5.1(m) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform or shall be available on the website of the SEC at http://www.sec.gov or on the website of the Borrower (provided, in each case, that the Borrower has notified the Administrative Agent that such information is available on such website and, if requested by the Administrative Agent, shall have provided hard copies to the Administrative Agent). Information required to be delivered pursuant to this Section 5.1 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

5.2. Existence. Except as otherwise permitted under Section 6.7, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its legal existence and take all reasonable action to preserve all rights and franchises, licenses and permits material to its business; provided, no Credit Party (other than Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if (a) such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person or (b) with respect to any Immaterial Subsidiary, the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.3. Payment of Taxes. Each Credit Party will, and will cause each of its Subsidiaries and Unrestricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon; provided, no such Tax need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the

86

Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries and Unrestricted Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than Holdings or any of its Subsidiaries and Unrestricted Subsidiaries).

5.4. Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.5. Insurance. Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses operating in similar locations, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Program, in each case in compliance with any applicable regulations of the Board of Governors, and (b) replacement value property insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each property insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, for the benefit of the Secured Parties, as the loss payee thereunder and the Credit Parties shall use commercially reasonable efforts to cause such endorsement to provide for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy; provided that, in the event that such endorsement does not provide for such notice to the Collateral Agent, the Borrower shall provide at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

5.6. Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries, in accordance with customary practices for Persons engaged in similar businesses, shall be made of all material financial dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by the Administrative Agent (or, if an Event of Default has occurred and is continuing, any Lender) to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such

87

reasonable times during normal business hours and as often as may reasonably be requested; provided that (a) unless an Event of Default has occurred and is continuing, the Credit Parties shall only be required to bear the expense of one such inspection in any Fiscal Year and (b) the Credit Parties and the Administrative Agent (or, as applicable, the Lender) shall each cooperate so that such inspection does not materially disrupt the normal operations of the Credit Parties and their respective Subsidiaries. Notwithstanding the foregoing, neither the Credit Parties nor their respective Subsidiaries shall have any obligation to disclose (i) materials that are subject to attorney-client privilege or attorney work product or (ii) materials the disclosure of which would violate any confidentiality obligations of any Credit Party or any such Subsidiary entered into in the ordinary course of business.

5.7. Lenders Calls and Meetings. Holdings and Borrower will, upon the request of Administrative Agent or Requisite Lenders, participate in a telephonic conference call with Administrative Agent and Lenders once during each Fiscal Quarter (or more often during the continuance of an Event of Default) at such time as may be agreed to by Borrower and Administrative Agent (and, in any event, during normal business hours). Holdings and Borrower will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year (or more often during the continuance of an Event of Default) to be held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent (and, in any event, during normal business hours).

5.8. Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all applicable Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9. Environmental.

(a) Environmental Disclosure. Holdings will deliver to Administrative Agent and Lenders:

(i) as soon as practicable following Holdings’ or its Subsidiaries’ receipt thereof, copies of all environmental audits, investigations and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims that, in each case, would reasonably be expected to result in costs to Holdings or any of its subsidiaries in excess of $10.0 million;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release by Holdings or any of its subsidiaries required to be reported to any Governmental Authority under any applicable Environmental Laws, (2) any remedial action taken by Holdings or any other Person in response to (A) any Hazardous Materials Activities the existence of which could reasonably be expected to

88

result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (3) Holdings or Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could reasonably be expected to cause such Facility or any part thereof to be subject to any applicable material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all material written communications, but with respect to privileged communications shall provide only such portion of that material that is not subject to any applicable privilege (including without limitation any final data collected or samples taken), with respect to (1) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to give rise to a Material Adverse Effect, (2) any Release by Holdings or any of its subsidiaries required to be reported to any Governmental Authority under any applicable Environmental Laws, and (3) any request for information from any Governmental Authority that indicates such Governmental Authority is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity that could reasonably be expected to result in costs to Holdings or any of its subsidiaries in excess of $10.0 million; and

(iv) except to the extent set forth in the Financial Plan for the applicable Fiscal Year, prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) adversely and materially affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws that could reasonably be expected to result in costs to Holdings or any of its subsidiaries in excess of $10.0 million.

(b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person as a result of such Environmental Claim where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that nothing herein shall be construed to preclude any Credit Party or its subsidiaries from contesting or challenging such Environmental Claim.

89

5.10. Subsidiaries. In the event that any Person becomes a Domestic Subsidiary or a Foreign Pass-Through Subsidiary of Borrower (other than an Immaterial Subsidiary or an Unrestricted Subsidiary) or any Unrestricted Subsidiary is converted into a Restricted Subsidiary that is a Domestic Subsidiary or Foreign Pass-Through Subsidiary (other than an Immaterial Subsidiary), in each case, after the Closing Date, Borrower shall (a) promptly cause such Domestic Subsidiary or Foreign Pass-Through Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Collateral Agent, in each case, to the extent applicable, similar to those described in Section 3.1. In the event that any Person becomes a CFC Subsidiary of Borrower (other than an Immaterial Subsidiary or an Unrestricted Subsidiary) or any Unrestricted Subsidiary is converted into a Restricted Subsidiary that is a CFC Subsidiary (other than an Immaterial Subsidiary) after the Closing Date, and the ownership interests of such CFC Subsidiary are owned by Borrower or by any Subsidiary (other than an Immaterial Subsidiary or an Unrestricted Subsidiary) thereof, Borrower shall, or shall cause such Subsidiary to, deliver all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b), and Borrower shall take, or shall cause such Subsidiary to take, all of the actions referred to in Section 3.1(h)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in stock representing (i) 65% of the total combined voting power of the issued and outstanding voting stock or other voting equity interests and (ii) 100% of the non-voting stock or other equity interests in such CFC Subsidiary. With respect to each such Subsidiary described in the previous two sentences, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower or was converted into a Restricted Subsidiary, as applicable, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Borrower; and such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof. Notwithstanding anything to the contrary herein or any other Credit document, (a) neither Holdings nor any of its Subsidiaries shall be required to grant a security interest in (i) the Equity Interests of any Unrestricted Subsidiary or (ii) any Excluded Assets (as defined in the Pledge and Security Agreement), (b) in no case shall stock or other Equity Interests representing more than 65% of the total combined voting power of a CFC Subsidiary be pledged directly or indirectly to secure the Secured Obligations (including by virtue of a pledge of Equity Interests in a Disregarded Entity that owns a CFC Subsidiary) (c) no CFC Subsidiary (or Disregarded Entity that is a direct or indirect subsidiary of such CFC Subsidiary) shall guaranty directly or indirectly the Secured Obligations and (d) no asset of any CFC Subsidiary (or Disregarded Entity that is a direct or indirect Subsidiary of such CFC Subsidiary), including any Equity Interests in its Subsidiaries and including the assets of any Subsidiary shares of which are owned by a CFC Subsidiary, shall directly or indirectly serve as security for the obligations under the Credit Documents.

5.11. Additional Material Real Estate Assets. In the event that (w) any Credit Party acquires a Material Real Estate Asset, (x) a Real Estate Asset owned on the Closing Date becomes a Material Real Estate Asset, (y) Borrower failed to deliver the documentation required by, and otherwise comply with, Section 3.1(g) with respect to a Material Real Estate Asset

90

owned on the Closing Date, or (z) any Unrestricted Subsidiary that owns a Material Real Estate Asset is converted into a Restricted Subsidiary after the Closing Date and such interest in such Material Real Estate Asset has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, (a) mortgages, opinions, title policies and certificates similar to those described in Section 3.1(g) and (b) all final (including final internal, non-privileged) environmental audits and reports in such Credit Party’s possession that were prepared in the four years prior to the date of the acquisition of, or conversion into, such material Real Estate Asset by any Credit Party, and which materially bears on such Credit Party’s compliance with or liability under Environmental Law in connection with such Material Real Estate Asset, including those concerning the actual or suspected existence of Hazardous Material at any such Material Real Estate Asset so acquired or converted by any Credit Party after the Closing Date, in each case with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets. In addition to the foregoing, Borrower shall, at the request of Collateral Agent, deliver, from time to time, but not more often than once in any 24-month period (unless an Event of Default has occurred and is continuing), to Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets, if any, with respect to which Collateral Agent has been granted a Lien.

5.12. Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the Collateral.

5.13. Maintenance of Ratings. At all times, Borrower shall use commercially reasonable efforts to maintain (i) a public corporate family rating issued by Moody’s and a public corporate credit rating issued by S&P and (ii) a public credit rating from each of Moody’s and S&P with respect to the Loans.

5.14. Designation of Subsidiaries. The board of directors (or similar governing body) of Borrower may at any time designate any Restricted Subsidiary or any newly formed or acquired Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Net Leverage Ratio shall not exceed 1.75:1.00, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Subordinated Indebtedness, the Revolving Credit Agreement or any Refinancing Indebtedness, (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (v) Borrower shall deliver to Administrative Agent at

91

least five Business Days prior to such designation a certificate of an Authorized Officer of Borrower, demonstrating compliance with the foregoing clauses (i) through (iv) of this Section 5.14 and, if applicable, certifying that such subsidiary meets the requirements of an “Unrestricted Subsidiary” and (vi) at least three days prior to the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, with respect to such subsidiary (to the extent requested at least five days prior to the designation). The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Borrower therein at the date of designation in an amount equal to the fair market value of Borrower’s Investment therein; provided that upon a redesignation of such subsidiary as a Restricted Subsidiary, if such newly redesignated Restricted Subsidiary is not a wholly-owned Guarantor Subsidiary, for purposes of Section 6.6(d), Borrower shall be deemed to continue to have an Investment in such newly redesignated Restricted Subsidiary in an amount (if positive) equal to (i) the lesser of (A) the fair market value of Investments of Borrower and its Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) and (B) the fair market value of Investments of Borrower and its Subsidiaries made in connection with the designation of such Subsidiary as an Unrestricted Subsidiary minus (ii) the portion (proportionate to Borrower’s and its Subsidiaries’ Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. On the Closing Date, Consolidated Water Power Co. shall be an Unrestricted Subsidiary.

5.15. Post-Closing Obligations.

(a) Promptly but in any event within sixty (60) days following the Closing Date (or such later date agreed to by the Administrative Agent), the Borrower shall use commercially reasonable efforts to deliver to the Collateral Agent executed Landlord Personal Property Collateral Access Agreements with respect to the Leasehold Properties located at 8540 Gander Creek Drive, Miamisburg, Ohio and 1101 Perimeter Drive, Suite 475, Schaumburg, Illinois.

(b) Promptly but in any event within thirty (30) days following the Closing Date (or such later date agreed to by the Administrative Agent), the Borrower shall open the Term Loan Asset Proceeds Account and ensure that the Collateral Agent has, subject to the priorities set forth in the Intercreditor Agreement, Control (as defined in the Pledge and Security Agreement) thereof; provided that, prior to satisfying the requirements set forth in the clause (b), Holdings and its Subsidiaries shall not voluntarily enter into any transaction that would otherwise require the proceeds of such transaction to be deposited in the Term Loan Asset Proceeds Account.

(c) Promptly but in any event within five (5) Business Days following the Closing Date (or such later date agreed to by the Administrative Agent), the Borrower shall deliver to the Collateral Agent the opinions of counsel in the states of Wisconsin and Michigan described in Sections 3.1(g)(ii) and 3.1(l).

92

(d) Promptly but in any event on or prior to December 31, 2012 (or such later date agreed to by the Administrative Agent), the Borrower shall deliver to the Collateral Agent the Title Policies and related documentation described in Section 3.1(g)(iii) with respect to the each Closing Date Mortgaged Property.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, until payment in full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1. Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations (including, for the avoidance of doubt, any New Term Loans incurred in accordance with this Agreement);

(b) Indebtedness of any Subsidiary to Borrower or to any other Subsidiary, or of Borrower to any Subsidiary; provided, (i) all such Indebtedness (x) among Credit Parties shall be evidenced by the Intercompany Note, and, (y) if owed by a Subsidiary that is not a Credit Party to a Credit Party, shall be evidenced by an intercompany note in form and substance substantially similar to the Intercompany Note, which Intercompany Note or intercompany note shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note or otherwise agreed to by Administrative Agent (iii) any payment by any Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Guarantor Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made and (iv) such Indebtedness is permitted as an Investment under Section 6.6(d);

(c) Indebtedness incurred by Holdings or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including Indebtedness consisting of the deferred purchase price of property acquired in a Permitted Acquisition, “Earn Out Indebtedness”), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;

(d) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

93

(e) Cash Management Obligations, “Banking Services Obligations” as defined in, and as permitted under Section 6.01(e) of, the Revolving Credit Agreement as in effect on the Closing Date and other Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(f) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Borrower and its Subsidiaries;

(g) guaranties by Borrower of Indebtedness of a Guarantor Subsidiary or guaranties by a Guarantor Subsidiary of Indebtedness of Borrower or another Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guaranteed is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(h) Permitted Junior/Unsecured Incremental Debt and any Permitted Refinancing Indebtedness in respect thereof; provided, that any such Permitted Refinancing Indebtedness shall also satisfy the conditions set forth in clauses (i) through (v) of the definition of “Permitted Junior/Unsecured Incremental Debt”;

(i) Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) Permitted Refinancing Indebtedness in respect thereof;

(j) Indebtedness of Borrower or its Subsidiaries with respect to Capital Leases in an aggregate amount not to exceed at any time $50,000,000;

(k) purchase money Indebtedness of Borrower or its Subsidiaries in an aggregate amount not to exceed at any time $50,000,000; provided, any such Indebtedness (i) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, and (ii) shall constitute not less than 75% of the aggregate consideration paid with respect to such asset and any Permitted Refinancing Indebtedness in respect thereof;

(l) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by Borrower or any of its Subsidiaries, in each case after the Closing Date as the result of a Permitted Acquisition, in an aggregate amount not to exceed the greater of (x) $25,000,000 and (y) such amount as would not cause the Net Leverage Ratio as of such date (calculated pro forma after giving effect to the incurrence of the applicable Indebtedness) to exceed 2.00:1.00 at any one time outstanding, provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by Holdings or any Subsidiary (other than by any such person that so becomes a Subsidiary), and (ii) any Permitted Refinancing Indebtedness in respect thereof;

94

(m) subject to the Intercreditor Agreement, Indebtedness in respect of the Revolving Credit Agreement and any amendments, modifications, supplements, extensions, renewals, exchanges, refinancings, restatements, restructurings or replacements thereof permitted under the Intercreditor Agreement, in each case, in an aggregate principal amount not to exceed at any time $350.0 million;

(n) (i) Indebtedness under any Hedge Agreements entered into in the ordinary course of business and not for speculative purposes; provided, that any Hedge Agreement that could result in any uncovered short positions with respect to commodities shall not be permitted pursuant to this clause (n) and (ii) Indebtedness under any “Designated Hedge Agreements” as defined in, and as permitted under Section 6.01(n) of, the Revolving Credit Agreement as in effect on the Closing Date;

(o) obligations on account of (i) current liabilities of the Credit Parties or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (x) the borrowing of money or (y) the obtaining of credit except for credit on an open account basis customarily extended in connection with purchases of goods and services in the ordinary course of business and (ii) non-current accounts payable which the applicable Credit Party or Subsidiary is contesting in good faith and by appropriate proceedings diligently conducted and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP;

(p) Indebtedness in respect of (i) Taxes, to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.3 and (ii) other assessments, governmental charges or levies or claims for labor, materials and supplies in the ordinary course of business to the extent such assessments, governmental charges or levies or claims are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as an adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor;

(q) other Indebtedness of Borrower and its Subsidiaries in an aggregate amount not to exceed at any time $50,000,000; and

(r) Refinancing Indebtedness provided that (A) no Default or Event of Default shall exist before or after giving effect to the incurrence of such Refinancing Indebtedness, (B) Borrower shall deliver to Administrative Agent at least five Business Days prior to the incurrence of such Refinancing Indebtedness (i) a certificate of an Authorized Officer certifying (a) that such Indebtedness constitutes Refinancing Indebtedness and (b) compliance with clause (A) of this proviso, and (C) Borrower shall deliver to Administrative Agent no later than ten Business Days after the incurrence of such Refinancing Indebtedness a certificate of an Authorized Officer certifying that attached thereto are true, correct and complete copies of the material documents governing such Refinancing Indebtedness.

6.2. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts

95

receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves have been made in accordance with GAAP;

(c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen, suppliers and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) Liens solely on any Cash earnest money deposits or escrow or similar arrangements made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

96

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by Holdings or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of or materially detracting from the value of the business of Borrower or such Subsidiary;

(l) Liens described in Schedule 6.2 (and, to the extent any Indebtedness underlying such Liens is refinanced with Permitted Refinancing Indebtedness, Liens securing such Permitted Refinancing Indebtedness) or on a title report delivered pursuant to Section 3.1(g)(iii);

(m) Liens securing Indebtedness permitted pursuant to Section 6.1(j) and (k); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(n) Liens securing Indebtedness permitted by Section 6.1(l), provided any such Lien shall encumber only those assets which secured such Indebtedness at the time such assets were acquired by Borrower or its Subsidiaries;

(o) subject to the Intercreditor Agreement, Liens in favor of the Revolving Administrative Agent and/or Revolving Co-Collateral Agents securing Indebtedness permitted pursuant to Section 6.1(m);

(p) customary security deposits under operating leases in the ordinary course of business;

(q) customary rights of first refusal, “tag-along” and “drag-along” rights, and put and call arrangements under joint venture agreements;

(r) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.7, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(s) other Liens securing Indebtedness in an aggregate amount not to exceed $20,000,000 at any time outstanding; and

(t) in each case subject to the applicable intercreditor agreement, Liens on the Collateral securing Indebtedness permitted by Section 6.1(h), Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt.

6.3. No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a sale or other disposition of assets permitted hereunder, (b)

97

restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) restrictions and conditions imposed by any Credit Document, the Intercreditor Agreement, the Revolving Facility Credit Agreement and other documentation entered into in connection therewith, (d) restrictions and conditions existing on the date hereof identified on Schedule 6.3, and amendments, modifications, extensions and renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or refinancing of any Indebtedness containing such restriction or condition); provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, (e) restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.1(k) or (l); provided, that such restrictions and conditions apply only to the assets securing such Indebtedness, (f) restrictions and conditions imposed by agreements binding on any Subsidiary (or on any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) in existence at the time such Subsidiary became a Subsidiary (or at the time of such merger or consolidation); provided, that such restrictions and conditions apply only to such Subsidiary (or, in the case of any such merger or consolidation, the Persons party thereto), and amendments, modifications, extensions or renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or, in the case of any such agreement relating to Indebtedness, refinancing of such agreement); provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, (g) in connection with the sale of any Equity Interests in a Subsidiary or any other assets, customary restrictions and conditions contained in agreements relating to such sale pending the completion thereof; provided, that such restrictions and conditions apply only to the Subsidiary or the other assets to be sold and such sale is permitted under Section 6.7, (h) restrictions and conditions contained in agreements and documents governing Indebtedness of any Subsidiary permitted hereunder that is not, and is not required to become, a Credit Party hereunder; provided, that such restrictions and conditions apply only to such Subsidiary, and (i) restrictions in any Refinancing Indebtedness as long as, in the case of this clause (i), any restrictions on the creation or assumption of any Lien upon any Credit Party’s properties or assets, whether now owned or hereafter acquired, to secure the Secured Obligations in Refinancing Indebtedness shall not be less favorable to the Secured Parties, when taken as a whole, than any such restrictions in the Refinanced Debt, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

6.4. Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates that are controlled by Holdings or any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:

(a) any Subsidiary of Borrower may declare and pay dividends or make other distributions ratably to its equity holders;

98

(b) payments of reasonable and customary Earn Out Indebtedness will be permitted; provided that both immediately prior to and after giving effect to the incurrence thereof, no Default or Event of Default shall exist or result therefrom;

(c) Borrower may make Restricted Junior Payments to Holdings (i) in an aggregate amount not to exceed $2,000,000 in any Fiscal Year, to the extent necessary to permit Holdings to pay general administrative costs and expenses, so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, and (ii) in an amount not to exceed the lesser of (A) the Taxes that would have been payable by the Borrower and/or its Subsidiaries as a stand-alone group and (B) the actual Tax liability of Holdings’ consolidated, combined, unitary or affiliated group (or, if Holdings is not the parent of the actual group, the Taxes that would have been paid by Holdings, the Borrower and/or the Borrower’s Subsidiaries as a stand-alone group);

(d) Holdings or any of its Subsidiaries may declare and pay dividends with respect to its respective Equity Interests payable solely in additional Equity Interests (other than Disqualified Equity Interests);

(e) Holdings may make repurchases of its Equity Interests deemed to occur upon the “Cashless exercise” of stock options, stock appreciation rights, warrants or similar equity or equity-based incentives or upon the vesting of restricted stock units, restricted stock or similar equity or equity-based incentives, if such Equity Interests represent the exercise price of such options, stock appreciation rights, warrants or similar equity or equity-based incentives or represent withholding Taxes due upon such exercise or vesting;

(f) Holdings may make, and Borrower may make Restricted Junior Payments to Holdings to permit Holdings to make, Cash payments in lieu of the issuance of fractional shares representing insignificant interests in Holdings in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in Holdings;

(g) Holdings may make, and Borrower may make Restricted Junior Payments to Holdings to permit Holdings to make, Restricted Junior Payments in connection with the implementation of or pursuant to any retirement, health, stock option and other benefit plans, bonus plans, carried interest programs, performance-based incentive plans, “promote” fee arrangements and other similar forms of compensation for the benefit of the directors, officers and employees of Holdings and its Subsidiaries;

(h) so long as no Event of Default has occurred and is continuing, Holdings may make, and Borrower may make Restricted Junior Payments to Holdings to permit Holdings to make, Restricted Junior Payments to repurchase or redeem Equity Interests of Holdings held by directors, officers, employees or consultants of Holdings or any of its Subsidiaries or former directors, officers, employees, or consultants (or their transferees, estates or beneficiaries under their estates) of Holdings or any of its Subsidiaries, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate amount of Cash consideration paid for all such redemptions and payments shall not exceed, in any Fiscal Year, the sum of $10,000,000 plus the net Cash proceeds of any “key-man” life insurance policies of Holdings and its Subsidiaries; provided, further, that the aggregate unused amounts in any Fiscal Year may be carried over to succeeding Fiscal Years;

99

(i) Borrower may (i) make Restricted Junior Payments to Holdings so that Holdings may make Restricted Junior Payments to its equity holders or the equity holders of any parent company of Holdings or (ii) make payments or prepayments of principal of, premium, if any, or interest on, or redeem, purchase, retire, defease (including in-substance or legal defeasance), or make similar payments (including on account of any sinking fund) with respect to, any Subordinated Indebtedness in each case up to an amount not to exceed the Cumulative Amount as in effect immediately prior to the making of such Restricted Junior Payment;

(j) after a Qualified IPO, Borrower may make Restricted Junior Payments to Holdings so that Holdings may make Restricted Junior Payments to its equity holders or the equity holders of any direct or indirect parent company of Holdings in an aggregate amount not exceeding 6.0% per annum of the Net Equity Proceeds received by Borrower from such Qualified IPO; provided that immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(k) to the extent constituting Restricted Junior Payments, payments or distributions reflected in the funds flow delivered to Administrative Agent on the Closing Date permitted by Section 2.3 of this Agreement;

provided that any amount permitted to be distributed to Holdings pursuant to the foregoing clauses (c), (f), (g) or (h) shall be permitted to be distributed by Holdings to Parent for such payment.

6.5. Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer, lease or license any of its property or assets to Borrower or any other Subsidiary of Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by (A) Section 6.1(j), (k) or (l) (but only, in the case of Section 6.1(l), to the extent such restrictions apply solely to the Person becoming a Subsidiary as a result of such Permitted Acquisition) that impose restrictions on the property so acquired, (B) Section 6.1(h) as long as, in each case, the scope of any such restrictions on the above described abilities of any Subsidiary of Borrower in any agreement evidencing Indebtedness permitted by Section 6.1(h) shall not be less favorable to the Secured Parties, when taken as a whole, than any such restrictions in this Agreement as in effect on the Closing Date, and (C) Section 6.1(m) as long as, in each case, the scope of any such restrictions on the above described abilities of any Subsidiary of Borrower in any agreement evidencing Indebtedness permitted by Section 6.1(m) shall not be less favorable to the Secured Parties, when taken as a whole, than any such restrictions in the Revolving Credit Agreement as in effect on the Closing Date, (ii) by reason of customary provisions restricting assignments,

100

subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (iv) described on Schedule 6.5, and amendments, modifications, extensions and renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or refinancing of any Indebtedness containing such restriction or condition); provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, (v) restrictions and conditions imposed by agreements binding on any Subsidiary (or on any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) in existence at the time such Subsidiary became a Subsidiary (or at the time of such merger or consolidation); provided, that such restrictions and conditions apply only to such Subsidiary (or, in the case of any such merger or consolidation, the Persons party thereto), and amendments, modifications, extensions or renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or, in the case of any such agreement relating to Indebtedness, refinancing of such agreement); provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof and (vi) restrictions and conditions contained in agreements and documents governing Indebtedness of any Subsidiary that is not, and is not required to become, a Credit Party hereunder; provided, that such restrictions and conditions apply only to such Subsidiary.

6.6. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in Borrower and any wholly-owned Guarantor Subsidiary of Borrower;

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;

(d) intercompany loans to the extent permitted under Section 6.1(b) and other Investments in Subsidiaries which are not wholly-owned Guarantors, provided that such Investments (including through intercompany loans and any Permitted Acquisition) in Subsidiaries other than wholly-owned Guarantor Subsidiaries of Borrower shall not exceed at any time an aggregate amount $25,000,000.

(e) (i) loans and advances to employees of Holdings and its Subsidiaries made in the ordinary course of business and (ii) payroll, travel and similar advances to directors, officers and employees of Holdings or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of Holdings or such Subsidiary for accounting purposes and that are made in the ordinary course of business, in the case of (i) and (ii), in an aggregate principal amount not to exceed $2,500,000;

101

(f) Permitted Acquisitions permitted pursuant to Section 6.7;

(g) Investments described in Schedule 6.6;

(h) Hedge Agreements which constitute Investments and “Designated Hedge Agreements” as defined in, and as permitted under Section 6.06(h) of, the Revolving Credit Agreement as in effect on the Closing Date;

(i) extensions of credit to customers or advances, deposits and payments to or with suppliers, lessors or utilities or for workers’ compensation, in each case, in the ordinary course of business that are recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Borrower and its Restricted Subsidiaries prepared in accordance with GAAP;

(j) Investments constituting non-Cash consideration received by Borrower or any of its Restricted Subsidiaries in connection with Asset Sales and other sales and dispositions permitted under Section 6.7;

(k) other Investments in an aggregate amount not to exceed at any time (i) $75,000,000 less (ii) the aggregate amount of Investments in Subsidiaries which are not wholly-owned Guarantors outstanding pursuant to Section 6.6(d); and

(l) other Investments in an aggregate amount not to exceed the Cumulative Amount as in effect immediately prior to the making of such Investment.

6.7. Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) (i) any Subsidiary of Borrower may be merged with or into Borrower or any Guarantor Subsidiary, or may be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor Subsidiary; provided, in the case of such a merger, Borrower or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person and (ii) any non-Guarantor Subsidiary of Borrower may be merged with or into any other non-Guarantor Subsidiary of Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other non-Guarantor Subsidiary;

102

(b) sales or other dispositions of assets that do not constitute Asset Sales;

(c) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds), when aggregated with the proceeds of all other Asset Sales during the term of this Agreement, are less than $150,000,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Borrower (or similar governing body)), (2) no less than 75% thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.11(a);

(d) disposals of obsolete, worn out or surplus property in the ordinary course of business;

(e) Permitted Acquisitions;

(f) Investments made in accordance with Section 6.6; and

(g) Borrower or any Subsidiary may merge with any other Person in order to effect the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.14.

6.8. Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.7, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber (except to the extent permitted by Section 6.5) or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber (except to the extent permitted by Section 6.5) or dispose of any Equity Interests of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.9. Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease.

103

6.10. Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings on terms that are less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between Borrower and any Guarantor Subsidiary; (b) reasonable and customary compensation, reimbursement and other fees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) compensation and reimbursement arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; (d) Restricted Junior Payments permitted by Section 6.4(c), (d), (e), (f), (g), (h), (i), (j) and (k); (e) Investments permitted by Section 6.6(e); and (f) transactions described in Schedule 6.10.

6.11. Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

6.12. Permitted Activities of Holdings. Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under this Agreement, the other Credit Documents and the Related Agreements or with respect to any Permitted Junior/Unsecured Incremental Debt or Refinancing Indebtedness; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than the Liens created under the Collateral Documents to which it is a party or Permitted Liens; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Equity Interests of Borrower, (ii) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, the Related Agreements or with respect to any Permitted Junior/Unsecured Incremental Debt or Refinancing Indebtedness; and (iii) making Restricted Junior Payments and Investments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Equity Interests of Borrower; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Borrower; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

6.13. Amendments or Waivers of Organizational Documents. No Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents in a manner materially adverse to the Lenders after the Closing Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

6.14. Amendments or Waivers of Terms with respect to Certain Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an

104

event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) in a manner materially adverse to the Lenders except to the extent permitted by the terms of any intercreditor or subordination agreement entered into by the Administrative Agent with respect to such Subordinated Indebtedness.

6.15. Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31.

SECTION 7. GUARANTY

7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent, for the ratable benefit of the Beneficiaries, the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”). Notwithstanding anything to the contrary in this Agreement, the Guaranty by any Guarantor hereunder shall not guaranty any Guaranteed Obligation that constitutes an Excluded Swap Obligation with respect to such Guarantor.

7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or

105

indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

106

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement or Cash Management Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements or Cash Management Agreements; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any

107

right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements or Cash Management Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or Cash Management Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or Cash Management Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or Cash Management Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or

108

otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements, the Cash Management Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6. Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

109

7.7. Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9. Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10. Financial Condition of Borrower. Any Loan may be made to Borrower or continued from time to time, and any Hedge Agreements and Cash Management Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Hedge Agreement or Cash Management Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents and the Hedge Agreements and Cash Management Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11. Bankruptcy, Etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case

110

or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12. Discharge of Guaranty Upon Sale of Guarantor. If (A) all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof or (B) if a Guarantor is designated as an Unrestricted Subsidiary in accordance with Section 5.14, then in the case of each of clauses (A) and (B), the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale or designation, as applicable.

SECTION 8. EVENTS OF DEFAULT

8.1. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five days after the date due; or

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness with an aggregate principal amount (or Net Mark-to-Market Exposure) of $25,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the

111

holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided, that clause (ii) shall not apply to secured Indebtedness that becomes due or subject to a mandatory offer to repurchase, prepay, defease or redeem such Indebtedness as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that any breach or default or event of default under the Revolving Credit Agreement as a result of a breach of Section 6.16 of the Revolving Credit Agreement shall not constitute an Event of Default under clause (ii) until the earliest to occur of (x) the date that is ninety (90) days after such breach or default (but only if such breach or default has not been waived or cured), (y) the acceleration of the Indebtedness under the Revolving Credit Agreement and (z) the exercise of any remedies by the Revolving Administrative Agent or the Revolving Co-Collateral Agents in respect of any Collateral; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.3, Section 5.2, Section 5.15 or Section 6; or

(d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other paragraph of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged, in each case, other than with respect to an Immaterial Subsidiary; or

112

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or (iii) any material suspension by Holdings or any Subsidiary of operation of its business (other than suspensions in the ordinary course of business, including, without limitation, mill downtime consistent with past practices, including, without limitation, market and maintenance related downtime), in each case, other than with respect to an Immaterial Subsidiary; or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $25,000,000 (in each case, to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Holdings or any of its ERISA Affiliates in excess of $25,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement, the Intercreditor Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any

113

Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document or the Intercreditor Agreement in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or

(m) Subordinated Indebtedness. Any Subordinated Indebtedness permitted hereunder or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations of the Credit Parties hereunder, as provided in the indenture or loan agreement governing such Subordinated Indebtedness, or any Credit Party shall so assert;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest and premium on the Loans and (II) all other Obligations; and (B) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

SECTION 9. AGENTS

9.1. Appointment of Agents. Goldman Sachs, JPMSI and Barclays are hereby appointed Bookrunners hereunder, and each Lender hereby authorizes Goldman Sachs, JPMSI and Barclays to act as Bookrunners in accordance with the terms hereof and the other Credit Documents. Goldman Sachs is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes Goldman Sachs to act as Syndication Agent in accordance with the terms hereof and the other Credit Documents. Barclays is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Barclays to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. JPMSI is hereby appointed Documentation Agent hereunder, and each Lender hereby authorizes JPMSI to act as Documentation Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Each of Syndication Agent and Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, neither Goldman Sachs, JPMSI or Barclays, each in its

114

capacity as a Bookrunner and an Arranger, nor Goldman Sachs, in its capacity as Syndication Agent, nor JPMSI, in its capacity as Documentation Agent, shall have any obligations but shall be entitled to all benefits of this Section 9. Each of Syndication Agent, Documentation Agent, each Bookrunner and any Agent described in clause (vii) of the definition thereof may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and Borrower.

9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein. Administrative Agent hereby agrees that it shall (i) furnish to any Arranger, upon such Arranger’s request, a copy of the Register, (ii) cooperate with each Arranger in granting access to any Lenders (or potential lenders) who such Arranger identifies to the Platform and (iii) maintain each Arranger’s access to the Platform; provided, however, that Administrative Agent shall not be obligated to items (i) and (iii) above in the event with respect to any Arranger that is administrative agent with respect to the Revolving Credit Agreement and Administrative Agent believes in good faith that such Arranger’s access to such information would be adverse to the Lenders.

9.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

115

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent

116

shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5. Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement or a Joinder Agreement and funding its Term Loan on the Closing Date or by the funding of any New Term Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such New Term Loans. Notwithstanding anything herein to the contrary, each Lender also acknowledges that the Liens and security interests granted to the Collateral Agent pursuant to the Pledge and Security Agreement and the exercise of any right or remedy by the Collateral Agent thereunder or under any other Collateral Document are subject to the provisions of the Intercreditor Agreement. In the event of a conflict between the terms of the Intercreditor Agreement (on the one hand), this Agreement or any Collateral Documents (on the other hand), the terms of the Intercreditor Agreement shall govern and control.

(c) Each Lender acknowledges that Borrower and certain Affiliates of the Credit Parties are Eligible Assignees hereunder and may purchase Loans and/or Commitments hereunder from Lenders from time to time, subject to the restrictions set forth in the definition of “Eligible Assignee” and Section 10.6.

117

9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent (i) in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents or (ii) in connection with (A) the obtaining of approval of the Credit Documents by the Bankruptcy Court and (B) the preparation and review of pleadings, documents and reports related to any Chapter 11 Case and any subsequent case under Chapter 7 of the Bankruptcy Code, attendance at meetings, court hearings or conferences related to any Chapter 11 Case and any subsequent case under Chapter 7 of the Bankruptcy Code, and general monitoring of any Chapter 11 Case and any subsequent case under Chapter 7 of the Bankruptcy Code; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7. Successor Administrative Agent and Collateral Agent.

(a) Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders. Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by Borrower and the Requisite Lenders. Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent, subject to the reasonable satisfaction of Borrower. If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring

118

Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation or removal of Barclays or its successor as Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation or removal of Barclays or its successor as Collateral Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b) In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Grantors, and Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and Collateral Agent signed by Requisite Lenders. Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders and Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by Borrower and the Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent, to appoint a successor Collateral Agent, subject to the reasonable satisfaction of Borrower. Until a successor Collateral Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall

119

promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

9.8. Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral, the Intercreditor Agreement and the other Collateral Documents; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Cash Management Obligations or Obligations with respect to any Hedge Agreement. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, (ii) subordinate the Collateral Agent’s Liens on the Revolving Collateral to the Revolving Co-Collateral Agents’ Lien on the Revolving Collateral in connection with the Revolving Credit Agreement and pursuant to the Intercreditor Agreement, or (iii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by Administrative Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent

120

on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c) Rights under Hedge Agreements and Cash Management Agreements. No Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty and no Cash Management Agreement will create (or be deemed to create) in favor of any Cash Management Provider, in each case that is a party thereto any rights to manage or release any Collateral or the obligations of any Guarantor under the Credit Documents except as expressly provided in Sections 10.5(c)(ii) and 10.5(c)(iii) of this Agreement and Section 9.2 of the Pledge and Security Agreement. By accepting the benefits of the Collateral, such Lender Counterparty and such Cash Management Provider shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d) Release of Collateral and Guarantees, Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than Cash Management Obligations and obligations in respect of any Hedge Agreement) have been paid in full and all Commitments have terminated or expired, upon request of Borrower, Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedge Agreement or Cash Management Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Cash Management Obligations or Obligations in respect of Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e) The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

121

9.9. Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

9.10. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due Administrative Agent under Sections 2.8, 10.2 and 10.3 allowed in such judicial proceeding); and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.8, 10.2 and 10.3. To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due

122

Administrative Agent under Sections 2.8, 10.2 and 10.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10. MISCELLANEOUS

10.1. Notices.

(a) Notices Generally. Except as otherwise set forth in paragraph (b) below, any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent, Collateral Agent, Administrative Agent or Documentation Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, as shown on the transmission report with respect to any telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) as designated by Administrative Agent from time to time. Any party hereto may change its address (including telefacsimile or telephone number) for notices and other communications hereunder by notice to each of the Administrative Agent and Borrower. At any time a single Person shall be acting as the Administrative Agent and the Collateral Agent, any notice or communication that shall have been delivered by Borrower to the Administrative Agent or to the Collateral Agent shall also be deemed to have been delivered to the Collateral Agent and the Administrative Agent, respectively.

(b) Electronic Communications.

(i) Notices and other communications to any Agent and Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Agent or any Lender pursuant to Section 2 if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion,

123

agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv) Each Credit Party, each Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(c) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Holdings, its Subsidiaries or their securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access

124

any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the documented, actual and reasonable costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the reasonable and documented fees, expenses and disbursements of counsel to Agents (in each case excluding allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all the documented actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and Taxes, stamp or documentary Taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents, except that Borrower will not be required to pay, or indemnify for, any Taxes other than as set forth in Sections 2.16 and 2.17; (e) all the documented actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the documented actual and reasonable costs and expenses (including the documented, reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other documented actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (excluding allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided that, in the case of clauses (c), (d), (f) and (g) above, so long as no Default or Event of Default shall have occurred and be continuing, reasonable attorney’s fees shall be limited to one primary counsel and, if reasonably required by Administrative Agent, local or specialist counsel; provided further that no such limitation shall apply if counsel for Administrative Agent determines in good faith that there is a conflict of interest that requires separate representation for any Agent.

125

10.3. Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder (i) with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from (x) the gross negligence or willful misconduct of such Indemnitee or such Indemnitee’s officers, partners, members, directors, trustees, advisors, employees, agents and sub-agents in performing the services that are the subject of this Agreement or (y) any proceeding solely between or among Indemnitees not arising from any act or omission by Holdings or any of its Subsidiaries (other than against any Agent in its capacities as such), in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) for any amount paid or payable by such Indemnitee in the settlement of any action, proceeding or investigation without the written consent of Borrower, which consent will not be unreasonably withheld, delayed or conditioned. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. This Section 10.3(a) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holdings and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Each Credit Party also agrees that no Lender, Agent nor their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses

126

incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Lender, Agent or their respective directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will such Lender, Agent, or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, Agent’s or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

(d) Each Credit Party also agrees that neither any Agent nor any Arranger shall have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other person for failure to monitor compliance with any provisions of this Agreement with respect to Disqualified Lenders.

10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, including all claims of any nature or description arising out of or connected hereto, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Sections 2.14 and 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.

10.5. Amendments and Waivers.

(a) Requisite Lenders’ Consent. Except as provided in Sections 2.21 and 2.22, subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment,

127

modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders and Borrower or the applicable Credit Party; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Credit Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.7) or any fee or any premium payable hereunder;

(iv) extend the time for payment of any such interest, fees or premium;

(v) reduce the principal amount of any Loan;

(vi) amend, modify, terminate or waive any provision of Section 2.14, this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(vii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments and the Term Loans are included on the Closing Date;

(viii) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be needed for such release); or

128

(ix) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vi), (vii), (viii) and (ix).

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.12 without the consent of Lenders holding more than 50% of the aggregate Term Loan Exposure of all Lenders or New Term Loan Exposure of all Lenders, as applicable, of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(ii) amend, modify or waive this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Hedge Agreements or the definition of “Lender Counterparty,” “Hedge Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable Collateral Document) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty;

(iii) amend, modify or waive this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents and Cash Management Obligations or the definition of “Cash Management Agreement,” “Cash Management Obligations,” “Cash Management Provider,” “Cash Management Services,” “Obligations,” or “Secured Obligations” (as defined in any applicable Collateral Document) in each case in a manner adverse to any Cash Management Provider with Obligations then outstanding without the written consent of any such Cash Management Provider; or

(iv) amend, modify, terminate or waive any provision of the Credit Documents as the same applies to any Agent or any Arranger, or any other provision hereof as the same applies to the rights or obligations of any Agent or any Arranger, in each case without the consent of such Agent or such Arranger, as applicable.

(d) Execution of Amendments, Etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

129

10.6. Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders (except, in the case of any Guarantor Subsidiary, any assignment or delegation by operation of law as a result of any merger or consolidation of such Guarantor Subsidiary permitted by Section 6.7), and no Lender may assign or otherwise transfer any of its rights hereunder except as set forth below in this Section 10.6 and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding Tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. It is intended that any Loans issued pursuant to this Agreement or any Credit Document shall be maintained at all times in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code, and Section 5f.103-1(c) of the United States Treasury Regulations, and the provisions of this Agreement shall be construed in accordance with this intention.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

130

(i) to any Person meeting the criteria of clause (i) of the definition of the term “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; and

(ii) to any Person meeting the criteria of clause (ii) of the definition of the term “Eligible Assignee” upon giving of notice to Borrower and Administrative Agent and (except in the case of assignments made by or to any Arranger) consented to by each of Borrower and Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Borrower, required at any time an Event of Default shall have occurred and then be continuing); provided further that (A) Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within 5 Business Days after having received notice thereof and (B) each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (w) $1,000,000 with respect to the assignment of the Term Loans and New Term Loans, (x) such lesser amount as agreed to by Borrower and Administrative Agent, (y) the aggregate amount of the Loans of the assigning Lender with respect to the Class being assigned or (z) the amount assigned by an assigning Lender to an Affiliate or Related Fund of such Lender.

(d) Mechanics.

(i) Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.17(c), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to Goldman Sachs or any Affiliate thereof or (z) in the case of an assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(ii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights

131

and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) it will not provide any information obtained by it in its capacity as a Lender to Holdings or any Affiliate of Holdings.

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation; provided that no participations shall be sold to any Disqualified Lender; provided, further, however, that (i) notwithstanding anything to the contrary in this Section 10.6(g)(i), each Lender shall have the right to sell one or more participations in all or any

132

part of its Commitments, Loans or any other Obligation to one or more lenders or other Persons that provide financing to such Lender in the form of sales and repurchases of participations without having to satisfy the foregoing requirements and (ii) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of Borrower, maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participation interest with respect to the Loans (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. It is intended that any Loans issued pursuant to this Agreement or any Credit Document shall be maintained at all times in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code, and Section 5f.103-1(c) of the United States Treasury Regulations, and the provisions of this Agreement shall be construed in accordance with this intention. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Loans for all purposes under this Agreement, notwithstanding any notice to the contrary.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

133

(iii) Borrower agrees that each participant shall be entitled to the benefits of Sections 2.15(c), 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent (not to be unreasonably withheld or delayed) and (y) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.17 as though it were a Lender; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.14 as though it were a Lender.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(i) Assignments to Borrower.

Notwithstanding anything to the contrary contained in this Section 10.6 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Loans owing to it to Borrower on a non-pro rata basis (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments), subject to the following limitations:

(i) Borrower may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Loans, provided that, (A) notice of the Auction shall be made to all Lenders and (B) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish which are consistent with this Section 10.6(i) and the Auction Procedures set forth on Exhibit M and are otherwise reasonably acceptable to Borrower, the Auction Manager and Administrative Agent;

134

(ii) With respect to all repurchases made by Borrower pursuant to this Section 10.6(i), (A) Borrower shall deliver to the Auction Manager a certificate of an Authorized Officer stating that (1) no Default or Event of Default has occurred and is continuing or would result from such repurchase and (2) as of the effective date of any Affiliate Assignment Agreement, it is not in possession of any information regarding Borrower, its Subsidiaries or its Affiliates, or their assets, Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any Auction or enter into any Affiliate Assignment Agreement or any of the transactions contemplated thereby that has not previously been disclosed to the Auction Manager, Administrative Agent and the Non-Public Lenders, (B) Borrower shall not use the proceeds of any loans under the Revolving Credit Agreement to acquire such Loans and (C) the assigning Lender and Borrower shall execute and deliver to the Auction Manager an Affiliate Assignment Agreement; and

(iii) Following repurchase by Borrower pursuant to this Section 10.6(i), the Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Borrower), for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (C) the determination of Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document. In connection with any Loans repurchased and cancelled pursuant to this Section 10.6(i), Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

(j) Assignments to Affiliated Lenders. So long as no Default or Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Loans owing to it (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments) to any Affiliated Lender on a non pro rata basis through (x) Auctions (provided that, (A) notice of the Auction shall be made to all Lenders and (B) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish which are consistent with this Section 10.6(j) and the Auction Procedures set forth on Exhibit M and are otherwise reasonably acceptable to Borrower, the Auction Manager and the Administrative Agent)) or (y) open market purchases, in each case subject to the following additional limitations:

(i) such Affiliated Lender shall make a representation that, as of the effective date of any Affiliate Assignment Agreement, it is not in possession of any information regarding Borrower, its Subsidiaries or its Affiliates, or their assets, Borrower’s ability to perform its Obligations or any other matter that would reasonably be expected to be material to a decision by any Lender to participate in any Auction, if applicable, or enter into any Affiliate Assignment Agreement or any of the transactions contemplated thereby that has not previously been disclosed to the Auction Manager, Administrative Agent and the Non-Public Lenders;

135

(ii) the aggregate principal amount of Loans purchased by assignment pursuant to this Section 10.6(j) and held at any one time by Affiliated Lenders may not exceed 20 % of the outstanding principal amount of all Loans;

(iii) the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to the Auction Manager or Administrative Agent, as applicable, an Affiliate Assignment Agreement;

(iv) each Affiliated Lender, solely in its capacity as a Lender, hereby agrees, and each Affiliate Assignment Agreement shall provide, that such Affiliated Lender shall have no right whatsoever so long as such Person is an Affiliated Lender:

(A) to vote with respect to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Credit Document and that it shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders; provided that, notwithstanding the foregoing, (x) such assignee shall be permitted to vote if such amendment, modification, waiver, consent or other such action disproportionately affects such Affiliated Lender in its capacity as a Lender as compared to other Lenders, (y) no amendment, modification, waiver, consent or other action shall, without the consent of the Affiliated Lender, deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder and (z) such assignee shall be permitted to vote if such amendment, modification, waiver, consent or other such action would increase the commitment of the relevant Affiliated Lender, extend or postpone the final maturity or scheduled date of amortization, reduce the principal, interest (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.7) or fees or release all or substantially all the value of the Guarantees or to release liens on all or substantially all of the collateral except as expressly provided in the Credit Documents; provided further however, that any Affiliated Lender that qualifies as an Affiliated Institutional Lender shall not be subject to the foregoing limitation;

(B) to attend (or receive any notice of) any meeting, conference call or correspondence with Administrative Agent or any Lender or receive any information from Administrative Agent or any other Lender (other than notices of borrowings, prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Section 2); or

136

(C) to make or bring any claim, in its capacity as Lender, against Administrative Agent, any other Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents;

(v) each Affiliated Lender, solely in its capacity as a Lender, hereby further agrees, and each Affiliate Assignment Agreement shall provide a confirmation, that if any Credit Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Law:

(A) each Affiliated Lender shall not take any step or action (whether directly or indirectly) in such proceeding to object to, impede, or delay the exercise of any right or the taking of any action by Administrative Agent (or the taking of any action by a third party that to which Administrative Agent has consented with respect to any disposition of assets by Borrower or any equity or debt financing to be made to Borrower), including, without limitation, the filing of any pleading by Administrative Agent) in (or with respect to any matters related to) the proceeding so long as Administrative Agent is not taking any action to treat such Affiliated Lender’s Loans in a manner that is less favorable to such Affiliated Lender in any material respect than the proposed treatment of similar Obligations held by other Lenders (including, without limitation, objecting to any debtor-in-possession financing, use of Cash collateral, grant of adequate protection, sale or disposition, compromise or plan of reorganization);

(B) the provisions set forth in this Section 10.6(j), and the related provisions set forth in each Affiliate Assignment Agreement, constitute (x) a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Credit Party has filed for protection under any Debtor Relief Laws and affecting the rights of creditors generally applicable to such Credit Party and (y) an irrevocable voting proxy coupled with a pledge in favor of Administrative Agent with respect to voting obligations set forth in this Section 10.6(j), and the related provisions set forth in each Affiliate Assignment Agreement;

(C) each Affiliated Lender shall support and shall not object to (x) any use of Cash collateral (including, without limitation, any and all terms of any Cash collateral order) and/or any debtor-in-possession financing (including, without limitation, any and all terms of any financing agreement, related documents and financing order) that is supported by or consented to by Administrative Agent and (y) any sale of any assets of the Credit Parties, whether under Section 363 of the Bankruptcy Code or otherwise, that is supported by or consented

137

to by Administrative Agent (including, without limitation, the terms and conditions of any bidding procedures orders, sale orders and any and all purchase and sale agreements and related documents);

(D) each Affiliated Lender shall be deemed to have voted in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders, except to the extent that any plan under the Bankruptcy Code proposes to treat the Obligations held by such Affiliated Lender in a manner that is less favorable to such Affiliated Lender in any material respect than the proposed treatment of similar Obligations held by other Lenders. For the avoidance of doubt, except to the extent that any plan under the Bankruptcy Code proposes to treat the Obligations held by an Affiliated Lender in a manner that is less favorable to such Affiliated Lender in any material respect than the proposed treatment of similar Obligations held by other Lenders, the Administrative Agent is hereby irrevocably authorized and empowered (in the name of such Affiliated Lender) to vote on behalf of such Affiliated Lender or consent on behalf of such Affiliated Lender in any such proceedings with respect to any and all claims of such Affiliated Lender relating to the Obligations. Each Affiliated Lender agrees and acknowledges that the foregoing constitutes an irrevocable proxy in favor of the Administrative Agent to vote or consent on behalf of such Affiliate Lender in any proceeding in the manner set forth above and that such Affiliated Lender shall be irrevocably bound to any such votes made or consents given and further shall not challenge or otherwise object to such votes or consents and shall not itself vote or provide consents in the proceeding; and

(E) each Affiliated Lender hereby expressly and irrevocably waives, for the benefit of the Administrative Agent and the Lenders any principles or provisions of law (including as set forth in any Debtor Relief Law, statutory or otherwise) which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of such Affiliated Lender’s obligations hereunder.

(k) Assignments by Affiliated Lenders. In connection with any sale, assignment or transfer of Loans by an Affiliated Lender:

(i) such Affiliated Lender shall make a representation that, as of the effective date of any such Affiliate Assignment Agreement, it is not in possession of any information regarding Borrower, its Subsidiaries or its Affiliates, or their assets, Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender to enter into any Affiliate Assignment Agreement or any of the transactions contemplated thereby that has not previously been disclosed to Administrative Agent and the Lenders; and

138

(ii) the Affiliated Lender selling Loans and such assignee shall execute and deliver to Administrative Agent an Affiliate Assignment Agreement.

Notwithstanding anything to the contrary in this Agreement, Goldman Sachs and Goldman Sachs Bank USA shall not be deemed to be Affiliated Lenders and assignments to Goldman Sachs and Goldman Sachs Bank USA shall be permitted without any further consent and shall not be subject to any limitations applicable to Affiliated Lenders.

10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Loan. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.15(c), 2.16, 2.17, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.14, 9.3(b) and 9.6 shall survive the payment of the Loans and the termination hereof.

10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

139

10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

10.15. CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE

140

APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17. Confidentiality. Each Agent and each Lender shall hold all non-public information regarding Holdings, Borrower and their respective Subsidiaries, Affiliates and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed

141

by Borrower that, in any event, Administrative Agent may disclose such information to the Lenders and each Agent and each Lender and each Agent may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts or agents who need to know such information and on a confidential basis (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant (other than any Disqualified Lender) in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Lender, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (vi) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform Borrower promptly thereof to the extent not prohibited by law) and (vii) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.

10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower

142

to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

10.19. Effectiveness; Counterparts. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20. Entire Agreement. With the exception of those terms contained in (a) Sections 3, 4, 5 (including Annex A), 7, 8 and 9 of the Commitment Letter, dated October 29, 2012, among Goldman Sachs, JPMorgan Chase Bank, N.A., JPMSI, Barclays, Wells Fargo Bank, National Association, UBS Loan Finance LLC and Borrower (the “Commitment Letter”) and (b) that certain Fee Letter, dated October 29, 2012, among Goldman Sachs, JPMorgan Chase Bank, N.A., JPMSI, Barclays and Borrower (the “Fee Letter”), which by the terms of the Commitment Letter remain in full force and effect all of Goldman Sachs’ and its Affiliates obligations under the Commitment Letter shall terminate and be superseded by the Credit Documents and Goldman Sachs and its Affiliates shall be released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.

10.21. PATRIOT Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.22. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory,

143

fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

[Remainder of page intentionally left blank]

144

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

NEWPAGE CORPORATION

By:	/s/ Jay A. Epstein
Name: Jay A. Epstein
Title: Senior Vice President, Chief Financial Officer and Assistant Secretary

NEWPAGE INVESTMENT COMPANY LLC

By:	/s/ Jay A. Epstein
Name: Jay A. Epstein
Title: Senior Vice President, Chief Financial Officer and Assistant Secretary

ESCANABA PAPER COMPANY

By:	/s/ Jay A. Epstein
Name: Jay A. Epstein
Title: Senior Vice President, Chief Financial Officer and Assistant Secretary

LUKE PAPER COMPANY

By:	/s/ Jay A. Epstein
Name: Jay A. Epstein
Title: Senior Vice President, Chief Financial Officer and Assistant Secretary

NEWPAGE CONSOLIDATED PAPERS INC.

By:	/s/ Jay A. Epstein
Name: Jay A. Epstein
Title: Senior Vice President, Chief Financial Officer and Assistant Secretary

Credit and Guaranty Agreement (Term Loan)

NEWPAGE WISCONSIN SYSTEM INC.

By:	/s/ Jay A. Epstein
Name: Jay A. Epstein
Title: Senior Vice President, Chief Financial Officer and Assistant Secretary

RUMFORD PAPER COMPANY

By:	/s/ Jay A. Epstein
Name: Jay A. Epstein
Title: Senior Vice President, Chief Financial Officer and Assistant Secretary

WICKLIFFE PAPER COMPANY LLC

By:	/s/ Jay A. Epstein
Name: Jay A. Epstein
Title: Senior Vice President, Chief Financial Officer and Assistant Secretary

Credit and Guaranty Agreement (Term Loan)

GOLDMAN SACHS LENDING PARTNERS LLC, as a Joint Lead Arranger, Syndication Agent, a Joint Bookrunner and a Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

Credit and Guaranty Agreement (Term Loan)

BARCLAYS BANK PLC, as Administrative Agent, Collateral Agent, a Joint Lead Arranger and a Joint Bookrunner

By:	/s/ Craig J Malloy
Name: Craig J Malloy
Title: Director

Credit and Guaranty Agreement (Term Loan)

J.P. MORGAN SECURITIES LLC, as Documentation Agent, a Joint Lead Arranger and a Joint Bookrunner

By:	/s/ Dan Pombo
Name: Dan Pombo
Title: Executive Director

Credit and Guaranty Agreement (Term Loan)

APPENDIX A

TO CREDIT AND GUARANTY AGREEMENT

Term Loan Commitments

Lender	Term Loan Commitment	Pro Rata Share
Goldman Sachs Lending Partners LLC	$500,000,000.00	100%
Total	$500,000,000.00	100%

APPENDIX A-1

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

NewPage Corporation

and each Guarantor

        8540 Gander Creek Drive

        Miamisburg, Ohio 45342

        Attention: Jay Epstein, CFO

        Facsimile: (937) 242-9324

        E-mail: jay.epstein@newpagecorp.com

with a copy to:

        Proskauer Rose LLP

        11 Times Square

        New York, NY 10036-8299

        Attention : Justin Breen

        Facsimile: (212) 969-2900

        E-mail: jbreen@proskauer.com

APPENDIX B-1

GOLDMAN SACHS LENDING PARTNERS LLC,

as Lender:

Goldman Sachs Lending Partners LLC

c/o Goldman, Sachs & Co.

30 Hudson Street, 36th Floor

Jersey City, NJ 07302

Attention: SBD Operations

Email: gsd.link@gs.com and ficc-sbdagency-nydallas@ny.email.gs.com with a copy to:

Goldman Sachs Lending Partners LLC

200 West Street

New York, New York 10282-2198

Attention: Michelle Latzoni

APPENDIX B-2

BARCLAYS BANK PLC,

as Administrative Agent and Collateral Agent

Administrative Agent’s Principal Office:

        BARCLAYS BANK PLC

        745 7th Avenue, 27th floor

        New York, NY 10019

        Attention: Patrick Kerner

        Email: Patrick.kerner@barclays.com

APPENDIX B-3

J.P. MORGAN SECURITIES LLC,

as Documentation Agent

        J.P. MORGAN SECURITIES LLC

        383 Madison Ave, Floor 27

        New York, NY 10179

        Attention: Dan Pombo

        E-mail: daniel.pombo@jpmorgan.com

APPENDIX B-4

SCHEDULE 3.01(g)

CLOSING DATE MORTGAGED PROPERTIES

The Real Estate Assets set forth on Annex A to this Schedule 3.1(g), together with all other fee-owned Real Estate Assets of the Credit Parties located at, adjacent to or within the vicinity of each Mill, other than Excluded Real Estate Assets (as defined below). “Mill” means the Real Estate Assets (together with any related machinery, equipment and other fixtures and personal property) of the Credit Parties used in connection with their paper manufacturing or converting operations and primarily located at (i) 1724 Fort Jefferson Hill Road, Wickliffe, Kentucky, (ii) 35 Hartford Street, Rumford, Maine, (iii) 300 Pratt Street, Luke, Maryland, (iv) 7100 County 426 M.5 Road, Escanaba, Michigan, (v) 100 North Central Avenue, Duluth, Minnesota, (vi) 621 North Biron Drive, Wisconsin Rapids, Wisconsin, (vii) 707 Arlington Place, Stevens Point, Wisconsin and (viii) 310 3rd Avenue North, Wisconsin Rapids, Wisconsin. “Excluded Real Estate Assets” means any fee-owned Real Estate Asset that is not used in any material respect for the Credit Parties’ paper manufacturing or converting operations conducted at any Mill; provided, that together with all other Excluded Real Estate Assets, the Excluded Real Estate Assets have a fair market value, in the reasonable good faith determination of the Borrower, of less than $150,000,000 as of the Closing Date.

NewPage Corporation	Edit Date

Real Property list with acreage	18-Dec-12

ID #/ SL #	Mill contact	Mill name	Property Name / Type	Address	City	State/ Province	Land Area (acres)	Owner	Parcel numbers/ Comments
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	4.04	NewPage Wisconsin System Inc.	010-4490-00010
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.37	NewPage Wisconsin System Inc.	010-4490-03920
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.78	NewPage Wisconsin System Inc.	010-0130-00050
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.09	NewPage Wisconsin System Inc.	010-0130-00082
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	3.68	NewPage Wisconsin System Inc.	010-0130-00100
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	3.20	NewPage Wisconsin System Inc.	010-0130-00110
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.43	NewPage Wisconsin System Inc.	010-0130-00130
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.36	NewPage Wisconsin System Inc.	010-0130-00170
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	5.32	NewPage Wisconsin System Inc.	010-2700-00512
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.51	NewPage Wisconsin System Inc.	010-2700-00514
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.59	NewPage Wisconsin System Inc.	010-4470-04365

D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.81	NewPage Wisconsin System Inc.	010-4470-04532
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.96	NewPage Wisconsin System Inc.	010-4470-04665
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.11	NewPage Wisconsin System Inc.	010-4470-04865
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.80	NewPage Wisconsin System Inc.	010-4470-05010
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.88	NewPage Wisconsin System Inc.	010-4470-05160
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.88	NewPage Wisconsin System Inc.	010-4470-05330
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.44	NewPage Wisconsin System Inc.	010-4470-05480
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.44	NewPage Wisconsin System Inc.	010-4470-07100
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.88	NewPage Wisconsin System Inc.	010-4470-07260
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.88	NewPage Wisconsin System Inc.	010-4470-07420
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.80	NewPage Wisconsin System Inc.	010-4470-07610
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.65	NewPage Wisconsin System Inc.	010-4470-07790
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.72	NewPage Wisconsin System Inc.	010-4470-07950
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.27	NewPage Wisconsin System Inc.	010-4490-00040

D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.07	NewPage Wisconsin System Inc.	010-4490-00050
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.07	NewPage Wisconsin System Inc.	010-4490-00060
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.07	NewPage Wisconsin System Inc.	010-4490-00070
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.07	NewPage Wisconsin System Inc.	010-4490-00080
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.18	NewPage Wisconsin System Inc.	010-4490-00090
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.08	NewPage Wisconsin System Inc.	010-4490-00100
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.08	NewPage Wisconsin System Inc.	010-4490-00110
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.08	NewPage Wisconsin System Inc.	010-4490-00120
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.08	NewPage Wisconsin System Inc.	010-4490-00130
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.34	NewPage Wisconsin System Inc.	010-4490-00135
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.23	NewPage Wisconsin System Inc.	010-4490-00215
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.11	NewPage Wisconsin System Inc.	010-4490-00285
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.10	NewPage Wisconsin System Inc.	010-4490-00505
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.63	NewPage Wisconsin System Inc.	010-4490-02735

D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.20	NewPage Wisconsin System Inc.	010-4490-02862
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	7.99	NewPage Wisconsin System Inc.	010-4490-03030
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.74	NewPage Wisconsin System Inc.	010-4490-03230
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.77	NewPage Wisconsin System Inc.	010-4490-03380
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.77	NewPage Wisconsin System Inc.	010-4490-03560
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.72	NewPage Wisconsin System Inc.	010-4490-03740
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.80	NewPage Wisconsin System Inc.	010-4490-04310
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.80	NewPage Wisconsin System Inc.	010-4490-04650
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.80	NewPage Wisconsin System Inc.	010-4490-04840
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.80	NewPage Wisconsin System Inc.	010-4490-05020
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.65	NewPage Wisconsin System Inc.	010-4490-05200
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.65	NewPage Wisconsin System Inc.	010-4490-05380
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.44	NewPage Wisconsin System Inc.	010-4490-05560
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.80	NewPage Wisconsin System Inc.	010-4490-05720

D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.80	NewPage Wisconsin System Inc.	010-4490-05900
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.80	NewPage Wisconsin System Inc.	010-4490-06120
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.80	NewPage Wisconsin System Inc.	010-4490-06410
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.80	NewPage Wisconsin System Inc.	010-4490-06680
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.80	NewPage Wisconsin System Inc.	010-4490-06860
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.71	NewPage Wisconsin System Inc.	010-4490-07040
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.47	NewPage Wisconsin System Inc.	010-4490-07220
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.63	NewPage Wisconsin System Inc.	010-4490-07400
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.05	NewPage Wisconsin System Inc.	010-4490-07435
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.30	NewPage Wisconsin System Inc.	010-4490-07560
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.33	NewPage Wisconsin System Inc.	010-4490-07780
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.67	NewPage Wisconsin System Inc.	010-4490-07970
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.16	NewPage Wisconsin System Inc.	010-4490-08410
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.54	NewPage Wisconsin System Inc.	010-4490-08320

B1	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494 - Map B - Main Biron Mill Facility	Biron	WI	75.00	NewPage Wisconsin System Inc.	2400029
B1	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494 - Map F - Biron Mill Log Storage	Biron	WI	18.07	NewPage Wisconsin System Inc.	2400088
B1	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494 - Map G - Biron Mill Log Storage	Biron	WI	7.68	NewPage Wisconsin System Inc.	2400091D
B2	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494 - Map D - Main R&D Facility	Biron	WI	45.29	NewPage Wisconsin System Inc.	2400033
B2	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494 - Map E - Additional R&D Property	Biron	WI	1.00	NewPage Wisconsin System Inc.	2400034
B3	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494	Biron	WI	17.63	NewPage Wisconsin System Inc.	2400028
B3	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494	Biron	WI	3.73	NewPage Wisconsin System Inc.	2400032A
B3	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494	Biron	WI	3.87	NewPage Wisconsin System Inc.	2400120
B3	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494	Biron	WI	1.16	NewPage Wisconsin System Inc.	2400184
B3	Christenson	Biron	Biron, Wisconsin	300 N. Biron Dr.; Wisconsin Rapids, WI 54494	Biron	WI	2.1	NewPage Wisconsin System Inc.	2400197

B3	Christenson	Biron	Biron, Wisconsin	Biron	Biron	WI	1.14	NewPage Wisconsin System Inc.	2400210
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	7.51	Escanaba Paper Company	21-014-006-015-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	19.96	Escanaba Paper Company	21-014-006-040-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	22.06	Escanaba Paper Company	21-014-006-043-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	97.28	Escanaba Paper Company	21-014-006-044-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	8.66	Escanaba Paper Company	21-014-006-045-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	13.61	Escanaba Paper Company	21-014-006-046-10
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	0.84	Escanaba Paper Company	21-014-006-051-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	0.95	Escanaba Paper Company	21-014-007-004-10
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	326.77	Escanaba Paper Company	21-014-051-001-00

E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	4.50	Escanaba Paper Company	21-014-051-021-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	6.32	Escanaba Paper Company	21-014-051-022-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	10.15	Escanaba Paper Company	21-014-051-023-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	1.03	Escanaba Paper Company	21-014-051-026-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	1.03	Escanaba Paper Company	21-014-051-026-10
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	0.43	Escanaba Paper Company	21-014-051-027-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	12.48	Escanaba Paper Company	21-014-051-039-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	9.59	Escanaba Paper Company	21-014-051-041-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	21.00	Escanaba Paper Company	21-007-030-012-00

E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-030-013-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-030-019-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-030-020-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	80.00	Escanaba Paper Company	21-007-030-022-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	24.25	Escanaba Paper Company	21-007-030-024-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	7.00	Escanaba Paper Company	21-007-030-025-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	35.00	Escanaba Paper Company	21-007-031-003-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-031-004-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	70.00	Escanaba Paper Company	21-007-031-005-00

E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	12.50	Escanaba Paper Company	21-007-031-006-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	79.20	Escanaba Paper Company	21-007-031-008-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	0.33	Escanaba Paper Company	21-007-124-052-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	39.79	Escanaba Paper Company	21-007-125-008-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-125-009-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-125-010-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	34.20	Escanaba Paper Company	21-007-125-011-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	26.20	Escanaba Paper Company	21-007-125-013-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	31.21	Escanaba Paper Company	21-007-125-021-00

E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	12.06	Escanaba Paper Company	21-007-125-022-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	43.15	Escanaba Paper Company	21-007-125-026-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	15.00	Escanaba Paper Company	21-007-135-040-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	100.96	Escanaba Paper Company	21-007-135-076-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-136-001-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-136-002-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-136-003-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-136-004-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	80.00	Escanaba Paper Company	21-007-136-005-00

E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-136-006-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-136-007-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	20.00	Escanaba Paper Company	21-007-136-008-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	20.00	Escanaba Paper Company	21-007-136-009-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-136-010-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	57.30	Escanaba Paper Company	21-007-136-011-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	23.68	Escanaba Paper Company	21-007-136-012-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	63.40	Escanaba Paper Company	21-007-136-013-00
E25	Wulf	Escanaba	Escanaba Finished Products Warehouse	Route 2, Mead Road, Bovine, MI	Lanse Township	MI	20	Escanaba Paper Company	07-004-366-006-00
E25	Wulf	Escanaba	Escanaba Finished Products Warehouse	Route 2, Mead Road, Bovine, MI	Lanse Township	MI	20	Escanaba Paper Company	07-004366-010-00

E26	Wulf	Escanaba	Escanaba Finished Products Warehouse	3204 County Road H-40, Trout Lake, Chippewa County, MI	Trout Lake Township	MI	28.33	Escanaba Paper Company	17-015-222-001-00
E26	Wulf	Escanaba	Escanaba Finished Products Warehouse	3204 County Road H-40, Trout Lake, Chippewa County, MI	Trout Lake Township	MI	0.92	Escanaba Paper Company	17-015-223-031-00
E26	Wulf	Escanaba	Escanaba Finished Products Warehouse	3204 County Road H-40, Trout Lake, Chippewa County, MI	Trout Lake Township	MI	10	Escanaba Paper Company	17-015-223-032-00
W5	Scourick	Wickliffe	Wickliffe Landfills and Solid Waste Facilities	Wickliffe Mill Landfill (Active), Ballard County, KY	Wickliffe	KY	84.57	Wickliffe Paper Company LLC	20-02-04
W9	Scourick	Wickliffe	Wickliffe Landfills and Solid Waste Facilities	Mill-Carlisle County Landfill (Pending Closure), Wickliffe, Ballard County, KY	Wickliffe	KY	275	Wickliffe Paper Company LLC	012-00-00-010.00
W11	Scourick	Wickliffe	Wickliffe Mill and Associated Real Property	1724 Westvaco Road, Wickliffe, Ballard County, KY	Wickliffe	KY	1174	Wickliffe Paper Company LLC	20-01BO
W12	Scourick	Wickliffe	Wickliffe Mill and Associated Real Property	0 Westvaco Road, Wickliffe, Ballard County, KY	Wickliffe	KY	219	Wickliffe Paper Company LLC	20-01-01
W14	Scourick	Wickliffe	Wickliffe Mill and Associated Real Property	Mill-Ballard County Landfill (Pending Closure), Wickliffe, Ballard County, KY	Wickliffe	KY	33	Wickliffe Paper Company LLC	20-06-02
SP1	Kolpacki	Stevens Pt	SP Mill Landfill	2308.05.3000.02	Stevens Point	WI	33.290	NewPage Wisconsin System Inc.	2308.05.3000.02
SP2	Kolpacki	Stevens Pt	Vacant lot across river from mill	2408.31.4015.07	Stevens Point	WI	0.248	NewPage Wisconsin System Inc.	2408.31.4015.07
SP3	Kolpacki	Stevens Pt	Parking lot (upper one)	2408.32.2019.34	Stevens Point	WI	0.406	NewPage Wisconsin System Inc.	2408.32.2019.34

SP4	Kolpacki	Stevens Pt	Parking lot (upper one)	2408.32.2019.36	Stevens Point	WI	0.384	NewPage Wisconsin System Inc.	2408.32.2019.36
SP7	Kolpacki	Stevens Pt	lot on Water St - Says Stora Enso, Wis Rapids	2408.32.3002.24	Stevens Point	WI	0.172	NewPage Wisconsin System Inc.	2408.32.3002.24
SP8	Kolpacki	Stevens Pt	lot on Water St - Says Stora Enso, Wis Rapids	2408.32.3002.26	Stevens Point	WI	0.207	NewPage Wisconsin System Inc.	2408.32.3002.26
SP9	Kolpacki	Stevens Pt	lot on Water St - Says Stora Enso, Wis Rapids	2408.32.3002.27	Stevens Point	WI	0.207	NewPage Wisconsin System Inc.	2408.32.3002.27
SP10	Kolpacki	Stevens Pt	lot on Water St - Says Stora Enso, Wis Rapids	2408.32.3002.29	Stevens Point	WI	0.220	NewPage Wisconsin System Inc.	2408.32.3002.29
SP11	Kolpacki	Stevens Pt	lot on Water St - Says Stora Enso, Wis Rapids	2408.32.3002.34	Stevens Point	WI	0.331	NewPage Wisconsin System Inc.	2408.32.3002.34
SP12	Kolpacki	Stevens Pt	lot on Water St - Says Stora Enso, Wis Rapids	2408.32.3002.36	Stevens Point	WI	0.183	NewPage Wisconsin System Inc.	2408.32.3002.36
SP13	Kolpacki	Stevens Pt	lot on Water St - Says Stora Enso, Wis Rapids	2408.32.3002.37	Stevens Point	WI	0.172	NewPage Wisconsin System Inc.	2408.32.3002.37
SP14	Kolpacki	Stevens Pt	Mill	2408.32.3002.55	Stevens Point	WI	24.565	NewPage Wisconsin System Inc.	2408.32.3002.55
SP15	Kolpacki	Stevens Pt	Mill - Across Wis St	2408.32.3007.07	Stevens Point	WI	2.013	NewPage Wisconsin System Inc.	2408.32.3007.07
SP16	Kolpacki	Stevens Pt	Mill - Across Wis St	2408.32.3008.02	Stevens Point	WI	4.298	NewPage Wisconsin System Inc.	2408.32.3008.02
SP17	Kolpacki	Stevens Pt	Mill - Across Wis St	2408.32.3013.15	Stevens Point	WI	3.794	NewPage Wisconsin System Inc.	2408.32.3013.15
SP20	Winkler	Stevens Pt	Stevens Point, Wisconsin (Water Renewal Center)	2690 W River Dr, Stevens Point, Wisconsin 54481	Stevens Point	WI	35	NewPage Wisconsin System Inc.	2423080811
SP20	Winkler	Stevens Pt	Stevens Point, Wisconsin (Water Renewal Center)	2690 W River Dr, Stevens Point, Wisconsin 54481	Stevens Point	WI	20	NewPage Wisconsin System Inc.	2423080812
SP20	Winkler	Stevens Pt	Stevens Point, Wisconsin (Water Renewal Center)	2690 W River Dr, Stevens Point, Wisconsin 54481	Stevens Point	WI	58.06	NewPage Wisconsin System Inc.	242308080502

SP20	Winkler	Stevens Pt	Stevens Point, Wisconsin (Water Renewal Center)	2690 W River Dr, Stevens Point, Wisconsin 54481	Stevens Point	WI	40	NewPage Wisconsin System Inc.	024-23-0817-06
SP20	Winkler	Stevens Pt	Stevens Point, Wisconsin (Water Renewal Center)	2690 W River Dr, Stevens Point, Wisconsin 54481	Stevens Point	WI	39.77	NewPage Wisconsin System Inc.	024-23-0817-07.01
SP20	Winkler	Stevens Pt	Stevens Point, Wisconsin (Water Renewal Center)	2690 W River Dr, Stevens Point, Wisconsin 54481	Stevens Point	WI	40	NewPage Wisconsin System Inc.	024-23-0818-04
SP20	Winkler	Stevens Pt	Stevens Point, Wisconsin (Water Renewal Center)	2690 W River Dr, Stevens Point, Wisconsin 54481	Stevens Point	WI	34.4	NewPage Wisconsin System Inc.	024230808:06.10
SP20	Winkler	Stevens Pt	Stevens Point, Wisconsin (Water Renewal Center)	2690 W River Dr, Stevens Point, Wisconsin 54481	Stevens Point	WI	1	NewPage Wisconsin System Inc.	024230808:06.02
SP20	Winkler	Stevens Pt	Stevens Point, Wisconsin (Water Renewal Center)	2690 W River Dr, Stevens Point, Wisconsin 54481	Stevens Point	WI	2.92	NewPage Wisconsin System Inc.	024230808:06.13
34	Rebuck	Luke	Luke Mill	Maryland Avenue, Westernport, Allegany County, MD	Westernport	MD	3.178	Luke Paper Company	08019800
35	Rebuck	Luke	Luke Mill	Grant Street, Luke, Allegany County, MD	Luke	MD	0.8264	Luke Paper Company	08019584
35	Rebuck	Luke	Luke Mill	Grant Street, Luke, Allegany County, MD	Luke	MD	0.5509	Luke Paper Company	08019592
35	Rebuck	Luke	Luke Mill	Grant Street, Luke, Allegany County, MD	Luke	MD	0.5325	Luke Paper Company	08019606

35	Rebuck	Luke	Luke Mill	Grant Street, Luke, Allegany County, MD	Luke	MD	0.5509	Luke Paper Company	08019819
37	Rebuck	Luke	Luke Mill	*Section D Drawing No. P17304, Westvaco Property Located on Green Mountain, dated 7/14/87, prepared by CR. Smith	Mineral County	WV	5307.105	Luke Paper Company	0001 0003 0000
40	Rebuck	Luke	Luke Mill	Warehouse/State Route 135, McCoole, Allegany County, MD	McCoole	MD	31.292	Luke Paper Company	31003539
46	Rebuck	Luke	Luke Mill	Route 135, Tri-Towns Plaza, Westernport, Allegany County, MD	Westernport	MD	1.1	Luke Paper Company	08022054
50	Rebuck	Luke	Luke Warehouse/Distribution Facilities Owned by Acquired Companies	Finished Products Warehouse, Luke, MD	Luke	MD	9	Luke Paper Company	31007747
L60	Rebuck	Luke	Luke	Allong W MD RWY Luke st Cromwell St & Pratt	Allegany	MD	0.44	Luke Paper Company	08001391
L61	Rebuck	Luke	Luke	115 Pratt St Lot 8	Allegany	MD	0.0298	Luke Paper Company	08001677
L75	Rebuck	Luke	Luke	PT Closed Commercrestcest Running N/W Fr RT 135 at Luke	Allegany	MD	0.086	Luke Paper Company	08002088
L77	Rebuck	Luke	Luke	PT Closed Cromwell LL St at Luke	Allegany	MD	0.402	Luke Paper Company	08002118
L78	Rebuck	Luke	Luke	PT Closed Alley at Luke Running N/W Fr Intr With Cromwell St	Allegany	MD	0.072	Luke Paper Company	08002126

L79	Rebuck	Luke	Luke	PT of Closed Alley EY At Luke	Allegany	MD	0.069	Luke Paper Company	08002134
L89	Rebuck	Luke	Luke	408 Pratt St Pt Lot 199 87	Allegany	MD	0.049	Luke Paper Company	08004161
L92	Rebuck	Luke	Luke	113 W/S Pratt St Lot 7	Allegany	MD	0.030	Luke Paper Company	08004404
L93	Rebuck	Luke	Luke	323 Pratt St PT LT 152	Allegany	MD	0.053	Luke Paper Company	08004579
L102	Rebuck	Luke	Luke	420 Pratt St Lot 205	Allegany	MD	0.087	Luke Paper Company	08005680
L103	Rebuck	Luke	Luke	319 E/S Fairview St St Lot 150	Allegany	MD	0.057	Luke Paper Company	08005745
L105	Rebuck	Luke	Luke	325 Pratt St Lot 153 PT 154	Allegany	MD	0.057	Luke Paper Company	08006229
L117	Rebuck	Luke	Luke	418 Prat St Lot 204	Allegany	MD	0.092	Luke Paper Company	08010315
L128	Rebuck	Luke	Luke	402 Pratt St Lot 196 90	Allegany	MD	0.052	Luke Paper Company	08014280
L129	Rebuck	Luke	Luke	426 Pratt St Lot 208 71	Allegany	MD	0.040	Luke Paper Company	08014345
L130	Rebuck	Luke	Luke	317 Pratt St Lot 149	Allegany	MD	0.112	Luke Paper Company	08014388
L132	Rebuck	Luke	Luke	E/S Pratt St PT Lot 200 85	Allegany	MD	0.048	Luke Paper Company	08014469
L133	Rebuck	Luke	Luke	E/S Pratt St Lot 201	Allegany	MD	0.048	Luke Paper Company	08014477
L138	Rebuck	Luke	Luke	Pratt, Commerce, Cromwell & Jefferson STS	Allegany	MD	2.321	Luke Paper Company	08015112
L141	Rebuck	Luke	Luke	199 Pratt St Lot 1	Allegany	MD	0.081	Luke Paper Company	08015929
L147	Rebuck	Luke	Luke	W/S Cromwell St Lot 78 PT 77	Allegany	MD	0.110	Luke Paper Company	08017484
L148	Rebuck	Luke	Luke	W/S Cromwell St PT LTS 72 Thru 76	Allegany	MD	0.138	Luke Paper Company	08017506
L151	Rebuck	Luke	Luke	County Rd at Franklin	Allegany	MD	1.740	Luke Paper Company	08018995
L154	Rebuck	Luke	Luke	Pratt St Lts 192 thru 195	Allegany	MD	0.230	Luke Paper Company	08019460

L156	Rebuck	Luke	Luke	Above Westernport	Allegany	MD	4.060	Luke Paper Company	08019525
L157	Rebuck	Luke	Luke	116 Cromwell St Lots 113-114	Allegany	MD	0.115	Luke Paper Company	08019533
L158	Rebuck	Luke	Luke	Fairview St Pt Lot 635	Allegany	MD	0.052	Luke Paper Company	08019541
L159	Rebuck	Luke	Luke	Fairview St Pt Lot 635	Allegany	MD	0.052	Luke Paper Company	08019568
L160	Rebuck	Luke	Luke	Fairview St Pt Lot 641-642	Allegany	MD	0.103	Luke Paper Company	08019576
L162	Rebuck	Luke	Luke	Adj N/S 69 Nullan Avn Pt Lots 40-41-42 Spangler	Allegany	MD	0.115	Luke Paper Company	08019622
L170	Rebuck	Luke	Luke	N Concrete Steps	Allegany	MD	2.400	Luke Paper Company	08019711
L173	Rebuck	Luke	Luke	S. Mullan Ave W of Spangler Ave	Allegany	MD	1.500	Luke Paper Company	08019762
L174	Rebuck	Luke	Luke	County Rd	Allegany	MD	0.450	Luke Paper Company	08019770
L175	Rebuck	Luke	Luke	Pt W MD Rwy	Allegany	MD	0.210	Luke Paper Company	08019797
L177	Rebuck	Luke	Luke	E/S Pratt St PT Lot 203	Allegany	MD	0.057	Luke Paper Company	08019851
L178	Rebuck	Luke	Luke	430 Pratt St Pt Lot 210	Allegany	MD	0.037	Luke Paper Company	08019924
L181	Rebuck	Luke	Luke	Horse Rock Hill Lot 9	Allegany	MD	0.845	Luke Paper Company	08019959
L183	Rebuck	Luke	Luke	Land along back Lineline of LTS 60 to 68 inc H/R Hill S/D	Allegany	MD	1.030	Luke Paper Company	08020159
L184	Rebuck	Luke	Luke	W MD Rwy Lot Tri & 4th	Allegany	MD	1.953	Luke Paper Company	08020175
L185	Rebuck	Luke	Luke	130 Mullan Ave	Allegany	MD	0.133	Luke Paper Company	08020310
L190	Rebuck	Luke	Luke	303 Fairview St Pt Lot 282	Allegany	MD	0.052	Luke Paper Company	08020817
L201	Rebuck	Luke	Luke	Luke W/S Peach Alleylley PT LT 707-708-709	Allegany	MD	0.055	Luke Paper Company	08022682
L202	Rebuck	Luke	Luke	Pratt St Lots 29-30-31	Allegany	MD	0.172	Luke Paper Company	08023441
L204	Rebuck	Luke	Luke	Portion of Potomac St	Allegany	MD	0.021	Luke Paper Company	08024251
L205	Rebuck	Luke	Luke	Route 135	Allegany	MD	2.740	Luke Paper Company	31004977

L207	Rebuck	Luke	Luke	RR RT 335	Allegany	MD	0.187	Luke Paper Company	31006368
L208	Rebuck	Luke	Luke	N/S Route 135 LTS S 7-8-9-10-11 Lamberts 1st	Allegany	MD	0.689	Luke Paper Company	31006376
L209	Rebuck	Luke	Luke	23306 Westernport RDT Rd	Allegany	MD	0.430	Luke Paper Company	31006384
L211	Rebuck	Luke	Luke	Lamberts 1st Addn Lots 3-4	Allegany	MD	0.587	Luke Paper Company	31007437
L212	Rebuck	Luke	Luke	Lamberts 1st Addn ton to McCoole LT 12-13	Allegany	MD	0.275	Luke Paper Company	31007453
L213	Rebuck	Luke	Luke	Route 135 Lot 2 Lamberts Addn	Allegany	MD	0.296	Luke Paper Company	31007461
L214	Rebuck	Luke	Luke	N/S Route 135 Lots 14-15	Allegany	MD	0.275	Luke Paper Company	31007488
L215	Rebuck	Luke	Luke	Westernport to McCoole Rd S/S Route 135	Allegany	MD	0.405	Luke Paper Company	31007976
L217	Rebuck	Luke	Luke	S/S Rt 156 BET WesternPort & McCoole	Allegany	MD	1.258	Luke Paper Company	31008670
WR7	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Fiber & Energy Mill)	950 Fourth Ave. N.; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	21.86	NewPage Wisconsin System Inc.	3401504
WR8	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Transportation Center)	1300 Fifth Ave. N.; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	5.79	NewPage Wisconsin System Inc.	3401509
WR9	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Support Services)	700 Dura Beauty Ln.; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	18.48	NewPage Wisconsin System Inc.	3401451
WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	37.62	NewPage Wisconsin System Inc.	3400310
WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	40.00	NewPage Wisconsin System Inc.	1700571

WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	8.76	NewPage Wisconsin System Inc.	1700572
WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	57.86	NewPage Wisconsin System Inc.	1700575
WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	47.42	NewPage Wisconsin System Inc.	1700576
WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	10.00	NewPage Wisconsin System Inc.	1700577
WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	5.08	NewPage Wisconsin System Inc.	1700578
WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	12.00	NewPage Wisconsin System Inc.	3400305
WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	40.00	NewPage Wisconsin System Inc.	3400306
WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	40.00	NewPage Wisconsin System Inc.	3400307
WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	40.00	NewPage Wisconsin System Inc.	3400308
WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	40.00	NewPage Wisconsin System Inc.	3400309

WR12	Hayden-6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	39.01	NewPage Wisconsin System Inc.	3400311
WR12	Hayden-6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	23.23	NewPage Wisconsin System Inc.	3400312
R1	Lyons	Rumford	Rumford Mill and Associated Real Property	35 Hartford Street (Primary Site), Rumford, Oxford County, ME	Rumford	ME	98.2	Rumford Paper Company	114-001
R9	Lyons	Rumford	Rumford Mill and Associated Real Property	Parking Area on River /River Road, Mexico, Oxford County, ME	Mexico	ME	0.11	Rumford Paper Company	Lot 7/Map 18. Paved parking area. Survey map 07/08/1985
R11	Lyons	Rumford	Rumford Mill and Associated Real Property	Swift River Pumping Station, Rumford, Oxford County, ME	Rumford	ME	3.6	Rumford Paper Company	Met Tower lot. Portion of survey map 10/30/1992; 1st Am Title photo. Tax Map 113-330-TWR
R13	Lyons	Rumford	Rumford Mill and Associated Real Property	Canal Parking Lot (Part of Primary Site) /Railroad Street, Rumford, Oxford County, ME	Rumford	ME	1.82	Rumford Paper Company	Contractor parking lot; Interconnect substation; discontinued town way. Survey maps. Tax Map 118-001-A
R13	Lyons	Rumford	Rumford Mill and Associated Real Property	Canal Parking Lot (Part of Primary Site) /Railroad Street, Rumford, Oxford County, ME	Rumford	ME	3.47	Rumford Paper Company	Contractor parking lot; Interconnect substation; discontinued town way. Survey maps. Tax Map 118-001
R14	Lyons	Rumford	Rumford Mill and Associated Real Property	Offsite Water Wells, Rumford, Oxford County, ME	Rumford	ME	0	Rumford Paper Company	Easement on Town of Rumford property; Portion of survey map 10/30/1992; 1st Am Title photo.

R17	Lyons	Rumford	Rumford Mill and Associated Real Property	4-Seasons Security Parcel/River Road, Mexico, Oxford County, ME	Mexico	ME	2.2	Rumford Paper Company	Book 1509/page 74. Part of access to Farrington Mountain Landfill Site. Survey map by Acme 06/04/1998.
R18	Lyons	Rumford	Rumford Mill and Associated Real Property	Wyman Hill Road (East Hillside), Rumford, Oxford County, ME	Rumford	ME	17.4	Rumford Paper Company	Map/Lot: 138-001. Vacant lot previously used for storage/laydown; 1st Am Title photo
R20	Lyons	Rumford	Rumford Landfills and Solid Waste Facilities	Farrington Mtn Landfill (Active), Mexico, Oxford County, ME	Mexico	ME	682	Rumford Paper Company	Active landfill; 1st Am Title photo. Tax records show 682 acres.
R37	Lyons	Rumford	Rumford Falls Power Company	Dump Road, Rumford, Oxford County, ME	Rumford	ME	19.5	Rumford Paper Company	Parcel containing Mobile Garage, Long Log, Aspen woodyard and Trailer Pool, Tax Map 118-004
R40	Lyons	Rumford	Rumford Paper Company	Rumford Avenue, Rumford, Oxford County, ME	Rumford	ME	4.89	Rumford Paper Company	Rumford footbridge parking lot. Tax Map 113-332
R43	Lyons	Rumford	Rumford Paper Company	County Road, Rumford, Oxford County, ME	Rumford	ME	0.7	Rumford Paper Company	Lower gate parking lot. Tax Map 114-001-001
R44	Lyons	Rumford	Rumford Paper Company	Congress Street, Rumford, Oxford County, ME	Rumford	ME	0.5	Rumford Paper Company	Parking lot behind Legion Hall. Tax Map 117-298
R49	Lyons	Rumford	Rumford Paper Company	Farrington Mth Access Rpad, Mexico, Oxford County, ME	Mexico	ME	0.08	Rumford Paper Company	Farrington Mth Access RD lot abutting 4 Seasons lot. Map 12 Lot 35C

Notwithstanding the foregoing, the following properties are not included in Schedule 3.1(g)

Escanaba, MI Mill

Any parcel, the fee estate of which is owned by American Transmission Company.

The property described as:

Parcel A

That part of Government Lot 8, Section 1, Township 39 North, Range 23 West, Wells Township, Delta County, Michigan lying east of the right of way of the Escanaba & Lake Superior Railroad.

AND ALSO

Those parts of Government Lots 6 and 7, Section 1, Township 39 North, Range 23 West, Wells Township, Delta County, Michigan lying east of the right of way of the Escanaba & Lake Superior Railroad and north of the right of way of the Escanaba & Lake Superior Railroad.

Easement contains approximately 28.99 GIS acres of land, more or less.

Parcel B

All that part of the Grantor’s property described in Liber 271, Page 565, Delta County Records being a part of Government Lot 3, Section 6 and part of Government Lot 1, Section 7, Township 39 North, Range 22 West, Wells Township, Delta County, Michigan, more particularly described as follows.

The part of the Grantor’s property lying southerly of the southeasterly right of way line of the Minneapolis St. Paul & Sault Ste. Marie Railroad and lying westerly of Mead Access Road and westerly of the proposed Project Boundary line of the Escanaba Hydroelectric Project Dam No. 1 Facility.

Said easement contains all that land lying westerly of the intermediate traverse line described in Liber 271, Page 565 and the current easterly bank of the Escanaba River, also including all that part of Government Lot 1, Section 1, Township 39 North, Range 23 West; and that part of Government Lot 3, Section 6 and that part of Government Lot 1, Section 7, Township 39 North Range 22 West, according to the original Government Land Office Surveys dated June 24, 1847 (T39N, R23W) and March 3, 1847 (T39N, R22W), now currently flowed.

Easement contains approximately 5.33 GIS acres of land, more or less.

The property described as:

Parcel C

A PART OF GOVERNMENT LOT 5, SECTION 25, TOWNSHIP 40 NORTH, RANGE 23 WEST, ESCANABA TOWNSHIP, DELTA COUNTY, MICHIGAN, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE WEST QUARTER CORNER OF SAID SECTION 25; THENCE SOUTH 00o18’52” WEST ALONG THE WEST LINE OF SECTION 25, 208.84 FEET; THENCE SOUTH 89o31’34” EAST, 2402.23 FEET TO THE SOUTHERLY BOUNDARY OF UPPCO DAM NUMBER THREE PARCEL “B” (LIBER 409 PAGE 42 OF DELTA COUNTY REGISTER OF DEEDS) AND THE POINT OF THE BEGINNING; THENCE SOUTH 19o10’01” WEST, 875.25 FEET, THENCE SOUTH 45o22’31” WEST, 91.54 FEET; THENCE SOUTH 49o46’56” EAST, 132.50 FEET TO THE NORTH LINE OF A 50 FOOT WIDE GAS TRANSMISSION LINE EASEMENT (LIBER 217 PAGE 63 OF DELTA COUNTY REGISTER OF DEEDS); THENCE ALONG SAID EASEMENT NORTH 80o42’50” WEST, 227.23 FEET TO A POINT ON AN INTERMEDIATE TRAVERSE LINE ALONG THE WATERS EDGE OF THE ESCANABA RIVER; SAID POINT IS SOUTH 80o42’50” EAST, 48 FEET MORE OR LESS FROM SAID WATERS EDGE; THENCE ALONG SAID WATERS EDGE ALONG AN INTERMEDIATE TRAVERSE LINE NORTH 12o43’39” EAST, 831.72 FEET TO THE SOUTHERLY BOUNDARY OF UPPCO DAM NUMBER THREE PARCEL “B” (LIBER 409 PAGE 42 OF DELTA COUNTY REGISTER OF DEEDS); SAID POINT IS SOUTH 76o55’58” EAST, 72 FEET MORE OR LESS FROM THE WATERS EDGE OF THE ESCANABA RIVER; THENCE ALONG SAID SOURTHERLY BOUNDARY SOUTH 76o55’58” EAST, 29.07 FEET; THENCE ALONG SAID SOUTHERLY BOUNDARY NORTH 62o53’00” EAST, 296.64 FEET TO THE POINT OF BEGINNING.

CONTAINING 4.03 ACRES, MORE OR LESS TO THE INTERMEDIATE TRAVERSE LINE.

CONTAINING 4.93 ACRES, MORE OR LESS TO THE EAST WATERS EDGE OF THE ESCANABA RIVER.

PARCEL INCLUDES ALL LAND LYING BETWEEN INTERMEDIATE TRAVERSE LINE AND THE WATERS EDGE OF THE ESCANABA RIVER.

Parcel D

A PART OF GOVERNMENT LOTS 4 AND 5, AND PART OF THE NORTHWEST QUARTER OF THE SOUTHEAST QUARTER OF SECTION 25, TOWNSHIP 40 NORTH RANGE 23 WEST, ESCANABA TOWNSHIP, DELTA COUNTY, MICHIGAN, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE WEST QUARTER CONER OF SAID SECTION 25; THENCE SOUTH 00o18’52” WEST ALONG THE WEST LINE OF SECTION 25, 208.84 FEET; THENCE SOUTH 89o31’34” EAST, 2402.23 FEET TO THE SOUTHERLY BOUNDARY OF UPPCO DAM NUMBER THREE PARCEL “B” (LIBER 409 PAGE 42 OF DELTA COUNTY REGISTER OF DEEDS) AND THE POINT OF BEGINNING; THENCE ALONG SAID SOUTHERLY BOUNDARY NORTH 62o53’00” EAST, 572.80 FEET; THENCE ALONG SAID SOUTHERLY BOUNDARY NORTH 47o47’08” EAST, 115.17 FEET TO THE WESTERLY EDGE OF A 66.00 FOOT WIDE ACCESS ROAD EASEMENT (LIBER 409 PAGE 43 OF DELTA COUNTY REGISTER OF DEEDS); THENCE SOUTH 88o31’39” EAST, 66.00 FEET TO THE EASTERLY EDGE OF SAID EASEMENT; THENCE SOUTH 19o46’00” EAST, 280.87 FEET; THENCE SOUTH 84o31’36” WEST, 759.57 FEET TO THE POINT OF BEGINNING.

CONTAINING 2.44 ACRES, MORE OR LESS.

Parcel E

A PART OF GOVERNMENT LOTS 1 AND 4, SECTION 25, TOWNSHIP 40 NORTH, RANGE 23 WEST, ESCANABA TOWNSHIP, DELTA COUNTY, MICHIGAN, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTH QUARTER CORNER OF SAID SECTION 25; THENCE NORTH 89o53’30” EAST ALONG THE NORTH LINE OF SAID SECTION 25 A DISTANCE OF 328.43 FEET TO THE EASTERLY HISTORIC RIVER BANK OF THE ESCANABA RIVER AND THE POINT OF BEGINNING; THENCE CONTINUING ALONG SAID NORTH LINE, NORTH 89o53’30” EAST 197.21 FEET; THENCE SOUTH 18o42’21” WEST, 285.86 FEET; THENCE SOUTH 58o03’31” EAST 138.87 FEET TO THE WESTERLY EDGE OF A 66.00 FOOT WIDE ACCESS ROAD EASEMENT (LIBER 409 PAGE 43 OF DELTA COUNTY REGISTER OF DEEDS); THENCE ALONG SAID EASEMENT 172.85 FEET ALONG A CURVE WITH ITS CENTER TO THE SOUTHEAST AND HAVING A RADIUS OF 633.00 FEET, A CHORD OF 172.32 FEET AND A CHORD BEARING OF SOUTH 19o34’28” WEST; THENCE ALONG SAID EASEMENT SOUTH 11o45’05” WEST 25.19 FEET; THENCE ALONG SAID EASEMENT 114.16 FEET ALONG A CURVE WITH ITS CENTER TO THE NORTHWEST AND HAVING A RADIUS OF 367.00 FEET A CHORD OF 113.70 FEET AND A CHORD BEARING OF SOUTH 20o39’46” WEST; THENCE ALONG SAID EASEMENT SOUTH 29o34’27” WEST, 299.58 FEET; THENCE ALONG SAID EASEMENT 219.58 FEET ALONG A CURVE WITH ITS CENTER TO THE SOUTHEAST AND HAVING A RADIUS OF 433.00 FEET, A CHORD OF 217.24 FEET AND A CHORD BEARING OF SOUTH 15o02’47” WEST; THENCE ALONG SAID EASEMENT SOUTH 00o31’07” WEST, 71.23 FEET; THENCE ALONG SAID EASEMENT 71.47 FEET ALONG A CURVE WITH ITS CENTER TO THE WEST HAVING A RADIUS OF 467.00 FEET, A CHORD OF 71.41 FEET AND A CHORD BEARING OF SOUTH 4o54’12” WEST; THENCE ALONG SAID EASEMENT SOUTH 9o17’16” WEST, 81.84 FEET TO THE NORTHERLY BOUNDARY OF UPPCO DAM NUMBER THREE PARCEL “B” (LIBER 409 PAGE 42 OF DELTA COUNTY REGISTER OF DEEDS); THENCE SOUTH 88o14’29” WEST, 439.43 FEET TO THE EASTERLY HISTORIC RIVER

BANK OF THE ESCANABA RIVER; THENCE ALONG SAID HISTORIC RIVER BANK THE NEXT 5 CALLS; THENCE NORTH 15o43’46” EAST, 244.15 FEET; THENCE NORTH 36o35’20” EAST, 543.68 FEET; THENCE NORTH 14o47’34” EAST, 245.06 FEET; THENCE NORTH 4o45’18” EAST 262.86 FEET; THENCE NORTH 21o29’25” EAST, 186.77 FEET TO THE POINT OF BEGINNING.

CONTAINING 8.95 ACRES, MORE OR LESS

Parcel F

GOVERNMENT LOT 2, SECTION 25, TOWNSHIP 40 NORTH, RANGE 23 WEST, ESCANABA TOWNSHIP, DELTA COUNTY, MICHIGAN, EXCEPT THE RIGHT OF WAY OF THE ESCANABA & LAKE SUPERIOR RAILROAD, AND EXCEPT THE NORTH 900 FEET LYING EAST OF SAID RIGHT OF WAY AND WEST OF THE FLOOD WATERS OF THE ESCANABA RIVER. SAID EXCEPTION IS DESCRIBED AS FOLLOWS:

BEGINNING 68 FEET EAST OF THE NORTHWEST CORNER OF SAID GOVERNMENT LOT 2; THENCE SOUTHERLY ALONG THE EAST BOUNDARY OF SAID RIGHT OF WAY, 900 FEET; THENCE EASTERLY PARALLEL TO THE NORTH LINE OF GOVERNEMENT LOT 2, 540 FEET TO THE FLOOD WATERS OF THE ESCANABA RIVER; THENCE NORTHEASTERLY ALONG THE FLOOD WATERS OF THE ESCANABA RIVER TO THE NORTH LINE OF GOVERNMENT LOT 2; THENCE WESTERLY ALONG SAID NORTH LINE, 865 FEET TO THE POINT OF BEGINNING.

AND ALSO

PART OF GOVERNMENT LOT 3, SECTION 25, TOWNSHIP 40 NORTH, RANGE 23 WEST, ESCANABA TOWNSHIP, DELTA COUNTY, MICHIGAN LYING NORTHERLY OF A LINE DESCRIBED AS FOLLOWS.

COMMENCING AT THE NORTHWEST CORNER OF SAID SECTION 25, TOWNSHIP 40 NORTH, RANGE 23 WEST; THENCE S00o55’33” W, 2644.54 FEET ALONG THE WEST LINE OF THE NW  1/4 OF SAID SECTION 25 TO THE WEST  1/4 CORNER OF SAID SECTION 25; THENCE S88o45’00“E, 1297.81 FEET ALONG THE EAST-WEST  1/4 LINE OF SAID SECTION 25; THENCE N13o00’00“E, 306.21 FEET ALONG THE WEST LINE OF LAND DESCRIBED IN LIBER 409, PAGE 36 (L 409 P 36), DELTA COUNTY REGISTRY; THENCE N48o48’00“W, 155.96 FEET ALONG SAID WEST LINE TO THE EASTERLY RIGHT OF WAY OF THE ESCANABA AND LAKE SUPERIOR RAILROAD; THENCE ALONG SAID RIGHT OF WAY 903.15 FEET ALONG THE ARC OF A 3837.22 FOOT CURVE TO THE LEFT, HAVING A LONG CHORD WHICH BEARS N11o55’34” E, 901.06 FEET (RAILROAD DEFINITION) TO A POINT THAT IS N89o03’05” E, 34.27 FEET FROM F.E.R.C. CONCRETE MONUMENT “R-1”, THE POINT OF BEGINNING OF HEREIN DESCRIBED LINE; THENCE N89o03’05” E, 1425.91 FEET ALONG THE NORTH LINE OF L 409, P 36 TO F.E.R.C. CONCRETE MONUMENT “R-2”; THENCE N89o03’05” E, 47.95

FEET ALONG THE NORTH LINE OF L 409, P 36 TO THE NORTHEAST CORNER OF L 409, P 36, THE POINT OF ENDING OF HEREIN DESCRIBED LINE.

CONTAINING 18.02 GIS ACRES, MORE OR LESS.

Rumford, ME Mill

The property described as:

A certain parcel of land situated in the Town of Rumford, County of Oxford, State of Maine lying northwesterly of but not abutting a northwest sideline of State Route 108 and abutting on the northwest a Middle Canal parcel of Rumford Falls Hydro, LLC, more particularly described as follows:

Beginning at a point on the northwest sideline of the discontinued portion of Railroad Street, now of Rumford Paper Company – refer to deed recorded in Book 4224, Page 68 and Plan #4235 of the Oxford County East Registry of Deeds, said starting point being on the southeast line of a Middle Canal parcel conveyed to Rumford Falls Hydro, LLC by deed recorded in Book 3950, Page 35 (pg. 4) of the Registry and said starting point also being located 451.48 feet at N 31° 09’ 00” E along said northwest sideline of Railroad Street from the north corner of the hammerhead turn-around easement conveyed to the Town of Rumford by deed recorded in Book 4224, Page 110 of the Registry, thence;

N 31° 09’ 00” E for 168.24 feet along said northwest sideline of Railroad Street to a point thereon, thence;

S 74° 47’ 02” E for 95.47 feet through land of Rumford Paper Company, passing 1.0 feet southerly of a 218 Transmission Line pole, to a point, thence;

S 15° 26’ 06” E for 14.82 feet through land of Rumford Paper Company to a (1/2) inch rebar, capped and marked “PLS 1254”, thence;

S 15° 26’ 06” E for 111.54 feet through land of Rumford Paper Company to a point on the northwest line of land conveyed to Rumford Falls Hydro, LLC by deed recorded in Book 3950, Page 35 (pg. 39) of the Registry, thence;

Southwesterly for 360.01 feet along line of said Rumford Falls Hydro, LLC land which is a curve to the left with a radius of 676.19 feet to a point of tangency, thence;

S 31° 09’ 00” W for 40.52 feet along the northwest line of said Rumford Falls Hydro, LLC land to a point thereon, thence;

N 60° 08’ 18” W for 60.11 feet through land of Rumford Paper Company to a drill hole within the limits of said Railroad Street, thence;

N 31° 25’ 10” E for 277.82 feet through said Railroad Street to a point therein, thence;

N 59° 25’ 19” W for 31.21 feet through said Railroad Street to the point of beginning.

Bearings are referenced to True North.

Being a parcel of 1.09 acres which is part of land of Rumford Paper Company – refer to Book 3723, Page 307, Book 3257, Page 60, Book 2383, Page 79 and Book 2383, Page 50 of the Registry.

The property described as the portion of the discontinued road being more particularly described as follows:

Beginning at an unmonumented point which is the intersection of the west sideline of Veterans Street with the south sideline of the former Railroad Street now discontinued and is an east corner of land conveyed by said Book 2383, Page 79;

Thence, N 65 degrees 04 minutes 43 seconds W for 303.76 feet along the south line of the former Railroad Street to an angle point;

Thence, N 68 degrees 11 minutes 52 seconds W for 638.94 feet along the south line of the former Railroad Street to a corner;

Thence, S 31 degrees 09 minutes 00 seconds W for 214.43 feet along the east sideline of former Railroad Street to a corner on the north line of the Sub-Station Parcel as shown on “Survey Plan of Rumford Falls Hydro, LLC Sub-Station for Rumford Paper Company” by Acme Land Surveying, LLC, dated June 17, 2011, with a revised date of July 1, 2011, and recorded in said Registry of Deeds in Plan Book         , Page         ;

Thence, N 74 degrees 47 minutes 02 seconds W for 41.60 feet along the north line of said Sub-Station parcel to a point on the west sideline of former Railroad Street which is the north corner of said Sub-Station Parcel;

Thence, N 31 degrees 09 minutes 00 seconds E for 259.80 feet along the west sideline of former Railroad Street to a corner therein;

Thence S 68 degrees 11 minutes 52 seconds E for 673.07 feet along the former northerly line of Railroad Street to an angle point;

Thence S 73 degrees 12 minutes 54 seconds E for 325.98 feet along the former northerly line of Railroad Street to a corner at the west sideline of Veterans Street;

Thence S 36 degrees 03 minutes 27 seconds W for 87.74 feet along the west sideline of Veterans Street to the point of beginning.

Wickliffe, KY Mill

The property described as:

Tract 1:

A parcel of land of variable width along an existing forcemain located on an existing pipe rack and a proposed underground forcemain on the west side of the Canadian National Railroad, south of Wickliffe, Ballard County, Kentucky, and being more particularly described as follows:

Beginning at a point where the southern portion of the herein described permanent easement intersects the western right of way line of the existing Canadian National Railroad, said point being approximately 1,290 feet north of railroad milepost 372 and approximately 65 feet south of an existing pipe rack;

thence, generally paralleling an existing pipe rack, South 64°47’29” West a distance of 522.65 feet to a point;

thence, continuing generally parallel to said pipe rack, North 59°50’36” West a distance of 1078.51 feet to a point;

thence, continuing generally parallel to said pipe rack, North 89°46’10” West a distance of 1086.32 feet to a point where the proposed forcemain leaves the existing pipe rack and goes underground;

thence, North 0°13’50” East, a distance of 4.67 feet to a point;

thence, generally paralleling a proposed underground forcemain, North 89°36’38” West, a distance of 521.95 feet to a point;

thence, continuing generally paralleling said proposed underground forcemain, North 89°36’38” West, a distance of 521.95 feet to a point;

thence, North 0°23’22” East, a distance of 11.68 feet to a point;

thence, North 89°50’57” West, a distance of 317.30 feet to a point;

thence, North 1°50’13” West, a distance of 53.67 feet to a point;

thence, generally paralleling a proposed underground forcemain, North 89°56’30” West, a distance of 798.90 feet to a point;

thence, South 0°57’35” East, a distance of 5.00 feet to a point;

thence, generally paralleling a proposed underground forcemain, South 89°03’37” West, a distance of 436.80 feet to a point;

thence, continuing generally paralleling said proposed underground forcemain, South 48°44’03“West, a distance of 92.48 feet to a point;

thence, continuing generally paralleling said proposed underground forcemain, North 84°11’02” West, a distance of 434.07 feet to a point on the existing west right of way line of U.S. 51;

thence, with the west right of way line of U.S. 51, North 6°17’19” East, a distance of 40.00 feet to a point on the said right of way line;

thence, leaving the west right of way line of U.S. 51 and generally paralleling a proposed underground forcemain, South 84°11’02” East a distance of 401.37 feet to a point;

thence, North 5°48’49” East, a distance of 61.74 feet to a point;

thence, generally paralleling a proposed underground forcemain, North 89°03’37” East, a distance of 527.47 feet to a point;

thence, South 0°57’35” East, a distance of 10.01 feet to a point;

thence, generally paralleling a proposed underground forcemain, South 89°56’30” East, a distance of 878.24 feet to a point;

thence, continuing generally parallel to a said proposed underground forcemain, South 43°49’09” East, a distance of 75.93 feet to a point;

thence, continuing generally paralleling said proposed underground forcemain, South 89°36’38” East, a distance of 676.39 feet to a point;

thence, North 0°13’50” East, a distance of 15.24 feet to a point;

thence, generally paralleling a proposed underground forcemain, South 89°46’10” East, a distance of 32.71 feet to a point where the proposed underground forcemain comes out of the ground and onto an existing pipe rack;

thence, continuing generally parallel to the said existing pipe rack, South 89°46’10” East, a distance of 1102.90 feet to a point;

thence, continuing generally parallel to the said existing pipe rack, South 59°50’36” East, a distance of 1014.45 feet to a point;

thence, continuing generally parallel to the said existing pipe rack, North 64°47’29” East, a distance of 519.33 feet to a point on the western right of way line of the existing Canadian National Railroad;

thence, with the western right of way line of the existing Canadian National Railroad, South 24°54’09” East, a distance of 100.00 feet back to the point of beginning.

The above described parcel of land contains 6.53 acres more or less (284,609 sq.ft.).

Tract 2:

A parcel of land of variable width located along a proposed underground forcemain on the west side of US 51, south of Wickliffe, Ballard County, Kentucky, and being more particularly described as follows:

Beginning at a point where the southern portion of the herein described permanent easement intersects the county right of way line of U.S. 51 as recorded in Cabinet 1, Drawer 3, Card 3488 in the Ballard County Clerk’s office, said point being approximately 46 feet west of a proposed underground forcemain at construction station 44+00.21;

thence, generally paralleling a proposed underground forcemain, North 23°55’26” West, a distance of 14.57 feet to a point;

thence, continuing generally parallel to the said underground forcemain, North 69°53’04” West, a distance of 886.35 feet to a point;

thence, continuing generally parallel to the said underground forcemain along an arc to the left a distance of 227.49 feet to a point, said arc having a radius of 586.18 feet and being subtended by a chord bearing North 60°04’33” West a distance of 226.07 feet;

thence, continuing generally parallel to the said underground forcemain, North 46°15’07” West, a distance of 244.43 feet to a point;

thence, continuing generally parallel to the said underground forcemain along an arc to the left a distance of 229.99 feet to a point, said arc having a radius of 842.48 feet and being subtended by a chord bearing North 38°11’08” West a distance of 229.28 feet;

thence, continuing generally parallel to the said underground forcemain, North 30°21’54” West, a distance of 181.53 feet to a point;

thence, continuing generally parallel to the said underground forcemain, South 89°55’15” West, a distance of 511.56 feet to a point in the Mississippi river;

thence, North 0°04’49” West, a distance of 75 feet to a point in the Mississippi river;

thence, generally paralleling a proposed underground forcemain, North 89°55’15” East, a distance of 554.62 feet to a point;

thence, generally paralleling a proposed underground forcemain, South 30°21’54” East, a distance of 224.59 feet to a point;

thence, continuing generally parallel to the said underground forcemain along an arc to the right a distance of 209.36 feet to a point, said arc having a radius of 767.48 feet and being subtended by a chord bearing South 38°10’47” East a distance of 208.71 feet;

thence, generally paralleling a proposed underground forcemain, South 46°15’07” East, a distance of 244.26 feet to a point;

thence, continuing generally parallel to the said underground forcemain along an arc to the right a distance of 194.86 feet to a point, said arc having a radius of 515.35 feet and being subtended by a chord bearing South 60°18’11” East a distance of 193.70 feet;

thence, generally paralleling a proposed underground forcemain, South 69°53’04” East, a distance of 975.51 feet to a point;

thence, generally paralleling a proposed underground forcemain, South 23°55’26” East, a distance of 73.11 feet to a point where the southern portion of the herein described permanent easement intersects the county right of way line of U.S. 51 as recorded in Cabinet 1, Drawer 3, Card 3488 in the Ballard County Clerk’s office;

thence, with the said county right of way line of U.S. 51, North 84°16’58” West, a distance of 132.31 feet back to the point of beginning.

The above described parcel of land contains 4.15 acres more or less (180,694 sq.ft.).

Tract 3:

A triangular parcel of land located along a proposed underground forcemain on the west side of US 51, south of Wickliffe, Ballard County, Kentucky, and being more particularly described as follows:

Beginning at a point where the northern portion of the herein described permanent easement intersects the county right of way line of U.S. 51 as recorded in Cabinet 1, Drawer 3, Card 3488 in the Ballard County Clerk’s office, said point being approximately 15 feet southwest of a proposed underground forcemain at construction station 42+92.33;

thence, South 13°21’39” West, a distance of 41.77 feet to a point;

thence, North 23°55’43” West, a distance of 47.86 feet to a point;

thence, South 83°53’21” East, a distance of 29.23 feet back to the point of beginning.

The above described parcel of land contains 0.01 acres more or less (605 sq.ft.).

The property described as:

Tract 1:

A parcel of land located along a proposed underground forcemain on the west side of US 51, south of Wickliffe, Ballard County, Kentucky, and being more particularly described as follows:

Beginning at a point where the southern portion of the herein described temporary easement intersects the county right of way line of U.S. 51 as recorded in Cabinet 1, Drawer 3, Card 3488 in the Ballard County Clerk’s office, said point being approximately 40 feet southwest of a proposed underground forcemain at construction station 42+61.82;

thence, leaving the county right of way line of U.S. 51, North 71°58’11” West, a distance of 147.78 feet to a point;

thence, North 5°22’45” East, a distance of 10.91 feet to a corner of the county right of way line of U.S. 51;

thence, along the county right of way line of U.S. 51, South 83°53’21” East, a distance of 120.77 feet to a point on the county right of way line of U.S. 51;

thence, leaving the county right of way line of U.S. 51, South 23°55’43” East, a distance of 47.86 feet back to the point of beginning.

The above described parcel of land contains 0.08 acres more or less (3,289 sq.ft.).

Tract 2:

A parcel of land located along a proposed underground forcemain on the west side of US 51, south of Wickliffe, Ballard County, Kentucky, and being more particularly described as follows:

Beginning at a point where the northern portion of the herein described temporary easement intersects the permanent forcemain easement, said point being approximately 45 feet southwest of a proposed underground forcemain at construction station 56+44.35;

thence, leaving the permanent easement line, South 46°16’07” West, a distance of 35.03 feet to a point;

thence, North 46°15’07” West, a distance of 167.22 feet to a point;

thence, along an arc to the right a distance of 239.62 feet to a point, said arc having a radius of 877.48 feet and being subtended by a chord bearing North 38°11’17” West a distance of 238.88 feet;

thence, North 30°21’54” West, a distance of 44.33 feet to a point;

thence, North 79°40’38” West, a distance of 310.87 feet to a point;

thence, South 89°55’15” West, a distance of 244.77 feet to a point in the Mississippi River;

thence, upstream with the Mississippi River, North 0°04’49” West, a distance of 80.00 feet to a point in the Mississippi River;

thence, North 89°55’15” East, a distance of 511.56 feet to a point;

thence, South 30°21’54” East, a distance of 181.53 feet to a point;

thence, along an arc to the left a distance of 229.99 feet to a point, said arc having a radius of 842.48 feet and being subtended by a chord bearing South 38°11’08” East a distance of 229.28 feet;

thence, South 46°15’07” East, a distance of 168.68 feet back to the point of beginning.

The above described parcel of land contains 1.57 acres more or less (68,023 sq.ft.).

SCHEDULE 4.01

JURISDICTIONS OF ORGANIZATION

A.	Name and type of entity and jurisdiction of organization

Name of Entity	Type of Entity	Jurisdiction of Organization
NewPage Investment Company LLC	Limited Liability Company	Delaware
NewPage Corporation	Corporation	Delaware
Chillicothe Paper Inc.	Corporation	Delaware
Escanaba Paper Company	Corporation	Michigan
Luke Paper Company	Corporation	Delaware
Rumford Paper Company	Corporation	Delaware
Wickliffe Paper Company LLC	Limited Liability Company	Delaware
NewPage Energy Services LLC	Limited Liability Company	Delaware
Upland Resources, Inc	Corporation	West Virginia
NewPage Consolidated Papers Inc.	Corporation	Delaware
NewPage Wisconsin System Inc.	Corporation	Wisconsin
Rumford GIPOP Inc. [1]	Corporation	Delaware
Escanaba Wood Supply Inc. [2]	Corporation	Delaware
NewPage Port Hawkesbury Holding LLC [3]	Limited Liability Company	Delaware
NewPage Canadian Sales LLC [4]	Limited Liability Company	Delaware

B.	Organizational and capital structure post-emergence

As set forth on Schedule 4.02.C.

1	Pursuant to Section 6.07(a)(i), to be merged with and into Rumford Paper Company following the Closing Date.
2	Pursuant to Section 6.07(a)(i), to be merged with and into Escanaba Paper Company following the Closing Date.
3	Pursuant to the Reorganization Plan, to be merged into NewPage Consolidated Papers Inc. on the Closing Date.
4	Pursuant to the Reorganization Plan, to be merged into NewPage Wisconsin System Inc. on the Closing Date.

SCHEDULE 4.02

EQUITY INTERESTS AND OWNERSHIP

A.	Existing Options, Warrants, Call Rights, Etc. (after giving effect to the consummation of the transactions contemplated by the Credit Agreement and the Related Agreements to occur on the Effective Date):

None.

B.	Ownership Interests (before giving effect to the consummation of the transactions contemplated by the Credit Agreement and the Related Agreements to occur on the Effective Date)

ISSUER	OWNER / HOLDER	TYPE OF INTEREST	CERT. NO(S).	NUMBER OF SHARES/ INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER
NewPage Corporation	NewPage Holding Corporation	Common Stock	1	100	100
Chillicothe Paper Inc.	NewPage Corporation	Common Stock	1	100	100
Escanaba Paper Company	NewPage Corporation	Common Stock	4	100	100
Escanaba Wood Supply Inc.	Escanaba Paper Company	Common Stock	1	100	100
Luke Paper Company	NewPage Corporation	Common Stock	3	100	100
Rumford Paper Company	NewPage Corporation	Common Stock	4	200	100
Rumford GIPOP Inc	NewPage Corporation	Common Stock	1	100	100
NewPage Energy Services LLC	NewPage Corporation	Membership Interest	N/A	N/A	N/A

4.2-2

ISSUER	OWNER / HOLDER	TYPE OF INTEREST	CERT. NO(S).	NUMBER OF SHARES/ INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER
Upland Resources, Inc	NewPage Corporation	Common Stock	11	1,000,000	100
Wickliffe Paper Company LLC	NewPage Corporation	Membership Interest	1	N/A	100
NewPage Consolidated Papers Inc.	NewPage Corporation	Common Stock	7	2259	100
NewPage Wisconsin System Inc.	NewPage Consolidated Papers Inc.	Common Stock	4	200	100
NewPage Canadian Sales LLC	NewPage Wisconsin System Inc.	Common Stock Class A Common Shares Series 1	3 3	100 1,060,000	100
NewPage Port Hawkesbury Holding LLC	NewPage Consolidated Papers Inc.	Common Stock	2	100	100

4.2-2

C.	Ownership Interests (after giving effect to the consummation of the transactions contemplated by the Credit Agreement and the Related Agreements to occur on the Effective Date)[5]

ISSUER	OWNER / HOLDER	TYPE OF INTEREST	CERT. NO(S).	NUMBER OF SHARES/ INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER
NewPage Corporation	NewPage Investment Company LLC	Common Stock	2	100	100
Chillicothe Paper Inc.	NewPage Corporation	Common Stock	2	100	100
Escanaba Paper Company	NewPage Corporation	Common Stock	5	100	100
Escanaba Wood Supply Inc.	Escanaba Paper Company	Common Stock	2	100	100
Luke Paper Company	NewPage Corporation	Common Stock	4	100	100
Rumford Paper Company	NewPage Corporation	Common Stock	5	200	100
Rumford GIPOP Inc	NewPage Corporation	Common Stock	2	100	100
NewPage Energy Services LLC	NewPage Corporation	Membership Interest	1	N/A	100
Upland Resources, Inc	NewPage Corporation	Common Stock	12	1,000,000	100
Wickliffe Paper Company LLC	NewPage Corporation	Membership Interest	2	N/A	100

[5]	After giving effect to the mergers pursuant to the Reorganization Plan on the Closing Date.

4.2-3

ISSUER	OWNER / HOLDER	TYPE OF INTEREST	CERT. NO(S).	NUMBER OF SHARES/ INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER
NewPage Consolidated Papers Inc.	NewPage Corporation	Common Stock	8	2259	100
NewPage Wisconsin System Inc.	NewPage Consolidated Papers Inc.	Common Stock	5	200	100

4.2-4

SCHEDULE 4.07

HISTORICAL FINANCIAL STATEMENTS

The Historical Financial Statements referred to in clause (ii) of the definition thereof (the “Interim Historical Financial Statements”) were prepared in conformity with GAAP, subject to the following exceptions:

1.	In accordance with the Existing Credit Agreement, NewPage Port Hawkesbury Corp., a corporation incorporated under the laws of Nova Scotia, Canada (“NPPH”) and a former subsidiary of the Borrower that was sold prior to the Effective Date, was excluded from all periods presented in the Interim Historical Financial Statements. Under GAAP, and as reflected in the Historical Financial Statements for the fiscal year ended December 31, 2011, NPPH should have been deconsolidated as of September 7, 2011 (the “Deconsolidation Date”). Under the deconsolidation accounting model (primarily supported by ASC 852 Reorganization, ASC 810 Consolidation and ASC 450 Contingencies), NPPH should have been included in the consolidated results for all periods up until the Deconsolidation Date.

2.	There are certain bankruptcy related items being evaluated under the bankruptcy accounting guidance (ASC 852, Reorganizations) resulting from the Plan of Reorganization. These items could result in additional adjustments not yet recorded or reclassification of adjustments already recorded in 2012 to different periods in 2012

SCHEDULE 4.11

PAYMENT OF TAXES

None.

SCHEDULE 4.12

REAL ESTATE ASSETS

Fee-owned Real Estate Assets

See attached.

NewPage Corporation	Edit Date
Real Property list with acreage	18-Dec-12

ID #/ SL #	Mill contact	Mill name	Property Name / Type	Address	City	State/ Province	Land Area (acres)	Owner	Parcel numbers/Comments
Wood 1	Pezewski	Wood	Fifield, Wisconsin (Wood Supply Source) 1996	N13970 East Central Ave.; Fifield WI 54524	Fifield	WI	0.64	NewPage Wisconsin System Inc.	50-010-4-39-01-07-5 15-004-03400 (section 1E)
Wood 1	Pezewski	Wood	Fifield, Wisconsin (Wood Supply Source) 1965	N13970 East Central Ave.; Fifield WI 54524	Fifield	WI	7.80	NewPage Wisconsin System Inc.	50-010-4-39-01-07-5 15-004-04000 (section 1B)
Wood 1	Pezewski	Wood	Fifield, Wisconsin (Wood Supply Source) 1965	N13970 East Central Ave.; Fifield WI 54524	Fifield	WI	3.29	NewPage Wisconsin System Inc.	50-010-4-39-01-07-5 15-004-04000 (section 1C)
Wood 1	Pezewski	Wood	Fifield, Wisconsin (Wood Supply Source) 1965	N13970 East Central Ave.; Fifield WI 54524	Fifield	WI	1.50	NewPage Wisconsin System Inc.	50-010-4-39-01-07-5 15-004-04000 (section 1D)
Wood 1	Pezewski	Wood	Fifield, Wisconsin (Wood Supply Source) 1965	N13970 East Central Ave.; Fifield WI 54524	Fifield	WI	0.51	NewPage Wisconsin System Inc.	50-010-4-39-01-07-5 15-004-04000 (section 1H)

Wood 2a	Pezewski	Wood	Duncan, Michigan (Wood Supply) 1983	Kenton Landing - 11.38 acres in Section 7, T47N, R37W, Town of Duncan, Houghton County, MI	Duncan	MI	8.98	NewPage Wisconsin System Inc.	31-004-107-009-50 (section 13A)
Wood 2a	Pezewski	Wood	Duncan, Michigan (Wood Supply) 1983	Kenton Landing - 11.38 acres in Section 7, T47N, R37W, Town of Duncan, Houghton County, MI	Duncan	MI	2.52	NewPage Wisconsin System Inc.	31-004-107-009-50 (section 4A)
Wood 2b	Pezewski	Wood	Stambaugh, Michigan (Wood Supply Source) 1984	935 Sheldon Rd.; Iron River Township, Iron County, MI 49935	Iron River	MI	40.00	NewPage Wisconsin System Inc.	36-055-035-042-00 (section 16A)
Wood 2c	Pezewski	Wood	Stambaugh, Michigan (Wood Supply Source) 1948	Elmwood landing, Iron River City, Iron River County, MI	Iron River	MI	18.14	NewPage Wisconsin System Inc.	600726000300 (section 13A)
Wood 2c	Pezewski	Wood	Stambaugh, Michigan (Wood Supply Source) 1948	Elmwood landing, Iron River City, Iron River County, MI	Iron River	MI	4.73	NewPage Wisconsin System Inc.	600726100100 (section 1A)
Wood 2d	Pezewski	Wood	Ashland, WI Wood Supply Source 1980	1015 11th Avenue E, Ashland, WI 54806	Ashland	WI	4.9	NewPage Wisconsin System Inc.	201-05092-0000 (section 11A)
Wood 2e	Pezewski	Wood	Argonne 1951	SEC 28, T 37 N, R 13 E Tract of land in NW SW	Argonne	WI	2	NewPage Wisconsin System Inc.	004-00675-0000 (section 10A)
Wood2f	Pezewski	Wood	OMA 1989	NW-SW 20 44 3E	Hurley	WI	40	NewPage Wisconsin System Inc.	014 0525 0000 (section 10A)
Wood 3a	Pezewski	Wood	Monico, Wisconsin (Wood Supply Source) 1950	Section 30, T 36 N, R 11E, Monico, WI	Monico	WI	58.32	NewPage Wisconsin System Inc.	MO 760 (section 10A)

D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	4.04	NewPage Wisconsin System Inc.	010-4490-00010
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.37	NewPage Wisconsin System Inc.	010-4490-03920
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.78	NewPage Wisconsin System Inc.	010-0130-00050
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.09	NewPage Wisconsin System Inc.	010-0130-00082
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	3.68	NewPage Wisconsin System Inc.	010-0130-00100
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	3.20	NewPage Wisconsin System Inc.	010-0130-00110
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.43	NewPage Wisconsin System Inc.	010-0130-00130
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.36	NewPage Wisconsin System Inc.	010-0130-00170
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	5.32	NewPage Wisconsin System Inc.	010-2700-00512
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.51	NewPage Wisconsin System Inc.	010-2700-00514
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.59	NewPage Wisconsin System Inc.	010-4470-04365
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.81	NewPage Wisconsin System Inc.	010-4470-04532
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.96	NewPage Wisconsin System Inc.	010-4470-04665
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.11	NewPage Wisconsin System Inc.	010-4470-04865

D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.80	NewPage Wisconsin System Inc.	010-4470-05010
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.88	NewPage Wisconsin System Inc.	010-4470-05160
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.88	NewPage Wisconsin System Inc.	010-4470-05330
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.44	NewPage Wisconsin System Inc.	010-4470-05480
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.44	NewPage Wisconsin System Inc.	010-4470-07100
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.88	NewPage Wisconsin System Inc.	010-4470-07260
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.88	NewPage Wisconsin System Inc.	010-4470-07420
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.80	NewPage Wisconsin System Inc.	010-4470-07610
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.65	NewPage Wisconsin System Inc.	010-4470-07790
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.72	NewPage Wisconsin System Inc.	010-4470-07950
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.27	NewPage Wisconsin System Inc.	010-4490-00040
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.07	NewPage Wisconsin System Inc.	010-4490-00050
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.07	NewPage Wisconsin System Inc.	010-4490-00060
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.07	NewPage Wisconsin System Inc.	010-4490-00070

D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.07	NewPage Wisconsin System Inc.	010-4490-00080
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.18	NewPage Wisconsin System Inc.	010-4490-00090
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.08	NewPage Wisconsin System Inc.	010-4490-00100
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.08	NewPage Wisconsin System Inc.	010-4490-00110
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.08	NewPage Wisconsin System Inc.	010-4490-00120
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.08	NewPage Wisconsin System Inc.	010-4490-00130
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.34	NewPage Wisconsin System Inc.	010-4490-00135
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.23	NewPage Wisconsin System Inc.	010-4490-00215
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.11	NewPage Wisconsin System Inc.	010-4490-00285
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.10	NewPage Wisconsin System Inc.	010-4490-00505
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.63	NewPage Wisconsin System Inc.	010-4490-02735
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.20	NewPage Wisconsin System Inc.	010-4490-02862
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	7.99	NewPage Wisconsin System Inc.	010-4490-03030
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.74	NewPage Wisconsin System Inc.	010-4490-03230

D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.77	NewPage Wisconsin System Inc.	010-4490-03380
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.77	NewPage Wisconsin System Inc.	010-4490-03560
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.72	NewPage Wisconsin System Inc.	010-4490-03740
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.80	NewPage Wisconsin System Inc.	010-4490-04310
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.80	NewPage Wisconsin System Inc.	010-4490-04650
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.80	NewPage Wisconsin System Inc.	010-4490-04840
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.80	NewPage Wisconsin System Inc.	010-4490-05020
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.65	NewPage Wisconsin System Inc.	010-4490-05200
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.65	NewPage Wisconsin System Inc.	010-4490-05380
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.44	NewPage Wisconsin System Inc.	010-4490-05560
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.80	NewPage Wisconsin System Inc.	010-4490-05720
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.80	NewPage Wisconsin System Inc.	010-4490-05900
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.80	NewPage Wisconsin System Inc.	010-4490-06120
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.80	NewPage Wisconsin System Inc.	010-4490-06410

D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.80	NewPage Wisconsin System Inc.	010-4490-06680
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.80	NewPage Wisconsin System Inc.	010-4490-06860
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.71	NewPage Wisconsin System Inc.	010-4490-07040
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.47	NewPage Wisconsin System Inc.	010-4490-07220
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.63	NewPage Wisconsin System Inc.	010-4490-07400
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.05	NewPage Wisconsin System Inc.	010-4490-07435
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.30	NewPage Wisconsin System Inc.	010-4490-07560
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.33	NewPage Wisconsin System Inc.	010-4490-07780
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.67	NewPage Wisconsin System Inc.	010-4490-07970
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.16	NewPage Wisconsin System Inc.	010-4490-08410
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	1.54	NewPage Wisconsin System Inc.	010-4490-08320
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.07	NewPage Wisconsin System Inc.	010-4470-04220
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.07	NewPage Wisconsin System Inc.	010-4470-04225
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.07	NewPage Wisconsin System Inc.	010-4470-04230

D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.07	NewPage Wisconsin System Inc.	010-4470-04240
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.07	NewPage Wisconsin System Inc.	010-4470-04250
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.07	NewPage Wisconsin System Inc.	010-4470-05640
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.07	NewPage Wisconsin System Inc.	010-4470-05650
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.07	NewPage Wisconsin System Inc.	010-4470-05660
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.07	NewPage Wisconsin System Inc.	010-4470-05670
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.14	NewPage Wisconsin System Inc.	010-4470-05680
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.07	NewPage Wisconsin System Inc.	010-4470-05700
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.07	NewPage Wisconsin System Inc.	010-4470-05710
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.07	NewPage Wisconsin System Inc.	010-4470-05720
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.11	NewPage Wisconsin System Inc.	010-4470-05730
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.04	NewPage Wisconsin System Inc.	010-4470-05740
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.07	NewPage Wisconsin System Inc.	010-4470-05750
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.07	NewPage Wisconsin System Inc.	010-4470-05760

D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.07	NewPage Wisconsin System Inc.	010-4470-05770
D1	Bittinger	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	0.14	NewPage Wisconsin System Inc.	010-4470-05780
B1	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494 - Map B - Main Biron Mill Facility	Biron	WI	75.00	NewPage Wisconsin System Inc.	2400029
B1	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494 - Map F -Biron Mill Log Storage	Biron	WI	18.07	NewPage Wisconsin System Inc.	2400088
B1	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494 - Map G - Biron Mill Log Storage	Biron	WI	7.68	NewPage Wisconsin System Inc.	2400091D
B2	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494 - Map D - Main R&D Facility	Biron	WI	45.29	NewPage Wisconsin System Inc.	2400033
B2	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494 - Map E - Additional R&D Property	Biron	WI	1.00	NewPage Wisconsin System Inc.	2400034
B3	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494	Biron	WI	17.63	NewPage Wisconsin System Inc.	2400028
B3	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494	Biron	WI	3.73	NewPage Wisconsin System Inc.	2400032A
B3	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494	Biron	WI	3.87	NewPage Wisconsin System Inc.	2400120

B3	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494	Biron	WI	0.17	NewPage Wisconsin System Inc.	2400125
B3	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494	Biron	WI	0.66	NewPage Wisconsin System Inc.	2400126
B3	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494	Biron	WI	0.17	NewPage Wisconsin System Inc.	2400130
B3	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494	Biron	WI	0.17	NewPage Wisconsin System Inc.	2400137
B3	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494	Biron	WI	0.33	NewPage Wisconsin System Inc.	2400139
B3	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494	Biron	WI	0.17	NewPage Wisconsin System Inc.	2400141
B3	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494	Biron	WI	0.17	NewPage Wisconsin System Inc.	2400142
B3	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494	Biron	WI	1.16	NewPage Wisconsin System Inc.	2400184
B3	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494	Biron	WI	0.37	NewPage Wisconsin System Inc.	2400191
B3	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494	Biron	WI	0.16	NewPage Wisconsin System Inc.	2400193
B3	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494	Biron	WI	0.16	NewPage Wisconsin System Inc.	2400194
B3	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494	Biron	WI	0.16	NewPage Wisconsin System Inc.	2400195
B3	Christenson	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494	Biron	WI	0.17	NewPage Wisconsin System Inc.	2400196

B3	Christenson	Biron	Biron, Wisconsin	300 N. Biron Dr.; Wisconsin Rapids, WI 54494	Biron	WI	2.1	NewPage Wisconsin System Inc.	2400197
B3	Christenson	Biron	Biron, Wisconsin	Biron	Biron	WI	1.14	NewPage Wisconsin System Inc.	2400210
WH1	Brewer/ Behrens	Whiting	Whiting, Wisconsin (Mill)	2627 Whiting Rd.; Whiting, WI 54481	Whiting	WI	402.19	NewPage Wisconsin System Inc.	Closed Facility.
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	7.51	Escanaba Paper Company	21-014-006-015-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	19.96	Escanaba Paper Company	21-014-006-040-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	22.06	Escanaba Paper Company	21-014-006-043-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	97.28	Escanaba Paper Company	21-014-006-044-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	8.66	Escanaba Paper Company	21-014-006-045-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	13.61	Escanaba Paper Company	21-014-006-046-10
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	0.84	Escanaba Paper Company	21-014-006-051-00

E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	0.95	Escanaba Paper Company	21-014-007-004-10
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	326.77	Escanaba Paper Company	21-014-051-001-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	4.50	Escanaba Paper Company	21-014-051-021-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	6.32	Escanaba Paper Company	21-014-051-022-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	10.15	Escanaba Paper Company	21-014-051-023-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	1.03	Escanaba Paper Company	21-014-051-026-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	1.03	Escanaba Paper Company	21-014-051-026-10
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	0.43	Escanaba Paper Company	21-014-051-027-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	12.48	Escanaba Paper Company	21-014-051-039-00

E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	9.59	Escanaba Paper Company	21-014-051-041-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	21.00	Escanaba Paper Company	21-007-030-012-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-030-013-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-030-019-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-030-020-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	80.00	Escanaba Paper Company	21-007-030-022-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	24.25	Escanaba Paper Company	21-007-030-024-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	7.00	Escanaba Paper Company	21-007-030-025-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	35.00	Escanaba Paper Company	21-007-031-003-00

E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-031-004-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	70.00	Escanaba Paper Company	21-007-031-005-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	12.50	Escanaba Paper Company	21-007-031-006-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	79.20	Escanaba Paper Company	21-007-031-008-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	0.33	Escanaba Paper Company	21-007-124-052-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	39.79	Escanaba Paper Company	21-007-125-008-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-125-009-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-125-010-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	34.20	Escanaba Paper Company	21-007-125-011-00

E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	26.20	Escanaba Paper Company	21-007-125-013-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	31.21	Escanaba Paper Company	21-007-125-021-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	12.06	Escanaba Paper Company	21-007-125-022-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	43.15	Escanaba Paper Company	21-007-125-026-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	15.00	Escanaba Paper Company	21-007-135-040-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	100.96	Escanaba Paper Company	21-007-135-076-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-136-001-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-136-002-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-136-003-00

E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-136-004-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	80.00	Escanaba Paper Company	21-007-136-005-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-136-006-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-136-007-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	20.00	Escanaba Paper Company	21-007-136-008-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	20.00	Escanaba Paper Company	21-007-136-009-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	40.00	Escanaba Paper Company	21-007-136-010-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	57.30	Escanaba Paper Company	21-007-136-011-00
E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	23.68	Escanaba Paper Company	21-007-136-012-00

E1	Wulf	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	63.40	Escanaba Paper Company	21-007-136-013-00
E7	Wulf	Escanaba	Escanaba Mill	W6686 County Road 43, Hermansville, Menominee, MI	Meyer Township	MI	9.09	Escanaba Paper Company	55-011-079-002-00
E7	Wulf	Escanaba	Escanaba Mill	W6686 County Road 43, Hermansville, Menominee, MI	Meyer Township	MI	7.02	Escanaba Paper Company	55-011-079-004-00
E7	Wulf	Escanaba	Escanaba Mill	W6686 County Road 43, Hermansville, Menominee, MI	Meyer Township	MI	9.00	Escanaba Paper Company	55-011-079-018-00
E7	Wulf	Escanaba	Escanaba Mill	W6686 County Road 43, Hermansville, Menominee, MI	Meyer Township	MI	0.54	Escanaba Paper Company	55-011-079-019-00
E7	Wulf	Escanaba	Escanaba Mill	W6686 County Road 43, Hermansville, Menominee, MI	Meyer Township	MI	1.05	Escanaba Paper Company	55-011-079-020-00
E7	Wulf	Escanaba	Escanaba Mill	W6686 County Road 43, Hermansville, Menominee, MI	Meyer Township	MI	0.56	Escanaba Paper Company	55-011-079-021-00
E7	Wulf	Escanaba	Escanaba Mill	W6686 County Road 43, Hermansville, Menominee, MI	Hermansville	MI	10.63	Escanaba Paper Company	55-011-082-008-00
E25	Wulf	Escanaba	Escanaba Finished Products Warehouse	Route 2, Mead Road, Bovine, MI	Lanse Township	MI	20	Escanaba Paper Company	07-004-366-006-00
E25	Wulf	Escanaba	Escanaba Finished Products Warehouse	Route 2, Mead Road, Bovine, MI	Lanse Township	MI	20	Escanaba Paper Company	07-004366-010-00
E26	Wulf	Escanaba	Escanaba Finished Products Warehouse	3204 County Road H-40, Trout Lake, Chippewa County, MI	Trout Lake Township	MI	28.33	Escanaba Paper Company	17-015-222-001-00

E26	Wulf	Escanaba	Escanaba Finished Products Warehouse	3204 County Road H-40, Trout Lake, Chippewa County, MI	Trout Lake Township	MI	0.92	Escanaba Paper Company	17-015-223-031-00
E26	Wulf	Escanaba	Escanaba Finished Products Warehouse	3204 County Road H-40, Trout Lake, Chippewa County, MI	Trout Lake Township	MI	10	Escanaba Paper Company	17-015-223-032-00
W1	Scourick	Wickliffe	Wickliffe Finished Products Warehouse	Dover Woodyard, Dover, Stewart County, TN	Dover	TN	24	Wickliffe Paper Company LLC	00804.000
W1	Scourick	Wickliffe	Wickliffe Finished Products Warehouse	Dover Woodyard, Dover, Stewart County, TN	Dover	TN	4.34	Wickliffe Paper Company LLC	00804.001
W2	Scourick	Wickliffe	Wickliffe Finished Products Warehouse	Big Sandy Woodyard, Big Sandy, Benton County, TN	Big Sandy	TN	46.2	Wickliffe Paper Company LLC	36595
W2	Scourick	Wickliffe	Wickliffe Finished Products Warehouse	Big Sandy Woodyard, Big Sandy, Benton County, TN	Big Sandy	TN	12	Wickliffe Paper Company LLC	36960
W3	Scourick	Wickliffe	Wickliffe Finished Products Warehouse	Route 45, 3 Mi. North of Bethel Springs, Bethel Springs, McNairy County, TN	Bethel Springs	TN	22.43	Wickliffe Paper Company LLC	36688
W3	Scourick	Wickliffe	Wickliffe Finished Products Warehouse	Route 45, 3 Mi. North of Bethel Springs, Bethel Springs, McNairy County, TN	Bethel Springs	TN	36.32	Wickliffe Paper Company LLC	36992

W4	Scourick	Wickliffe	Wickliffe Finished Products Warehouse	Dickson Woodyard, Dickson, Dickson County, TN	Dickson	TN	3	Wickliffe Paper Company LLC	36919
W4	Scourick	Wickliffe	Wickliffe Finished Products Warehouse	Dickson Woodyard, Dickson, Dickson County, TN	Dickson	TN	32	Wickliffe Paper Company LLC	36553
W5	Scourick	Wickliffe	Wickliffe Landfills and Solid Waste Facilities	Wickliffe Mill Landfill (Active), Ballard County, KY	Wickliffe	KY	84.57	Wickliffe Paper Company LLC	20-02-04
W6	Scourick	Wickliffe	Wickliffe Finished Products Warehouse	Waldschmidt Woodyard, Wickliffe, Ballard County, KY	Wickliffe	KY	56.11	Wickliffe Paper Company LLC	19-41
W8	Scourick	Wickliffe	Wickliffe Finished Products Warehouse	3412 US Hwy 62, Beaver Dam, Ohio County, KY	Beaver Dam	KY	38	Wickliffe Paper Company LLC	105-36B
W9	Scourick	Wickliffe	Wickliffe Landfills and Solid Waste Facilities	Mill-Carlisle County Landfill (Pending Closure), Wickliffe, Ballard County, KY	Wickliffe	KY	275	Wickliffe Paper Company LLC	012-00-00-010.00
W9	Scourick	Wickliffe	Wickliffe Landfills and Solid Waste Facilities	Mill-Carlisle County Landfill (Pending Closure), Wickliffe, Ballard County, KY	Wickliffe	KY	15.45	Wickliffe Paper Company LLC	018-00-00-014.00
W9	Scourick	Wickliffe	Wickliffe Landfills and Solid Waste Facilities	Mill-Carlisle County Landfill (Pending Closure), Wickliffe, Ballard County, KY	Wickliffe	KY	61	Wickliffe Paper Company LLC	012-00-00-014.00
W10	Scourick	Wickliffe	Wickliffe Finished Products Warehouse	Eddyville, Eddyville, Lyon County, KY	Eddyville	KY	33.1	Wickliffe Paper Company LLC	51-28
W11	Scourick	Wickliffe	Wickliffe Mill and Associated Real Property	1724 Westvaco Road, Wickliffe, Ballard County, KY	Wickliffe	KY	1174	Wickliffe Paper Company LLC	20-01BO

W12	Scourick	Wickliffe	Wickliffe Mill and Associated Real Property	0 Westvaco Road, Wickliffe, Ballard County, KY	Wickliffe	KY	219	Wickliffe Paper Company LLC	20-01-01
W13	Scourick	Wickliffe	Wickliffe Mill and Associated Real Property	3901 Mayfield, Wickliffe, Ballard County, KY	Wickliffe	KY	358.68	Wickliffe Paper Company LLC	20-02-01
W14	Scourick	Wickliffe	Wickliffe Mill and Associated Real Property	Mill-Ballard County Landfill (Pending Closure), Wickliffe, Ballard County, KY	Wickliffe	KY	33	Wickliffe Paper Company LLC	20-06-02
SP1	Kolpacki	Stevens Pt	SP Mill Landfill	2308.05.3000.02	Stevens Point	WI	33.290	NewPage Wisconsin System Inc.	2308.05.3000.02
SP2	Kolpacki	Stevens Pt	Vacant lot across river from mill	2408.31.4015.07	Stevens Point	WI	0.248	NewPage Wisconsin System Inc.	2408.31.4015.07
SP3	Kolpacki	Stevens Pt	Parking lot (upper one)	2408.32.2019.34	Stevens Point	WI	0.406	NewPage Wisconsin System Inc.	2408.32.2019.34
SP4	Kolpacki	Stevens Pt	Parking lot (upper one)	2408.32.2019.36	Stevens Point	WI	0.384	NewPage Wisconsin System Inc.	2408.32.2019.36
SP5	Kolpacki	Stevens Pt	lot on corner of Wis & Water St	2408.32.3002.18	Stevens Point	WI	0.051	NewPage Wisconsin System Inc.	2408.32.3002.18
SP6	Kolpacki	Stevens Pt	lot on corner of Wis & Water St	2408.32.3002.19	Stevens Point	WI	0.106	NewPage Wisconsin System Inc.	2408.32.3002.19
SP7	Kolpacki	Stevens Pt	lot on Water St - Says Stora Enso, Wis Rapids	2408.32.3002.24	Stevens Point	WI	0.172	NewPage Wisconsin System Inc.	2408.32.3002.24
SP8	Kolpacki	Stevens Pt	lot on Water St - Says Stora Enso, Wis Rapids	2408.32.3002.26	Stevens Point	WI	0.207	NewPage Wisconsin System Inc.	2408.32.3002.26
SP9	Kolpacki	Stevens Pt	lot on Water St - Says Stora Enso, Wis Rapids	2408.32.3002.27	Stevens Point	WI	0.207	NewPage Wisconsin System Inc.	2408.32.3002.27

SP10	Kolpacki	Stevens Pt	lot on Water St - Says Stora Enso, Wis Rapids	2408.32.3002.29	Stevens Point	WI	0.220	NewPage Wisconsin System Inc.	2408.32.3002.29
SP11	Kolpacki	Stevens Pt	lot on Water St - Says Stora Enso, Wis Rapids	2408.32.3002.34	Stevens Point	WI	0.331	NewPage Wisconsin System Inc.	2408.32.3002.34
SP12	Kolpacki	Stevens Pt	lot on Water St - Says Stora Enso, Wis Rapids	2408.32.3002.36	Stevens Point	WI	0.183	NewPage Wisconsin System Inc.	2408.32.3002.36
SP13	Kolpacki	Stevens Pt	lot on Water St - Says Stora Enso, Wis Rapids	2408.32.3002.37	Stevens Point	WI	0.172	NewPage Wisconsin System Inc.	2408.32.3002.37
SP14	Kolpacki	Stevens Pt	Mill	2408.32.3002.55	Stevens Point	WI	24.565	NewPage Wisconsin System Inc.	2408.32.3002.55
SP15	Kolpacki	Stevens Pt	Mill - Across Wis St	2408.32.3007.07	Stevens Point	WI	2.013	NewPage Wisconsin System Inc.	2408.32.3007.07
SP16	Kolpacki	Stevens Pt	Mill - Across Wis St	2408.32.3008.02	Stevens Point	WI	4.298	NewPage Wisconsin System Inc.	2408.32.3008.02
SP17	Kolpacki	Stevens Pt	Mill - Across Wis St	2408.32.3013.15	Stevens Point	WI	3.794	NewPage Wisconsin System Inc.	2408.32.3013.15
SP18	Franz	Stevens Pt	Lot and residential property (Co Hse #47)	900 Sherman Avenue, Stevens Point, WI	Whiting	WI	0.245	NewPage Wisconsin System Inc.	Co Hse 47
SP19	Franz	Stevens Pt	Lot and residential property (Co Hse #48)	914 Jacobson Street, Stevens Point, WI	Whiting	WI	0.61	NewPage Wisconsin System Inc.	Co Hse 48
SP20	Winkler	Stevens Pt	Stevens Point, Wisconsin (Water Renewal Center)	2690 W River Dr, Stevens Point, Wisconsin 54481	Stevens Point	WI	35	NewPage Wisconsin System Inc.	2423080811
SP20	Winkler	Stevens Pt	Stevens Point, Wisconsin (Water Renewal Center)	2690 W River Dr, Stevens Point, Wisconsin 54481	Stevens Point	WI	20	NewPage Wisconsin System Inc.	2423080812
SP20	Winkler	Stevens Pt	Stevens Point, Wisconsin (Water Renewal Center)	2690 W River Dr, Stevens Point, Wisconsin 54481	Stevens Point	WI	58.06	NewPage Wisconsin System Inc.	242308080502
SP20	Winkler	Stevens Pt	Stevens Point, Wisconsin (Water Renewal Center)	2690 W River Dr, Stevens Point, Wisconsin 54481	Stevens Point	WI	40	NewPage Wisconsin System Inc.	024-23-0817-06
SP20	Winkler	Stevens Pt	Stevens Point, Wisconsin (Water Renewal Center)	2690 W River Dr, Stevens Point, Wisconsin 54481	Stevens Point	WI	39.77	NewPage Wisconsin System Inc.	024-23-0817-07.01
SP20	Winkler	Stevens Pt	Stevens Point, Wisconsin (Water Renewal Center)	2690 W River Dr, Stevens Point, Wisconsin 54481	Stevens Point	WI	40	NewPage Wisconsin System Inc.	024-23-0818-04

SP20	Winkler	Stevens Pt	Stevens Point, Wisconsin (Water Renewal Center)	2690 W River Dr, Stevens Point, Wisconsin 54481	Stevens Point	WI	34.4	NewPage Wisconsin System Inc.	024230808:06.10
SP20	Winkler	Stevens Pt	Stevens Point, Wisconsin (Water Renewal Center)	2690 W River Dr, Stevens Point, Wisconsin 54481	Stevens Point	WI	1	NewPage Wisconsin System Inc.	024230808:06.02
SP20	Winkler	Stevens Pt	Stevens Point, Wisconsin (Water Renewal Center)	2690 W River Dr, Stevens Point, Wisconsin 54481	Stevens Point	WI	2.92	NewPage Wisconsin System Inc.	024230808:06.13
34	Rebuck	Luke	Luke Mill	Maryland Avenue, Westernport, Allegany County, MD	Westernport	MD	3.178	Luke Paper Company	08019800
35	Rebuck	Luke	Luke Mill	Grant Street, Luke, Allegany County, MD	Luke	MD	0.8264	Luke Paper Company	08019584
35	Rebuck	Luke	Luke Mill	Grant Street, Luke, Allegany County, MD	Luke	MD	0.5509	Luke Paper Company	08019592
35	Rebuck	Luke	Luke Mill	Grant Street, Luke, Allegany County, MD	Luke	MD	0.5325	Luke Paper Company	08019606
35	Rebuck	Luke	Luke Mill	Grant Street, Luke, Allegany County, MD	Luke	MD	0.5509	Luke Paper Company	08019819
36	Rebuck	Luke	Luke Mill	*Section E Drawing No. P21817, Stony River Dam and Reservoir, dated 3/10/97, prepared by PJD, Grant County, WV	Grant County	WV	478	Luke Paper Company	284 0002 0000 0000

37	Rebuck	Luke	Luke Mill	*Section D Drawing No. P17304, Westvaco Property Located on Green Mountain, dated 7/14/87, prepared by CR. Smith	Mineral County	WV	5307.105	Luke Paper Company	0001 0003 0000
38	Rebuck	Luke	Luke Mill	*Section D Drawing No. P21421, Westvaco Owned Property in Beryl West Virginia prepared by , updated 7/14/98, prepared by PJD, Mineral County, WV	Mineral County	WV	64.36	Luke Paper Company	1 0001 0001 6001
40	Rebuck	Luke	Luke Mill	Warehouse/State Route 135, McCoole, Allegany County, MD	McCoole	MD	31.292	Luke Paper Company	31003539
42	Rebuck	Luke	Luke Mill	Training Facility/MediCenter (Piedmont School)/22 Orchard Street, Piedmont, Mineral County, WV	Piedmont	WV	4.4	Luke Paper Company	1 0002 0002 0000
43	Rebuck	Luke	Luke Mill	Store Room/Machine Shop/Roll Storage/22 Orchard Street, Piedmont, Mineral County, WV	Piedmont	WV	3.23	Luke Paper Company	1 0001 0001 0000
44	Rebuck	Luke	Luke Mill	Masteller/Piedmont District, Green Mountain, Piedmont, Mineral County, WV	Piedmont	WV	102.2	Luke Paper Company	5 0002 0000 0000
45	Rebuck	Luke	Luke Mill	Coal Lands Tracts A, G, K, L and M, Garrett County, MD	Garrett Co.	MD	0	Luke Paper Company	Coal lease - acreage listed with parcels for Garrett County. See lines L250-261
46	Rebuck	Luke	Luke Mill	Route 135, Tri-Towns Plaza, Westernport, Allegany County, MD	Westernport	MD	1.1	Luke Paper Company	08022054

47	Rebuck	Luke	Luke Mill	Procurement Field Office, Romney, Hampshire County, WV	Romney	WV	1.586	Luke Paper Company	20/00640000
48	Rebuck	Luke	Luke Landfill	Rubble Fill – Demo Material (Active)/Luke, Allegany County, MD	Bloomington	MD	0	Luke Paper Company	Permit on ID #L261 Garrett Co.
49	Rebuck	Luke	Luke Landfill	Hampshire Hills Solid Waste Management Facility, Piedmont, Minderal County, WV	Piedmont	WV	0	Luke Paper Company	Permit on ID #37 - Mineral Co.
50	Rebuck	Luke	Luke Warehouse/Distribution Facilities Owned by Acquired Companies	Finished Products Warehouse, Luke, MD	Luke	MD	9	Luke Paper Company	31007747
51	Rebuck	Luke	Luke Woodyard	Confluence Woodyard (Idle)/Franz Road, Confluence, Somerset County, PA	Confluence	PA	16.805	Luke Paper Company	13-0-004140
52	Rebuck	Luke	Luke Woodyard	PO Box 225, State Route 219/250, Daily, Randolph County, WV	Daily	WV	47.22	Luke Paper Company	109 0037 0000 0000
53	Rebuck	Luke	Luke Woodyard	PO Box 68, 17022 Washington Highway, Doswell, Hanover County, VA	Doswell	VA	21.739	Luke Paper Company	7884-24-5228
54	Rebuck	Luke	Luke Woodyard	107 Williams Street, Berkeley Springs, Morgan County, WV	Berkeley Springs	WV	0.217	Luke Paper Company	3C 0020 0000 0000
55	Rebuck	Luke	Luke Woodyard	Blades Woodyard/21.7 acres along Pennsylvania Railroad right of way and 24,775 square feet on US 13A, Sussex County, DE	Sussex County	DE	22	Luke Paper Company	1320600008000
56	Rebuck	Luke	Luke Woodyard	Lots 1 and 2, of the plat and sub-division of Brown Brothers property at Winston, Culpeper County, VA	Culpeper	VA	3	Luke Paper Company	1320600018900

57	Rebuck	Luke	Luke Woodyard	21.99 acres at the intersection of Woodmont Road and Old US Route 40, Plat 3453, Washington County, MD	Near Hancock	MD	21.99	Luke Paper Company	02636/00354
58	Rebuck	Luke	Luke	Part I - Elk District	Mineral County	WV	145.4	Luke Paper Company	9 0007 0000 0000
L59	Rebuck	Luke	Luke	W/S Peach Alley	Allegany	MD	0.128	Luke Paper Company	08000891
L60	Rebuck	Luke	Luke	Allong W MD RWY Luke st Cromwell St & Pratt	Allegany	MD	0.44	Luke Paper Company	08001391
L61	Rebuck	Luke	Luke	115 Pratt St Lot 8	Allegany	MD	0.0298	Luke Paper Company	08001677
L62	Rebuck	Luke	Luke	Shawnee Rd Lot 24 Sec I Horse Rod Hill	Allegany	MD	0.884	Luke Paper Company	08001707
L63	Rebuck	Luke	Luke	Shawnee Rd Lot 25 Sec I Horse Rod Hill	Allegany	MD	0.933	Luke Paper Company	08001715
L64	Rebuck	Luke	Luke	Shawnee Rd Lot 95 Sec I Horse Rod Hill	Allegany	MD	0.480	Luke Paper Company	08001731
L65	Rebuck	Luke	Luke	Shawnee Rd Lot 102 Sec I Horse Rod Hill	Allegany	MD	0.580	Luke Paper Company	08001782
L66	Rebuck	Luke	Luke	S Minnetonka KA Rd LT 126 Sec III H/R Hill S/D	Allegany	MD	0.770	Luke Paper Company	08001847
L67	Rebuck	Luke	Luke	S Minnetonka KA Rd LT 127 Sec III H/R Hill S/D	Allegany	MD	0.620	Luke Paper Company	08001855
L68	Rebuck	Luke	Luke	S Minnetonka KA Rd LT 128 Sec III H/R Hill S/D	Allegany	MD	0.490	Luke Paper Company	08001863

L69	Rebuck	Luke	Luke	S Minnetonka KA Rd LT 129 Sec III H/R Hill S/D	Allegany	MD	0.440	Luke Paper Company	08001871
L70	Rebuck	Luke	Luke	S Minnetonka KA Rd LT 130 Sec III H/R Hill S/D	Allegany	MD	0.480	Luke Paper Company	08001898
L71	Rebuck	Luke	Luke	Mallard Lane NE Lot 133 SEC III H/R Hill S/D	Allegany	MD	0.390	Luke Paper Company	08001901
L72	Rebuck	Luke	Luke	Mallard Lane NE Lot 134 SEC III H/R Hill S/D	Allegany	MD	0.350	Luke Paper Company	08001928
L73	Rebuck	Luke	Luke	S Minnetonka KA Rd LT 144 Sec III H/R Hill S/D	Allegany	MD	0.410	Luke Paper Company	08001952
L74	Rebuck	Luke	Luke	S Minnetonka KA Rd LT 145 Sec III H/R Hill S/D	Allegany	MD	0.410	Luke Paper Company	08001960
L75	Rebuck	Luke	Luke	PT Closed Commercrestcest Running N/W Fr RT 135 at Luke	Allegany	MD	0.086	Luke Paper Company	08002088
L76	Rebuck	Luke	Luke	PT Closed Fairview EW St Running N Fr INT Potomac St at Luke	Allegany	MD	0.505	Luke Paper Company	08002096
L77	Rebuck	Luke	Luke	PT Closed Cromwell LL St at Luke	Allegany	MD	0.402	Luke Paper Company	08002118
L78	Rebuck	Luke	Luke	PT Closed Alley at Luke Running N/W Fr Intr With Cromwell St	Allegany	MD	0.072	Luke Paper Company	08002126
L79	Rebuck	Luke	Luke	PT of Closed Alley EY At Luke	Allegany	MD	0.069	Luke Paper Company	08002134
L80	Rebuck	Luke	Luke	W/S Horse Rock Rd NR Westernport	Allegany	MD	3.020	Luke Paper Company	08002142

L81	Rebuck	Luke	Luke	406 Pratt St Pt Lots 197-198 88	Allegany	MD	0.053	Luke Paper Company	08002363
L82	Rebuck	Luke	Luke	404 Pratt St Pt Lots 196-197 91	Allegany	MD	0.056	Luke Paper Company	08002398
L83	Rebuck	Luke	Luke	371 Nevision Ave	Allegany	MD	0.073	Luke Paper Company	08002703
L84	Rebuck	Luke	Luke	419 Pratt St Pt Lots 170-171	Allegany	MD	0.115	Luke Paper Company	08002762
L85	Rebuck	Luke	Luke	429 Pratt St Pt Lots 172-175	Allegany	MD	0.230	Luke Paper Company	08002827
L86	Rebuck	Luke	Luke	311 Fairview st Lot 286	Allegany	MD	0.051	Luke Paper Company	08003386
L87	Rebuck	Luke	Luke	309 Fairview st Lot 285	Allegany	MD	0.051	Luke Paper Company	08003394
L88	Rebuck	Luke	Luke	15 Spangler Ave PT Lots 69-70	Allegany	MD	0.078	Luke Paper Company	08003475
L89	Rebuck	Luke	Luke	408 Pratt St Pt Lot 199 87	Allegany	MD	0.049	Luke Paper Company	08004161
L90	Rebuck	Luke	Luke	96 Mullan Ave	Allegany	MD	0.107	Luke Paper Company	08004242
L91	Rebuck	Luke	Luke	102 Mullen Ave	Allegany	MD	0.134	Luke Paper Company	08004250
L92	Rebuck	Luke	Luke	113 W/S Pratt St Lot 7	Allegany	MD	0.030	Luke Paper Company	08004404
L93	Rebuck	Luke	Luke	323 Pratt St PT LT 152	Allegany	MD	0.053	Luke Paper Company	08004579
L94	Rebuck	Luke	Luke	137 Mullen Ave PT Lots 7-8 Luke Hill	Allegany	MD	0.218	Luke Paper Company	08004587
L95	Rebuck	Luke	Luke	113 Mullan Ave PT Lots 16-17 Spangler	Allegany	MD	0.163	Luke Paper Company	08004951
L96	Rebuck	Luke	Luke	E/S Pratt St Lots 23-24	Allegany	MD	0.060	Luke Paper Company	08005087
L97	Rebuck	Luke	Luke	97 Mullan Ave PT Lots 24-25 Spangler	Allegany	MD	0.055	Luke Paper Company	08005117

L98	Rebuck	Luke	Luke	Mullan St	Allegany	MD	0.080	Luke Paper Company	08005125
L99	Rebuck	Luke	Luke	100 Mullan Ave	Allegany	MD	0.113	Luke Paper Company	08005265
L100	Rebuck	Luke	Luke	353 Nevison Ave PT Lots 747-748	Allegany	MD	0.052	Luke Paper Company	08005273
L101	Rebuck	Luke	Luke	337 Fairview St Lot 299	Allegany	MD	0.051	Luke Paper Company	08005311
L102	Rebuck	Luke	Luke	420 Pratt St Lot 205	Allegany	MD	0.087	Luke Paper Company	08005680
L103	Rebuck	Luke	Luke	319 E/S Fairview St St Lot 150	Allegany	MD	0.057	Luke Paper Company	08005745
L104	Rebuck	Luke	Luke	335 Fairview St PT Lot 298	Allegany	MD	0.052	Luke Paper Company	08006172
L105	Rebuck	Luke	Luke	325 Pratt St Lot 153 PT 154	Allegany	MD	0.057	Luke Paper Company	08006229
L106	Rebuck	Luke	Luke	339 Fairview St PT Lot 300	Allegany	MD	0.051	Luke Paper Company	08006291
L107	Rebuck	Luke	Luke	355 Nevison Ave	Allegany	MD	0.052	Luke Paper Company	08006474
L108	Rebuck	Luke	Luke	357 Nevison Ave E/S Spandler Ave	Allegany	MD	0.052	Luke Paper Company	08006776
L109	Rebuck	Luke	Luke	111 Mullan Ave PT Lots 17-18-19 Spangler	Allegany	MD	0.156	Luke Paper Company	08006903
L110	Rebuck	Luke	Luke	132 Mullan Ave Lot 132	Allegany	MD	0.108	Luke Paper Company	08008833
L111	Rebuck	Luke	Luke	122 Mullen Ave	Allegany	MD	0.122	Luke Paper Company	08009201
L112	Rebuck	Luke	Luke	107 Mullan Ave PT Lots 18-19-20 Spangler 98	Allegany	MD	0.065	Luke Paper Company	08009376
L113	Rebuck	Luke	Luke	349 Nevison Ave PT lts 74-749-750	Allegany	MD	0.052	Luke Paper Company	08009384
L114	Rebuck	Luke	Luke	403 Pratt St Lot 162	Allegany	MD	0.055	Luke Paper Company	08009538

L115	Rebuck	Luke	Luke	138 Mullen Ave	Allegany	MD	0.271	Luke Paper Company	08009562
L116	Rebuck	Luke	Luke	319 Fairview Ave Lot 290	Allegany	MD	0.057	Luke Paper Company	08010110
L117	Rebuck	Luke	Luke	418 Prat St Lot 204	Allegany	MD	0.092	Luke Paper Company	08010315
L118	Rebuck	Luke	Luke	106 Mullen Ave	Allegany	MD	0.053	Luke Paper Company	08011451
L119	Rebuck	Luke	Luke	108 Mullen Ave	Allegany	MD	0.053	Luke Paper Company	08011478
L120	Rebuck	Luke	Luke	136 Mullen Ave	Allegany	MD	0.127	Luke Paper Company	08011613
L121	Rebuck	Luke	Luke	118 Mullen Ave	Allegany	MD	0.057	Luke Paper Company	08011621
L122	Rebuck	Luke	Luke	126 Mullen Ave	Allegany	MD	0.098	Luke Paper Company	08011907
L123	Rebuck	Luke	Luke	128 Mullan Ave	Allegany	MD	0.091	Luke Paper Company	08012148
L124	Rebuck	Luke	Luke	Pratt St Lots 32-33	Allegany	MD	0.115	Luke Paper Company	08012601
L125	Rebuck	Luke	Luke	345 Nevison Avw	Allegany	MD	0.052	Luke Paper Company	08013500
L126	Rebuck	Luke	Luke	207-209 Fairview St St Lots 631-632	Allegany	MD	0.115	Luke Paper Company	08013519
L127	Rebuck	Luke	Luke	221 Fairview St Lots 637-638	Allegany	MD	0.115	Luke Paper Company	08013535
L128	Rebuck	Luke	Luke	402 Pratt St Lot 196 90	Allegany	MD	0.052	Luke Paper Company	08014280
L129	Rebuck	Luke	Luke	426 Pratt St Lot 208 71	Allegany	MD	0.040	Luke Paper Company	08014345
L130	Rebuck	Luke	Luke	317 Pratt St Lot 149	Allegany	MD	0.112	Luke Paper Company	08014388
L131	Rebuck	Luke	Luke	99 Mullan Ave PT Lots 22-23-24 Spangler	Allegany	MD	0.151	Luke Paper Company	08014450
L132	Rebuck	Luke	Luke	E/S Pratt St PT Lot 200 85	Allegany	MD	0.048	Luke Paper Company	08014469

L133	Rebuck	Luke	Luke	E/S Pratt St Lot 201	Allegany	MD	0.048	Luke Paper Company	08014477
L134	Rebuck	Luke	Luke	County Rd Off Jefferson Lane	Allegany	MD	41.916	Luke Paper Company	08014523
L135	Rebuck	Luke	Luke	95 Mullan Ave PT Lots 26-27 Spangler Addn	Allegany	MD	0.060	Luke Paper Company	08014787
L136	Rebuck	Luke	Luke	11 Spangler Ave PT Lots 69-70	Allegany	MD	0.252	Luke Paper Company	08014817
L137	Rebuck	Luke	Luke	N/S Grant St & Old LD Bloomington Rd	Allegany	MD	0.524	Luke Paper Company	08015104
L138	Rebuck	Luke	Luke	Pratt, Commerce, Cromwell & Jefferson STS	Allegany	MD	2.321	Luke Paper Company	08015112
L139	Rebuck	Luke	Luke	94 Mullan Ave	Allegany	MD	0.118	Luke Paper Company	08015244
L140	Rebuck	Luke	Luke	213 Pratt Street Lots 19-20-21-22 45	Allegany	MD	0.099	Luke Paper Company	08015406
L141	Rebuck	Luke	Luke	199 Pratt St Lot 1	Allegany	MD	0.081	Luke Paper Company	08015929
L142	Rebuck	Luke	Luke	124 Mullen Ave	Allegany	MD	0.053	Luke Paper Company	08015988
L143	Rebuck	Luke	Luke	E/S Mullan Ave Lots 658-659	Allegany	MD	0.377	Luke Paper Company	08016062
L144	Rebuck	Luke	Luke	Farview St Lots 639-640	Allegany	MD	0.115	Luke Paper Company	08016070
L145	Rebuck	Luke	Luke	347 Nevison Ave	Allegany	MD	0.054	Luke Paper Company	08016429
L146	Rebuck	Luke	Luke	413 Pratt St Lot 167	Allegany	MD	0.057	Luke Paper Company	08017301
L147	Rebuck	Luke	Luke	W/S Cromwell St Lot 78 PT 77	Allegany	MD	0.110	Luke Paper Company	08017484
L148	Rebuck	Luke	Luke	W/S Cromwell St PT LTS 72 Thru 76	Allegany	MD	0.138	Luke Paper Company	08017506
L149	Rebuck	Luke	Luke	114 Mullen Ave	Allegany	MD	0.053	Luke Paper Company	08017549

L150	Rebuck	Luke	Luke	120 Mullen Ave	Allegany	MD	0.130	Luke Paper Company	08018693
L151	Rebuck	Luke	Luke	County Rd at Franklin	Allegany	MD	1.740	Luke Paper Company	08018995
L152	Rebuck	Luke	Luke	301 Fairview St Pt Lot 281	Allegany	MD	0.052	Luke Paper Company	08019126
L153	Rebuck	Luke	Luke	E/S Cromwell St Lts 107 thru 112	Allegany	MD	0.344	Luke Paper Company	08019452
L154	Rebuck	Luke	Luke	Pratt St Lts 192 thru 195	Allegany	MD	0.230	Luke Paper Company	08019460
L155	Rebuck	Luke	Luke	Luke Hill	Allegany	MD	4.400	Luke Paper Company	08019509
L156	Rebuck	Luke	Luke	Above Westernport	Allegany	MD	4.060	Luke Paper Company	08019525
L157	Rebuck	Luke	Luke	116 Cromwell St Lots 113-114	Allegany	MD	0.115	Luke Paper Company	08019533
L158	Rebuck	Luke	Luke	Fairview St Pt Lot 635	Allegany	MD	0.052	Luke Paper Company	08019541
L159	Rebuck	Luke	Luke	Fairview St Pt Lot 635	Allegany	MD	0.052	Luke Paper Company	08019568
L160	Rebuck	Luke	Luke	Fairview St Pt Lot 641-642	Allegany	MD	0.103	Luke Paper Company	08019576
L161	Rebuck	Luke	Luke	Adj RR Mullan Ave E Spangler	Allegany	MD	0.540	Luke Paper Company	08019614
L162	Rebuck	Luke	Luke	Adj N/S 69 Nullan Avn Pt Lots 40-41-42 Spangler	Allegany	MD	0.115	Luke Paper Company	08019622
L163	Rebuck	Luke	Luke	W/S Pratt St Cor N/S Lee st LTS 34-35	Allegany	MD	0.115	Luke Paper Company	08019630
L164	Rebuck	Luke	Luke	Pratt St Pl Lot 154	Allegany	MD	0.046	Luke Paper Company	08019649
L165	Rebuck	Luke	Luke	Adj S?S 333 Pratt St Lot 158	Allegany	MD	0.057	Luke Paper Company	08019657
L166	Rebuck	Luke	Luke	W/S Pratt St Cor N/S Broydon Lts 15-160	Allegany	MD	0.115	Luke Paper Company	08019665
L167	Rebuck	Luke	Luke	E/S Pratt St LTS 176 thru 187	Allegany	MD	0.522	Luke Paper Company	08019673
L168	Rebuck	Luke	Luke	Lot Tri on River Rd & W MD Rwy	Allegany	MD	1.000	Luke Paper Company	08019681
L169	Rebuck	Luke	Luke	Terrace St Off Hanover	Allegany	MD	0.009	Luke Paper Company	08019703
L170	Rebuck	Luke	Luke	N Concrete Steps	Allegany	MD	2.400	Luke Paper Company	08019711

L171	Rebuck	Luke	Luke	N New Co Rd Tod to Bloomington Above School	Allegany	MD	6.850	Luke Paper Company	08019738
L172	Rebuck	Luke	Luke	Luke Hill	Allegany	MD	35.340	Luke Paper Company	08019754
L173	Rebuck	Luke	Luke	S. Mullan Ave W of Spangler Ave	Allegany	MD	1.500	Luke Paper Company	08019762
L174	Rebuck	Luke	Luke	County Rd	Allegany	MD	0.450	Luke Paper Company	08019770
L175	Rebuck	Luke	Luke	Pt W MD Rwy	Allegany	MD	0.210	Luke Paper Company	08019797
L176	Rebuck	Luke	Luke	E/S Pratt St PT Lot 202	Allegany	MD	0.045	Luke Paper Company	08019843
L177	Rebuck	Luke	Luke	E/S Pratt St PT Lot 203	Allegany	MD	0.057	Luke Paper Company	08019851
L178	Rebuck	Luke	Luke	430 Pratt St Pt Lot 210	Allegany	MD	0.037	Luke Paper Company	08019924
L179	Rebuck	Luke	Luke	430 Pratt St Pt Lot 210	Allegany	MD	0.044	Luke Paper Company	08019932
L180	Rebuck	Luke	Luke	W/S Horse Rock Rd D Lot 8 Sec 1 H/R Hill	Allegany	MD	1.152	Luke Paper Company	08019940
L181	Rebuck	Luke	Luke	Horse Rock Hill Lot 9	Allegany	MD	0.845	Luke Paper Company	08019959
L182	Rebuck	Luke	Luke	E/S Horse Rock Rd D Lot 64 Sec 1 H/R Hill	Allegany	MD	1.166	Luke Paper Company	08020027
L183	Rebuck	Luke	Luke	Land along back Lineline of LTS 60 to 68 inc H/R Hill S/D	Allegany	MD	1.030	Luke Paper Company	08020159
L184	Rebuck	Luke	Luke	W MD Rwy Lot Tri & 4th	Allegany	MD	1.953	Luke Paper Company	08020175
L185	Rebuck	Luke	Luke	130 Mullan Ave	Allegany	MD	0.133	Luke Paper Company	08020310
L186	Rebuck	Luke	Luke	W/S Pratt St PT Lots 25-26	Allegany	MD	0.063	Luke Paper Company	08020493
L187	Rebuck	Luke	Luke	W/S Pratt St PT Lots 27-28	Allegany	MD	0.131	Luke Paper Company	08020507
L188	Rebuck	Luke	Luke	351 Nevison St	Allegany	MD	0.052	Luke Paper Company	08020531
L189	Rebuck	Luke	Luke	104 Mullen Ave	Allegany	MD	0.053	Luke Paper Company	08020566
L190	Rebuck	Luke	Luke	303 Fairview St Pt Lot 282	Allegany	MD	0.052	Luke Paper Company	08020817
L191	Rebuck	Luke	Luke	417 Pratt St Lot 169	Allegany	MD	0.057	Luke Paper Company	08021090

L192	Rebuck	Luke	Luke	110 Mullen Ave	Allegany	MD	0.051	Luke Paper Company	08021104
L193	Rebuck	Luke	Luke	112 Mullen Ave	Allegany	MD	0.053	Luke Paper Company	08021376
L194	Rebuck	Luke	Luke	91 Mullen Ave Lot 28 Pt 27-29 Spangler	Allegany	MD	0.117	Luke Paper Company	08021384
L195	Rebuck	Luke	Luke	424 Pratt St Lot 207	Allegany	MD	0.040	Luke Paper Company	08021473
L196	Rebuck	Luke	Luke	422 Pratt St Lot 206	Allegany	MD	0.088	Luke Paper Company	08021503
L197	Rebuck	Luke	Luke	Reeves Lot Vesternport Operating Land	Allegany	MD	5.910	Luke Paper Company	08021740
L198	Rebuck	Luke	Luke	N/S State RT 136 2 1/2 MI W Rt 220 Irreg 60	Allegany	MD	0.501	Luke Paper Company	08022216
L199	Rebuck	Luke	Luke	S/S Whippoorwill Lane LT 32 Sec I Horse Rock Hill	Allegany	MD	0.088	Luke Paper Company	08022267
L200	Rebuck	Luke	Luke	E/S Cromwell St Lots 548 thru 441	Allegany	MD	0.278	Luke Paper Company	08022321
L201	Rebuck	Luke	Luke	Luke W/S Peach Alleylley PT LT 707-708-709	Allegany	MD	0.055	Luke Paper Company	08022682
L202	Rebuck	Luke	Luke	Pratt St Lots 29-30-31	Allegany	MD	0.172	Luke Paper Company	08023441
L203	Rebuck	Luke	Luke	Portion of Railroad & Cromwell St	Allegany	MD	0.048	Luke Paper Company	08024219
L204	Rebuck	Luke	Luke	Portion of Potomac St	Allegany	MD	0.021	Luke Paper Company	08024251
L205	Rebuck	Luke	Luke	Route 135	Allegany	MD	2.740	Luke Paper Company	31004977
L206	Rebuck	Luke	Luke	County Rd S/S Route 135	Allegany	MD	0.410	Luke Paper Company	31006112
L207	Rebuck	Luke	Luke	RR RT 335	Allegany	MD	0.187	Luke Paper Company	31006368
L208	Rebuck	Luke	Luke	N/S Route 135 LTS S 7-8-9-10-11 Lamberts 1st	Allegany	MD	0.689	Luke Paper Company	31006376
L209	Rebuck	Luke	Luke	23306 Westernport RDT Rd	Allegany	MD	0.430	Luke Paper Company	31006384
L210	Rebuck	Luke	Luke	State Rd Lots 5-6 McCoole	Allegany	MD	0.275	Luke Paper Company	31007410

L211	Rebuck	Luke	Luke	Lamberts 1st Addn Lots 3-4	Allegany	MD	0.587	Luke Paper Company	31007437
L212	Rebuck	Luke	Luke	Lamberts 1st Addn ton to McCoole LT 12-13	Allegany	MD	0.275	Luke Paper Company	31007453
L213	Rebuck	Luke	Luke	Route 135 Lot 2 Lamberts Addn	Allegany	MD	0.296	Luke Paper Company	31007461
L214	Rebuck	Luke	Luke	N/S Route 135 Lots 14-15	Allegany	MD	0.275	Luke Paper Company	31007488
L215	Rebuck	Luke	Luke	Westernport to McCoole Rd S/S Route 135	Allegany	MD	0.405	Luke Paper Company	31007976
L216	Rebuck	Luke	Luke	State Rt 135 NR McCoole	Allegany	MD	0.039	Luke Paper Company	31008387
L217	Rebuck	Luke	Luke	S/S Rt 156 BET WesternPort & McCoole	Allegany	MD	1.258	Luke Paper Company	31008670
L218	Rebuck	Luke	Luke	x RT 135 & B & O RR		MD	1.820	Luke Paper Company	4006186
L219	Rebuck	Luke	Luke	Savage River Blmtn		MD	134.440	Luke Paper Company	4004523
L220	Rebuck	Luke	Luke	.23 AC Hans Crevy Ld	Mineral County	WV	0.230	Luke Paper Company	7 0011 0001 0000
L221	Rebuck	Luke	Luke	91.946 AC Houser LD	Mineral County	WV	91.946	Luke Paper Company	11 0004 0000 0000
L222	Rebuck	Luke	Luke	MR 45 AC McDonald LD	Mineral County	WV	45.000	Luke Paper Company	9999 0615 0023 0000
L223	Rebuck	Luke	Luke	014 AC Abandonded R/W	Mineral County	WV	0.140	Luke Paper Company	1 0001 0004 0000
L224	Rebuck	Luke	Luke	Fee 1.004 AC Hamp Hill Pied To EG RD	Mineral County	WV	1.004	Luke Paper Company	3 0011 0002 0000
L225	Rebuck	Luke	Luke	Surf 19.92 AC Hamp/Mary ourts Prop	Mineral County	WV	19.920	Luke Paper Company	3 0012 0000 0000
L226	Rebuck	Luke	Luke	Surf 2.27 AC Hampshire	Mineral County	WV	2.270	Luke Paper Company	3 0014 0000 0000
L227	Rebuck	Luke	Luke	Surf 1.17 AC Hampshire	Mineral County	WV	1.170	Luke Paper Company	3 0014 0001 0000
L228	Rebuck	Luke	Luke	Fee 120AC Pine Swamp Tasker	Mineral County	WV	120.000	Luke Paper Company	5 0001 0000 0000
L229	Rebuck	Luke	Luke	.8 AC Nally Land/Braithwaite Gary LD	Mineral County	WV	0.800	Luke Paper Company	5 0003 0001 0000
L230	Rebuck	Luke	Luke	Surf 1AC Nally LD NR Cross	Mineral County	WV	1.000	Luke Paper Company	6 0007 0000 0000

L231	Rebuck	Luke	Luke	Surf 1.01 AC Nr Cross on Tasker Rd	Mineral County	WV	1.010	Luke Paper Company	6 0008 0000 0000
L232	Rebuck	Luke	Luke	MR PT LT 11 Beryl/.19 AC/Alston Ward	Mineral County	WV	0.190	Luke Paper Company	9999 0603 9020 0000
L233	Rebuck	Luke	Luke	MR 14.75 AC PEA Vine Bottom under 85.12 AC/14.74 Coal @ 324	Mineral County	WV	14.750	Luke Paper Company	9999 0616 8461 0000
L234	Rebuck	Luke	Luke	0.015617 Interest TG&C Coal Co OGM Well #154	Mineral County	WV	0.016	Luke Paper Company	9999 0200 6019 0000
L235	Rebuck	Luke	Luke	0.008494 Interest TG&C Coal Co OGM Well #154	Mineral County	WV	0.008	Luke Paper Company	9999 0200 6020 0000
L236	Rebuck	Luke	Luke	0.000436 Interest TG&C Co OGM Well #154	Mineral County	WV	0.0004360	Luke Paper Company	9999 0200 6021 0000
L237	Rebuck	Luke	Luke	Suf 5.069 AC Nally TR W/Exception of Line Easement	Mineral County	WV	5.069	Luke Paper Company	3 0018 0000 0000
L238	Rebuck	Luke	Luke	LTS 608-609&PT610-640to643 (2-4)679to684 (4-112)NCCM	Mineral County	WV	1.100	Luke Paper Company	2 0004 0000 0000
L239	Rebuck	Luke	Luke	3.582 AC B&O LD ADJ BD OF ED PROP NCCO	Mineral County	WV	3.582	Luke Paper Company	1 0001 0000 0000
L240	Rebuck	Luke	Luke	2.5426 AC B&O LD NCCO	Mineral County	WV	2.543	Luke Paper Company	1 0002 0000 0000
L241	Rebuck	Luke	Luke	Lot 371 Harr St NCCM	Mineral County	WV	0.060	Luke Paper Company	1 0178 0000 0000
L242	Rebuck	Luke	Luke	LTS 533-534-534 NCCM	Mineral County	WV	0.140	Luke Paper Company	1 0193 0000 0000
L243	Rebuck	Luke	Luke	LTS621-628&659-665(1-206)LTS644-658(2-3)685-699(4-113)&LTS602-607(2-10)Frederick St	Mineral County	WV	2.600	Luke Paper Company	1 0206 0000 0000
L244	Rebuck	Luke	Luke	LTS 644 thru 658 Frederick St NCCO	Mineral County	WV	0.000	Luke Paper Company	2 0003 0000 0000 - acreage included in 0206 0000 0000
L245	Rebuck	Luke	Luke	PT LT 28 & ADJ Downeys Parcel 2/3.44 AC Cal	Mineral County	WV	3.440	Luke Paper Company	2 0005 0000 0000

L246	Rebuck	Luke	Luke	LTS 13 to 20 INC & LT 22 Hamp St NCCM	Mineral County	WV	0.520	Luke Paper Company	3 0008 0000 0000
L247	Rebuck	Luke	Luke	2.25AC MCD Surface only	Mineral County	WV	2.250	Luke Paper Company	4 0108 0000 0000
L248	Rebuck	Luke	Luke	4.6AC Bet B&O RR & River MCD at Projection of Westernport 4th st with W VA	Mineral County	WV	4.600	Luke Paper Company	4 0001 0000 0000
L249	Rebuck	Luke	Luke	Improvements 134.44 Savage River at Bloomington	Garrett Co.	MD	134.440	Luke Paper Company	Account 4004523 Deed 961/660
L250	Rebuck	Luke	Luke	N/S PE WE R1 MT E R 38 Kitzmiller	Garrett Co.	MD	285.250	Luke Paper Company	Account 13004889 Deed 961/660
L251	Rebuck	Luke	Luke	S/S Vindex R E Vindex	Garrett Co.	MD	4.650	Luke Paper Company	Account 1003852 Deed 961/660
L252	Rebuck	Luke	Luke	End Vindex R E Vindex	Garrett Co.	MD	50.380	Luke Paper Company	Account 1001663 Deed 961/660
L253	Rebuck	Luke	Luke	0.6 MT S MT ZN R R 135 MT. ZION	Garrett Co.	MD	100.000	Luke Paper Company	Account 1005138 Deed 961/660
L254	Rebuck	Luke	Luke	1.35 A 475 A Coal SE/S RT 135 VINDEX	Garrett Co.	MD	1.350	Luke Paper Company	Account 1004034 Deed 961/660
L255	Rebuck	Luke	Luke	311.59 A. S/S MT ZION R S RT 135, MT ZION	Garrett Co.	MD	311.590	Luke Paper Company	Account 1006819 Deed 961/660
L256	Rebuck	Luke	Luke	90.33 A, N/S MT ZN R E RT 135	Garrett Co.	MD	90.330	Luke Paper Company	Account 1006835 Deed 961/660
L257	Rebuck	Luke	Luke	925.35 A 2299.64 A C, N/S POTOMAC R E MANOR HI, SHAW	Garrett Co.	MD	925.350	Luke Paper Company	Account 1006967 Deed 961/660
L258	Rebuck	Luke	Luke	8.76 A, N/S MT ZION R E R 135, MT ZIION	Garrett Co.	MD	8.760	Luke Paper Company	Account 1008412 Deed 961/660
L259	Rebuck	Luke	Luke	N/A WALNUT BOT R E RT 135, WALNUT BOTTOM	Garrett Co.	MD	25.000	Luke Paper Company	Account 1008420 Deed 961/660
L260	Rebuck	Luke	Luke	1.82 AC, X RT 135 & B&O RR, BLOOMINGTON	Garrett Co.	MD	1.820	Luke Paper Company	Account 4006186 Deed 961/660

L261	Rebuck	Luke	Luke	1287.18 A, N/S SAV RIV & B&O RR, BLOOMINGTON	Garrett Co.	MD	1287.180	Luke Paper Company	Account 4005961 Deed 961/660
WR6	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Mill)	310 3rd Ave. N.; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	4.44	NewPage Wisconsin System Inc.	3401767
WR6	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Mill)	310 3rd Ave. N.; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	29.73	NewPage Wisconsin System Inc.	3402440
WR6	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Mill)	310 3rd Ave. N.; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	28.28	NewPage Wisconsin System Inc.	3402445
WR7	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Fiber & Energy Mill)	950 Fourth Ave. N.; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	32.88	NewPage Wisconsin System Inc.	3400557
WR7	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Fiber & Energy Mill)	950 Fourth Ave. N.; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	37.15	NewPage Wisconsin System Inc.	3400559
WR7	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Fiber & Energy Mill)	950 Fourth Ave. N.; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	2.48	NewPage Wisconsin System Inc.	3401485
WR7	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Fiber & Energy Mill)	950 Fourth Ave. N.; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	21.86	NewPage Wisconsin System Inc.	3401504
WR7	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Fiber & Energy Mill)	950 Fourth Ave. N.; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	181.00	NewPage Wisconsin System Inc.	3402435
WR7a	Hayden- 6090	WR	Wisconsin Rapids Rental Property	910 Jefferson St - Rental property	Wisconsin Rapids	WI	0.90	NewPage Wisconsin System Inc.	3401448
WR7b	Hayden- 6090	WR	Wisconsin Rapids Rental Property	831 Brown St - Rental property	Wisconsin Rapids	WI	0.23	NewPage Wisconsin System Inc.	3401432
WR8	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Transportation Center)	1300 Fifth Ave. N.; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	5.79	NewPage Wisconsin System Inc.	3401509
WR9	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Support Services)	700 Dura Beauty Ln.; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	1.59	NewPage Wisconsin System Inc.	3401815
WR9	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Support Services)	700 Dura Beauty Ln.; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	18.48	NewPage Wisconsin System Inc.	3401451

WR10	Hayden- 1500	WR	Wisconsin Rapids, Wisconsin (Office Services) - this is admin, not WRM	510 High St.; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	1.07	NewPage Wisconsin System Inc.	3401752
WR11	Hayden- 1500	WR	Wisconsin Rapids, Wisconsin (River Block Office Building) - this is admin, not WRM	111 W. Jackson Street; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	1.38	NewPage Wisconsin System Inc.	3402465
WR11A	Hayden- 1500	WR	Wisconsin Rapids, Wisconsin (Baldwin Bldg.) -this is admin, not WRM	300 W. Jackson St.; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	3.31	NewPage Wisconsin System Inc.	3402526
WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	37.62	NewPage Wisconsin System Inc.	3400310
WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	40.00	NewPage Wisconsin System Inc.	1700571
WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	8.76	NewPage Wisconsin System Inc.	1700572
WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	57.86	NewPage Wisconsin System Inc.	1700575
WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	47.42	NewPage Wisconsin System Inc.	1700576
WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	10.00	NewPage Wisconsin System Inc.	1700577
WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	5.08	NewPage Wisconsin System Inc.	1700578
WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	12.00	NewPage Wisconsin System Inc.	3400305

WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	40.00	NewPage Wisconsin System Inc.	3400306
WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	40.00	NewPage Wisconsin System Inc.	3400307
WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	40.00	NewPage Wisconsin System Inc.	3400308
WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	40.00	NewPage Wisconsin System Inc.	3400309
WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	39.01	NewPage Wisconsin System Inc.	3400311
WR12	Hayden- 6090	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	23.23	NewPage Wisconsin System Inc.	3400312
WR17	Hayden- 6090	WR	Wisconsin Rapids vacant lot	1711 5th Ave; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	0.32	NewPage Wisconsin System Inc.	34-00336
WR18	Hayden- 6090	WR	Wisconsin Rapids vacant lot	1831 5th Ave; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	0.32	NewPage Wisconsin System Inc.	34-00343
WR19	Hayden- 6090	WR	Wisconsin Rapids vacant lot	1920 6th Ave; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	0.24	NewPage Wisconsin System Inc.	34-00352
WR20	Hayden- 6090	WR	Wisconsin Rapids vacant lot	1910 6th Ave; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	0.24	NewPage Wisconsin System Inc.	34-00353

WR21	Hayden- 6090	WR	Wisconsin Rapids vacant lot	C-Wis Rapids Walter Krupka Subd Lot 6,Blk 1	Wisconsin Rapids	WI	0.16	NewPage Wisconsin System Inc.	34-00361
WR22	Hayden- 6090	WR	Wisconsin Rapids vacant lot	1740 6th Ave; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	0.16	NewPage Wisconsin System Inc.	34-00362
WR23	Hayden- 6090	WR	Wisconsin Rapids vacant lot	1730 6th Ave; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	0.16	NewPage Wisconsin System Inc.	34-00363
WR24	Hayden- 6090	WR	Wisconsin Rapids vacant lot	1840 6th Ave; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	0.18	NewPage Wisconsin System Inc.	34-00366
WR25	Hayden- 6090	WR	Wisconsin Rapids vacant lot	C-Wis Rapids that prt SESE Sec 6-22-6E Com 60’ N of Intersec NLN Pierce & ELN 6th St, N 80’ E 132’, S 80’ W 132’ To POB, BNG Parcel 2 of J Benkowski CSM 1	Wisconsin Rapids	WI	0.24	NewPage Wisconsin System Inc.	34-00367
WR26	Hayden- 6090	WR	Wisconsin Rapids vacant lot	540 Pierce St; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	0.21	NewPage Wisconsin System Inc.	34-00368
WR27	Hayden- 6090	WR	Wisconsin Rapids vacant lot	620 Adams St	Wisconsin Rapids	WI	0.27	NewPage Wisconsin System Inc.	34-01472

WR28	Hayden- 6090	WR	Wisconsin Rapids vacant lot	630 Adams St	Wisconsin Rapids	WI	0.4	NewPage Wisconsin System Inc.	34-01473
WR29	Hayden- 6090	WR	Wisconsin Rapids vacant lot	640 Adams St	Wisconsin Rapids	WI	0.3	NewPage Wisconsin System Inc.	34-01474
WR30	Hayden- 6090	WR	Wisconsin Rapids vacant lot	650 Adams St	Wisconsin Rapids	WI	0.32	NewPage Wisconsin System Inc.	34-01475
WR31	Hayden- 6090	WR	Wisconsin Rapids - leased to Specialty Minerals for carbonate plant	C-Wis Rapids (spec. Min. Lease) Wis Rapids Redevelopment Add #1 Prt of Lot 3 & Vac St NKA Outlook 3 of WCCSM 4268	Wisconsin Rapids	WI	0.76	NewPage Wisconsin System Inc.	34-01511
WR32	Hayden- 6090	WR	Wisconsin Rapids vacant lot	611 High St	Wisconsin Rapids	WI	0.3	NewPage Wisconsin System Inc.	34-01867
WR33	Hayden- 6090	WR	Biron Sulphite Pipeline	C-Wis Rapits (Sulphite Pipeline) Scott & Martin Add the NLY 25’ of Lot 2, All of Lot 3 & SLY 75’ of Lots 5 & 6, Blk 2; & 1/2 vac Alley adj to SD lots	Wisconsin Rapids	WI	0.43	NewPage Wisconsin System Inc.	34-05434
WR34	Hayden- 1500	WR		214 1st St	Wisconsin Rapids	WI	7.02	NewPage Wisconsin System Inc.	3400319
WR35	Hayden- 1500	WR	Marsh land that is vacant	C-Wis Rapids that Prt of the N 1/2 SW Sec 6-22-6E Located N of RR Row	Wisconsin Rapids	WI	4.44	NewPage Wisconsin System Inc.	3400320

WR36	Hayden- 1500	WR	Marsh land that is vacant	C-Wis Rapids Prt N 1/2 SW Sec 6-22-6E Located S & E of RR Row & W of Bownow Ave & Cranmoore Ditch	Wisconsin Rapids	WI	35.37	NewPage Wisconsin System Inc.	34-00325
WR37	Hayden- 1500	WR	Marsh land that is vacant	C-Wis Rapids Prt of NWSE & N 1/2 SW 1/4 Sec 6-22-6E located E of Cranmoore Ditch & Sly of Bonow Ave	Wisconsin Rapids	WI	16.75	NewPage Wisconsin System Inc.	34-00326
WR38	Hayden- 1500	WR	Vacant Lot of Mixed Woodlands and Marsh	C-Wis Rapids, PRT NESE Sec 6-22-6E NKA Lot 1 WCCSM 4699 & PRT Govt Loc 4 Sec 5-22-6E LYG N of HWY 34 & Vac 5th Ave N Lyg N of HWY 34 Exc W 33’ X 132’ LYG Adj to Cranmoor Ditch Exc OL 2 CSM 5795 Vac Land	Wisconsin Rapids	WI	29.58	NewPage Wisconsin System Inc.	34-00331
WR39	Hayden- 1500	WR	Vacant Lot of Mixed Woodlands and Marsh	C-Wis Rapids (Bonow Ave) Prt NWSE Sec 6-22-6E NKA Lot 1 of WCCSM #5615	Wisconsin Rapids	WI	7	NewPage Wisconsin System Inc.	34-00332
WR40	Hayden- 1500	WR	Vacant Lot in Residential Area	1710 6th Ave	Wisconsin Rapids	WI	0.16	NewPage Wisconsin System Inc.	34-00335
WR41	Hayden- 1500	WR	Vacant Lot in Residential Area	1721 5th Ave.	Wisconsin Rapids	WI	0.16	NewPage Wisconsin System Inc.	34-00338
WR42	Hayden- 1500	WR	Vacant Lot in Residential Area	1731 5th Ave	Wisconsin Rapids	WI	0.32	NewPage Wisconsin System Inc.	34-00339

WR43	Hayden- 1500	WR	Vacant Lot in Residential Area	1811 5th Ave	Wisconsin Rapids	WI	0.24	NewPage Wisconsin System Inc.	34-00341
WR44	Hayden- 1500	WR	Vacant Lot in Residential Area	1821 5th Ave	Wisconsin Rapids	WI	0.24	NewPage Wisconsin System Inc.	34-00342
WR45	Hayden- 1500	WR	Vacant Lot in Residential Area	1911 5th Ave	Wisconsin Rapids	WI	0.32	NewPage Wisconsin System Inc.	34-00345
WR46	Hayden- 1500	WR	Vacant Lot in Residential Area - West Side Assessor Plat - Lot on 6th Avenue North	C-Wis Rapids WS ASR Plt 12 Lot 9	Wisconsin Rapids	WI	0.16	NewPage Wisconsin System Inc.	34-00347
WR47	Hayden- 1500	WR	Vacant Lot in Residential Area	1950 6th Ave	Wisconsin Rapids	WI	0.16	NewPage Wisconsin System Inc.	34-00350
WR48	Hayden- 1500	WR	Vacant Lot in Residential Area - West Side Assessor Plat - Lot on 6th Avenue North	C-Wis Rapids WS ASR Plt 12 Lot 12	Wisconsin Rapids	WI	0.16	NewPage Wisconsin System Inc.	34-00351
WR49	Hayden- 1500	WR	Vacant Lot in Residential Area	2021 5th Ave	Wisconsin Rapids	WI	0.18	NewPage Wisconsin System Inc.	34-00356
WR50	Hayden- 1500	WR	Vacant Lot in Residential Area	1720 6th Ave	Wisconsin Rapids	WI	0.16	NewPage Wisconsin System Inc.	34-00364
WR51	Hayden- 1500	WR	Vacant Lot in Residential Area	1850 5th Ave	Wisconsin Rapids	WI	0.16	NewPage Wisconsin System Inc.	34-00365
WR52	Hayden- 1500	WR	Vacant Lot in Residential Area	C-Wis Rapids Walter Krupka Subd Lots, 6,7,8,9, and 10 Blk 4	Wisconsin Rapids	WI	0.8	NewPage Wisconsin System Inc.	34-00369
WR53	Hayden- 1500	WR	Vacant Lot in Residential Area	C-Wis Rapids Walter Krupka Subd Lots, 1,2,3,4,&5 Blk 5 Exc Hwy Row	Wisconsin Rapids	WI	0.18	NewPage Wisconsin System Inc.	34-00373
WR54	Hayden- 1500	WR	Vacant Lot in Residential Area	1911 6th Ave	Wisconsin Rapids	WI	0.53	NewPage Wisconsin System Inc.	34-00375

WR55	Hayden- 1500	WR	Vacant Lot in Residential Area	C-Wis Rapids Walter Krupka Subd Lots, 1,2,3,4,&5 Blk 7 Exc Hwy Row	Wisconsin Rapids	WI	0.67	NewPage Wisconsin System Inc.	34-00384
WR56	Hayden- 1500	WR	Vacant Lot in Residential Area	1721 6th Ave	Wisconsin Rapids	WI	0.64	NewPage Wisconsin System Inc.	34-00392
WR57	Hayden- 1500	WR	Marsh land that is vacant	C-Wis Rapids SWSE Sec 6-22-6E Lot 1 -34.7 Acres-Exc that prt in V.323 P.240 & Ex Hwy	Wisconsin Rapids	WI	32.06	NewPage Wisconsin System Inc.	34-00415
WR58	Hayden- 1500	WR	Marsh land that is vacant	C-Wis Rapids S 1/2 SW Sec 6-22-6E COM 150’ E of NW Cor, S 253’, Sely 628.4’, N 767.6’ W 331’ to Pop	Wisconsin Rapids	WI	4.38	NewPage Wisconsin System Inc.	34-00424
WR59	Hayden- 1500	WR	Marsh land that is vacant	C-Wis Rapids S 1/2 SW Sec 6-22-6E Lot 1 except W 481’ -35.9 Acres-All Lot 2 -8.2 Acres-Except Cranmoor Ditch, EXC Hwy	Wisconsin Rapids	WI	44.1	NewPage Wisconsin System Inc.	34-00425
WR60	Hayden- 1500	WR	Woodland Near Water Quality Center	C-Wis Rapids PRT SWSW Sec 32-23-6E NKA Lot 1 of WCCSM #4020	Wisconsin Rapids	WI	40	NewPage Wisconsin System Inc.	34-00426
WR61	Hayden- 1500	WR	Woodland Near Water Quality Center	C-Wis Rapids NWNW Sec 5-22-6E Exc St Vac Land	Wisconsin Rapids	WI	40	NewPage Wisconsin System Inc.	34-00427

WR62	Hayden- 1500	WR	Woodland Near Water Quality Center	C-Wis Rapids all that Prt WS ASR PLT#2 & E 1/2 Vac 5th Ave N Lyg N of RR Row exc ST Row Located in the SWNW Sec 5-22-6E Vac Land	Wisconsin Rapids	WI	23.81	NewPage Wisconsin System Inc.	34-00446
WR63	Hayden- 1500	WR	Marsh land that is vacant	C-Wis Rapids Lyon Land Co 4th Add.All Blk 3	Wisconsin Rapids	WI	6	NewPage Wisconsin System Inc.	34-01395
WR64	Hayden- 1500	WR	Marsh land that is vacant	C-Wis Rapids WS ASR Plt 10 Lot 11	Wisconsin Rapids	WI	6.89	NewPage Wisconsin System Inc.	34-01425
WR65	Hayden- 1500	WR	Wood land that is vacant	C-Wis Rapids WS Asr Plt 10 Lot 12	Wisconsin Rapids	WI	4.06	NewPage Wisconsin System Inc.	34-01426
WR66	Hayden- 1500	WR	Wood land that is vacant	C-Wis Rapids WS Asr Plt 10 Lot 14	Wisconsin Rapids	WI	1.32	NewPage Wisconsin System Inc.	34-01431
WR67	Hayden- 1500	WR	Wood land that is vacant	C-Wis Rapids WS Asr Plt 10 Lot 16	Wisconsin Rapids	WI	0.3	NewPage Wisconsin System Inc.	34-01433
WR68	Hayden- 1500	WR	Wood land that is vacant	C-Wis Rapids WS Asr Plt 10 Lot 17	Wisconsin Rapids	WI	1.71	NewPage Wisconsin System Inc.	34-01434
WR69	Hayden- 1500	WR	Wood land that is vacant	C-Wis Rapids WS ASR Plt # 10 lot 23	Wisconsin Rapids	WI	1.87	NewPage Wisconsin System Inc.	34-01443
WR70	Hayden- 1500	WR	Wood land that is vacant	C-Wis Rapids Wood Co. ADDN All of BLK 6	Wisconsin Rapids	WI	2.46	NewPage Wisconsin System Inc.	34-01455
WR71	Hayden- 1500	WR	Wood land that is vacant	C-Wis Rapids Wood CO Addn Blk 7 Except the S 33.7’ of lot 15 & Exc Hwy	Wisconsin Rapids	WI	3.93	NewPage Wisconsin System Inc.	34-01460

WR72	Hayden- 1500	WR	Vacant Lot	C-Wis Rapids WS ASR Plt # 13 Lot 2, Exc 448 SQ Ft for St Row and PRT Lots 2 and 4 NKA Lot 1 of WCCSM 6278	Wisconsin Rapids	WI	1.15	NewPage Wisconsin System Inc.	34-01471
WR73	Hayden- 1500	WR	Vacant Lot	710 Adams St	Wisconsin Rapids	WI	0.32	NewPage Wisconsin System Inc.	34-01476
WR74	Hayden- 1500	WR	Vacant Lot	C-Wis Rapids Daly & Sampson Add Lots 10, 11, & 12 BLK 211	Wisconsin Rapids	WI	0.45	NewPage Wisconsin System Inc.	34-01714
WR75	Hayden- 1500	WR	Vacant Lot	C-Wis Rapids Daly & Sampson Add BLK 22	Wisconsin Rapids	WI	0.81	NewPage Wisconsin System Inc.	34-01715
WR76	Hayden- 1500	WR	Vacant Lot	550 Fremont St	Wisconsin Rapids	WI	1.46	NewPage Wisconsin System Inc.	34-01775
WR77	Hayden- 1500	WR	Parking Lot North of River Block	C-Wis Rapids TID & that part BLK ^ LYG partley in Centralia Plat & Scott & Jackson ADD NKA Lot 2 WCCSM#7893	Wisconsin Rapids	WI	0.71	NewPage Wisconsin System Inc.	34-02450
WR78	Hayden- 1500	WR	River Block Parking Lot	111 W Grand Ave	Wisconsin Rapids	WI	0.8	NewPage Wisconsin System Inc.	34-02490
WR79	Hayden- 1500	WR	Overflow Parking for River Block	240 1st Ave	Wisconsin Rapids	WI	0.31	NewPage Wisconsin System Inc.	34-02494
WR80	Hayden- 1500	WR	Clay Pits for Water Quality Center north of Rudolph	S4 T23 R6E NE FR NE, EXC WCCSM # 7786	Wisconsin Rapids	WI	48.32	NewPage Wisconsin System Inc.	17-00059
WR81	Hayden- 1500	WR	Clay Pits for Water Quality Center north of Rudolph	S4 T23 R6E That PRT of NE FR NW LYG E of RR R/W	Wisconsin Rapids	WI	13.14	NewPage Wisconsin System Inc.	17-00063

WR82	Hayden- 1500	WR	Clay Pits for Water Quality Center north of Rudolph	S4 T23 R6E That PRT of SE NW LYG E of RR R/W	Wisconsin Rapids	WI	26.52	NewPage Wisconsin System Inc.	17-00069
WR83	Hayden- 1500	WR	Clay Pits for Water Quality Center north of Rudolph	S4 T23 R6E NW FR NE, EXC WCCSM #4763	Wisconsin Rapids	WI	40.59	NewPage Wisconsin System Inc.	17-00060A
WR84	Hayden- 1500	WR	Clay Pits for Water Quality Center north of Rudolph	S4 T23 R6E SW NE	Wisconsin Rapids	WI	40	NewPage Wisconsin System Inc.	17-00061
WR85	Hayden- 1500	WR	Clay Pits for Water Quality Center north of Rudolph	S4 T23 R6E SE NE, Exc Com SE Cor, N 486.78’, W 665.36’, S 474.26’. E 661.1’ to OPB & Exc WCCSM #7786	Wisconsin Rapids	WI	8.66	NewPage Wisconsin System Inc.	17-00062B
WR86	Hayden- 1500	WR	Wood and March Land Around Water Quality Center	S.31 T.23 R.6E lot 1 WCCSM #4585, Bgn Prt of SE NE & Prt of NE SE Conservancy Area	Wisconsin Rapids	WI	23.48	NewPage Wisconsin System Inc.	17-00572B
WR87	Hayden- 1500	WR	Wood and March Land Around Water Quality Center	S31 T23 R6E The E 330’ of N 220’ of ME SE. EXC Hwy	Wisconsin Rapids	WI	1.66	NewPage Wisconsin System Inc.	17-00578A
WR88	Hayden- 1500	WR	Wood and March Land Around Water Quality Center	S31 T23 R6E Prt of NE SE; the W 30 Acres and the S 430’ of E 330’ & exc WCCSM #4585	Wisconsin Rapids	WI	28.96	NewPage Wisconsin System Inc.	17-00578B
WR89	Hayden- 1500	WR	Wood and March Land Around Water Quality Center	S31 T23 R6E NW SE	Wisconsin Rapids	WI	40	NewPage Wisconsin System Inc.	17-00579
K1	Bouder	Kimberly		NewPage owns property and leases to Specialty Metals—land not sold with mill.	Kimberly	WI	0.93	NewPage Wisconsin System Inc.	250003400

K2	Bouder	Kimberly		NewPage owns property on E Glendale Avenue	Kimberly	WI	7.918	NewPage Wisconsin System Inc.	311431801
R1	Lyons	Rumford	Rumford Mill and Associated Real Property	35 Hartford Street (Primary Site), Rumford, Oxford County, ME	Rumford	ME	98.2	Rumford Paper Company	114-001
R2	Lyons	Rumford	Rumford Mill and Associated Real Property	Peru Warehouse/Route 108, Peru, Oxford County, ME	Peru	ME	9.7	Rumford Paper Company	Concrete block warehouse; 8,200 sq.ft;Survey map Acme 12/1997;1st Am Title photo.
R3	Lyons	Rumford	Rumford Mill and Associated Real Property	1596 State Route 2, Shelburne, Coos County, NH	Shelburne	NH	1275	Rumford Paper Company	Map 000005/Lot 000006. Large forested parcel that includes to Shelburne chip plant and Wood Procurement office
R4	Lyons	Rumford	Rumford Mill and Associated Real Property	23 Bethel Road, West Paris, Oxford County, ME	West Paris	ME	0	Rumford Paper Company	Same as West Paris Woodyard, R24
R5	Lyons	Rumford	Rumford Mill and Associated Real Property	676 Town Farm Road, Farmington, Franklin County, ME	Farmington	ME	43.6	Rumford Paper Company	Gordon Lot, adjacent to Farmington Lot R23. Tax Map R10-092
R6	Lyons	Rumford	Rumford Mill and Associated Real Property	696 River Road, Route 201A (Zip: 04958), North Anson, Somerset County, ME (Part of North Anson Woodyard)	North Anson	ME	part of larger parcel	Rumford Paper Company	Woodyard scales & office, part of R25
R7	Lyons	Rumford	Rumford Mill and Associated Real Property	Gilead Pile Down Yard, Gilead, Oxford County, ME	Gilead	ME	184	Rumford Paper Company	Map 1, Lot 48,50. Wood piledown area, bisected by railroad and highway; 1st Am Title photo; Acme Survey map 07/30/2003

R8	Lyons	Rumford	Rumford Mill and Associated Real Property	Vacant Lot (Malloy Construction), Route 2, Mexico, Oxford County, ME	Mexico	ME	3.38	Rumford Paper Company	Book 2383/P 79 / Parcel 2. Vacant Lot. Survey map by Acme 8/1998
R9	Lyons	Rumford	Rumford Mill and Associated Real Property	Parking Area on River /River Road, Mexico, Oxford County, ME	Mexico	ME	0.11	Rumford Paper Company	Lot 7/Map 18. Paved parking area. Survey map 07/08/1985
R10	Lyons	Rumford	Rumford Mill and Associated Real Property	4 Everett Road, West Paris, Oxford County, ME	West Paris	ME	1.89	Rumford Paper Company	Map/Lot: 012-007-015. Wood Procurement Office and adjacent lots. Survey map & 1st Am Title photo
R10	Lyons	Rumford	Rumford Mill and Associated Real Property	4 Everett Road, West Paris, Oxford County, ME	West Paris	ME	1.01	Rumford Paper Company	Map/Lot: 012-007-012. Wood Procurement Office and adjacent lots. Survey map & 1st Am Title photo
R10	Lyons	Rumford	Rumford Mill and Associated Real Property	4 Everett Road, West Paris, Oxford County, ME	West Paris	ME	1.12	Rumford Paper Company	Map/Lot: 012-007-013. Wood Procurement Office and adjacent lots. Survey map & 1st Am Title photo
R10	Lyons	Rumford	Rumford Mill and Associated Real Property	4 Everett Road, West Paris, Oxford County, ME	West Paris	ME	1.86	Rumford Paper Company	Map/Lot: 012-007-014. Wood Procurement Office and adjacent lots. Survey map & 1st Am Title photo

R10	Lyons	Rumford	Rumford Mill and Associated Real Property	4 Everett Road, West Paris, Oxford County, ME	West Paris	ME	1.91	Rumford Paper Company	Map/Lot: 012-007-017. Wood Procurement Office and adjacent lots. Survey map & 1st Am Title photo
R10	Lyons	Rumford	Rumford Mill and Associated Real Property	4 Everett Road, West Paris, Oxford County, ME	West Paris	ME	1.86	Rumford Paper Company	Map/Lot: 012-007-016. Wood Procurement Office and adjacent lots. Survey map & 1st Am Title photo
R10	Lyons	Rumford	Rumford Mill and Associated Real Property	4 Everett Road, West Paris, Oxford County, ME	West Paris	ME	1.18	Rumford Paper Company	Map/Lot: 012-007-011. Wood Procurement Office and adjacent lots. Survey map & 1st Am Title photo
R11	Lyons	Rumford	Rumford Mill and Associated Real Property	Swift River Pumping Station, Rumford, Oxford County, ME	Rumford	ME	3.6	Rumford Paper Company	Met Tower lot. Portion of survey map 10/30/1992; 1st Am Title photo. Tax Map 113-330-TWR
R12	Lyons	Rumford	Rumford Mill and Associated Real Property	223 River Road, Mexico, Oxford County, ME	Mexico	ME	8.8	Rumford Paper Company	Riverbank lot; no access.Mexico Tax Map 1, Lot 9
R13	Lyons	Rumford	Rumford Mill and Associated Real Property	Canal Parking Lot (Part of Primary Site) /Railroad Street, Rumford, Oxford County, ME	Rumford	ME	1.82	Rumford Paper Company	Contractor parking lot; Interconnect substation; discontinued town way. Survey maps. Tax Map 118-001-A
R13	Lyons	Rumford	Rumford Mill and Associated Real Property	Canal Parking Lot (Part of Primary Site) /Railroad Street, Rumford, Oxford County, ME	Rumford	ME	3.47	Rumford Paper Company	Contractor parking lot; Interconnect substation; discontinued town way. Survey maps. Tax Map 118-001

R14	Lyons	Rumford	Rumford Mill and Associated Real Property	Offsite Water Wells, Rumford, Oxford County, ME	Rumford	ME	0	Rumford Paper Company	Easement on Town of Rumford property; Portion of survey map 10/30/1992; 1st Am Title photo.
R15	Lyons	Rumford	Rumford Mill and Associated Real Property	279 Main Street, Bingham, Somerset, ME	Bingham	ME	0.25	Rumford Paper Company	Vacant building. 0.25 ac +/-; 1st Am Title Map
R16	Lyons	Rumford	Rumford Mill and Associated Real Property	Highland Terrace, Mexico, Oxford County, ME	Mexico	ME	5.6	Rumford Paper Company	Undeveloped parcel; Survey map & 1st Ame Title photo
R17	Lyons	Rumford	Rumford Mill and Associated Real Property	4-Seasons Security Parcel/River Road, Mexico, Oxford County, ME	Mexico	ME	2.2	Rumford Paper Company	Book 1509/page 74. Part of access to Farrington Mountain Landfill Site. Survey map by Acme 06/04/1998.
R18	Lyons	Rumford	Rumford Mill and Associated Real Property	Wyman Hill Road (East Hillside), Rumford, Oxford County, ME	Rumford	ME	17.4	Rumford Paper Company	Map/Lot: 138-001. Vacant lot previously used for storage/laydown; 1st Am Title photo
R19	Lyons	Rumford	Rumford Mill and Associated Real Property	East Hillside Parcel/Route 108, Rumford, Oxford County, ME	Rumford	ME	327.6	Rumford Paper Company	Forested parcel; 1st Am Title photo;Forest type map; survey maps. Tax Map 122-001
R20	Lyons	Rumford	Rumford Landfills and Solid Waste Facilities	Farrington Mtn Landfill (Active), Mexico, Oxford County, ME	Mexico	ME	682	Rumford Paper Company	Active landfill; 1st Am Title photo. Tax records show 682 acres.

R21	Lyons	Rumford	Rumford Landfills and Solid Waste Facilities	Olsky Landfill (Closed) (same parcel as Ferrington Mtn.), Mexico, Oxford County, ME	Mexico	ME	1.17	Rumford Paper Company	Closed landfill with restrictive covenant. Survey map by Summit 04/05/2004
R22	Lyons	Rumford	Rumford Woodyard Storage	Shelburne Woodyard, Shelburne, Coos County, NH	Shelburne	NH		Rumford Paper Company	Same as R3
R23	Lyons	Rumford	Rumford Woodyard Storage	Farmington Woodyard, Farmington, Franklin County, ME	Farmington	ME	286.3	Rumford Paper Company	Original Farmington Lot, includes leased chip plant. Book 1631, pages 228-230
R24	Lyons	Rumford	Rumford Woodyard Storage	West Paris Woodyard, West Paris, Oxford County, ME	West Paris	ME	49.81	Rumford Paper Company	Map/Lot: 012-065. Site leased to Midwest-Price Company for chip plant; Survey map & 1st Am Title photo
R25	Lyons	Rumford	Rumford Woodyard Storage	North Anson Woodyard, North Anson, Somerset County, ME	North Anson	ME	31	Rumford Paper Company	Map/Lot: 016 015. Woodyard with storage building. Survey map 8/14/84 & 1st Am Title photo. Part of R6.
R26	Lyons	Rumford	Rumford Falls Power Company	Somerset Street, Rumford, Oxford County, ME	Rumford	ME	0.3	Rumford Paper Company	Vacant Lot. Tax Map 109-093. Back Lot
R27	Lyons	Rumford	Rumford Falls Power Company	York/Kennebec Street, Rumford, Oxford County, ME	Rumford	ME	1	Rumford Paper Company	Vacant Lot. Tax Map 113-043
R28	Lyons	Rumford	Rumford Falls Power Company	Kennebec/Somerset Street, Rumford, Oxford County, ME	Rumford	ME	0.4	Rumford Paper Company	Vacant Lot. Tax Map 113-043-001
R29	Lyons	Rumford	Rumford Falls Power Company	Somerset Street, Rumford, Oxford County, ME	Rumford	ME	0.2	Rumford Paper Company	Vacant Lot. Tax Map 109-086. Back Lot

R30	Lyons	Rumford	Rumford Falls Power Company	Route 108, Rumford, Oxford County, ME	Rumford	ME	2.5	Rumford Paper Company	Vacant land, riverfront below Smiths Crossing. Tax Map 126-037
R31	Lyons	Rumford	Rumford Falls Power Company	South Rumford Road, Rumford, Oxford County, ME	Rumford	ME	0.7	Rumford Paper Company	Vacant lot on Sth Rumford Road. Tax Map 129-007
R32	Lyons	Rumford	Rumford Falls Power Company	Route 108, Rumford, Oxford County, ME	Rumford	ME	1.39	Rumford Paper Company	Riverbank parcel near Rt 108 and Wyman Hill Road junction. Tax Map 131-028
R33	Lyons	Rumford	Rumford Falls Power Company	South Rumford Road, Rumford, Oxford County, ME	Rumford	ME	1.4	Rumford Paper Company	Vacant lot on Sth Rumford Road. Tax Map 125-004
R34	Lyons	Rumford	Rumford Falls Power Company	Route 108, Rumford, Oxford County, ME	Rumford	ME	2.8	Rumford Paper Company	Riverbank parcel off Route 108. Tax Map 219-006
R35	Lyons	Rumford	Rumford Falls Power Company	South Rumford Road, Rumford, Oxford County, ME	Rumford	ME	2.35	Rumford Paper Company	Vacant lot on South Rumford Road, contiguous with east Hillside parcel. Tax Map 125-002.
R36	Lyons	Rumford	Rumford Falls Power Company	Prospect Ave, Rumford, Oxford County, ME	Rumford	ME	4.7	Rumford Paper Company	Parcel on Falls Hill. Tax Map 124-113
R37	Lyons	Rumford	Rumford Falls Power Company	Dump Road, Rumford, Oxford County, ME	Rumford	ME	19.5	Rumford Paper Company	Parcel containing Mobile Garage, Long Log, Aspen woodyard and Trailer Pool, Tax Map 118-004
R38	Lyons	Rumford	Rumford Falls Power Company	Vine & Willow Streets, Rumford, Oxford County, ME	Rumford	ME	5.8	Rumford Paper Company	Vacant parcel of RFPC lots that were never developed. Tax Map 116-001
R39	Lyons	Rumford	Rumford Falls Power Company	Canal Street, Rumford, Oxford County, ME	Rumford	ME	0.05	Rumford Paper Company	L shaped parcel next to old CMP garage. Tax Map 117-281-A
R40	Lyons	Rumford	Rumford Paper Company	Rumford Avenue, Rumford, Oxford County, ME	Rumford	ME	4.89	Rumford Paper Company	Rumford footbridge parking lot. Tax Map 113-332
R41	Lyons	Rumford	Rumford Paper Company	Hutchinson Street, Mexico, Oxford County, ME	Mexico	ME	0.03	Rumford Paper Company	Hutchinson St/Osgood Ave vicinity. Map 23 Lot 1A.

R42	Lyons	Rumford	Rumford Paper Company	Rumford Avenue, Rumford, Oxford County, ME	Rumford	ME	0.9	Rumford Paper Company	Rumford footbridge north parcel. Tax Map 106-047
R43	Lyons	Rumford	Rumford Paper Company	County Road, Rumford, Oxford County, ME	Rumford	ME	0.7	Rumford Paper Company	Lower gate parking lot. Tax Map 114-001-001
R44	Lyons	Rumford	Rumford Paper Company	Congress Street, Rumford, Oxford County, ME	Rumford	ME	0.5	Rumford Paper Company	Parking lot behind Legion Hall. Tax Map 117-298
R45	Lyons	Rumford	Rumford Paper Company	Route 108, Rumford, Oxford County, ME	Rumford	ME	7.2	Rumford Paper Company	Pine plantation on Upper Canal bank. Tax Map 121-045
R46	Lyons	Rumford	Rumford Paper Company	Swift River, Rumford, Oxford County, ME	Rumford	ME	0.1	Rumford Paper Company	Hutchinson Purchase parcel on Swift River. Tax Map 110-066
R47	Lyons	Rumford	Rumford Paper Company	Hancock Street, Rumford, Oxford County, ME	Rumford	ME	7.1	Rumford Paper Company	Riverbank parcel between Hancock St and Swift River near High School. Tax Map 106-047
R48	Lyons	Rumford	Rumford Paper Company	Flood Street, Mexico, Oxford County, ME	Mexico	ME	0.64	Rumford Paper Company	Riverbank parcel at Swift & Androscoggin River confluence. Map 20 Lot 32
R49	Lyons	Rumford	Rumford Paper Company	Farrington Mth Access Rpad, Mexico, Oxford County, ME	Mexico	ME	0.08	Rumford Paper Company	Farrington Mth Access RD lot abutting 4 Seasons lot. Map 12 Lot 35C
R50	Lyons	Rumford	Rumford Paper Company	Carlton Ave, Mexico, Oxford County, ME	Mexico	ME	0.14	Rumford Paper Company	Swift River riverbank. Map 22 Lot 1A
R51	Lyons	Rumford	Rumford Paper Company	Hutchinson Street, Mexico, Oxford County, ME	Mexico	ME	0.39	Rumford Paper Company	Swift River riverbank. Map 22 Lot 22A

Leases, subleases or assignments of leases with respect to any material leasehold Real Estate Assets pursuant to which any Credit Party is the tenant

Lease Description	Contract Effective	Contract Expiration	Lease Address	Lease Description/ Comments
Agreement of Lease by and between NewPage Corporation and Bunnell Hill Development Co., Inc. dated November 3, 2006, as amended by the Amendment to the Agreement of Lease by and between NewPage Corporation and Bunnell Hill Development Co., Inc. effective as of the date hereof	11/3/2006	8/31/2019	8540 Gander Creek Drive, Miamisburg, OH 45342	Lease of Real Property, NewPage is the Lessee, Office Space Rental
Lease Agreement made and entered into between 1101 Perimeter L.L.C., a Delaware limited liability company (c/o Hamilton Partners, Inc.), and NewPage Corporation	8/1/2012	12/31/2017	300 Park Boulevard, Suite 500, Itasca, IL 60143	Lease of real property, Lessee (NewPage Corporation) Chicago Sales Office

Leases, subleases or assignments of leases with respect to any Material Real Estate Asset pursuant to which any Credit Party is the landlord

Debtor	Counterparty Name	Contract Expiration Date	Address	Contract Description/ Comments
NewPage Wisconsin System Inc	Corenso North America Corp.		800 Fremont Street, Wisconsin Rapids, WI 54495	Non-residential Real Property Lease Jackson Mills Lease NewPage is Lessor
NewPage Wisconsin System Inc	Corenso North America Corp.		800 Fremont Street, Wisconsin Rapids, WI 54495	Non-residential Real Property Lease 12 13 Paper Maching Area - Lease in Wisconsin Rapids mill NewPage is Lessor

4.12-2

SCHEDULE 4.13

ENVIRONMENTAL MATTERS

1.	Any and all Recognized Environmental Conditions specifically identified in the following documents, to the extent of the knowledge available at the time the document was created, are incorporated herein by reference:

Phase I Environmental Site Assessment and Material Environmental Compliance Evaluation of Escanaba Paper Company, Escanaba, MI, prepared by ENSR Corporation, dated December 2004;

Phase I Environmental Site Assessment and Material Environmental Compliance Evaluation of MeadWestvaco Maryland, Inc., Luke, Maryland, and Beryl, West Virginia, prepared by ENSR Corporation, dated December 2004; Phase I Environmental Site Assessment and Material Environmental Compliance Evaluation of MeadWestvaco Oxford Corporation, Rumford Mill, Rumford, ME, prepared by ENSR Corporation, dated December 2004;

Phase I Environmental Site Assessment and Material Environmental Compliance Evaluation of MeadWestvaco Kentucky, L.P., Wickliffe Mill, Wickliffe, KY, prepared by ENSR Corporation, dated December 2004;

Phase I Environmental Site Assessment and Limited Environmental Compliance Review of Stora Enso North America, 707 Arlington Place, Stevens Point, WI, prepared by Environ International Corporation, dated June 2007;

Phase I Environmental Site Assessment and Limited Environmental Compliance Review of Stora Enso North America, 950 Fourth Avenue North, 310 Third Avenue North, Wisconsin Rapids, WI, prepared by Environ International Corporation, dated June 2007; Phase I Environmental Site Assessment and Limited Environmental Compliance Review of Stora Enso North America, 621 North Biron Drive, Biron, WI, prepared by Environ International Corporation, dated June 2007;

Phase I Environmental Site Assessment and Limited Environmental Compliance Review of Stora Enso North America, 100 North Central Avenue, 4920 Recycle Way, Duluth, MN, prepared by Environ International Corporation, dated June 2007.

2.	In Appleton Papers Inc., et al v. George A. Whiting Paper Co., et al, Appleton Papers and NCR Corporation filed a private contribution action in the United States District Court for the Eastern District of Wisconsin against NewPage Wisconsin System Inc. and approximately 20 other parties to share in the clean-up costs they have or will incur related to polychlorinated biphenyls (PCBs) released into the Fox River. This case was dismissed on summary judgment but is still subject to appeal. The appeal period has not begun to run since some post-trial motions are pending. If overturned on appeal and liability results, this claim will be handled as a general unsecured claim in the bankruptcy.

3.	In the United States of America and State of Wisconsin v. NCR Corporation, et al, the United States and the State of Wisconsin filed a clean up action pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) against a number of parties, including NewPage Wisconsin System Inc., which claim also seeks compensation for natural resource damages caused by PCBs released into the Fox River. This action is pending. The United States Department of Justice orally offered, and the company agreed, to settle all components of this claim, including natural resources and cleanup costs, for a $1,157,253 general unsecured proof of claim. The company has not received a draft settlement from the United States Department of Justice. This matter will be handled through the bankruptcy process but may be pending post-emergence.

4.	Luke Paper Company is an Intervener in United States of America v. Westvaco Corporation; Civil Action No. MJF-00-2602, in the United States District Court for the District of Maryland, in connection with potential liability for increased operational costs related to the potential remedies to be imposed by the court for Westvaco’s (predecessor of Luke Paper Company) construction of the Digester and Expansion Project between 1981 and 1985, which triggered compliance obligations under the Clean Air Act Prevention of Significant Deterioration program. This case may be impacted by the potential rejection of the MeadWestvaco Equity and Asset Purchase Agreement in the bankruptcy case. Litigation in this matter is pending.

4.13-2

SCHEDULE 4.15

MATERIAL CONTRACTS

1.	Credit and Guaranty Agreement dated as of December 21, 2012 among NewPage Corporation, the other Credit Parties party thereto, the Lenders parties thereto, Barclays Bank PLC , as Administrative Agent, and the other agents parties thereto.

SCHEDULE 4.20

CERTAIN FEES

1.	Fees provided to Lazard Freres & Co. pursuant to that certain Engagement Letter dated April 1, 2011, as amended September 2, 2011, in connection with services provided with respect to the Reorganization Plan.

SCHEDULE 6.01

EXISTING INDEBTEDNESS

None.

SCHEDULE 6.02

EXISTING LIENS

1.	The Liens existing pursuant to paragraph 74 of the Confirmation Order, representing Junior Replacement Liens (as defined in the Confirmation Order) on account of and in lieu of the prepetition liens asserted by the Mechanics Lien Claimants (as defined in the Confirmation Order).

SCHEDULE 6.3

CERTAIN NEGATIVE PLEDGES

None.

SCHEDULE 6.5

CERTAIN RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS

None.

SCHEDULE 6.6

CERTAIN INVESTMENTS

1.	Rumford GIPOP Inc. (which will be merged with and into Rumford Paper Company following the Effective Date) owns a 30.5% interest in the Gulf Island Pond Oxygenation Project.

2.	Rumford Paper Company owns a 25.5% interest in Androscoggin Reservoir Company which, in accordance with the Reorganization Plan, will be sold after the Effective Date

SCHEDULE 6.10

CERTAIN AFFILIATE TRANSACTIONS

1.	Affiliated Interest Agreement dated June 21, 1988 by and between NewPage Wisconsin System Inc. (as successor in interest) and Consolidated Water Power Company.

2.	The transactions contemplated by the Reorganization Plan.

EXHIBIT A-1 TO

CREDIT AND GUARANTY AGREEMENT

FUNDING NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of December 21, 2012 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among NEWPAGE CORPORATION, a Delaware corporation (“Borrower”), NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent, J.P. MORGAN SECURITIES LLC, as Documentation Agent, and the other parties thereto.

Pursuant to Section 2.1 of the Credit Agreement, Borrower desires that Lenders make the following Loans to Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [            ], 2012 (the “Credit Date”):

Term Loans

☐ Base Rate Loans:	$[___,___,___]

☐ Eurodollar Rate Loans, with an initial Interest Period of [1][2][3][6][9][12][1] month(s):	$[___,___,___]

[Remainder of page intentionally left blank]

[1]	9 and 12 month options available only if Lenders agree.

EXHIBIT A-1-1

Date: [ ], 2012	NEWPAGE CORPORATION

By:
Name:
Title:

EXHIBIT A-1-2

EXHIBIT A-2 TO

CREDIT AND GUARANTY AGREEMENT

CONVERSION/CONTINUATION NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of December 21, 2012 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among NEWPAGE CORPORATION, a Delaware corporation (“Borrower”), NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent, J.P. MORGAN SECURITIES LLC, as Documentation Agent, and the other parties thereto.

Pursuant to Section 2.6 of the Credit Agreement, Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:

1. Term Loans:

$[___,___,___]	Eurodollar Rate Loans to be continued with Interest Period of [1][2][3][6][9][12][2] month(s)

$[___,___,___]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of [1][2][3][6][9][12][3] month(s)

$[___,___,___]	Eurodollar Rate Loans to be converted to Base Rate Loans

Borrower hereby certifies that as of the date hereof, no event has occurred and is continuing that would constitute an Event of Default or a Default.

[Remainder of page intentionally left blank]

[2]	9 and 12 month options available only if Lenders agree.
[3]	9 and 12 month options available only if Lenders agree.

EXHIBIT A-2-1

Date: [mm/dd/yy]	NEWPAGE CORPORATION

By:
Name:
Title:

EXHIBIT A-2-2

EXHIBIT B TO

CREDIT AND GUARANTY AGREEMENT

TERM LOAN NOTE

$[___,___,___] [mm/dd/yy]	New York, New York

FOR VALUE RECEIVED, NEWPAGE CORPORATION, a Delaware corporation (“Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of [DOLLARS] ($[___,___,___]) at the times and places referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of December 21, 2012 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent, J.P. MORGAN SECURITIES LLC, as Documentation Agent, and the other parties thereto.

Borrower shall make scheduled principal payments on this Note as set forth in Section 2.9 of the Credit Agreement.

This Note is one of the “Term Loan Notes” referred to in the Credit Agreement and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (AS DEFINED IN § 1273(a) OF THE INTERNAL REVENUE CODE OF 1986 AS AMENDED AND U.S. TREASURY REGULATION § 1.1273-1 PROMULGATED THEREUNDER). THE HOLDER HEREOF CAN OBTAIN THE INFORMATION DESCRIBED IN U. S. TREASURY REGULATION § 1.1275-3 BY WRITING TO: NEWPAGE CORPORATION, ATTENTION: CHIEF FINANCIAL OFFICER.

EXHIBIT B-1

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as and to the extent provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

NEWPAGE CORPORATION

By:
Name:
Title:

EXHIBIT B-3

EXHIBIT C TO

CREDIT AND GUARANTY AGREEMENT

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the [Chief Financial Officer] [Chief Accounting Officer] of each of NEWPAGE INVESTMENT COMPANY LLC (“Holdings”) and NEWPAGE CORPORATION (“Borrower”).

2. I have reviewed the terms of that certain Credit and Guaranty Agreement, dated as of December 21, 2012 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, Holdings, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent, J.P. MORGAN SECURITIES LLC, as Documentation Agent, and the other parties thereto and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, specifying the nature and period of existence of such condition or event, and what action Borrower has taken, is taking and proposes to take with respect thereto.

4. The financial statements delivered with this Certificate in accordance with subsection 5.1(a) and/or 5.1(b) of the Credit Agreement fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

The foregoing certifications[, together with the computations set forth in Annex A hereto]1 and the financial statements delivered with this Certificate in support hereof, are made and delivered [mm/dd/yy] pursuant to Section 5.1(c) of the Credit Agreement.

[1]

Include relevant computations (I) in any Compliance Certificate delivered in connection with any usage of the Cumulative Amount, for purposes of (a) evidencing compliance with the Net Leverage Ratio (calculated on a pro forma basis after giving effect to the intended usage of the Cumulative Amount at such Cumulative Amount Reference Time but excluding the proceeds of any equity issuances that have increased the Cumulative Amount), which shall not exceed 2.00:1.00 as of the last day of the Fiscal Quarter most recently ended, and (b) demonstrating the calculation of the Cumulative Amount immediately prior to the intended usage of the Cumulative Amount and the amount thereof elected to be so applied and (II) in any Compliance Certificate delivered together with financial statements under Section 5.1(b) of the Credit Agreement, for purposes of determining the percentage of Consolidated Excess Cash Flow required to be prepaid pursuant to Section 2.11(d) of the Credit Agreement.

EXHIBIT C-1

NEWPAGE INVESTMENT COMPANY LLC NEWPAGE CORPORATION

By:
Name:
Title: [Chief Financial Officer][Chief Accounting Officer]

EXHIBIT C-2

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy].

1. Consolidated Net Income: (I)-(II) =		$[___,___,___]

(I)	the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP:	$[___,___,___]

(II)

(a)     the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest or any Person that is an Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period:

$[___,___,___]

(b)     the income (or loss) of any Person or any Unrestricted Subsidiary accrued prior to the date it becomes a Subsidiary of Holdings or is redesignated a Restricted Subsidiary, as applicable, or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries:

$[___,___,___]

(c)     the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary:

$[___,___,___]

	(d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan:	$[___,___,___]

	(e) the income (or loss) attributable to the early extinguishment of Indebtedness:	$[___,___,___]

EXHIBIT C-3

(f) (1) non-Cash compensation charges and expenses[1]:	$[___,___,___]

(2) non-Cash deemed finance charges in respect of any pension liabilities or other provisions:	$[___,___,___]

(g)     to the extent otherwise included in net income and to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a good faith determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that (1) such coverage is not denied by the applicable carrier or indemnifying party in writing within 180 days and (2) such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days), losses, charges, expenses, accruals and reserves with respect to liability or casualty events or business interruption:

$[___,___,___]

(h)     to the extent otherwise included in net income, losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or asset disposition, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days):

$[___,___,___]

(i)      non-Cash or unrealized gains or losses in respect of obligations under Hedge Agreements or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of obligations under Hedge Agreements:

$[___,___,___]

[1]	Including any such charges and expenses arising from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights or equity incentive programs.

EXHIBIT C-4

(j)      deferred Tax expenses associated with Tax deductions or net operating losses arising as a result of the transactions contemplated by the Credit Agreement and by the Related Agreements, or the release of any valuation allowance related to such item:

$[___,___,___]

	(k) to the extent not included in clauses (II)(a) through (j) above, any net extraordinary gains or net extraordinary losses:	$[___,___,___]

2. Consolidated Adjusted EBITDA: (I)+(II)–(III) =		$[___,___,___]

(I)	Consolidated Net Income:	$[___,___,___]

(II)	the sum of2

	(a) extraordinary losses minus any net gains or plus any net losses realized in connection with asset sales, to the extent such gains or losses were deducted in computing such Consolidated Net Income:	$[___,___,___]

	(b) provision for Taxes based on income or profits, to the extent that such provision for Taxes was deducted in computing such Consolidated Net Income:	$[___,___,___]

	(c) consolidated interest expense, to the extent such consolidated interest expense was deducted in computing such Consolidated Net Income:	$[___,___,___]

	(d) (i) depreciation expense:	$[___,___,___]

	(ii) amortization expense[3]:	$[___,___,___]

	(iii) other non-Cash expenses[4]:	$[___,___,___]

[2]	Without duplication (including without duplication of any amounts previously adjusted for in determining Consolidated Net Income).
[3]	Including amortization of intangibles but excluding amortization of prepaid Cash expenses that were paid in a prior period.
[4]	Excluding any such non-Cash expense to the extent that it represents an accrual of or reserve for Cash expenses in any future period or amortization of a prepaid Cash expense that was paid in a prior period; provided that this exclusion shall not apply to adjustments for curtailment, settlement or termination benefits in respect of pension or other employee or retiree benefits.

EXHIBIT C-5

in each case, to the extent that such depreciation, amortization and other non-Cash expenses were deducted in computing such Consolidated Net Income

(e)	(i) non-Cash Restructuring Charges:[5]	$[___,___,___]

	(ii) Cash Restructuring Charges or extraordinary, unusual or non-recurring fees, charges and expenses (including for any executive severance or workforce reduction severance)[6]:	$[___,___,___]

in each case, to the extent deducted in computing such Consolidated Net Income

(f)	fees, costs, charges, commissions and expenses in connection with:

	(i) the Chapter 11 Cases, the insolvency proceedings under the Companies’ Creditors Arrangement Act (Canada), the Reorganization Plan and the transactions contemplated by the foregoing, including, without limitation, the Existing Credit Agreement[7]:	$[___,___,___]

	(ii) the Credit Documents or the Credit Documents (as defined in the Revolving Credit Agreement) or any amendment thereto:	$[___,___,___]

	(iii) permitted Investments, Permitted Acquisitions and permitted dispositions, whether or not consummated[8]:	$[___,___,___]

[5]	“Restructuring Charges” means (x) for executive severance or workforce reduction severance or (y) made or incurred in connection with any integration or restructuring, including in connection with plant closings, or the permanent shutdown or transfer of machinery and equipment (including any production continuation, remediation, relocation, severance and benefits continuation costs, lease termination costs, contract termination costs, materials buy-out costs, and reduction charges).
[6]	Not to exceed in any period of twelve consecutive months the greater of (x) $25,000,000 or (y) 15% of Consolidated Adjusted EBITDA (without giving effect to this clause (e)) in such period.
[7]	Not to exceed in any period of twelve consecutive months $110,000,000.
[8]	With respect to unsuccessful Investments, acquisitions and dispositions, not to exceed in any period of twelve consecutive months $5,000,000.

EXHIBIT C-6

(iv) customary and reasonable transaction costs incurred in connection with an initial public offering or other registration of securities:	$[___,___,___]

(g) all goodwill impairment charges, to the extent such charges were deducted in computing such Consolidated Net Income:	$[___,___,___]

(h)     the non-Cash effects of adjustments[9] in any line item in Holdings’ financial statements pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in connection with the transactions contemplated by the Credit Agreement and by the Related Agreements, any acquisition or any joint venture investments or the amortization or write off of any amounts thereof, net of Taxes:

$[___,___,___]

(i)      non-Cash impairment charges, asset write offs and write downs, including impairment charges, asset write offs and write downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP:

$[___,___,___]

(j)      accruals and reserves that are established or adjusted, in each case within 12 months of any subject transaction, as a result of the transactions contemplated by the Credit Agreement and by the Related Agreements, or any acquisition, Investment, asset disposition, write down or write off (including the related Tax benefit) in accordance with GAAP, including any adjustment of estimated payouts on earn-outs, or charges as a result of the adoption or modification of accounting policies, so long as such policies are in accordance with GAAP:

$[___,___,___]

(k)     non-Cash compensation charges or other non-Cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards to directors, officers or employees, to the extent such charges and expenses were deducted in computing such Consolidated Net Income:

$[___,___,___]

[9]	Including the effects of such adjustments relating to the Borrower or its Subsidiaries.

EXHIBIT C-7

(III) non-Cash items increasing Consolidated Net Income[10]:	$[___,___,___]

3. Consolidated Current Assets:	$[___,___,___]

4. Consolidated Current Liabilities:	$[___,___,___]

5. Consolidated Working Capital: (I)-(II) =	$[___,___,___]

(I) Consolidated Current Assets:	$[___,___,___]

(II) Consolidated Current Liabilities:	$[___,___,___]

6. Consolidated Working Capital Adjustment:[11] (I)-(II) =	$[___,___,___]

(I) Consolidated Working Capital as of the beginning of such period:	$[___,___,___]

(II) Consolidated Working Capital as of the end of such period:	$[___,___,___]

7. Consolidated Excess Cash Flow: (I)-(II) =	$[___,___,___]

(I) the sum, without duplication, of the amounts for such period of:

(a) Consolidated Net Income:	$[___,___,___]

(b) the Consolidated Working Capital Adjustment:	$[___,___,___]

[10]	Excluding accrual of revenue in the ordinary course of business.
[11]	In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition, the designation of any Unrestricted Subsidiary as a Restricted Subsidiary or any Restricted Subsidiary as an Unrestricted Subsidiary during such period; provided that (i) there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period and (ii) there shall be included with respect to any Unrestricted Subsidiary that is designated as a Restricted Subsidiary during such period an amount (which may be a negative number) by which the Consolidated Working Capital gained in such designation as at the time of such designation exceeds (or is less than) Consolidated Working Capital at the end of such period.

EXHIBIT C-8

(c)     to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-Cash charges reducing Consolidated Net Income, including for depreciation and amortization (including amortization associated with Planned Major Maintenance) (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash gain that was paid in a prior period):

$[___,___,___]

(II)   the sum, without duplication, of [12]:

(a)     the amounts for such period paid from Internally Generated Cash except to the extent made using the Cumulative Amount of (1) scheduled repayments of Indebtedness for borrowed money and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), and (2) Consolidated Capital Expenditures and Planned Major Maintenance:

$[___,___,___]

(b)     other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period):

$[___,___,___]

(c)     Cash payments during such period in respect of long-term liabilities and other prepaid expenses (other than Indebtedness) to the extent such payments are not expensed during such period and are not deducted in calculating Consolidated Net Income:

$[___,___,___]

(d)     the aggregate amount of Cash consideration paid in connection with Investments (including Permitted Acquisitions) under Section 6.6 (other than Section 6.6(a)) of the Credit Agreement, to the extent paid from Internally Generated Cash except to the extent made using the Cumulative Amount:

$[___,___,___]

[12]	As used in this clause (II), “scheduled repayments of Indebtedness” does not include (x) mandatory prepayments or voluntary prepayments, (y) repurchases of Loans pursuant to Section 10.6(i) of the Credit Agreement and (z) repayments of Loans made with the Cash proceeds of any Refinancing Indebtedness.

EXHIBIT C-9

(e)     the amount of Restricted Junior Payments paid during such period pursuant to Sections 6.4(b), (c), (f), (g) and (h) of the Credit Agreement, to the extent paid from Internally Generated Cash except to the extent made using the Cumulative Amount:

$[___,___,___]

(f)      without duplication of amounts deducted from Consolidated Excess Cash Flow in prior periods, the Contract Consideration for binding contracts entered into prior to or during such period relating to Permitted Acquisitions or capital expenditures to be consummated or made during the period of four consecutive fiscal quarters of Borrower following the end of such period[13]:

$[___,___,___]

(g) the amount of Cash Taxes (including penalties and interest) paid in such period to the extent they exceed the amount of Tax expense deducted in determining Consolidated Net Income for such period:	$[___,___,___]

(h) Cash expenditures in respect of Hedge Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income:	$[___,___,___]

(i)      the aggregate amount of Cash fees, costs and expenses incurred on or after January 1, 2013 in connection with, and any payments of, expenses in connection with the transactions contemplated by the Credit Agreement and by the Related Agreements, to the extent not expensed and not deducted in calculating Consolidated Net Income:

$[___,___,___]

(j)      Cash indemnity payments received pursuant to indemnification provisions in any acquisition agreement, any Permitted Acquisition or any other Investment permitted under the Credit Agreement, in each case that resulted in an increase to Consolidated Net Income (up to the amount of such increase):

$[___,___,___]

[13]	To the extent the aggregate amount of Internally Generated Cash actually utilized to finance such Permitted Acquisitions or capital expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Consolidated Excess Cash Flow at the end of such period of four consecutive fiscal quarters.

EXHIBIT C-10

8. Consolidated Total Net Debt:	$[___,___,___]

9. Consolidated Senior Net Debt: (I)-(II) =	$[___,___,___]

(I) Consolidated Total Net Debt:	$[___,___,___]

(II)   The aggregate stated balance sheet amount of all unsecured Indebtedness, Permitted Junior/Unsecured Incremental Indebtedness, and secured Subordinated Indebtedness (or, if higher, the par value or stated face amount of all such unsecured Indebtedness other than zero coupon Indebtedness) determined on a consolidated basis in accordance with GAAP

$[___,___,___]

10. Net Leverage Ratio: (I)/(II) =	$[___,___,___]

(I) Consolidated Total Net Debt:	$[___,___,___]

(II) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period:	$[___,___,___]

Actual:	_.__:1.00

Required:	_.__:1.00

11. Senior Net Leverage Ratio: (I)/(II) =	$[___,___,___]

(I) Consolidated Senior Net Debt:	$[___,___,___]

(II) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period:	$[___,___,___]

Actual:	_.__:1.00

Required:	_.__:1.00

12. Cumulative Amount: (I)+(II)+(III)+(IV)-(V) =	$[___,___,___]

(I) (x) the cumulative amount of Consolidated Excess Cash Flow of Holdings and its Subsidiaries for all Fiscal Years completed after the Closing Date (commencing with the first Fiscal Year ending December 31, 2013) and prior to the Cumulative Amount Reference Time, minus (y) the portion of such Consolidated Excess Cash Flow that has been (or is required to be) applied after the Closing Date and prior to the Cumulative Amount Reference Time to the prepayment of Loans in accordance with Section 2.11(d) of the Credit Agreement:	$[___,___,___]

EXHIBIT C-11

(II) the amount of any Cash capital contributions or Net Equity Proceeds from the sale or issuance of any common Equity Interests received or made by Holdings (or any direct or indirect parent thereof) and contributed to Borrower and Not Otherwise Applied during the period from and including the Business Day immediately following the Closing Date through and including the Cumulative Amount Reference Time:	$[___,___,___]

(III) in the event that the Cumulative Amount has been reduced as a result of an Investment made pursuant to Section 6.6(l) of the Credit Agreement in connection with the designation of a Restricted Subsidiary as an Unrestricted Subsidiary (any such Investment for purposes of this clause (III) being an “Original Investment” and the amount of any such reduction for purposes of this clause (III) being the “Reduction Amount” in respect of such Investment), the acquisition of Equity Interests of an Unrestricted Subsidiary or the acquisition of any minority Investments, to the extent such amount is not already included in Consolidated Excess Cash Flow for purposes of clause (I) hereof, the lesser of an amount equal to, in each case during the period from and including the Business Day immediately following the Closing Date through and including the Cumulative Amount Reference Time, (A) the aggregate amount received by Holdings or any Restricted Subsidiary of Holdings in Cash and Cash Equivalents from: (1) the sale (other than to Holdings or any such Restricted Subsidiary) of any such Equity Interests of any such Unrestricted Subsidiary or any such minority Investments, (2) any dividend or other distribution by any such Unrestricted Subsidiary or received in respect of any such minority Investments, or (3) interest, returns of principal, repayments and similar payments by any such Unrestricted Subsidiary or received in respect of any such minority Investments, and (B) the Reduction Amount in respect of such Original Investment:	$[___,___,___]

(IV) in the event that the Cumulative Amount has been reduced as a result of an Investment made pursuant to Section 6.6(l) of the Credit Agreement in connection with the designation of a Restricted Subsidiary as an Unrestricted Subsidiary (any such designation for purposes of this clause (IV) being the “Original Designation” and the amount of any such reduction for purposes of this clause (IV) being the “Reduction Amount” in respect of such designation), in the event any such Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings or a Restricted Subsidiary, to the extent such amount is not already included in Consolidated Excess Cash Flow for purposes of clause (I) hereof, an amount equal to the lesser of (A) the fair market value of the Investments of Holdings and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) and (B) the Reduction Amount in respect of such Original Designation, in each case during the period from and including the Business Day immediately following the Closing Date through and including the Cumulative Amount Reference Time:	$[___,___,___]

EXHIBIT C-12

(V) without duplication of any amounts deducted in determining amounts that are Not Otherwise Applied pursuant to clause (II) hereof, the aggregate amount of any Investments made pursuant to Section 6.6(l) of the Credit Agreement, any Restricted Junior Payment made pursuant to Sections 6.4(i) and (j) of the Credit Agreement and any Permitted Acquisition made pursuant to Section 6.7(e) of the Credit Agreement, in each case, during the period commencing on the Closing Date and ending on or prior to the Cumulative Amount Reference Time (and, for purposes of this clause (V), without taking account of the intended usage of the Cumulative Amount at such Cumulative Amount Reference Time):	$[___,___,___]

EXHIBIT C-13

EXHIBIT D TO

CREDIT AND GUARANTY AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	__________________

2.	Assignee:	[and is an affiliate/Related Fund[1] of [identify Lender]] [Assignor is not a Defaulting Lender] Markit Entity Identifier (if any):

3.	Borrower:	NewPage Corporation

4.	Administrative Agent:	Barclays Bank PLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $500,000,000 Credit and Guaranty Agreement dated as of , 2012 among NEWPAGE CORPORATION, a Delaware corporation (“Borrower”), NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent, J.P. MORGAN SECURITIES LLC, as Documentation Agent, and the other parties thereto

6.	Assigned Interest[s]:

[1]	Select as applicable

EXHIBIT D-1

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
________________[3]	$	$		%
________________	$	$		%
________________	$	$		%

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention: Telecopier:	Attention: Telecopier:

with a copy to:	with a copy to:

Attention: Telecopier:	Attention: Telecopier:

Wire Instructions:	Wire Instructions:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	Fill in the appropriate terminology for the types of Loans under the Credit Agreement that are being assigned under this Assignment (e.g. “Term Loan Commitment”, “Term Loan”, “New Term Loan”, etc.). For any New Term Loan, include the Series.

EXHIBIT D-2

[Consented to and][4] Accepted:

BARCLAYS BANK PLC, as
Administrative Agent

By:
Title:

[Consented to:][5]

NEWPAGE CORPORATION

By:
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of Borrower is required by the terms of the Credit Agreement.

EXHIBIT D-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) if it is a Non-US Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1	From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

EXHIBIT D-A-1

3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

[Remainder of page intentionally left blank]

EXHIBIT D-A-2

EXHIBIT E TO

CREDIT AND GUARANTY AGREEMENT

CERTIFICATE RE NON BANK STATUS

[Separately Attached]

FORM OF NON-BANK CERTIFICATE

(For Foreign Lenders That Are Not Partnerships or Pass-Thru Entities

For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of December 21, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among (i) NEWPAGE CORPORATION, a Delaware corporation (the “Company”), [NAME OF HOLDINGS], a Delaware corporation, (“Holdings”); (ii) certain Subsidiaries of the Company that are or may from time to time become parties hereto (together with the Company and Holdings, collectively, “Borrowers” and, individually, each a “Borrower”); (iii) the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”); (iv) BARCLAYS BANK PLC, as administrative agent for the Lenders (“Barclays”),; and (v) GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent (“Goldman”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.              (the “Foreign Lender”) is providing this certificate pursuant to Section 2.17(f) of the Credit Agreement and, pursuant thereto, hereby attaches hereto two (2) original signed copies of Internal Revenue Service Form W-8BEN.

The Foreign Lender hereby represents and warrants that:

1. The Foreign Lender is the sole record and beneficial owner of the Loans (as well as any notes evidencing such loans) in respect of which it is providing this certificate.

2. The Foreign Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Lender further represents and warrants that to its knowledge:

(a)	the Foreign Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)	the Foreign Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3. The Foreign Lender is not a 10-percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code.

4. The Foreign Lender is not a controlled foreign corporation related (within the meaning of Section 864(d) of the Code) to any Borrower as described in Section 881(c)(3)(C) of the Code .

The undersigned shall promptly notify the Borrowers if any of the representations and warranties made herein are no longer true and correct.

EXHIBIT E-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the              day of             , 20    .

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

EXHIBIT E-2

FORM OF NON-BANK CERTIFICATE

(For Foreign Lenders That Are Partnerships or Pass-Thru Entities

For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of December 21, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among (i) NEWPAGE CORPORATION, a Delaware corporation (the “Company”), [NAME OF HOLDINGS], a Delaware corporation,(“Holdings”); (ii) certain Subsidiaries of the Company that are or may from time to time become parties hereto (together with the Company and Holdings, collectively, “Borrowers” and, individually, each a “Borrower”); (iii) the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”); (iv) BARCLAYS BANK PLC, as administrative agent for the Lenders (“Barclays”),; and (v) GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent (“Goldman”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.              (the “Foreign Lender”) is providing this certificate pursuant to Section 2.17(f) of the Credit Agreement and, pursuant thereto, hereby attaches hereto two (2) original signed copies of Internal Revenue Service Form W-8IMY and accompanying documentation.

The Foreign Lender hereby represents and warrants that:

1. The Foreign Lender is the sole record owner of the Loans (as well as any notes evidencing such Loans) in respect of which it is providing this certificate.

2. The Foreign Lender’s partners/members are the sole beneficial owners of the Loans (as well as any notes evidencing such Loans).

3. Neither the Foreign Lender nor any of its partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Lender further represents and warrants that to its knowledge:

(a)	neither the Foreign Lender nor any of its partners/members is subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)	neither the Foreign Lender nor any of its partners/members has been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

4. None of the Foreign Lender’s partners/members is a 10-percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code.

5. None of the Foreign Lender’s partners/members is a controlled foreign corporation related (within the meaning of Section 864(d) of the Code) to any Borrower as described in Section 881(c)(3)(C) of the Code .

EXHIBIT E-3

The undersigned shall promptly notify the Borrowers if any of the representations and warranties made herein are no longer true and correct.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the              day of             , 20    .

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

EXHIBIT E-4

FORM OF NON-BANK CERTIFICATE

(For Foreign Participants That Are Not Partnerships or Pass-Thru Entities

For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of December 21, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among (i) NEWPAGE CORPORATION, a Delaware corporation (the “Company”), [NAME OF HOLDINGS], a Delaware corporation,(“Holdings”); (ii) certain Subsidiaries of the Company that are or may from time to time become parties hereto (together with the Company and Holdings, collectively, “Borrowers” and, individually, each a “Borrower”); (iii) the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”); (iv) BARCLAYS BANK PLC, as administrative agent for the Lenders (“Barclays”),; and (v) GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent (“Goldman”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.              (the “Foreign Participant”) is providing this certificate pursuant to Section 2.17(f) and Section 10.6(g)(iii) of the Credit Agreement and, pursuant thereto, hereby attaches hereto two (2) original signed copies of Internal Revenue Service Form W-8BEN.

The Foreign Participant hereby represents and warrants that:

1. The Foreign Participant is the sole record and beneficial owner of the participation in respect of which it is providing this certificate.

2. The Foreign Participant is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Participant further represents and warrants that to its knowledge:

(a)	the Foreign Participant is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)	the Foreign Participant has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3. The Foreign Participant is not a 10-percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code.

4. The Foreign Participant is not a controlled foreign corporation related (within the meaning of Section 864(d) of the Code) to any Borrower as described in Section 881(c)(3)(C) of the Code .

The undersigned shall promptly notify the Borrowers if any of the representations and warranties made herein are no longer true and correct.

EXHIBIT E-5

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the              day of             , 20    .

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

EXHIBIT E-6

FORM OF NON-BANK CERTIFICATE

(For Foreign Participants That Are Partnerships or Pass-Thru Entities

For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of December 21, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among (i) NEWPAGE CORPORATION, a Delaware corporation (the “Company”), [NAME OF HOLDINGS], a Delaware corporation,(“Holdings”); (ii) certain Subsidiaries of the Company that are or may from time to time become parties hereto (together with the Company and Holdings, collectively, “Borrowers” and, individually, each a “Borrower”); (iii) the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”); (iv) BARCLAYS BANK PLC, as administrative agent for the Lenders (“Barclays”),; and (v) GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent (“Goldman”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.              (the “Foreign Participant”) is providing this certificate pursuant to Section 2.17(f) and Section 10.6(g)(iii) of the Credit Agreement and, pursuant thereto, hereby attaches hereto two (2) original signed copies of Internal Revenue Service Form W-8IMY and accompanying documentation.

The Foreign Participant hereby represents and warrants that:

1. The Foreign Participant is the sole record owner of the participation in respect of which it is providing this certificate.

2. The Foreign Participant’s partners/members are the sole beneficial owners of the participation.

3. Neither the Foreign Participant nor any of its partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Participant further represents and warrants that to its knowledge:

(a)	neither the Foreign Participant nor any of its partners/members is subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)	neither the Foreign Participant nor any of its partners/members has been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

4. None of the Foreign Participant’s partners/members is a 10-percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code.

EXHIBIT E-7

5. None of the Foreign Participant’s partners/members is a controlled foreign corporation related (within the meaning of Section 864(d) of the Code) to any Borrower as described in Section 881(c)(3)(C) of the Code .

The undersigned shall promptly notify the Borrowers if any of the representations and warranties made herein are no longer true and correct.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the              day of             , 20    .

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

EXHIBIT E-8

EXHIBIT F-1 TO

CREDIT AND GUARANTY AGREEMENT

CLOSING DATE CERTIFICATE

[                    ], 2012

THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:

1. We are, respectively, the chief executive officer and the chief financial officer of NEWPAGE INVESTMENT COMPANY LLC (“Holdings”) and NEWPAGE CORPORATION (“Borrower”).

2. We have reviewed the terms of Section 3 of the Credit and Guaranty Agreement, dated as of December 21, 2012 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, Holdings, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS LENDING PARTNERS LLC (“Goldman Sachs”), as Syndication Agent, BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent, J.P. MORGAN SECURITIES LLC, as Documentation Agent, and the other parties thereto, and the definitions and provisions contained in such Credit Agreement relating thereto, and in our opinion we have made, or have caused to be made under our supervision, such examination or investigation as is necessary to enable us to express an informed opinion as to the matters referred to herein.

3. Based upon our review and examination described in paragraph 2 above, we certify, on behalf of Borrower, that as of the date hereof:

(i) the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of the Closing Date (both immediately prior to and after giving effect to the funding of the Term Loans) to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(ii) no event has occurred and is continuing or would result from the consummation of the Transactions to be consummated on the Closing Date that would constitute an Event of Default or a Default.

4. Attached as Annex A hereto are true and complete (and, where applicable, executed and/or conformed) copies of each of the Related Agreements and the Confirmation Order, and we have reviewed the terms of each of such documents and in our opinion we have made, or have caused to be made under our supervision, such examination or investigation as is necessary to enable us to express an informed opinion as to the matters referred to in paragraph 3.

EXHIBIT F-1-1

5. Each Credit Party has requested Proskauer and Foley & Lardner LLP to deliver to Administrative Agent, Collateral Agent and Goldman Sachs on the Closing Date favorable written opinions, as to such matters as Administrative Agent or Goldman Sachs may reasonably request.

6. Attached hereto as Annex B are true and complete copies of (a) the Historical Financial Statements and (b) customary pro forma financial statements of Borrower and its Subsidiaries.

[Remainder of page intentionally left blank]

EXHIBIT F-1-2

The foregoing certifications are made and delivered as of date first written above.

NEWPAGE INVESTMENT COMPANY LLC
NEWPAGE CORPORATION

Name:
Title: Chief Executive Officer

Name:
Title: Chief Financial Officer

EXHIBIT F-1-3

Annex A to Closing Date Certificate

Related Agreements and the Confirmation Order

EXHIBIT F-1A-1

Annex B to Closing Date Certificate

Historical Financial Statements and Customary Pro Forma Financial Statements of

Borrower and its Subsidiaries

EXHIBIT F-1 B-1

EXHIBIT F-2 TO

CREDIT AND GUARANTY AGREEMENT

SOLVENCY CERTIFICATE

[                    ], 2012

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the chief financial officer of NEWPAGE CORPORATION, a Delaware corporation (“Borrower”).

2. Reference is made to that certain Credit and Guaranty Agreement, dated as of December 21, 2012 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent, J.P. MORGAN SECURITIES LLC, as Documentation Agent, and the other parties thereto.

3. I have reviewed the terms of Sections 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, together with each of the Related Agreements, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4. Based upon my review and examination described in paragraph 3 above, I certify that as of the date hereof, after giving effect to the consummation of the transactions contemplated by the Credit Agreement and the Related Agreements on the Closing Date and any rights of contribution, the Credit Parties and their Subsidiaries are and will be, on a consolidated basis, Solvent.

[Remainder of page intentionally left blank]

EXHIBIT F-2-1

The foregoing certifications are made and delivered as of the date first written above.

Name:
Title: Chief Financial Officer

EXHIBIT F-2-2

EXHIBIT G TO

CREDIT AND GUARANTY AGREEMENT

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [mm/dd/yy] (the “Joinder Date”) (this “Counterpart Agreement”) is delivered pursuant to that certain Credit and Guaranty Agreement, dated as of December 21, 2012 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among NEWPAGE CORPORATION, a Delaware corporation (“Borrower”), NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent, J.P. MORGAN SECURITIES LLC, as Documentation Agent, and the other parties thereto.

Section 1. Pursuant to Section 5.10 of the Credit Agreement, the undersigned hereby:

(a) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b) represents and warrants that the representations and warranties contained in each of the Credit Documents and applicable to the undersigned are true and correct on and as of the date hereof (both immediately prior to and after giving effect to this Counterpart Agreement), except to the extent that any such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct as of such earlier date; provided, that any representation and warranty that specifically relates to the Closing Date and applicable to the undersigned shall be made by the undersigned as of the Joinder Date;

(c) agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) in accordance with Section 7 of the Credit Agreement; and

(d) the undersigned hereby (i) agrees that this counterpart may be attached to the Pledge and Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Pledge and Security Agreement as if it were an original signatory thereto, (iii) grants to Collateral Agent a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Pledge and Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to Collateral Agent supplements to all schedules attached to the Pledge and Security Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Pledge and Security Agreement.

EXHIBIT G-1

Section 2. The undersigned agrees from time to time to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement. Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS COUNTERPART AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

EXHIBIT G-2

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]
By:
Name:
Title:

Address for Notices:

Attention:
Telecopier

with a copy to:

Attention:
Telecopier

ACKNOWLEDGED AND ACCEPTED,

as of the date above first written:

Barclays Bank PLC,

as Administrative Agent and Collateral Agent

By:
Name:
Title:

EXHIBIT G-3

EXHIBIT H TO

CREDIT AND GUARANTY AGREEMENT

PLEDGE & SECURITY AGREEMENT

[Separately Attached]

Insert Exhibit 10.1 (File 3A) Term Loan Pledge and Security Agreement Execution Version

3.doc here

EXHIBIT H-1

EXHIBIT I TO

CREDIT AND GUARANTY AGREEMENT

MORTGAGE

[Separately Attached]

Insert Exhibit 10.1 (File 3B) Exhibit I 5.docx here

EXHIBIT I-1

EXHIBIT J TO

CREDIT AND GUARANTY AGREEMENT

LANDLORD PERSONAL PROPERTY COLLATERAL ACCESS AGREEMENT

This LANDLORD PERSONAL PROPERTY COLLATERAL ACCESS AGREEMENT (this “Agreement”) is dated as of [mm/dd/yy] and entered into by [NAME OF LANDLORD] (“Landlord”), to and for the benefit of JPMORGAN CHASE BANK, N.A., as administrative agent under the Revolving Credit Agreement (as defined below) (including its successors and assigns from time to time, the “Revolving Loan Agent”), and BARCLAYS BANK PLC (“Barclays”), as collateral agent under the Term Loan Agreement (as defined below) (including its successors and assigns from time to time, the “Term Loan Agent” and, together with the Revolving Loan Agent, collectively the “Agents” and each an “Agent”).

RECITALS:

WHEREAS, [NAME OF GRANTOR], a [Type of Person] (“Tenant”), has possession of and occupies all or a portion of the property described on Exhibit A annexed hereto (the “Premises”);

WHEREAS, Tenant’s interest in the Premises arises under the lease agreement (the “Lease”) more particularly described on Exhibit B annexed hereto, pursuant to which Landlord has rights, upon the terms and conditions set forth therein, to take possession of, and otherwise assert control over, the Premises;

WHEREAS, reference is made to that certain Credit Agreement, dated as of December 21, 2012 (as it may be amended, restated, supplemented, or otherwise modified, the “Revolving Credit Agreement”), among NEWPAGE CORPORATION, a Delaware corporation (“Borrower”), the other credit parties party thereto, the lenders party thereto, the Revolving Loan Agent and the other parties thereto, pursuant to which Tenant has executed a security agreement and other collateral documents in relation to the Revolving Credit Agreement;

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of December 21, 2012 (as it may be amended, restated, supplemented or otherwise modified, the “Term Loan Credit Agreement”; each capitalized term used but not defined herein, unless otherwise noted, having the meaning given to it in the Term Loan Credit Agreement), by and among Borrower, NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, Term Loan Agent, and the other parties thereto, pursuant to which Tenant has executed a security agreement and other collateral documents in relation to the Term Loan Credit Agreement;

WHEREAS, Tenant’s repayment of the extensions of credit made by Lenders (as respectively defined under the Term Loan Credit Agreement and the Revolving Credit Agreement (collectively, the “Credit Agreements”)) under the Credit Agreements will be secured, in part, by all Inventory of Tenant (including all Inventory of Tenant now or hereafter located on the Premises (the “Subject Inventory”)) and all Equipment used in Tenant’s business (including all Equipment of Tenant now or hereafter located on the Premises (the “Subject Equipment”; and, together with the Subject Inventory, the “Collateral”));

EXHIBIT J-1

WHEREAS, the relative rights and obligations of the Agents are set forth in that certain Intercreditor Agreement, dated as of December 21, 2012, by and between Revolving Loan Agent and Barclays, as Term Loan Agent (as defined therein), all as more fully provided therein; and

WHEREAS, the Agents have requested that Landlord execute this Agreement as a condition to the extension of credit to Tenant under the Credit Agreements.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents and warrants to, and covenants and agrees with, the Agents as follows:

1. Landlord hereby (a) waives and releases unto the Agents and their respective successors and assigns any and all rights granted by or under any present or future laws to levy or distraint for rent or any other charges which may be due to Landlord against the Collateral, and any and all other claims, liens and demands of every kind which it now has or may hereafter have against the Collateral, and (b) agrees that any rights it may have in or to the Collateral, no matter how arising (to the extent not effectively waived pursuant to clause (a) of this paragraph 1), shall be second and subordinate to the rights of the Agents in respect thereof. Landlord acknowledges that the Collateral is and will remain personal property and not fixtures even though it may be affixed to or placed on the Premises.

2. Landlord certifies that (a) Landlord is the landlord under the Lease, (b) the Lease is in full force and effect and has not been amended, restated, modified, or supplemented except as set forth on Exhibit B annexed hereto, (c) to the knowledge of Landlord, there is no defense, offset, claim or counterclaim by or in favor of Landlord against Tenant under the Lease or against the obligations of Landlord under the Lease, (d) no notice of default has been given under or in connection with the Lease which has not been cured, and Landlord has no knowledge of the occurrence of any other default under or in connection with the Lease, and (e) except as disclosed to the Agents, no portion of the Premises is encumbered in any way by any deed of trust or mortgage lien or ground or superior lease.

3. Landlord consents to the installation or placement of the Collateral on the Premises, and Landlord grants to each Agent a license to enter upon and into the Premises to do any or all of the following with respect to the Collateral: assemble, have appraised, display, remove, maintain, prepare for sale or lease, repair, transfer, or sell (at public or private sale). In entering upon or into the Premises, each Agent hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, liabilities, costs and expenses incurred by Landlord caused solely by such Agent’s entering upon or into the Premises and taking any of the foregoing actions with respect to the Collateral. Such costs shall include any damage to the Premises made by such Agent in severing and/or removing the Collateral therefrom.

EXHIBIT J-2

4. Landlord agrees that it will not prevent an Agent or its designee from entering upon the Premises at all reasonable times to inspect or remove the Collateral. In the event that Landlord has the right to, and desires to, obtain possession of the Premises (either through expiration of the Lease or termination thereof due to the default of Tenant thereunder), Landlord will deliver notice (the “Landlord’s Notice”) to each Agent to that effect. Within the 45 day period after Agents receive the Landlord’s Notice, each Agent shall have the right, but not the obligation, to cause the Collateral to be removed from the Premises, subject to the payment to Landlord by the applicable Agent or Agents of the basic rent due under the Lease for such period, pro-rated on a per diem basis determined on a 30 day month. During such 45 day period, Landlord will not remove the Collateral from the Premises nor interfere with any Agent’s actions in removing the Collateral from the Premises or any Agent’s actions in otherwise enforcing its security interest in the Collateral. Notwithstanding anything to the contrary in this paragraph, Agents shall at no time have any obligation to remove the Collateral from the Premises.

5. Landlord shall use good faith efforts to send each Agent a copy of any notice of default under the Lease sent by Landlord to Tenant. In addition, Landlord shall send to each Agent a copy of any notice received by Landlord of a breach or default under any other lease, mortgage, deed of trust, security agreement or other instrument to which Landlord is a party which may affect Landlord’s rights in, or possession of, the Premises.

6. All notices to Agents under this Agreement shall be in writing and sent to each Agent at its address set forth on the signature page hereof by telefacsimile, by United States mail, or by overnight delivery service.

7. The provisions of this Agreement shall continue in effect until Landlord shall have received each Agent’s written certification that all amounts advanced under each Credit Agreement have been paid in full; provided that either Agent may terminate this Agreement with respect to itself by delivering notice of such termination to each other party hereto.

8. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

EXHIBIT J-3

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the day and year first set forth above.

[NAME OF LANDLORD]
By:
Name:
Title:

Attention:
Telecopier:

By its acceptance hereof, as of the day and year first set forth above, each Agent agrees to be bound by the provisions hereof.

BARCLAYS BANK PLC, as Term Loan Agent
By:
Name:
Title:

Attention:
Telecopier:

EXHIBIT J-4

JPMORGAN CHASE BANK, N.A. , as a Revolving Loan Agent
By:
Name:
Title:

Attention:
Telecopier:

EXHIBIT J-5

EXHIBIT A TO

LANDLORD PERSONAL PROPERTY COLLATERAL ACCESS AGREEMENT

Legal Description of Premises:

EXHIBIT J A-1

EXHIBIT B TO

LANDLORD PERSONAL PROPERTY COLLATERAL ACCESS AGREEMENT

Description of Lease:

EXHIBIT J B-1

EXHIBIT K TO

CREDIT AND GUARANTY AGREEMENT

INTERCOMPANY NOTE

Note Number:             Dated:            , 201

FOR VALUE RECEIVED, NEWPAGE CORPORATION, a Delaware corporation (“Borrower”), NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company (“Holdings”), and each subsidiary of Borrower party to the Credit Agreements (as defined below) (collectively, the “Group Members” and each, a “Group Member”) which is a party to this subordinated intercompany note (this “Promissory Note”) promises to pay to the order of such other Group Member as it makes loans to such Group Member (each Group Member which borrows money pursuant to this Promissory Note is referred to herein as a “Payor” and each Group Member which makes loans and advances pursuant to this Promissory Note is referred to herein as a “Payee”), (i) on such dates as may be agreed upon in writing from time to time by the Payor and Payee and (ii) after the occurrence of and during the continuation of an Event of Default, on demand, in lawful money as may be agreed upon from time to time by the relevant Payor and Payee, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other Indebtedness now or hereafter owing by such Payor to such Payee as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee. The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder.

This Promissory Note is executed in connection with (i) the Credit and Guaranty Agreement dated as of December 21, 2012 (as it may be amended, restated, supplemented or otherwise modified, the “Term Loan Credit Agreement”), by and among Borrower, Holdings, certain subsidiaries of Borrower, the lenders party thereto from time to time, BARCLAYS BANK PLC, as administrative agent and collateral agent (together with its successors and assigns in such capacity, the “Term Loan Agent”), and the other parties thereto, and (ii) the Credit Agreement, dated as of December 21, 2012 (as it may be amended, restated, supplemented or otherwise modified, the “Revolving Credit Agreement”, and together with the Term Loan Credit Agreement each a “Credit Agreement” and collectively, the “Credit Agreements”) among Borrower, Holdings, certain subsidiaries of Borrower, the lenders party thereto, JPMORGAN CHASE BANK, N.A., as administrative agent (together with its successors and assigns in such capacity, the “Revolving Loan Agent”), and the other parties thereto. Capitalized terms used herein but not otherwise defined herein shall have the meanings, unless otherwise noted, given such terms in the Term Loan Credit Agreement.

Each Payee hereby acknowledges and agrees that (a) the Term Loan Agent may exercise all rights provided in the Term Loan Credit Agreement and other Credit Documents and (b) the Revolving Loan Agent may exercise all rights provided in the Revolving Credit Agreement and the other Credit Documents (as defined in the Revolving Credit Agreement), in each case, with respect to this Promissory Note and subject to and in accordance with the provisions of the Intercreditor Agreement.

EXHIBIT K-1

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the relevant Payor and Payee. Interest shall be due and payable at such times as may be agreed upon from time to time by the relevant Payor and Payee. Upon demand for payment of any principal amount hereof then payable hereunder, accrued but unpaid interest on such principal amount shall also be due and payable. Interest shall be paid in any lawful currency as may be agreed upon by the relevant Payor and Payee and in immediately available funds. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 days.

Each Payor and any endorser of this Promissory Note hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note has been pledged (a) to the Term Loan Agent, for the benefit of the Secured Parties, by each Payee that is a Credit Party, as security for such Payee’s obligations, if any, under the Credit Documents to which such Payee is a party and (b) to the Revolving Loan Agent, for the benefit of the Secured Parties (as defined in the Revolving Credit Agreement, the “Revolving Secured Parties”), by each Payee that is a Credit Party (as defined in the Revolving Credit Agreement, the “Revolving Credit Parties”), as security for such Payee’s obligations, if any, under the Credit Documents (as defined in the Revolving Credit Agreement, the “Revolving Credit Documents”) to which such Payee is a party. Each Payor acknowledges and agrees that after the occurrence of and during the continuation of (a) an Event of Default, the Term Loan Agent and the other Secured Parties may exercise all the rights of each Payee that is a Credit Party under this Promissory Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor and (b) an Event of Default (as defined in the Revolving Credit Agreement, a “Revolving Event of Default”), the Revolving Loan Agent and the other Revolving Secured Parties may exercise all the rights of each Payee that is a Revolving Credit Party under this Promissory Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

Each Payee agrees that any and all claims of such Payee against any Payor that is a Credit Party or any endorser of this Promissory Note, or against any of their respective properties, shall be subordinate and subject in right of payment to the Secured Obligations (as defined in the Pledge and Security Agreement) until all of the Secured Obligations have been performed and paid in full (other than contingent indemnification obligations not due and payable) and all commitments to extend credit under any Credit Document have been terminated; provided, that each Payor that is a Credit Party may make payments to the applicable Payee so long as no Event of Default shall have occurred and be continuing; and provided, further, that all loans and advances made by a Payee pursuant to this Promissory Note shall be received by the applicable Payor subject to the provisions of the Credit Documents. Each Payee agrees that any and all claims of such Payee against any Payor that is a Revolving Credit Party or any endorser of this Promissory Note, or against any of their respective properties, shall be subordinate and subject in right of payment to the Secured Obligations (as defined in the Pledge and Security Agreement (as defined in the Revolving Credit Agreement), the “Revolving Secured Obligations”) until all of the Revolving Secured Obligations have been performed and paid in full (other than contingent indemnification obligations not due and payable) and all commitments to extend credit under any Revolving Credit Document have been terminated; provided, that each Payor

EXHIBIT K-2

that is a Revolving Credit Party may make payments to the applicable Payee so long as no Revolving Event of Default shall have occurred and be continuing; and provided, further, that all loans and advances made by a Payee pursuant to this Promissory Note shall be received by the applicable Payor subject to the provisions of the Revolving Credit Documents.

Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any assets of any Payor (whether or not constituting part of the security or collateral given to any Secured Party to secure payment of all or any part of the Secured Obligations to any Revolving Secured Party to secure payment of all or any part of the Revolving Secured Obligations) shall be and hereby are subordinated to the rights of the Secured Parties and the Revolving Secured Parties in such assets. Except as expressly permitted by the Credit Documents and the Revolving Credit Documents, the Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until all of the Secured Obligations and the Revolving Secured Obligations shall have been performed and paid in full (other than contingent indemnification obligations not due and payable) and all commitments have been expired or terminated.

If all or any part of the assets of any Payor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Payor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any Payor is dissolved or if (except as permitted by the Credit Documents and the Revolving Credit Documents) all or substantially all of the assets of any Payor are sold, then, and in any such event, any payment or distribution of any kind or character, whether in cash, securities or other investment property, or otherwise, which shall be payable or deliverable upon or with respect to any indebtedness of such Payor to any Payee (“Payor Indebtedness”) shall be paid or delivered directly to (a) after the occurrence and during the continuation of an Event of Default, upon written demand by the Term Loan Agent or automatically if the obligations under the Term Loan Credit Agreement have been accelerated in accordance with the terms thereof, Term Loan Agent for application to any of the Secured Obligations, due or to become due, until the date on which the Secured Obligations shall have been performed and paid in full (other than contingent indemnification obligations not due and payable) and all commitments to extend credit under any Credit Document shall have expired or been terminated and (b) after the occurrence and during the continuation of a Revolving Event of Default (but if an Event of Default has occurred, only after application in accordance with clause (a) and subject to the Intercreditor Agreement), upon written demand by the Revolving Loan Agent or automatically if the obligations under the Revolving Loan Credit Agreement have been accelerated in accordance with the terms thereof, the Revolving Loan Agent for application to any of the Revolving Secured Obligations, due or to become due, until the date on which the Revolving Secured Obligations shall have been performed and paid in full (other than contingent indemnification obligations not due and payable), no letters of credit shall be outstanding under any Revolving Credit Documents (unless backstopped or cash collateralized in an amount equal to 102% of the stated amount thereof) and all commitments to extend credit under any Revolving Credit Document shall have expired or been terminated.

EXHIBIT K-3

After the occurrence of and during the continuation of an Event of Default, each Payee that is a Credit Party irrevocably authorizes, empowers and appoints the Term Loan Agent as such Payee’s attorney-in-fact (which appointment is coupled with an interest and is irrevocable) to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of such Payee such proofs of claim and take such other action, in the Term Loan Agent’s own name or in the name of such Payee or otherwise, as the Term Loan Agent may deem necessary or advisable for the enforcement of this Promissory Note. After the occurrence of and during the continuation of an Event of Default, each Payee that is a Credit Party also agrees to execute, verify, deliver and file any such proofs of claim in respect of the Payor Indebtedness requested by the Term Loan Agent. After the occurrence of and during the continuation of an Event of Default, the Term Loan Agent may vote such proofs of claim in any such proceeding (and the applicable Payee shall not be entitled to withdraw such vote), receive and collect any and all dividends or other payments or disbursements made on Payor Indebtedness in whatever form the same may be paid or issued and apply the same on account of any of the Secured Obligations in accordance with the Term Loan Credit Agreement. After the occurrence of and during the continuation of an Event of Default, should any payment, distribution, security or other investment property or instrument or any proceeds thereof be received by any Payee that is a Credit Party upon or with respect to Payor Indebtedness owing to such Payee prior to such time as the Secured Obligations have been performed and paid in full (other than contingent indemnification obligations not due and payable) and all commitments to extend credit under any Credit Document have expired or been terminated, such Payee that is a Credit Party shall receive and hold the same for the benefit of the Secured Parties, and shall forthwith deliver the same to the Term Loan Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of such Payee where necessary or advisable in the Term Loan Agent’s judgment), for application to any of the Secured Obligations in accordance with the Term Loan Credit Agreement, due or not due, and, until so delivered, the same shall be segregated from the other assets of such Payee for the benefit of the Secured Parties. After the occurrence of and during the continuation of an Event of Default, if such Payee fails to make any such endorsement or assignment to the Term Loan Agent, the Term Loan Agent or any of its officers, employees or representatives are hereby irrevocably authorized to make the same.

After the occurrence of and during the continuation of a Revolving Event of Default, each Payee that is a Revolving Credit Party irrevocably authorizes, empowers and appoints the Revolving Loan Agent as such Payee’s attorney-in-fact (which appointment is coupled with an interest and is irrevocable) to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of such Payee such proofs of claim and take such other action, in the Revolving Loan Agent’s own name or in the name of such Payee or otherwise, as the Revolving Loan Agent may deem necessary or advisable for the enforcement of this Promissory Note. After the occurrence of and during the continuation of a Revolving Event of Default, each Payee that is a Revolving Credit Party also agrees to execute, verify, deliver and file any such proofs of claim in respect of the Payor Indebtedness requested by the Revolving Loan Agent. After the occurrence of and during the continuation of a Revolving Event of Default, the Revolving Loan Agent may vote such proofs of claim in any such proceeding (and the applicable Payee shall not be entitled to withdraw such vote), receive and collect any and all dividends or other payments or disbursements made on Payor Indebtedness in whatever form the same may be paid or issued and apply the same on

EXHIBIT K-4

account of any of the Revolving Secured Obligations in accordance with the Revolving Loan Credit Agreement. After the occurrence of and during the continuation of a Revolving Event of Default, should any payment, distribution, security or other investment property or instrument or any proceeds thereof be received by any Payee that is a Revolving Credit Party upon or with respect to Payor Indebtedness owing to such Payee prior to such time as the Revolving Secured Obligations have been performed and paid in full (other than contingent indemnification obligations not due and payable), no letters of credit are outstanding under any Revolving Credit Documents (unless backstopped or cash collateralized in an amount equal to 102% of the stated amount thereof) and all commitments to extend credit under any Revolving Credit Document have expired or been terminated, such Payee that is a Revolving Credit Party shall receive and hold the same for the benefit of the Revolving Secured Parties, and shall forthwith deliver the same to the Revolving Loan Agent, for the benefit of the Revolving Secured Parties, in precisely the form received (except for the endorsement or assignment of such Payee where necessary or advisable in the Revolving Loan Agent’s judgment), for application to any of the Revolving Secured Obligations in accordance with the Revolving Credit Agreement, due or not due, and, until so delivered, the same shall be segregated from the other assets of such Payee for the benefit of the Revolving Secured Parties. After the occurrence of and during the continuation of a Revolving Event of Default, if such Payee fails to make any such endorsement or assignment to the Revolving Loan Agent, the Revolving Loan Agent or any of its officers, employees or representatives are hereby irrevocably authorized to make the same. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, the rights of the Revolving Loan Agent under this paragraph shall be subject to the rights of the Term Loan Agent under the immediately preceding paragraph and the Intercreditor Agreement.

Each Payee that is a Credit Party agrees that until the Secured Obligations and the Revolving Secured Obligations have been performed and paid in full (other than contingent indemnification obligations not due and payable) and all commitments to extend credit under any Credit Document or any Revolving Credit Document have expired or been terminated, such Payee will not (i) assign or transfer, or agree to assign or transfer, to any Person (other than (a) in favor of the Term Loan Agent for the benefit of the Secured Parties pursuant to the Pledge and Security Agreement or otherwise or (b) in favor of the Revolving Loan Agent for the benefit of the Revolving Secured Parties pursuant to the Pledge and Security Agreement (as defined in the Revolving Credit Agreement) or otherwise) any claim such Payee has or may have against any Payor, (ii) upon the occurrence and during the continuance of an Event of Default or a Revolving Event of Default, discount or extend the time for payment of any Payor Indebtedness, or (iii) otherwise amend, modify, supplement, waive or fails to enforce any provision of this Promissory Note.

The Term Loan Agent, for the benefit of the Secured Parties, and the Revolving Loan Agent, for the benefit of the Revolving Secured Parties, shall be third party beneficiaries hereof and shall be entitled to enforce the subordination and other provisions hereof.

Notwithstanding anything to the contrary contained herein, in any other Credit Document or Revolving Credit Document or in any such promissory note or other instrument, this Promissory Note shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Group Member to any other Group Member.

EXHIBIT K-5

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

From time to time after the date hereof, additional Group Members may become parties hereto by executing a counterpart signature page to this Promissory Note (each additional Subsidiary, an “Additional Payor”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Payor shall be a Payor and shall be as fully a party hereto as if such Additional Payor were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder. This Promissory Note shall be fully effective as to any Payor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.

This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

EXHIBIT K-6

IN WITNESS WHEREOF, each Payor has caused this Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

NEWPAGE CORPORATION

By:
Name:
Title:

NEWPAGE INVESTMENT COMPANY LLC

By:
Name:
Title:

ESCANABA PAPER COMPANY

By:
Name:
Title:

LUKE PAPER COMPANY

By:
Name:
Title:

NEWPAGE CONSOLIDATED PAPERS INC.

By:
Name:
Title:

NEWPAGE WISCONSIN SYSTEM INC.

By:
Name:
Title:

EXHIBIT K-7

RUMFORD PAPER COMPANY

By:
Name:
Title:

WICKLIFFE PAPER COMPANY LLC

By:
Name:
Title:

EXHIBIT K-8

Schedule A

TRANSACTIONS UNDER PROMISSORY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance from Payor to Payee This Date	Notation Made By

EXHIBIT K A-1

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                     all of its right, title and interest in and to the Intercompany Note, dated December 21, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Promissory Note”; the terms defined therein and not otherwise defined herein being used herein as therein defined), made by NEWPAGE CORPORATION (“Borrower”), NEWPAGE INVESTMENT COMPANY LLC and certain subsidiaries of the Borrower party thereto, and payable to the undersigned. This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Group Members party to the Credit Documents and the Credit Documents (as defined in the Revolving Credit Agreement) on the date of the Promissory Note. From time to time after the date thereof, additional guarantors may become parties to the Promissory Note (each, an “Additional Payee”) and a signatory to this endorsement by executing a counterpart signature page to the Promissory Note and to this endorsement. Upon delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a Payee under the Promissory Note and a signatory to this endorsement as if such Additional Payee were an original Payee under the Promissory Note and an original signatory hereof. Each Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Promissory Note or hereunder. This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee to the Promissory Note or hereunder.

Dated:

NEWPAGE CORPORATION

By:
Name:
Title:

NEWPAGE INVESTMENT COMPANY LLC

By:
Name:
Title:

EXHIBIT K A-2

ESCANABA PAPER COMPANY

By:
Name:
Title:

LUKE PAPER COMPANY

By:
Name:
Title:

NEWPAGE CONSOLIDATED PAPERS INC.

By:
Name:
Title:

NEWPAGE WISCONSIN SYSTEM INC.

By:
Name:
Title:

RUMFORD PAPER COMPANY

By:
Name:
Title:

WICKLIFFE PAPER COMPANY LLC

By:
Name:
Title:

EXHIBIT K A-3

EXHIBIT L TO

CREDIT AND GUARANTY AGREEMENT

JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of [            , 20    ] (this “Agreement”), by and among [NEW LENDERS] (each a “Lender” and collectively the “Lenders”), NEWPAGE CORPORATION, a Delaware corporation (“Borrower”), NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company (“Holdings”), and CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, and BARCLAYS BANK PLC, as Administrative Agent.

RECITALS:

WHEREAS, reference is hereby made to the Credit and Guaranty Agreement, dated as of December 21, 2012 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, Holdings, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent, J.P. MORGAN SECURITIES LLC, as Documentation Agent, and the other parties thereto; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, Borrower may obtain New Term Loan Commitments by entering into one or more Joinder Agreements with New Term Loan Lenders.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Lender party hereto hereby agrees to commit to provide its respective Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement (this “Agreement”) and it is sophisticated with respect to decisions to make loans similar to those contemplated to be made hereunder and it is experienced in making loans of such type; (ii) agrees that it will, independently and without reliance upon Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to Administrative Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

EXHIBIT L-1

Each Lender hereby agrees to make its Commitment on the following terms and conditions23:

1.	Applicable Margin. The Applicable Margin for each Series [ ] New Term Loan shall mean, as of any date of determination, [ ]% per annum.

2.	Principal Payments. Borrower shall make principal payments on the Series [ ]New Term Loans in installments on the dates and in the amounts set forth below:

(A) Payment Date	(B) Scheduled Repayment of Series [__] New Term Loans
$
$
$
$
$
$
$
$
$
$
$
$
$
$
TOTAL	$

3.	Voluntary and Mandatory Prepayments. Scheduled installments of principal of the Series [ ] New Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Series [ ] New Term Loans in accordance with Sections 2.10, 2.11 and 2.12 of the Credit Agreement, respectively.

[23]

Insert completed items 1-7 as applicable, with respect to New Term Loans with such modifications as may be agreed to by the parties hereto to the extent consistent with Section 2.21 of the Credit Agreement.

EXHIBIT L-2

4.	Prepayment Fees. Borrower agrees to pay to each New Term Loan Lender the following prepayment fees, if any: [ ].

[Insert other additional prepayment provisions with respect to New Term Loans]

5.	Other Fees. Borrower agrees to pay each New Term Loan Lender its Pro Rata Share of an aggregate fee equal to [ , ] on [ , ].

6.	Proposed Borrowing. This Agreement represents Borrower’s request to borrow Series [ ] New Term Loans from New Term Loan Lender as follows (the “Proposed Borrowing”):

a.	Business Day of Proposed Borrowing: ,

b.	Amount of Proposed Borrowing: $

c. Interest rate option:	☐	a. Base Rate Loan(s)
	☐	b. Eurodollar Rate Loans
with an initial Interest
Period of [1][2][3][6][9][12][24] month(s)

7.

[New Lenders. Each New Term Loan Lender acknowledges and agrees that upon its execution of this Agreement and the making of Series [            ] New Term Loans that such New Term Loan Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.][25]

8.	Credit Agreement Governs. Except as set forth in this Agreement, Series [ ] New Term Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

9.	Borrower’s Certifications. By its execution of this Agreement, the undersigned officer and Borrower hereby certify that:

i.	The representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

[24]	9 and 12 month options available only if Lenders agree.
[25]	Insert bracketed language if the lending institution is not already a Lender.

EXHIBIT L-3

ii.	No event has occurred and is continuing or would result from the consummation of the Proposed Borrowing contemplated hereby that would constitute a Default or an Event of Default; and

iii.	Borrower has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it in connection with the Proposed Borrowing on or before the date hereof.

10.	Borrower Covenants. By its execution of this Agreement, Borrower hereby covenants that Borrower shall deliver or cause to be delivered the following legal opinions and documents: [ ], which Administrative Agent confirms constitutes all legal opinions and other documents reasonably requested by Administrative Agent in connection with this Agreement; and

11.	Eligible Assignee. By its execution of this Agreement, each New Term Loan Lender represents and warrants that it is an Eligible Assignee.

12.	Notice. For purposes of the Credit Agreement, the initial notice address of each New Term Loan Lender shall be as set forth below its signature below.

13.	Non-US Lenders. For each New Term Loan Lender that is a Non-US Lender, delivered herewith to Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Term Loan Lender may be required to deliver to Administrative Agent pursuant to Section 2.17(c) of the Credit Agreement.

14.	Recordation of the New Loans. Upon execution and delivery hereof, Administrative Agent will record the Series [ ] New Term Loans made by New Term Loan Lenders in the Register.

15.	Amendment, Modification and Waiver. This Agreement may not be amended, restated, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

16.	Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

17.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

EXHIBIT L-4

18.	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

19.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

EXHIBIT L-5

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [                    ,             ].

[NAME OF LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

NEWPAGE CORPORATION

By:
Name:
Title:

NEWPAGE INVESTMENT COMPANY LLC

By:
Name:
Title:

ESCANABA PAPER COMPANY

By:
Name:
Title:

LUKE PAPER COMPANY

By:
Name:
Title:

EXHIBIT L-6

NEWPAGE CONSOLIDATED PAPERS INC.

By:
Name:
Title:

NEWPAGE WISCONSIN SYSTEM INC.

By:
Name:
Title:

RUMFORD PAPER COMPANY

By:
Name:
Title:

WICKLIFFE PAPER COMPANY LLC

By:
Name:
Title:

BARCLAYS BANK PLC, as Administrative Agent

By:
Authorized Signatory

EXHIBIT L-7

SCHEDULE A

TO JOINDER AGREEMENT

Name of Lender	Type of Commitment	Amount
[ ]	New Term Loan Commitment	$
Total: $

EXHIBIT L-8

EXHIBIT M TO

CREDIT AND GUARANTY AGREEMENT

MODIFIED DUTCH AUCTION PROCEDURES

This Outline is intended to summarize certain basic terms of the modified Dutch auction procedures pursuant to and in accordance with the terms and conditions of Sections 10.6(i) and 10.6(j) of the Credit Agreement, of which this Exhibit M is a part (the “Auction Procedures”). It is not intended to be a definitive statement of all of the terms and conditions of a modified Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable auction procedures set for each Auction (the “Offer Documents”). None of the Administrative Agent, the Auction Manager and any other Agent, or any of their respective Affiliates, makes any recommendation pursuant to the Offer Documents as to whether or not any Lender should sell its Term Loans to [Borrower/Affiliated Lender] (the “Purchaser”) pursuant to the Offer Documents, nor shall the decision by the Administrative Agent, the Auction Manager or any other Agent (or any of their Affiliates) in its capacity as a Lender be deemed to constitute such a recommendation. Each Lender should make its own decision on whether to sell any of its Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning this Auction and the Offer Documents. Capitalized terms not otherwise defined in this Exhibit have the meanings assigned to them in the Credit Agreement.

Summary. The Purchaser may conduct one or more modified Dutch auctions in order to purchase Term Loans (each, an “Auction”) pursuant to the procedures described herein.

Notice Procedures. In connection with each Auction, the Purchaser will provide notification to the Auction Manager (for distribution to the Lenders) of the Term Loans substantially in the form of Annex A to this Exhibit M that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount of Term Loans that the Purchaser is willing to purchase in the Auction (the “Auction Amount”), which shall be no less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof; (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which the Purchaser would be willing to purchase Term Loans in the Auction; and (iii) the date on which the Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. New York time, as such date and time may be extended (such time, the “Expiration Time”) for a period not exceeding three Business Days upon notice by the Purchaser to the Auction Manager received not less than 24 hours before the original Expiration Time; provided, however, that only one extension per offer shall be permitted. An Auction shall be regarded as a “Failed Auction” in the event that either (x) Purchaser withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids having been received. In the event of a Failed Auction, Purchaser shall not be permitted to deliver a new Auction Notice prior to the date occurring five (5) Business Days after such withdrawal or Expiration Time, as the case may be.

EXHIBIT M-1

Reply Procedures. In connection with any Auction, each Lender holding Term Loans wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation substantially in the form of Annex B to this Exhibit M (the “Return Bid”) which shall specify (i) a discount to par expressed as a price per $1,000 (in increments of $5) of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $1,000,000 or an integral multiple in excess thereof, that such Lender is willing to offer for sale at its Reply Price (the “Reply Amount”); provided, that Lender may submit a Reply Amount that is less than the minimum amount and/or incremental amount requirements described above only if the Reply Amount comprises the entire amount of Term Loans held by such Lender. Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, an Affiliate Assignment Agreement. The Purchaser will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Purchaser, will calculate the lowest purchase price (the “Applicable Threshold Price”) for the Auction within the Discount Range for the Auction that will allow the Purchaser to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Purchaser has received Qualifying Bids (as defined below)). The Purchaser shall purchase Term Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Term Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at the applicable Reply Price and shall not be subject to proration.

Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans to be purchased below the Applicable Threshold Price), the Purchaser shall purchase the Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount. No Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.

Notification Procedures. Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York time on the same

EXHIBIT M-2

Business Day as the date the Return Bids were due. The Auction Manager will insert the principal amount of Term Loans to be assigned and the applicable settlement date into each applicable Affiliate Assignment Agreement received in connection with a Qualifying Bid. Upon request of the submitting Lender, the Auction Manager will promptly return any Affiliate Assignment Agreement received in connection with a Return Bid that is not a Qualifying Bid (as defined below).

Additional Procedures. Once initiated by an Auction Notice, the Purchaser may withdraw an Auction before the Expiration Date upon three Business Days’ written notice to the Auction Manager, [In the event that the Borrower is the Purchaser: , and, if so withdrawn, any failure by the Purchaser to make any prepayments in connection with such withdrawn Auction shall not constitute a Default or Event of Default under Section 8.1(a) of the Credit Agreement or otherwise]. Upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender. [In the event that the Borrower is the Purchaser: However, an Auction may become void if the conditions to the purchase of Term Loans by the Purchaser required by the terms and conditions of Section 10.6(i)(iii) of the Credit Agreement are not met.] The purchase price for each purchase of Term Loans shall be paid by the Purchaser directly to the respective assigning Lender on a settlement date as determined by the Auction Manager in consultation with the Purchaser (which shall be no later than ten (10) Business Days after the date Return Bids are due). The Purchaser shall execute each applicable Affiliate Assignment Agreement received in connection with a Qualifying Bid.

All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Purchaser, which determination will be final and binding. The Auction Manager’s interpretation of the terms and conditions of the Offer Document, in consultation with the Purchaser, will be final and binding.

None of the Administrative Agent, the Auction Manager, any other Agent or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Purchaser, the Credit Parties, or any of their Affiliates (whether contained in the Offer Documents or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

This Exhibit M shall not require the Purchaser to initiate any Auction.

EXHIBIT M-3

Annex A to Exhibit M to

Credit and Guaranty Agreement

AUCTION NOTICE

[Name of Borrower/Name of Affiliated Lender Letterhead]

[            ], as Auction Manager

[Auction Manager’s address]

Attention: [            ]

Fax No.: [            ]

Email: [            ]

Re: Loan Auction

Ladies and Gentlemen:

Reference is made to that certain Credit and Guaranty Agreement, dated as of [            ], 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among NewPage Corporation, a Delaware corporation (“Borrower”), NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time (the “Lenders”), Goldman Sachs Lending Partners LLC, as Syndication Agent, Barclays Bank PLC, as Administrative Agent and Collateral Agent, J.P. Morgan Securities LLC, as Documentation Agent, and the other parties thereto. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

[Name of Borrower/Name of Affiliated Lender] (the “Purchaser”) hereby gives notice to the Lenders that it desires to conduct the following Auction:

•	Auction Amount: $[ ] in principal amount of Term Loans[26]

•	Discount Range: Not less than $[ ] nor greater than $[ ] per $1,000 principal amount of Term Loans.

The Purchaser acknowledges that this Auction Notice may not be withdrawn other than in accordance with the Auction Procedures. The Auction shall be consummated in accordance with the Auction Procedures with all Return Bids due no later than 1:00 p.m. (New York time) on [            ].

The Purchaser hereby represents and warrants that (i) no Default or Event of Default has occurred and is continuing or would result from such repurchase and (ii) Borrower will not use the proceeds of any Loans under the Revolving Credit Agreement to acquire such Term Loans.

Very truly yours,

[NAME OF BORROWER/NAME OF AFFILIATED LENDER]

By:
Name: Title:

[26]	Modify, as appropriate, to: “$[ ] maximum cash value to be paid for all tendered Term Loans”

EXHIBIT M A-1

Annex B to Exhibit M to

Credit and Guaranty Agreement

RETURN BID

[            ], as Auction Manager

[Auction Manager’s address]

Attention: [            ]

Fax No.: [            ]

Email: [            ]

Ladies and Gentlemen:

Credit and Guaranty Agreement, dated as of [            ], 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among NewPage Corporation, a Delaware corporation (“Borrower”), NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time (the “Lenders”), Goldman Sachs Lending Partners LLC, as Syndication Agent, Barclays Bank PLC, as Administrative Agent and Collateral Agent, J.P. Morgan Securities LLC, as Documentation Agent, and the other parties thereto. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

The undersigned Lender hereby gives notice of its participation in the Auction by submitting the following Return Bid27:

Reply Price (price per $1,000)	Reply Amount (principal amount of Term Loans)
US$	US$
US$	US$
US$	US$

The undersigned Lender acknowledges that the submission of this Return Bid along with an executed Affiliate Assignment Agreement, to be held in escrow by the Auction Manager, obligates the Lender to sell the entirety or its pro rata portion of the Reply Amount in accordance with the Auction Procedures, as applicable.

Very truly yours,

[Name of Lender]

By:
Name:
Title:

[27]

Lender may submit up to three component bids but need not submit more than one. The sum of Lender’s bid(s) may not exceed the aggregate principal face amount of Term Loans held by it as lender of record on the date of submission of its Return Bid.

EXHIBIT M B-1

Annex C to Exhibit M to

Credit and Guaranty Agreement

AFFILIATE ASSIGNMENT AND ASSUMPTION AGREEMENT

This Affiliate Assignment and Assumption Agreement (this “Assignment”) is dated as of the Affiliate Assignment Effective Date set forth below and is entered into by and between [[Insert name of Assignor] (the “Assignor”) and [NAME OF BORROWER/AFFILIATED LENDER] (the “Assignee”)] [[NAME OF AFFILIATED LENDER] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”)]. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Affiliate Assignment Effective Date [in the case of an Auction: inserted by the Auction Manager as contemplated in the Auction Procedures], (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[BORROWER/AFFILIATED LENDER]
Markit Entity Identifier (if any):

3.	Borrower:	NewPage Corporation, a Delaware corporation

4.	Administrative Agent:	Barclays Bank PLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit and Guaranty Agreement, dated as of [ ], 2012, by and among NewPage Corporation, a Delaware corporation (“Borrower”), NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Lending Partners LLC, as Syndication Agent, Barclays Bank PLC, as Administrative Agent and Collateral Agent, J.P. Morgan Securities LLC, as Documentation Agent, and the other parties thereto.

EXHIBIT M C-1

6.	Assignor’s Interest under the Credit Agreement:

Facility	Aggregate Principal Face Amount of Term Loans of Assignor	Percentage of Term Loans of Assignor[1]
Term Loans	$	%

7.	Assigned Interest:

List below the Term Loans to be assigned by Assignor to Assignee [in the case of an Auction: , which shall be subject to the terms and conditions of the Auction, including, without limitation, the pro rata reduction procedures set forth in the Auction Procedures].

[in the case of an Auction:

Reply Price with respect to Term Loans being offered for assignment to Assignee (price per $1,000 principal amount)[2]	Reply Amount (principal face amount of Term Loans to be Assigned to Assignee at relevant Reply Price) (subject to pro rata reduction)[3]	Pro Rated Principal Face Amount of Term Loans Assigned[4]	Percentage Assigned of Term Loans[5]
$	$	$	%
$	$	$	%
$	$	$	%

[in the case of an open market purchase involving an Affiliated Lender:

[1]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder. To be completed by Assignor.
[2]	To be completed by Assignor.
[3]

To be completed by Assignor. [In the case of an Auction: The sum of Lender’s Reply Amount(s) may not exceed the aggregate principal face amount of Term Loans held by it as lender of record on the date of submission of its Return Bid.]

[4]	[In the case of an Auction: To be completed by the Auction Manager, if necessary, based on the proration procedures set forth in the Auction Procedures.]
[5]	[In the case of an Auction: To be completed by the Auction Manager to at least 9 decimals as a percentage of the Term Loans of all Lenders thereunder.]

EXHIBIT M C-2

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[6]

[7]	$	$	%

_________	$	$	%

_________	$	$	%

8.	Affiliate Assignment Effective Date: , 20 [in the case of an Auction in which the Borrower or the Affiliated Lender is the Purchaser: TO BE INSERTED BY AUCTION MANAGER AND WHICH SHALL BE THE AFFILIATE ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[6]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[7]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Term Loan Commitment”, “Term Loan”, “New Term Loan”, etc.). For any New Term Loan, include the Series.

EXHIBIT M C-3

9.	Notice and Wire Instructions:

ASSIGNOR: [NAME OF ASSIGNOR] Notices: Attention: Telecopier: with a copy to: Attention: Telecopier: Wire Instructions:	ASSIGNEE: [BORROWER/AFFILIATED LENDER] Notices: Attention: Telecopier: with a copy to: Attention: Telecopier:

[In the case of an assignment via Dutch Auction only: The Assignor acknowledges and agrees that (i) submission of a Return Bid in respect of the Term Loans will constitute a binding agreement between the Assignor and the Assignee in accordance with the terms and conditions of the Auction Procedures and the Credit Agreement; (ii) Term Loans will be deemed to have been accepted by the Assignee to the extent such Term Loans are validly offered by Assignor to Assignee in accordance with the terms and conditions of the Auction Procedures and the Credit Agreement upon notification by the Auction Manager to the Assignor that such Term Loans are part of a Qualifying Bid (subject to applicable proration in accordance with the terms and conditions of the Auction); and (iii) it does not have any withdrawal rights with respect to any offer to assign of its Term Loans.

Subject to and effective upon the acceptance by the Assignee for purchase of the principal amount of the Term Loans to be assigned by the Assignor to the Assignee, the Assignor hereby irrevocably constitutes and appoints the Auction Manager as the true and lawful agent and attorney-in-fact of the Assignor with respect to such Term Loans, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to complete or fill-in the blanks in this Assignment and deliver the completed Assignment to the Assignee and the Assignor.]

[Signature page follows]

EXHIBIT M C-4

[In the case of an assignment via Dutch Auction only: The Assignor acknowledges and agrees that its offer to assign Term Loans pursuant to the Auction Procedures constitute the Assignor’s acceptance of the terms and conditions (including the proration procedures) contained in the Auction Procedures, the Credit Agreement and this Assignment.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[BORROWER/AFFILIATED LENDER]

By:
Name:
Title:

Accepted:

BARCLAYS BANK PLC, as Administrative Agent [and Auction Manager]

By:
Authorized Signatory

[[ ], as Auction Manager

By:
Authorized Signatory]

EXHIBIT M C-5

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR AFFILIATE

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is, and on the applicable Affiliate Assignment Effective Date will be, free and clear of any lien, encumbrance or other adverse claim; (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own decision to enter into this Assignment and to sell and assign the Assigned Interest on the basis of which it has made such decision; [and] (v) it is not a Defaulting Lender; [In the case of assignments by Borrower/Affiliated Lenders: and (vi) it is not in possession of any information regarding Borrower, its Subsidiaries or its Affiliates, or their assets, Borrower’s ability to perform its Obligations or any other matter that would reasonably be expected to be material to a decision by any Lender (including the Assignee) to enter into this Assignment or any of the transactions contemplated hereby that has not previously been disclosed to the Auction Manager, Administrative Agent and the Non-Public Lenders], (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document, [in the case of an Auction: and (c) has read and agrees to all of the terms and conditions (including the pro ration procedures) of the Auction Procedures set forth in the Offer Documents]. The Assignor will, upon request, execute and deliver any additional documents deemed by Administrative Agent or the Assignee to be necessary or desirable to complete the sale, assignment and transfer of the Assigned Interest. In the event that the Assignor has determined for itself to not access any information disclosed by Assignee in connection with the Auction or this Assignment, the Assignor acknowledges that (i) other Lenders may have availed themselves of such information and (ii) none of Borrower, the Auction Manager, and Administrative Agent has any responsibility for the Assignor’s decision to limit the scope of the information it has obtained in connection with its evaluation of the Auction or its decision to enter into this Assignment.

1.2

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement [In the case of assignments to Borrower: until such time as the Loans are automatically cancelled without further action by any Person on the Affiliate Assignment Effective Date], (ii) it meets the requirements of an Eligible Assignee under the Credit Agreement, (iii) it has transmitted same day funds to the Assignor on the Affiliate Assignment Effective Date, (iv) from and after the Affiliate Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder [In the case of assignments to Borrower: until such time as the Loans are automatically cancelled without further action by any Person on the Affiliate Assignment Effective

EXHIBIT M C-6

Date], (v) [In the case of assignments to Affiliated Lenders: it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type], (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vii) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, [and] (viii) as of the date hereof, it is not in possession of any information regarding Borrower, its Subsidiaries or its Affiliates, or their assets, Borrower’s ability to perform its Obligations or any other matter that would reasonably be expected to be material to a decision by any Lender (including the Assignor) to participate in any Auction, if applicable, or enter into this Assignment or any of the transactions contemplated hereby that has not previously been disclosed to the Auction Manager, Administrative Agent and the Lenders [In the case of assignments to or by Affiliated Lenders: , (ix) if it is a Non-US Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, and (x) after giving effect to this Assignment, the aggregate principal amount of Loans purchased by assignment pursuant to Section 10.6(j) of the Credit Agreement and held by Affiliated Lenders does not exceed 20% of the outstanding principal amount of all Loans]; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Auction Manager, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) [In the case of assignments to Borrower: it acknowledges that the Assigned Interest shall, from and after the Affiliate Assignment Effective Date, and without further action by any Person, be deemed cancelled for all purposes and no longer outstanding and that the Assignee shall have no ability to vote or receive payments in respect of the Assigned Interest] [In the case of assignments to or by Affiliated Lenders: it acknowledges that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.]

1.3	No Violation of Laws. Each of the Assignor and Assignee acknowledges that it has not violated any applicable laws relating to this Assignment or the transactions contemplated herein.

2. Payments. [In the case of assignments to Borrower: Payment to the Assignor by the Assignee in respect of the settlement of the assignment of the Assigned Interest shall be paid by Assignee directly to the Assignor and shall include all unpaid interest that has accrued in respect of the Assigned Interest through the Affiliate Assignment Effective Date. No interest shall accrue with respect to the Assigned Interest from and after the Affiliate Assignment Effective Date and such Assigned Interest shall, from and after the Affiliate Assignment Effective Date, and without further action by any Person, be deemed cancelled for all purposes and no longer outstanding.] [In the case of assignments to or by Affiliated Lenders: From and after the Affiliate Assignment Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Affiliate Assignment Effective Date and to the Assignee for amounts which have accrued from and after the Affiliate Assignment Effective Date. Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Affiliate Assignment Effective Date to the Assignee.]

3. [In the case of assignments to Affiliated Lenders: Certain Information. Any Assignee that is an Affiliated Lender agrees that that it will not provide any information obtained by such Affiliated Lender in its capacity as a Lender to Sponsor or any Affiliate of Sponsor.]

EXHIBIT M C-7

4. [In the case of assignments to Affiliated Lenders: Waivers. (i) The Assignee shall have no right whatsoever so long as such Person is an Affiliated Lender:

(A) to vote with respect to any amendment, modification, waiver, consent or other such action with respect to any of the terms of the Credit Agreement or any other Credit Document and that it shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders; provided that, notwithstanding the foregoing, (x) the Assignee shall be permitted to vote if such amendment, modification, waiver, consent or other such action disproportionately affects the Assignee in its capacity as a Lender as compared to other Lenders, (y) no amendment, modification, waiver, consent or other action shall, without the consent of the Assignee, deprive the Assignee of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder and (z) the Assignee shall be permitted to vote if such amendment, modification, waiver, consent or other such action would increase the commitment of the Assignee, extend or postpone the final maturity or scheduled date of amortization, reduce the principal, interest (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.7 of the Credit Agreement) or fees or release all or substantially all the value of the Guarantees or to release liens on all or substantially all of the collateral except as expressly provided in the Credit Documents;

(B) to attend (or receive any notice of) any meeting, conference call or correspondence with Administrative Agent or any Lender or receive any information from Administrative Agent or any other Lender (other than notices of borrowings, prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Section 2 of the Credit Agreement); or

(C) to make or bring any claim, in its capacity as Lender, against Administrative Agent, any other Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents;

(ii) If any Credit Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Law:

(A) the Assignee shall not take any step or action (whether directly or indirectly) in such proceeding to object to, impede, or delay the exercise of any right or the taking of any action by Administrative Agent (or the taking of any action by a third party that to which Administrative Agent has consented with respect to any disposition of assets by Borrower or any equity or debt financing to be made to Borrower), including, without limitation, the filing of any pleading by Administrative Agent) in (or with respect to any matters related to) the proceeding so long as Administrative Agent is not taking any action to treat the Assignee’s Loans in a manner that is less favorable to the Assignee in any material respect than the proposed treatment of similar Obligations held by other Lenders (including, without limitation, objecting to any debtor-in-possession financing, use of Cash collateral, grant of adequate protection, sale or disposition, compromise or plan of reorganization);

EXHIBIT M C-8

(B) the provisions set forth in Section 10.6(j) of the Credit Agreement, and this Section 4, constitute (x) a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Credit Party has filed for protection under any Debtor Relief Laws and affecting the rights of creditors generally applicable to such Credit Party and (y) an irrevocable voting proxy coupled with a pledge in favor of Administrative Agent with respect to voting obligations set forth in Section 10.6(j) of the Credit Agreement, and this Section 4;

(C) the Assignee shall support and shall not object to (x) any use of Cash collateral (including, without limitation, any and all terms of any Cash collateral order) and/or any debtor-in-possession financing (including, without limitation, any and all terms of any financing agreement, related documents and financing order) that is supported by or consented to by Administrative Agent and (y) any sale of any assets of the Credit Parties, whether under Section 363 of the Bankruptcy Code or otherwise, that is supported by or consented to by Administrative Agent (including, without limitation, the terms and conditions of any bidding procedures orders, sale orders and any and all purchase and sale agreements and related documents);

(D) the Assignee shall be deemed to have voted in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders, except to the extent that any plan under the Bankruptcy Code proposes to treat the Obligations held by the Assignee in a manner that is less favorable to the Assignee in any material respect than the proposed treatment of similar Obligations held by other Lenders. For the avoidance of doubt, except to the extent that any plan under the Bankruptcy Code proposes to treat the Obligations held by the Assignee in a manner that is less favorable to the Assignee in any material respect than the proposed treatment of similar Obligations held by other Lenders, Administrative Agent is hereby irrevocably authorized and empowered (in the name of the Assignee) to vote on behalf of the Assignee or consent on behalf of the Assignee in any such proceedings with respect to any and all claims of the Assignee relating to the Obligations. The Assignee agrees and acknowledges that the foregoing constitutes an irrevocable proxy in favor of Administrative Agent to vote or consent on behalf of the Assignee in any proceeding in the manner set forth above and that the Assignee shall be irrevocably bound to any such votes made or consents given and further shall not challenge or otherwise object to such votes or consents and shall not itself vote or provide consents in the proceeding; and

(E) the Assignee hereby expressly and irrevocably waives, for the benefit of Administrative Agent and the Lenders any principles or provisions of law (including as set forth in any Debtor Relief Law, statutory or otherwise) which are or might be in conflict with the terms of this Assignment and any legal or equitable discharge of the Assignee’s obligations hereunder.]

5. No Default. On the Affiliate Assignment Effective Date, no Default or Event of Default has occurred and is continuing or would result from this Assignment.

6. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof that would require the application of laws other than those of the State of New York.

EXHIBIT M C-9

EXHIBIT N TO

CREDIT AND GUARANTY AGREEMENT

INTERCREDITOR AGREEMENT

[Separately Attached]

Insert Exhibit 10.1 (File 3C) NewPage—Intercreditor Agreement Execution Version 4.doc here

EXHIBIT N-1

EXHIBIT O TO

CREDIT AND GUARANTY AGREEMENT

ADMINISTRATIVE INCUMBENCY CERTIFICATE

Reference is made to the Credit and Guaranty Agreement, dated as of December 21, 2012 the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among NEWPAGE CORPORATION, a Delaware corporation (“Borrower”), NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent, J.P. MORGAN SECURITIES LLC, as Documentation Agent, and the other parties thereto.

The following persons are now duly elected and qualified officers of Borrower, each holding the respective office or offices indicated next to his or her name below, and the signature set forth opposite his or her name below is the true and genuine signature of such officer, and such officer is duly authorized to execute and deliver, on behalf of Borrower, the Notices to be delivered by Borrower pursuant to the Credit Documents:

Name	Office	Signature

[Remainder of page intentionally left blank]

EXHIBIT O-1

IN WITNESS WHEREOF, I have caused this Certificate to be duly executed and delivered as of the date and at the place first written above.

By:
Name:
Title:

EXHIBIT O-2

PLEDGE AND SECURITY AGREEMENT

dated as of December 21, 2012

among

EACH OF THE GRANTORS PARTY HERETO

and

BARCLAYS BANK PLC,

as Collateral Agent

i

SECTION 9. REMEDIES	26
9.1 Generally	26
9.2 Application of Proceeds	28
9.3 Sales on Credit	28
9.4 Investment Related Property	28
9.5 Grant of Intellectual Property License	29
9.6 Intellectual Property	29
9.7 Cash Proceeds; Deposit Accounts	30

SECTION 10. COLLATERAL AGENT	31

SECTION 11. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS	31

SECTION 12. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM	32

SECTION 13. MISCELLANEOUS	32

SECTION 14. ACKNOWLEDGEMENT	33

SCHEDULE 5.1 — GENERAL INFORMATION

SCHEDULE 5.2 — COLLATERAL IDENTIFICATION

SCHEDULE 5.4 — FINANCING STATEMENTS

SCHEDULE 5.5 — LOCATION OF EQUIPMENT AND INVENTORY

EXHIBIT A — PLEDGE SUPPLEMENT

EXHIBIT B — TRADEMARK SECURITY AGREEMENT

EXHIBIT C — PATENT SECURITY AGREEMENT

EXHIBIT D — COPYRIGHT SECURITY AGREEMENT

ii

This PLEDGE AND SECURITY AGREEMENT, dated as of December 21, 2012 (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among NewPage Investment Company LLC, a Delaware limited liability company (“Holdings”), NewPage Corporation, a Delaware corporation (“Borrower”), each of the subsidiaries of the Borrower party hereto from time to time, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (together with Holdings and the Borrower, each, a “Grantor” and collectively, the “Grantors”), and Barclays Bank PLC (“Barclays”), as collateral agent for the Secured Parties (as herein defined) (in such capacity as collateral agent, together with its successors and permitted assigns, the “Collateral Agent”).

RECITALS:

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, Holdings, certain subsidiaries of Borrower, as Guarantors, the lenders party thereto from time to time (the “Lenders”), Goldman Sachs Lending Partners LLC (“Goldman Sachs”), as Syndication Agent, Barclays, as Administrative Agent and Collateral Agent, and J.P. Morgan Securities, LLC, as Documentation Agent, and the other parties thereto;

WHEREAS, subject to the terms and conditions of the Credit Agreement, certain Grantors may enter into one or more Hedge Agreements with one or more Lender Counterparties and/or one or more Cash Management Agreements with one or more Cash Management Providers; and

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders, Lender Counterparties and Cash Management Providers as set forth in the Credit Agreement, the Hedge Agreements and the Cash Management Agreements, respectively, each Grantor has agreed to secure such Grantor’s obligations under the Credit Documents, the Hedge Agreements and the Cash Management Agreements as set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, each Grantor and the Collateral Agent agree as follows:

SECTION 1. DEFINITIONS; GRANT OF SECURITY.

1.1 General Definitions. In this Agreement, the following terms shall have the following meanings:

“Additional Grantors” shall have the meaning assigned in Section 7.2.

“Agreement” shall have the meaning set forth in the preamble.

“Borrower” shall have the meaning set forth in the preamble.

“Cash Proceeds” shall have the meaning assigned in Section 9.7.

“Closing Date Excluded Equity” shall mean any Equity Interests owned by any Grantor in any of Androscoggin Reservoir Company, Consolidated Water Power Company or Gulf Island Pond Oxygenation Project.

“Collateral” shall have the meaning assigned in Section 2.1.

“Collateral Agent” shall have the meaning set forth in the preamble.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Control” shall mean: (1) with respect to any Deposit Accounts, control within the meaning of Section 9-104 of the UCC, (2) with respect to any Securities Accounts, Security Entitlements, Commodity Contract or Commodity Account, control within the meaning of Section 9-106 of the UCC, (3) with respect to any Uncertificated Securities, control within the meaning of Section 8-106(c) of the UCC, (4) with respect to any Certificated Security, control within the meaning of Section 8-106(a) or (b) of the UCC, (5) with respect to any Electronic Chattel Paper, control within the meaning of Section 9-105 of the UCC and (6) with respect to any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), control within the meaning of Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in the jurisdiction relevant to such transferable record.

“Copyright Licenses” shall mean all written agreements containing the express grant of any right in or to any Copyright (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(II) under the heading “Copyright Licenses” (as such schedule may be amended or supplemented from time to time).

“Copyrights” shall mean all United States and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and all rights in and to databases, all designs (including but not limited to industrial designs, Protected Designs within the meaning of 17 U.S.C. 1301 et. Seq. and Community designs), and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications required to be listed in Schedule 5.2(II) under the heading “Copyrights” (as such schedule may be amended or supplemented from time to time), (ii) all extensions and renewals thereof, (iii) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

2

“Credit Agreement” shall have the meaning set forth in the recitals.

“Excluded Asset” shall mean any asset of any Grantor excluded from the security interest hereunder by virtue of Section 2.2 hereof but only to the extent, and for so long as, so excluded thereunder.

“Grantors” shall have the meaning set forth in the preamble.

“Holdings” shall have the meaning set forth in the preamble.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (ii) any key man life insurance policies.

“Intellectual Property” shall mean, the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under the United States, multinational or foreign laws or otherwise, including without limitation, Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets, and Trade Secret Licenses, and the right to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intellectual Property Security Agreement” shall mean each intellectual property security agreement executed and delivered by the applicable Grantors, substantially in the form set forth in Exhibit B, Exhibit C and Exhibit D, as applicable.

“Investment Accounts” shall mean the Term Loan Asset Proceeds Account, Securities Accounts, Commodity Accounts and Deposit Accounts.

“Investment Related Property” shall mean: (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit.

“Lenders” shall have the meaning set forth in the recitals.

“Majority Holder” shall have the meaning set forth in Section 10.

“Material Intellectual Property” shall mean any Intellectual Property included in the Collateral that is material to the conduct of the business of the Grantors (taken as a whole) or is otherwise of material value to the Grantors (taken as a whole).

“Patent Licenses” shall mean all written agreements containing the express grant of any right in or to any Patent (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(II) under the heading “Patent Licenses” (as such schedule may be amended or supplemented from time to time).

3

“Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, without limitation: (i) each patent and patent application required to be listed in Schedule 5.2(II) under the heading “Patents” (as such schedule may be amended or supplemented from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all patentable inventions and improvements thereto, (iv) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Pledge Supplement” shall mean any supplement to this Agreement in substantially the form of Exhibit A.

“Pledged Debt” shall mean all indebtedness for borrowed money owed to such Grantor, whether or not evidenced by any Instrument, including, without limitation, all indebtedness described on Schedule 5.2(I) under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments, if any, evidencing any of the foregoing, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and any other participation or interests in any equity or profits of any business entity including, without limitation, any trust and all management rights associated with owning such Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and other participation or interests in any entity whose equity interests are included as Pledged Equity Interests.

“Pledged LLC Interests” shall mean all interests in any limited liability company and each series thereof including, without limitation, all limited liability company interests listed on Schedule 5.2(I) under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and all rights associated owning such Pledged LLC Interests.

“Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 5.2(I) under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and all rights associated with owning such Pledged Partnership Interests.

4

“Pledged Stock” shall mean all shares of capital stock owned by such Grantor, including, without limitation, all shares of capital stock described on Schedule 5.2(I) under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors, secured parties or agents thereof, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or non-written forms of information related in any way to the foregoing or any Receivable.

“Secured Obligations” shall have the meaning assigned in Section 3.1.

“Secured Parties” shall mean the Agents, Lenders, the Lender Counterparties and the Cash Management Providers and shall include, without limitation, all former Agents, Lenders, Lender Counterparties and Cash Management Providers to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Lenders, Lender Counterparties or Cash Management Providers and such Obligations have not been paid or satisfied in full.

“Trademark Licenses” shall mean any written agreements containing the express grant of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement dilution or other violation of any Trademark or permitting co-existence with respect to a Trademark (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(II) under the heading “Trademark Licenses” (as such schedule may be amended or supplemented from time to time).

5

“Trademarks” shall mean all United States, and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications required to be listed in Schedule 5.2(II) under the heading “Trademarks” (as such schedule may be amended or supplemented from time to time), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trade Secret Licenses” shall mean any written agreements containing the express grant of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(II) under the heading “Trade Secret Licenses” (as such schedule may be amended or supplemented from time to time).

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to the foregoing, and with respect to any and all of the foregoing: (i) the right to sue or otherwise recover for any past, present and future misappropriation or other violation thereof, (ii) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto; and (iii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“United States” shall mean the United States of America.

1.2 Definitions; Interpretation.

(a) In this Agreement, the following capitalized terms shall have the meaning given to them in the UCC (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof): Account, Account Debtor, As-Extracted Collateral, Bank, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Account, Commodity Contract, Commodity Intermediary, Consignee, Consignment, Consignor, Deposit Account, Document, Entitlement Order, Electronic Chattel Paper, Equipment, Farm Products, General Intangibles, Goods, Health-Care-Insurance Receivable, Instrument, Inventory, Letter of Credit Right, Manufactured Home, Money, Negotiable Instrument, Payment Intangibles, Proceeds, Record, Securities Account, Securities Intermediary, Security Certificate, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

6

(b) All other capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. The incorporation by reference of terms defined in the Credit Agreement shall survive any termination of the Credit Agreement until this Agreement is terminated as provided in Section 11 hereof. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2. GRANT OF SECURITY.

2.1 Grant of Security. Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor including, but not limited to the following, in each case whether now or hereafter existing or in which any Grantor now has or hereafter acquires an interest and wherever the same may be located (all of which being hereinafter collectively referred to as the “Collateral”):

(a) Accounts;

(b) Chattel Paper;

(c) Documents;

(d) General Intangibles (including, without limitation, all contingent rights with respect to warranties on Accounts which are not yet Payment Intangibles);

(e) Equipment;

(f) Inventory and all documents, customs receipts, insurance certificates, shipping documents, and other written materials related to the purchase or import of Inventory;

(g) Goods;

(h) Instruments;

(i) Insurance;

7

(j) Intellectual Property;

(k) Investment Related Property (including, without limitation, Deposit Accounts and all cash, checks and other Negotiable Instruments, funds and other evidences of payments held therein and Securities Accounts and all cash, checks and other property held therein or credited thereto);

(l) Letter of Credit Rights;

(m) Money;

(n) Receivables and Receivable Records;

(o) Commercial Tort Claims now or hereafter described on Schedule 5.2;

(p) to the extent not otherwise included above, all other personal property of any kind and all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(q) to the extent not otherwise included above, all Proceeds, products, accessions, rents, insurance proceeds, licenses, royalties, income, payments, claims, damages, proceeds of suits and profits of or in respect of any of the foregoing.

2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Collateral (nor any component thereof) include or the security interest granted under Section 2.1 hereof attach to (a) any lease, license, contract or agreement to which any Grantor is a party, or any property of a Grantor subject to a purchase money security interest or similar arrangement, and any of its rights or interest thereunder, if and to the extent that a security interest (i) would create a right of termination in favor of any other party thereto (other than any other Grantor) or (ii) is prohibited by or in violation of any (A) law, rule or regulation applicable to such Grantor (including any requirement to obtain the consent of any Governmental Authority or third party), or (B) term, provision or condition of any such lease, license, contract, agreement or purchase money arrangement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided however that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract, agreement or purchase money arrangement not subject to the prohibitions specified in (i) or (ii) above; (b) any other assets of a Grantor, if and to the extent that a security interest is prohibited by or in violation of any law, rule or regulation applicable to such Grantor (including any requirement to obtain the consent of any Governmental Authority or third party) (unless such law, rule or regulation would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided however that the Collateral shall include (and such security interest shall attach) immediately at such time as the legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such assets not subject to the prohibitions specified above in this clause (b); (c) (i) any Equity Interests representing more than 65% of the total combined voting

8

power of a CFC Subsidiary, (ii) any Equity Interests representing more than 65% of the total combined voting power of a Disregarded Entity that owns a CFC Subsidiary, (iii) any assets of a CFC Subsidiary or (iv) any assets of a Disregarded Entity that is a Subsidiary of a CFC Subsidiary; provided that immediately upon the amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of capital stock in a CFC Subsidiary without adverse tax consequences to the Grantors or any of their Subsidiaries, the Collateral shall include, and the security interest granted by each Grantor shall attach to, such greater percentage of capital stock of each CFC Subsidiary; (d) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law; (e) motor vehicles and other assets subject to certificates of title; (f) Letter of Credit Rights, except to the extent perfection can be obtained by the filing of a UCC financing statement; (g) Commercial Tort Claims with an individual value less than $3,000,000 or $7,500,000 in the aggregate; (h) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby; (i) Margin Stock and Equity Interests in any captive insurance company, special purpose entities or any Person other than wholly-owned Subsidiaries to the extent not permitted by the terms of such Person’s Organizational Documents or joint venture documents; (j) (i) payroll and other employee wage and benefit accounts, (ii) tax accounts, including, without limitation, sales tax accounts, (iii) escrow accounts and (iv) fiduciary or trust accounts, and, in the case of foregoing clauses (i) through (iv), the funds or other property held in or maintained in any such account; (k) any Closing Date Excluded Equity Interests, (l) any assets to the extent a security interest in such assets would result in material adverse tax or regulatory consequences as reasonably determined by the Borrower and the Collateral Agent; and (m) any assets to the extent the cost of obtaining a security interest in such assets exceeds the practical benefit to the Lenders afforded thereby (as reasonably determined by the Collateral Agent); provided that the exclusions referred to in clauses (a) through (m) of this Section 2.2 shall not include any Proceeds of any such assets unless such Proceeds would otherwise be excluded by virtue of being the type of asset described in clauses (a) through (m) of this Section 2.2. Notwithstanding anything herein to the contrary, other than any actions required with respect to the pledge by any Grantor of the stock of any of its Foreign Subsidiaries, no actions in any foreign jurisdiction shall be required in order to create any security interests in assets located or titled outside of the United States.

SECTION 3. SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.

3.1 Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations (the “Secured Obligations”).

3.2 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests

9

or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

SECTION 4. CERTAIN PERFECTION REQUIREMENTS

4.1 Delivery Requirements.

(a) With respect to any Certificated Securities included in the Collateral, each Grantor shall deliver to the Collateral Agent the Security Certificates evidencing such Certificated Securities duly indorsed by an effective indorsement (within the meaning of Section 8-107 of the UCC), or accompanied by share transfer powers or other instruments of transfer duly indorsed by such an effective indorsement, in each case, to the Collateral Agent or in blank. In addition, each Grantor shall cause any certificates evidencing any Pledged Equity Interests, including, without limitation, any Pledged Partnership Interests or Pledged LLC Interests, to be similarly delivered to the Collateral Agent regardless of whether such Pledged Equity Interests constitute Certificated Securities.

(b) With respect to any Instruments or Tangible Chattel Paper included in the Collateral, each Grantor shall deliver to the Collateral Agent (or, subject to the Intercreditor Agreement, the Revolving Administrative Agent) all such Instruments or Tangible Chattel Paper duly indorsed in blank; provided, however, that such delivery requirement shall not apply to any Instruments or Tangible Chattel Paper (other than the Intercompany Note) having a face amount of less than $3,000,000 individually or $7,500,000 in the aggregate.

4.2 Control Requirements.

(a) With respect to any Deposit Account (including the Term Loan Asset Proceeds Account), Securities Account, Security Entitlement, Commodity Account or Commodity Contract included in the Collateral, each Grantor shall ensure that the Collateral Agent has, subject to the priorities set forth in the Intercreditor Agreement, Control thereof; provided, however, that such Control requirement shall not apply to any Deposit Account (other than the Term Loan Asset Proceeds Account), Securities Account, Security Entitlement, Commodity Account or Commodity Contract unless the Revolving Administrative Agent has Control of such Deposit Account, Securities Account, Security Entitlement, Commodity Account or Commodity Contract; provided, further, that such Control requirement shall not apply to local Deposit Accounts (other than the Term Loan Asset Proceeds Account) as long as the aggregate amount of funds on deposit in all such Deposit Accounts does not exceed $5,000,000 at any time. With respect to any Securities Accounts or Securities Entitlements, such Control shall be accomplished by the Grantor causing the Securities Intermediary maintaining such Securities Account or Security Entitlement to enter into an agreement in form and substance reasonably satisfactory to the Collateral Agent pursuant to which the Securities Intermediary shall agree to comply with the Collateral Agent’s Entitlement Orders, subject to the priorities set forth in the

10

Intercreditor Agreement, without further consent by such Grantor. With respect to any Deposit Account, each Grantor shall cause the depositary institution maintaining such account to enter into an agreement in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which the Bank shall agree to comply with the Collateral Agent’s instructions with respect to disposition of funds in the Deposit Account, subject to the priorities set forth in the Intercreditor Agreement, without further consent by such Grantor. With respect to any Commodity Accounts or Commodity Contracts, each Grantor shall cause Control in favor of the Collateral Agent in a manner reasonably acceptable to the Collateral Agent, but in any event, subject to the priorities set forth in the Intercreditor Agreement. The Collateral Agent agrees that it will not give any instructions, directions or entitlement orders, and shall not withhold its consent to the exercise of any rights of any Grantor, with respect to any Deposit Accounts (other than the Term Loan Asset Proceeds Account), Securities Accounts, Security Entitlements, Commodity Accounts, Commodity Contracts or Uncertificated Securities, unless an Event of Default has occurred and is continuing.

(b) With respect to any Uncertificated Security included in the Collateral (other than any Uncertificated Securities credited to a Securities Account), each Grantor shall cause and, with respect to an issuer that is not a Subsidiary or a controlled Affiliate of a Grantor, use commercially reasonable efforts to cause, the issuer of such Uncertificated Security to either (i) register the Collateral Agent as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which such issuer agrees to comply with the Collateral Agent’s instructions with respect to such Uncertificated Security without further consent by such Grantor.

(c) With respect to any Electronic Chattel Paper or “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) included in the Collateral, Grantor shall ensure that the Collateral Agent has Control thereof; provided, however, that such Control requirement shall not apply to any Electronic Chattel Paper or transferable record having a face amount of less than $3,000,000 individually or $7,500,000 in the aggregate.

4.3 Intellectual Property Recording Requirements.

(a) In the case of any Collateral (whether now owned or hereafter acquired) consisting of issued U.S. Patents owned by any Grantor and applications therefor, each Grantor shall execute and deliver to the Collateral Agent a Patent Security Agreement in substantially the form of Exhibit C hereto (or a supplement thereto) covering all such Patents in appropriate form for recordation with the U.S. Patent and Trademark Office with respect to the security interest of the Collateral Agent.

(b) In the case of any Collateral (whether now owned or hereafter acquired) consisting of registered U.S. Trademarks owned by any Grantor and applications therefor, each Grantor shall execute and deliver to the Collateral Agent a Trademark Security Agreement in substantially the form of Exhibit B hereto (or a supplement thereto) covering all such Trademarks in appropriate form for recordation with the U.S. Patent and Trademark Office with respect to the security interest of the Collateral Agent.

11

(c) In the case of any Collateral (whether now owned or hereafter acquired) consisting of registered U.S. Copyrights owned by any Grantor and exclusive Copyright Licenses in respect of registered U.S. Copyrights for which any Grantor is the licensee, each Grantor shall execute and deliver to the Collateral Agent a Copyright Security Agreement in substantially the form of Exhibit D hereto (or a supplement thereto) covering all such Copyrights and Copyright Licenses in appropriate form for recordation with the U.S. Copyright Office with respect to the security interest of the Collateral Agent.

4.4 Other Actions.

(a) If any issuer of any Pledged Equity Interest is organized under a jurisdiction outside of the United States, each Grantor shall take such additional actions reasonably requested by Collateral Agent, including, without limitation, causing and, with respect to any issuer that is not a Subsidiary or a controlled Affiliate of a Grantor, using commercially reasonable efforts to cause, the issuer to register the pledge on its books and records or making such filings or recordings, in each case as may be necessary or advisable, under the laws of such issuer’s jurisdiction to ensure the validity, perfection and priority of the security interest of the Collateral Agent; provided, that in no event shall any Grantor be required to enter into any security agreements or pledge agreements governed under the laws of any jurisdiction outside the United States.

(b) With respect to any Pledged Partnership Interests and Pledged LLC Interests included in the Collateral, if the Grantors own less than 100% of the equity interests in any issuer of such Pledged Partnership Interests or Pledged LLC Interests, Grantors shall use their commercially reasonable efforts, to the extent consent is required under the terms of the partnership or limited liability company agreement of such issuer, to obtain the consent of each other holder of partnership interest or limited liability company interests in such issuer to the security interest of the Collateral Agent hereunder and following the occurrence and during the continuance of an Event of Default, the transfer of such Pledged Partnership Interests and Pledged LLC Interests to the Collateral Agent or its designee, and to the substitution of the Collateral Agent or its designee as a partner or member with all the rights and powers related thereto. Each Grantor consents to the grant by each other Grantor of a Lien in all Investment Related Property to the Collateral Agent and without limiting the generality of the foregoing consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Collateral Agent or its designee following the occurrence and during the continuance of an Event of Default and to the substitution of the Collateral Agent or its designee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

(c) Notwithstanding anything herein to the contrary, no Grantor shall be required to enter into any assignment agreement with respect to any key man life insurance policy.

4.5 Timing and Notice. With respect to any Collateral in existence on the Closing Date, each Grantor shall comply with the requirements of Section 4 on the date hereof and, with respect to any Collateral hereafter owned or acquired, such Grantor shall comply with such requirements within 30 (thirty) days of Grantor acquiring rights therein, in each case, except to the extent such requirements expressly provide for compliance on a later date or at the request of the Collateral Agent. Each Grantor shall, within 30 (thirty) days of the acquisition thereof, notify the Collateral Agent of its acquisition of any Collateral for which any action is required by Section 4 hereof (including, for the avoidance of doubt, the filing of any applications for, or the issuance or registration of, any Patents, Copyrights or Trademarks). Any such notice by any Grantor to Collateral Agent shall, to the extent indicated in such notice, be deemed to amend or supplement any applicable Schedule to this Agreement as of such date.

12

SECTION 5. REPRESENTATIONS AND WARRANTIES.

Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

5.1 Grantor Information and Status.

(a) as of the Closing Date, Schedule 5.1(A) and (B) sets forth under the appropriate headings: (1) the full legal name of such Grantor, (2) all trade names or other names under which such Grantor currently conducts business, (3) the type of organization of such Grantor, (4) the jurisdiction of organization of such Grantor, (5) its organizational identification number, if any, and (6) the jurisdiction where the chief executive office or its sole place of business (or the principal residence if such Grantor is a natural person) is located;

(b) as of the Closing Date, except as provided on Schedule 5.1(C), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (or principal residence if such Grantor is a natural person) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) and has not done business under any other name, in each case, within the past five (5) years;

(c) such Grantor (i) has been duly organized and is validly existing and (ii) as of the Closing Date, is an entity of the type as set forth opposite such Grantor’s name on Schedule 5.1(A) solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule 5.1(A) and remains duly existing as such. Except as permitted by the Credit Agreement, such Grantor has not filed any certificates of dissolution or liquidation, any certificates of domestication, transfer or continuance in any other jurisdiction; and

(d) no Grantor is a “transmitting utility” (as defined in Section 9-102(a)(80) of the UCC).

5.2 Collateral Identification, Special Collateral.

(a) Schedule 5.2 (as such schedule may be amended or supplemented from time to time) sets forth under the appropriate headings all of such Grantor’s: (1) Pledged Equity Interests, (2) Pledged Debt, (3) Securities Accounts, (4) Deposit Accounts, (5) Commodity Contracts and Commodity Accounts, (6) United States and foreign registrations and issuances of and applications for Patents, Trademarks, and Copyrights owned by each Grantor, (7) exclusive Copyright Licenses, (8) Patent Licenses, Trademark Licenses and Trade Secret Licenses, in each case, that are Material Intellectual Property, (9) Commercial Tort Claims other than any Commercial Tort Claims having a value of less than $3,000,000 individually and $7,500,000 in the aggregate, (10) Letter of Credit Rights for letters of credit other than any Letters of Credit Rights worth less than $3,000,000 individually or $7,500,000 in the aggregate, (11) each location owned by such Grantor on which Inventory with an aggregate value in excess of $750,000 is located, (12) each location leased by such Grantor on which Inventory with an aggregate value in excess of $750,000 is located (and the name and address of the applicable landlord), (13) each location on which Inventory of such Grantor with an aggregate value in excess of $750,000 is in possession of any warehouseman, bailee or other third party (and the name and address of any such warehouseman, bailee or other third party), and (14) the name and address of any warehouseman, bailee or other third party in possession of any Equipment and other tangible personal property other than any Inventory, Equipment or other tangible personal property having a value less than $3,000,000 individually or $7,500,000 in the aggregate;

13

(b) none of the Collateral constitutes, or is the Proceeds of, (1) Farm Products, (2) As-Extracted Collateral, (3) Manufactured Homes, (4) Health-Care-Insurance Receivables; or (5) aircraft, aircraft engines, satellites, ships or railroad rolling stock. No material portion of the collateral consists of (i) timber to be cut, or (ii) motor vehicles or other goods subject to a certificate of title statute of any jurisdiction;

(c) as of the Closing Date, not more than 10% of the value of all personal property included in the Collateral is located in any country other than the United States; and

(d) as of the Closing Date, no Excluded Asset (other than any Excluded Asset described in clause (a), (b), (h) or (j) of Section 2.2) is material to the operation of the business of such Grantor.

5.3 Ownership of Collateral and Absence of Other Liens.

(a) it has (i) valid leasehold interests in (in the case of leasehold interests in Collateral), (ii) to its knowledge, valid licensed rights in (in the case of Patent Licenses, Trademark Licenses, Copyright Licenses and Trade Name Licenses that are Material Intellectual Property) and (iii) good, sufficient and legal title to (in the case of all other personal property), all of the Collateral. Except as otherwise permitted by the Credit Agreement, all such Collateral is free and clear of Liens except for minor defects in title that do not materially impair any Grantor’s ability to conduct its business or utilize such assets for their intended purposes; and

(b) other than any financing statements filed in favor of the Collateral Agent, no effective financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (x) financing statements for which duly authorized proper termination statements have been delivered to the Collateral Agent for filing and (y) financing statements filed in connection with Permitted Liens. Other than the Collateral Agent, the Revolving Administrative Agent and any automatic control in favor of a Bank, Securities Intermediary or Commodity Intermediary maintaining a Deposit Account, Securities Account or Commodity Contract, no Person is in Control of any Collateral.

5.4 Status of Security Interest.

(a) the provisions of this Agreement and the other Credit Documents create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, and so long as such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the filings of appropriate financing statements with the office of the Secretary of State of the state of organization of each Credit Party as set forth on Schedule 5.4 hereof and the filing of the Intellectual Property Security Agreements with the U.S. Patent and Trademark Office and the U.S. Copyright Office, in each case in favor of the Collateral Agent, and the delivery to the Collateral Agent (or to the Revolving Administrative Agent as bailee for the Collateral Agent pursuant to the Intercreditor Agreement) of any Pledged Debt and any Pledged Equity Interest required to be delivered pursuant to the applicable Collateral Documents), such Liens constitute perfected and continuing Liens on the Collateral (to the extent that a Lien thereon can be perfected by the foregoing actions), securing the Secured Obligations, enforceable against the applicable Credit Party and all third parties, and (a) in the case of Term Collateral, having priority over all other Liens on such Term Collateral except Permitted Liens to the extent any such Permitted Liens would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law and (b) in the case of Revolving

14

Collateral, having Second Priority on such Revolving Collateral except Permitted Liens (as defined in the Revolving Credit Agreement) to the extent any such Permitted Liens would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law or any applicable intercreditor agreement (including the Intercreditor Agreement), and, in the case of each clause (a) and clause (b) above, except Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral;

(b) each Credit Document purporting to give the Collateral Agent Control over any Collateral is effective to establish the Collateral Agent’s Control of the Collateral subject thereto;

(c) no authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other Person is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings contemplated by clause (a) above, (B) the taking of any action expressly referred to in Section 4 hereof, and (C) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities; and

(d) each Grantor is in compliance with its obligations under Section 4 hereof.

5.5 Goods and Receivables.

(a) each Receivable (a) is and will be the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, (b) is and will be enforceable in accordance with its terms, (c) is not and will not be subject to any credits, rights of recoupment, setoffs, defenses, taxes, counterclaims (except with respect to (i) refunds, returns and allowances in the ordinary course of business with respect to damaged merchandise and (ii) setoff agreements entered into in the ordinary course of business that represent the netting of amounts owed to, and amounts payable from, Account Debtors who are also suppliers) and (d) is and will be in compliance with all applicable laws, whether federal, state, local or foreign;

(b) none of the Account Debtors in respect of any Receivable in excess of $3,000,000 individually or $10,000,000 in the aggregate is the government of the United States, any agency or instrumentality thereof, any state or municipality or any foreign sovereign;

(c) no Goods now or hereafter produced by any Grantor and included in the Collateral have been or will be produced in material violation of the requirements of the Fair Labor Standards Act, as amended, or the rules and regulations promulgated thereunder; and

(d) other than any (i) Inventory or Equipment in transit or (ii) any Equipment out for repair in the ordinary course of business, all of the Equipment and Inventory included in the Collateral is located only at the locations specified in Schedule 5.5 (as such schedule may be amended or supplemented from time to time).

15

5.6 Pledged Equity Interests, Investment Related Property.

(a) except as otherwise permitted by the Credit Agreement, it is the record and beneficial owner of the Pledged Equity Interests free of all Liens, rights or claims of other Persons and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests;

(b) as of the Closing Date, no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or desirable in connection with the creation, perfection or first priority status (subject, in the case of priority only, to Permitted Liens of the type described in Section 6.2(b) of the Credit Agreement) of the security interest of the Collateral Agent in any Pledged Equity Interests or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof except such as are contemplated by Section 4.2(b) and Section 4.4 or any applicable provisions of the Intercreditor Agreement or as have been obtained; and

(c) as of the Closing Date, all of the Pledged LLC Interests and Pledged Partnership Interests are or represent interests that by their terms provide that they are securities governed by the uniform commercial code of an applicable jurisdiction.

5.7 Intellectual Property.

(a) except as otherwise expressly specified in Schedule 5.2(II) (A), (C) and (E), it is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property listed on Schedule 5.2(II)(A), (C) and (E) (as such schedule may be amended or supplemented from time to time), and, to its knowledge, has the valid right to use and, where such Grantor does so, sublicense others to use, all other Intellectual Property used in or necessary to conduct its business, free and clear of all Liens, claims and licenses, except for, in the case of priority only, Permitted Liens and the licenses set forth on Schedule 5.2(II)(B), (D), (F) or (G) (as such schedule may be amended or supplemented from time to time);

(b) as of the Closing Date, all Material Intellectual Property of such Grantor is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, nor, in the case of Patents, is any of the Intellectual Property the subject of a reexamination proceeding, and such Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Copyrights, Patents and Trademarks of such Grantor constituting Material Intellectual Property in full force and effect;

(c) as of the Closing Date, no holding, decision, ruling, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity, enforceability, or scope of, or such Grantor’s right to register, own or use, any Material Intellectual Property of such Grantor, and no such action or proceeding is pending or, to such Grantor’s knowledge, threatened;

(d) all registrations, issuances and applications for Copyrights, Patents and Trademarks submitted, pending or owned, as applicable, by such Grantor are standing in the name of such Grantor, and none of the Trademarks, Patents, Copyrights or Trade Secrets owned by such Grantor has been licensed by such Grantor to any Affiliate or third party, except as disclosed in Schedule 5.2(II)(B), (D), (F) or (G) (as such schedule may be amended or supplemented from time to time), and all exclusive Copyright Licenses constituting Material Intellectual Property in respect of registered Copyrights have been properly recorded in the U.S. Copyright Office or, where appropriate, any foreign counterpart;

16

(e) all Copyrights owned by such Grantor that constitute Material Intellectual Property have been registered with the United States Copyright Office;

(f) except as permitted by the Credit Agreement, such Grantor has not made a previous assignment, sale, transfer, exclusive license, or similar arrangement constituting a present or future assignment, sale, transfer, exclusive license or similar arrangement of any Material Intellectual Property that has not been terminated or released;

(g) such Grantor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks, proper marking practices in connection with its use of Patents, and appropriate notice of copyright in connection with the publication of Copyrights, in each case, to the extent constituting Material Intellectual Property;

(h) such Grantor has taken commercially reasonable steps to protect the confidentiality of its Trade Secrets constituting Material Intellectual Property in accordance with industry standards;

(i) such Grantor has taken commercially reasonable steps to control the nature and quality in accordance with industry standards of all products sold and all services rendered under or in connection with all Trademarks owned by such Grantor and has taken commercially reasonable steps to insure that all licensees of any Trademarks owned by such Grantor comply with such Grantor’s standards of quality, in each case, to the extent constituting Material Intellectual Property;

(j) to such Grantor’s knowledge, the conduct of such Grantor’s business does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property right of any other Person; no claim has been made that the use of any Material Intellectual Property owned or used by such Grantor (or any of its respective licensees) infringes, misappropriates, dilutes or otherwise violates the asserted rights of any other Person, and no demand that such Grantor enter into a license or co-existence agreement has been made but not resolved;

(k) to such Grantor’s knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any rights in any Material Intellectual Property owned, licensed or used by such Grantor, or any of its respective licensees; and

(l) no settlement or consents, covenants not to sue, co-existence agreements, non-assertion assurances, or releases have been entered into by such Grantor or bind such Grantor in a manner that could adversely affect such Grantor’s rights to own, license or use any Material Intellectual Property.

5.8 Miscellaneous. As of the Closing Date, no Material Contract prohibits assignment or requires consent of or notice to any Person in connection with the exercise by the Collateral Agent of its rights hereunder upon the occurrence and during the continuation of an Event of Default, except such as has been given or made.

17

SECTION 6. COVENANTS AND AGREEMENTS.

Each Grantor hereby covenants and agrees that:

6.1 Grantor Information and Status. Without limiting any prohibitions or restrictions on mergers or other transactions set forth in the Credit Agreement, it shall furnish (or cause the Borrower, on its behalf, to furnish) to Collateral Agent prompt written notice of any change (i) in its corporate name, (ii) in its identity or corporate structure, (iii) in its jurisdiction of organization or (iv) in its Federal Taxpayer Identification Number or state organizational identification number, and will, within 10 days following any change referred to in the preceding clauses (i) through (iv), make all filings under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated hereby, which in the case of any merger or other change in corporate structure shall include, without limitation, executing and delivering to the Collateral Agent a completed Pledge

Supplement together with all Supplements to Schedules thereto, upon completion of such merger or other change in corporate structure confirming the grant of the security interest hereunder.

6.2 Collateral Identification; Special Collateral.

(a) in the event that it hereafter acquires any Collateral of a type described in Section 5.2(b) hereof with a value in excess of $3,000,000 individually or $7,500,000 in the aggregate, it shall within 30 days of acquisition thereof notify the Collateral Agent thereof in writing and take such actions and execute such documents and make such filings all at Grantor’s expense as the Collateral Agent may reasonably request in order to ensure that the Collateral Agent has a valid, perfected, first priority security interest in such Collateral, subject in the case of priority only, to any Permitted Liens.

(b) in the event that it hereafter acquires or has any Commercial Tort Claim with a value in excess of $3,000,000 individually or $7,500,000 in the aggregate, it shall within 30 days of acquisition thereof deliver to the Collateral Agent a completed Pledge Supplement together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.

6.3 Ownership of Collateral and Absence of Other Liens.

(a) except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, other than Permitted Liens, and such Grantor shall defend the Collateral against all Persons at any time claiming any interest therein;

(b) upon such Grantor or any officer of such Grantor obtaining knowledge thereof, it shall promptly notify the Collateral Agent in writing of any event that may have a Material Adverse Effect on the value of the Collateral or any portion thereof, the ability of any Grantor or the Collateral Agent to dispose of the Collateral or any portion thereof, or the rights and remedies of the Collateral Agent in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any portion thereof; and

(c) it shall not sell, transfer or assign (by operation of law or otherwise) or exclusively license to another Person any Collateral except as otherwise permitted by the Credit Agreement.

18

6.4 Status of Security Interest.

(a) subject to the limitations set forth in subsection (b) of this Section 6.4, each Grantor shall maintain the security interest of the Collateral Agent hereunder in all Collateral as valid, perfected (to the extent required to be perfected hereby), first priority Liens (subject, in the case of priority only, to Permitted Liens).

(b) notwithstanding the foregoing, other than any actions required by Section 4.4(a) with respect to the pledge by any Grantor of the stock of any of their Foreign Subsidiaries, no Grantor actions in any foreign jurisdiction shall be required in order to perfect any security interests in assets located or titled outside of the United States.

6.5 Goods and Receivables.

(a) it shall not deliver any Document evidencing any Equipment and Inventory to any Person other than the issuer of such Document to claim the Goods evidenced therefor or the Collateral Agent or, subject to the Intercreditor Agreement, the Revolving Administrative Agent;

(b) if any Equipment in excess of $3,000,000 individually or $7,500,000 in the aggregate is in possession or control of any warehouseman, bailee or other third party (other than a Consignee under a Consignment for which such Grantor is the Consignor), each Grantor shall join with the Collateral Agent in notifying the third party of the Collateral Agent’s security interest and shall use commercially reasonable efforts to obtain an acknowledgment from the third party that it is holding the Equipment for the benefit of the Collateral Agent and will permit the Collateral Agent to have access to Equipment for purposes of inspecting such Collateral or, following an Event of Default, to remove same from such premises if the Collateral Agent so elects; and with respect to any Goods (other than Inventory) in excess of $3,000,000 individually or $7,500,000 in the aggregate subject to a Consignment for which such Grantor is the Consignor, Grantor shall file appropriate financing statements against the Consignee and take such other action as may be necessary to ensure that the Grantor has a first priority perfected security interest in such Goods;

(c) if any Inventory in excess of $750,000 in the aggregate is in possession or control of any warehouseman, bailee or other third party (other than a Consignee under a Consignment for which such Grantor is the Consignor), each Grantor shall join with the Collateral Agent in notifying the third party of the Collateral Agent’s security interest and shall use commercially reasonable efforts to obtain an acknowledgment from the third party that it is holding the Inventory for the benefit of the Collateral Agent and will permit the Collateral Agent to have access to Inventory for purposes of inspecting such Collateral or, following an Event of Default, to remove same from such premises if the Collateral Agent so elects; and with respect to any Inventory in excess of $750,000 in the aggregate subject to a Consignment for which such Grantor is the Consignor, Grantor shall file appropriate financing statements against the Consignee and take such other action as may be necessary to ensure that the Grantor has a first priority perfected security interest in such Inventory;

(d) other than (i) any Inventory or Equipment in transit or (ii) any Equipment out for repair in the ordinary course of business, it shall keep the Equipment, Inventory and any Documents evidencing any Equipment and Inventory in the locations specified on Schedule 5.5 (as such schedule may be amended or supplemented from time to time);

(e) it shall keep and maintain at its own cost and expense records of the Receivables, in accordance with customary practices for Persons engaged in similar businesses, including, but not limited to, records of all payments received and all credits granted on the Receivables, all merchandise returned and all other material financial dealings therewith;

19

(f) other than in the ordinary course of business (i) it shall not amend, modify, terminate or waive any provision of any Receivable in any manner which could reasonably be expected to have a material adverse effect on the value of such Receivable; (ii) following and during the continuation of an Event of Default, such Grantor shall not (w) grant any extension or renewal of the time of payment of any Receivable, (x) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon, in each case without the prior written consent of the Collateral Agent (or, in the case of Revolving Collateral, the prior written consent of the Revolving Administrative Agent, which shall be binding on the Collateral Agent); and

(g) following the occurrence and during the continuance of any Event of Default, the Collateral Agent shall have the right at any time to notify, or require any Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in the Receivables and any Supporting Obligation and, in addition, at any time following the occurrence and during the continuation of an Event of Default, the Collateral Agent may (subject to any limitations in the Intercreditor Agreement with respect to Revolving Priority Collateral): (i) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent; (ii) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent; and (iii) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Deposit Account maintained under the dominion and control of the Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon.

6.6 Pledged Equity Interests, Investment Related Property.

(a) except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Pledged Equity Interest or other Investment Related Property, upon the merger, consolidation, liquidation or dissolution of any issuer of such Pledged Equity Interest or Investment Related Property, then (a) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (b) such Grantor shall, within 30 days of such receipt, take all steps, if any, necessary to ensure the validity, perfection, priority and, if applicable, Control, subject to the priorities set forth in the Intercreditor Agreement, of the Collateral Agent over such Investment Related Property (including, without limitation, delivery of any Certificated Securities

20

or any other certificates evidencing any Pledged Equity Interests, including, without limitation, any Pledged Partnership Interests or Pledged LLC Interests, to the Collateral Agent) and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of the Collateral Agent and, if an Event of Default has occurred and is continuing, shall segregate such dividends, distributions, Securities or other property from all other property of such Grantor. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent authorizes each Grantor to retain all cash dividends and distributions and all scheduled payments of interest;

(b) Voting .

(i) unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified Borrower of its election to suspend such rights of the Grantors, except as otherwise provided under the covenants and agreements relating to Investment Related Property in this Agreement or elsewhere herein or in the Credit Agreement, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided, no Grantor shall exercise or refrain from exercising any such right if such action would (i) be in contravention of the terms of the Credit Agreement or this Agreement, (ii) materially and adversely affect the rights and remedies of the Collateral Agent or the other Secured Parties (taken as a whole) or the ability of the Collateral Agent or the other Secured Parties (taken as a whole) to exercise the same, or (iii) have a material and adverse effect on the value of the Investment Related Property (taken as a whole); and

(ii) upon the occurrence and during the continuation of an Event of Default, if the Collateral Agent shall have notified Borrower of its election to suspend such rights of the Grantors:

(1)	all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(2)	in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (2) each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 8.1.

(c) without the prior written consent of the Collateral Agent, it shall not: (i) with respect to any issuer of Pledged Equity Interests that is not a Subsidiary, vote to enable or take any other action to: (A) amend, restate, supplement, modify or waive any Organizational Documents of any such issuer or permit any such issuer to dispose of all or a material portion of their assets, in each case, except to the extent that any such amendment, restatement, supplement, modification, waiver or disposition could not reasonably be expected to have a materially adverse

21

impact on the value of the Collateral, taken as a whole, or the operation of the business of the Credit Parties (taken as a whole) or (B) cause any such issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC, unless such Grantor shall promptly notify the Collateral Agent in writing of any such election or action and shall take all steps necessary or advisable, to the extent not inconsistent with the other provisions of Section 4 of this Agreement, to establish the Collateral Agent’s “control” thereof, or (ii) with respect to any issuer of Pledged Debt that is not a Subsidiary, waive a default under or breach of the terms of any such Pledged Debt, except to the extent that any such waiver could not reasonably be expected to have a materially adverse impact on the value of the Collateral, taken as a whole or the operation of the business of the Credit Parties (taken as a whole); and

(d) without the prior written consent of the Collateral Agent, it shall not vote or enable or take any other action to permit any issuer of any Pledged Equity Interests that is not a Subsidiary to merge or consolidate unless, if such Grantor receives any capital stock or other equity interests of the surviving or resulting corporation, limited liability company, partnership or other entity as consideration therefor (other than any such capital stock or other equity interests that constitute Excluded Assets), such Grantor complies with the delivery and control requirements of Section 4 hereof.

6.7 Intellectual Property.

(a) it shall not do any act or intentionally omit to do any act whereby any of the Material Intellectual Property may lapse, or become abandoned, canceled, dedicated to the public, forfeited, unenforceable or otherwise impaired, or which would materially and adversely affect the validity, grant, or enforceability of the security interest granted therein;

(b) it shall not, with respect to any Trademarks constituting Material Intellectual Property, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the date hereof, and such Grantor shall take commercially reasonable steps to insure that licensees of such Trademarks use such consistent standards of quality;

(c) it shall within 30 days of obtaining knowledge thereof, notify the Collateral Agent if it knows or has reason to know that any item of Material Intellectual Property may become (i) abandoned or dedicated to the public or placed in the public domain, (ii) invalid or unenforceable, (iii) subject to any adverse determination or development in the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any court) or (iv) the subject of any reversion or termination rights;

(d) it shall take commercially reasonable steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any state registry, to pursue any application and maintain any registration or issuance of each Trademark, Patent, and Copyright owned by or exclusively licensed to any Grantor and, in each case, constituting Material Intellectual Property;

(e) it shall take all commercially reasonable steps, as determined in the exercise of its reasonable business judgment, so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could or may in any way materially

22

impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any property acquired under such contracts and included in the Material Intellectual Property, except for restrictions on transferability in leases or licenses where such Grantor believes, in its reasonable business judgment, that such prohibition is usual and customary in transactions of such type;

(f) in the event that any Material Intellectual Property owned by or exclusively licensed to any Grantor is infringed, misappropriated, diluted or otherwise violated by a third party, such Grantor shall promptly take all reasonable actions to stop such infringement, misappropriation, dilution or other violation and protect its rights in such Material Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages unless such Grantor determines in the good faith exercise of its business judgment not to do so;

(g) it shall take commercially reasonable steps to protect the secrecy of all Trade Secrets that constitute Material Intellectual Property, including, without limitation, entering into confidentiality agreements with employees and consultants who have access to such Trade Secrets and labeling and restricting access to secret information and documents that contain any such Trade Secrets;

(h) it shall use proper statutory notice in connection with its use of any of the Material Intellectual Property to the extent necessary to maintain its rights under applicable law; and

(i) it shall use commercially reasonable efforts to continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Material Intellectual Property or any portion thereof. In connection with such collections, if an Event of Default has occurred and is continuing, such Grantor may take (and, at the Collateral Agent’s reasonable direction, shall take) such action as such Grantor or the Collateral Agent may deem reasonably necessary or advisable to enforce collection of such amounts. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, the Collateral Agent shall have the right at any time, to notify, or require any Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby.

SECTION 7. FURTHER ASSURANCES; ADDITIONAL GRANTORS.

7.1 Further Assurances.

(a) Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

(i) file such financing or continuation statements, or amendments thereto, record security interests in Intellectual Property and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary, or as the Collateral Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby;

23

(ii) take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office and the various Secretaries of State;

(iii) at any reasonable time and at reasonable locations, upon request by the Collateral Agent, assemble the Collateral (other than any Collateral comprised of fixed or immovable assets) and allow inspection of the Collateral by the Collateral Agent, or persons designated by the Collateral Agent; provided, that such inspections shall not, unless an Event of Default has occurred and is continuing, exceed one such inspection per year;

(iv) at the Collateral Agent’s request, take commercially reasonable actions to defend such Grantor’s title to or the Collateral Agent’s security interest in all or any part of the Collateral; and

(v) furnish the Collateral Agent with such information regarding the Collateral, including, without limitation, the location thereof, as the Collateral Agent may reasonably request from time to time.

(b) Each Grantor hereby authorizes the Collateral Agent to file a Record or Records, including, without limitation, financing or continuation statements, Intellectual Property Security Agreements and amendments and supplements to any of the foregoing, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including, without limitation, describing such property as “all assets, whether now owned or hereafter acquired, developed or created” or words of similar effect. Each Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

(c) Each Grantor hereby authorizes the Collateral Agent to modify this Agreement after obtaining such Grantor’s approval of or signature to such modification by amending Schedule 5.2 (as such schedule may be amended or supplemented from time to time) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.

7.2 Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Pledge Supplement. Upon delivery of any such Pledge Supplement to the Collateral Agent, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent not to cause any Subsidiary of Borrower to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

24

SECTION 8. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

8.1 Power of Attorney. Each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:

(a) upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement;

(b) upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(e) to prepare and file any UCC financing statements against such Grantor as debtor;

(f) to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in any Intellectual Property in the name of such Grantor as debtor;

(g) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and

(h) upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

25

The Collateral Agent shall use commercially reasonable efforts to provide notice to the Grantors of any action taken by it pursuant to the power of attorney granted pursuant to this Agreement, but the failure to give such notice shall not invalidate such action.

8.2 No Duty on the Part of Collateral Agent or Secured Parties.

(a) The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

8.3 Appointment Pursuant to Credit Agreement. The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement. The rights, duties, privileges, immunities and indemnities of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement.

SECTION 9. REMEDIES.

9.1 Generally.

(a) If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and

(iv) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.

26

(b) The Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and, to the extent required to be reimbursed pursuant to Section 10.2 of the Credit Agreement, the fees of any attorneys employed by the Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way limit the rights of the Collateral Agent hereunder.

(c) The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d) The Collateral Agent shall have no obligation to marshal any of the Collateral.

27

9.2 Application of Proceeds. Except as expressly provided elsewhere in this Agreement, all proceeds received by the Collateral Agent in the event that an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 of the Credit Agreement and in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against, the Secured Obligations in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, and all amounts for which the Collateral Agent is entitled to indemnification hereunder (in its capacity as the Collateral Agent and not as a Lender) and all advances made by the Collateral Agent hereunder for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy hereunder or under the Credit Agreement, to the extent required to be reimbursed pursuant to Section 10.2 of the Credit Agreement, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations for the ratable benefit of the Secured Parties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of the applicable Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

9.3 Sales on Credit. If Collateral Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser in respect of such credit and received by Collateral Agent. In the event the purchaser fails to pay for the Collateral, Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.

9.4 Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

28

9.5 Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Section 9 hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks, to use, assign, license or sublicense any of the Intellectual Property included in the Collateral now owned or hereafter acquired, developed or created by such Grantor, wherever the same may be located. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

9.6 Intellectual Property.

(a) Anything contained herein to the contrary notwithstanding, in addition to the other rights and remedies provided herein, upon the occurrence and during the continuation of an Event of Default:

(i) the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent’s sole discretion, to enforce any rights of such Grantor with respect to any Intellectual Property included in the Collateral , in which event such Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement, and such Grantor shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in Section 12 hereof in connection with the exercise of its rights under this Section 9.6, to the extent required to be reimbursed pursuant to Section 10.2 of the Credit Agreement;

(ii) upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral Agent’s designee all of such Grantor’s right, title and interest in and to any Intellectual Property included in the Collateral and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;

(iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Collateral Agent (or any other Secured Party) receives proceeds in respect of the sale of, or other realization upon, any such Intellectual Property;

(iv) within five (5) Business Days after written notice from the Collateral Agent, each Grantor shall make available to the Collateral Agent, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ on the date of such Event of Default as the Collateral Agent may reasonably designate, by name, title or job responsibility, to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Grantor under or in connection with any Trademarks or Trademark Licenses, such persons to be available to perform their prior functions on the Collateral Agent’s behalf and to be compensated by the Collateral Agent at such Grantor’s expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default; and

29

(v) the Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of any Intellectual Property of such Grantor, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;

(1)	all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 9.7 hereof; and

(2)	Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to any Intellectual Property of such Grantor shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.

9.7 Cash Proceeds; Deposit Accounts. (a) If any Event of Default shall have occurred and be continuing, in addition to the rights of the Collateral Agent specified in Section 6.5 with respect to payments of Receivables, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other near-cash items (collectively, “Cash Proceeds”) shall, subject to the priorities set forth in the Intercreditor Agreement, be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required) and held by the Collateral Agent in a Deposit Account maintained under the dominion and control of the Collateral Agent. Any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise) may, in the discretion of the Collateral Agent, but subject to the priorities set forth in the Intercreditor Agreement, (A) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by the Collateral Agent against the Secured Obligations then due and owing.

30

(b) If any Event of Default shall have occurred and be continuing, the Collateral Agent may, subject to the priorities set forth in the Intercreditor Agreement, apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Collateral Agent.

SECTION 10. COLLATERAL AGENT.

The Collateral Agent has been appointed to act as Collateral Agent hereunder by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement; provided, the Collateral Agent shall, after payment in full of all Obligations other than Hedging Obligations or Cash Management Obligations under the Credit Agreement and the other Credit Documents, exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of the holders (the “Majority Holders”) of a majority of the sum of (i) the aggregate “settlement amount” as defined in the Hedge Agreements (or, with respect to any Hedge Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Hedge Agreement) under all Hedge Agreements and (ii) the aggregate amount of Cash Management Obligations owed to Cash Management Providers under all Cash Management Agreements. For purposes of the foregoing sentence, settlement amount for any Hedge Agreement that has not been terminated shall be the settlement amount as of the last Business Day of the month preceding any date of determination and shall be calculated by the appropriate swap counterparties and reported to the Collateral Agent upon request; provided any Hedge Agreement with a settlement amount that is a negative number shall be disregarded for purposes of determining the Majority Holders. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section. The provisions of the Credit Agreement relating to the Collateral Agent including, without limitation, the provisions relating to resignation or removal of the Collateral Agent and the powers and duties and immunities of the Collateral Agent are incorporated herein by this reference and shall survive any termination of the Credit Agreement.

SECTION 11. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations (subject to the Borrower’s right pursuant to Section 9.8(d) of the Credit Agreement to request termination of the security interest upon payment in full of all of the Secured Obligations other than the Hedging Obligations or Cash Management Obligations) and the cancellation or termination of the Term Loan Commitments, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral

31

Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full of all Secured Obligations (other than the Hedging Obligations or Cash Management Obligations) and the cancellation or termination of the Term Loan Commitments, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to the Grantors. Upon any such termination the Collateral Agent shall, at the Grantors’ expense, execute and deliver to the Grantors or otherwise authorize the filing of such documents as the Grantors shall reasonably request, including financing statement amendments to evidence such termination. Upon any disposition of property permitted by the Credit Agreement, the Liens granted herein shall be deemed to be automatically released and such property shall automatically revert to the applicable Grantor with no further action on the part of any Person. The Collateral Agent shall, at the applicable Grantor’s expense, execute and deliver or otherwise authorize the filing of such documents as such Grantor shall reasonably request, in form and substance reasonably satisfactory to the Collateral Agent, including financing statement amendments to evidence such release.

SECTION 12. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 10.2 of the Credit Agreement.

SECTION 13. MISCELLANEOUS.

Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Credit Agreement. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be

32

permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and the Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder. This Agreement and the other Credit Documents embody the entire agreement and understanding between the Grantors and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

THE PROVISIONS OF THE CREDIT AGREEMENT UNDER THE HEADINGS “CONSENT TO JURISDICTION” AND “WAIVER OF JURY TRIAL” ARE INCORPORATED HEREIN BY THIS REFERENCE AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT.

SECTION 14. ACKNOWLEDGEMENT.

Notwithstanding anything herein to the contrary, the Liens granted to the Collateral Agent under this Agreement and the exercise of the rights and remedies of the Collateral Agent hereunder and under any other Collateral Document are subject to the provisions of the Intercreditor Agreement and any other intercreditor agreement entered into in accordance with the terms of the Credit Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control. In the event of any conflict between the terms of any other intercreditor agreement and this Agreement, the terms of such other intercreditor agreement shall govern and control.

[Signature pages follow.]

33

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

NEWPAGE INVESTMENT COMPANY LLC, as Grantor

By:

Name:
Title:

NEWPAGE CORPORATION, as Grantor

By:

Name:
Title:

ESCANABA PAPER COMPANY, as Grantor

By:

Name:
Title:

LUKE PAPER COMPANY, as Grantor

By:

Name:
Title:

Pledge and Security Agreement

NEWPAGE CONSOLIDATED PAPERS INC. , as Grantor

By:

Name:
Title:

NEWPAGE WISCONSIN SYSTEM INC. , as Grantor

By:

Name:
Title:

RUMFORD PAPER COMPANY, as Grantor

By:

Name:
Title:

WICKLIFFE PAPER COMPANY LLC, as Grantor

By:

Name:
Title:

Pledge and Security Agreement

BARCLAYS BANK PLC, as Collateral Agent

By:
Authorized Signatory

Pledge and Security Agreement

SCHEDULE 5.1

TO PLEDGE AND SECURITY AGREEMENT

GENERAL INFORMATION

(A)	Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person) and Organizational Identification Number of each Grantor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person)	Organization I.D.#

(B)	Other Names (including any Trade Name or Fictitious Business Name) under which each Grantor currently conducts business:

Full Legal Name	Trade Name or Fictitious Business Name

(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business (or Principal Residence if Grantor is a Natural Person) and Corporate Structure within past five (5) years:

Grantor	Date of Change	Description of Change

SCHEDULE 5.1-1

SCHEDULE 5.2

TO PLEDGE AND SECURITY AGREEMENT

COLLATERAL IDENTIFICATION

I. INVESTMENT RELATED PROPERTY

(A)	Pledged Stock:

Grantor	Stock Issuer	Class of Stock	Certificated (Y/N)	Stock Certificate No.	Par Value	No. of Pledged Stock	Percentage of Outstanding Stock of the Stock Issuer

Pledged LLC Interests:

Grantor	Limited Liability Company	Certificated (Y/N)	Certificate No. (if any)	No. of Pledged Units	Percentage of Outstanding LLC Interests of the Limited Liability Company

Pledged Partnership Interests:

Grantor	Partnership	Type of Partnership Interests (e.g., general or limited)	Certificated (Y/N)	Certificate No. (if any)	Percentage of Outstanding Partnership Interests of the Partnership

Trust Interests or other Equity Interests not listed above:

Grantor	Trust	Class of Trust Interests	Certificated (Y/N)	Certificate No. (if any)	Percentage of Outstanding Trust Interests of the Trust

Pledged Debt:

Grantor	Issuer	Original Principal Amount	Outstanding Principal Balance	Issue Date	Maturity Date

SCHEDULE 5.2-1

Securities Account:

Grantor	Share of Securities Intermediary	Account Number	Account Name

Deposit Accounts:

Grantor	Name of Depositary Bank	Account Number	Account Name

Commodity Contracts and Commodity Accounts:

Grantor	Name of Commodity Intermediary	Account Number	Account Name

II. INTELLECTUAL PROPERTY

(A)	Copyrights

Grantor	Jurisdiction	Title of Work	Registration Number (if any)	Registration Date (if any)

(B)	Copyright Licenses

Grantor	Description of Copyright License	Registration Number (if any) of underlying Copyright	Name of Licensor

(C)	Patents

Grantor	Jurisdiction	Title of Patent	Patent Number/(Application Number)	Issue Date/(Filing Date)

SCHEDULE 5.2-2

(D)	Patent Licenses

Grantor	Description of Patent License	Patent Number of underlying Patent	Name of Licensor

(E)	Trademarks

Grantor	Jurisdiction	Trademark	Registration Number/(Serial Number)	Registration Date/(Filing Date)

(F)	Trademark Licenses

Grantor	Description of Trademark License	Registration Number of underlying Trademark	Name of Licensor

(G)	Trade Secret Licenses

III. COMMERCIAL TORT CLAIMS

Grantor	Commercial Tort Claims

IV. LETTER OF CREDIT RIGHTS

Grantor	Description of Letters of Credit

SCHEDULE 5.2-3

V. WAREHOUSEMAN, BAILEES AND OTHER THIRD PARTIES IN POSSESSION OF COLLATERAL

Grantor	Description of Property	Name and Address of Third Party

SCHEDULE 5.2-4

SCHEDULE 5.4 TO PLEDGE AND SECURITY AGREEMENT

FINANCING STATEMENTS:

Grantor	Filing Jurisdiction(s)

SCHEDULE 5.4-1

SCHEDULE 5.5

TO PLEDGE AND SECURITY AGREEMENT

Grantor	Location of Equipment and Inventory

SCHEDULE 5.5-1

EXHIBIT A

TO PLEDGE AND SECURITY AGREEMENT

PLEDGE SUPPLEMENT

This PLEDGE SUPPLEMENT, dated [mm/dd/yy], is delivered by [NAME OF GRANTOR] a [NAME OF STATE OF INCORPORATION] [Corporation] (the “Grantor”) pursuant to the Pledge and Security Agreement, dated as of [mm/dd/yy] (as it may be from time to time amended, restated, modified or supplemented, the “Security Agreement”), among NewPage Corporation, the other Grantors named therein, and Barclays Bank PLC, as the Collateral Agent. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

Grantor hereby confirms the grant to the Collateral Agent set forth in the Security Agreement of, and does hereby grant to the Collateral Agent, a security interest in all of Grantor’s right, title and interest in, to and under all Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located. Grantor represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required to be provided pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.

THIS PLEDGE SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

IN WITNESS WHEREOF, Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

[NAME OF GRANTOR]

By:

Name:
Title:

EXHIBIT A-1

SUPPLEMENT TO SCHEDULE 5.1

TO PLEDGE AND SECURITY AGREEMENT

Additional Information:

GENERAL INFORMATION

(A)	Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person) and Organizational Identification Number of each Grantor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person)	Organization I.D.#

(B)	Other Names (including any Trade Name or Fictitious Business Name) under which each Grantor currently conducts business:

Full Legal Name	Trade Name or Fictitious Business Name

(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business (or Principal Residence if Grantor is a Natural Person) and Corporate Structure within past five (5) years:

Grantor	Date of Change	Description of Change

EXHIBIT A-2

SUPPLEMENT TO SCHEDULE 5.2

TO PLEDGE AND SECURITY AGREEMENT

COLLATERAL IDENTIFICATION

I. INVESTMENT RELATED PROPERTY

(A)	Pledged Stock:

Grantor	Stock Issuer	Class of Stock	Certificated (Y/N)	Stock Certificate No.	Par Value	No. of Pledged Stock	Percentage of Outstanding Stock of the Stock Issuer

Pledged LLC Interests:

Grantor	Limited Liability Company	Certificated (Y/N)	Certificate No. (if any)	No. of Pledged Units	Percentage of Outstanding LLC Interests of the Limited Liability Company

Pledged Partnership Interests:

Grantor	Partnership	Type of Partnership Interests (e.g., general or limited)	Certificated (Y/N)	Certificate No. (if any)	Percentage of Outstanding Partnership Interests of the Partnership

Pledged Trust Interests:

Grantor	Trust	Class of Trust Interests	Certificated (Y/N)	Certificate No. (if any)	Percentage of Outstanding Trust Interests of the Trust

Pledged Debt:

Grantor	Issuer	Original Principal Amount	Outstanding Principal Balance	Issue Date	Maturity Date

EXHIBIT A-3

Securities Account:

Grantor	Share of Securities Intermediary	Account Number	Account Name

Deposit Accounts:

Grantor	Name of Depositary Bank	Account Number	Account Name

Commodities Accounts:

Grantor	Name of Commodities Intermediary	Account Number	Account Name

(B)

Grantor	Date of Acquisition	Description of Acquisition

II. INTELLECTUAL PROPERTY

(A)	Copyrights

Grantor	Jurisdiction	Title of Work	Registration Number (if any)	Registration Date (if any)

(B)	Copyright Licenses

Grantor	Description of Copyright License	Registration Number (if any) of underlying Copyright	Name of Licensor

(C)	Patents

Grantor	Jurisdiction	Title of Patent	Patent Number/(Application Number)	Issue Date/(Filing Date)

EXHIBIT A-4

(D)	Patent Licenses

Grantor	Description of Patent License	Patent Number of underlying Patent	Name of Licensor

(E)	Trademarks

Grantor	Jurisdiction	Trademark	Registration Number/(Serial Number)	Registration Date/(Filing Date)

(F)	Trademark Licenses

Grantor	Description of Trademark License	Registration Number of underlying Trademark	Name of Licensor

(G)	Trade Secret Licenses

III. COMMERCIAL TORT CLAIMS

Grantor	Commercial Tort Claims

IV. LETTER OF CREDIT RIGHTS

Grantor	Description of Letters of Credit

EXHIBIT A-5

V. WAREHOUSEMAN, BAILEES AND OTHER THIRD PARTIES IN POSSESSION OF COLLATERAL

Grantor	Description of Property	Name and Address of Third Party

EXHIBIT A-6

SUPPLEMENT TO SCHEDULE 5.4 TO PLEDGE AND SECURITY AGREEMENT

Financing Statements:

Grantor	Filing Jurisdiction(s)

EXHIBIT A-7

SUPPLEMENT TO SCHEDULE 5.5

TO PLEDGE AND SECURITY AGREEMENT

Additional Information:

Name of Grantor	Location of Equipment and Inventory

EXHIBIT A-8

EXHIBIT B

TO PLEDGE AND SECURITY AGREEMENT

FORM OF TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT, dated as of [            ], 20[    ] (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by the entities identified as grantors on the signature pages hereto (collectively, the “Grantors”) in favor of Barclays Bank PLC, as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”).

WHEREAS, the Grantors are party to a Pledge and Security Agreement dated as of December 21, 2012 (the “Pledge and Security Agreement”) between each of the Grantors and the other grantors party thereto and the Collateral Agent pursuant to which the Grantors granted a security interest to the Collateral Agent in the Trademark Collateral (as defined below) and are required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms

Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral

SECTION 2.1 Grant of Security. Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, in each case whether now owned or existing or hereafter acquired, developed, created or arising and wherever located (collectively, the “Trademark Collateral”):

all United States, and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications listed or required to be listed in Schedule A attached hereto, (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

EXHIBIT B-1

SECTION 2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include or the security interest granted under Section 2.1 hereof attach to any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law.

SECTION 3. Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the Pledge and Security Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Pledge and Security Agreement, the provisions of the Pledge and Security Agreement shall control.

SECTION 4. Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

SECTION 5. Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

EXHIBIT B-2

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR]

By:
Name:
Title:

[NAME OF GRANTOR]

By:
Name:
Title:

EXHIBIT B-3

Accepted and Agreed:

BARCLAYS BANK PLC, as Collateral Agent

By:
Authorized Signatory

EXHIBIT B-4

SCHEDULE A

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND APPLICATIONS

Mark	Serial No.	Filing Date	Registration No.	Registration Date

EXHIBIT B-5

EXHIBIT C

TO PLEDGE AND SECURITY AGREEMENT

FORM OF PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT, dated as of [            ], 20[    ] (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by the entities identified as grantors on the signature pages hereto (collectively, the “Grantors”) in favor of Barclays Bank PLC, as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”).

WHEREAS, the Grantors are party to a Pledge and Security Agreement dated as of December 21, 2012 (the “Pledge and Security Agreement”) between each of the Grantors and the other grantors party thereto and the Collateral Agent pursuant to which the Grantors granted a security interest to the Collateral Agent in the Patent Collateral (as defined below) and are required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:

SECTION. 1. Defined Terms

Unless otherwise defined herein, terms defined in the Pledge and Security Agreement and used herein have the meaning given to them in the Pledge and Security Agreement.

SECTION 2. Grant of Security Interest

Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, in each case whether now owned or existing or hereafter acquired, developed, created or arising and wherever located (collectively, the “Patent Collateral”):

all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (i) each patent and patent application listed or required to be listed in Schedule A attached hereto, (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all patentable inventions and improvements thereto, (iv) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

SECTION 3. Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the Pledge and Security Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Patent Collateral made

EXHIBIT C-1

and granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Pledge and Security Agreement, the provisions of the Pledge and Security Agreement shall control.

SECTION 4. Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

SECTION 5. Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

EXHIBIT C-2

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR]

By:
Name:
Title:

[NAME OF GRANTOR]

By:
Name:
Title:

EXHIBIT C-3

Accepted and Agreed:

BARCLAYS BANK PLC, as Collateral Agent

By:
Authorized Signatory

EXHIBIT C-4

SCHEDULE A

to

PATENT SECURITY AGREEMENT

PATENTS AND PATENT APPLICATIONS

Title	Application No.	Filing Date	Patent No.	Issue Date

EXHIBIT C-5

EXHIBIT D

TO PLEDGE AND SECURITY AGREEMENT

FORM OF COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT, dated as of [            ], 20[    ] (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by the entities identified as grantors on the signature pages hereto (collectively, the “Grantors”) in favor of Barclays Bank PLC, as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”).

WHEREAS, the Grantors are party to a Pledge and Security Agreement dated as of December 21, 2012 (the “Pledge and Security Agreement”) between each of the Grantors and the other grantors party thereto and the Collateral Agent pursuant to which the Grantors granted a security interest to the Collateral Agent in the Copyright Collateral (as defined below) and are required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms

Unless otherwise defined herein, terms defined in the Pledge and Security Agreement and used herein have the meaning given to them in the Pledge and Security Agreement.

SECTION 2. Grant of Security Interest

Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, in each case whether now owned or existing or hereafter acquired, developed, created or arising and wherever located (collectively, the “Copyright Collateral”):

(a) all United States, and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and all rights in and to databases, all designs (including but not limited to industrial designs, Protected Designs and Community designs), and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications listed or required to be listed in Schedule A attached hereto, (ii) all extensions and renewals thereof, (iii) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world; and

(b) any and all agreements, licenses and covenants providing for the granting of any exclusive right to such Grantor in or to any registered Copyright including, without limitation, each agreement required to be listed in Schedule A attached hereto, and the right to sue

EXHIBIT D-1

or otherwise recover for past, present and future infringement or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

SECTION 3. Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the Pledge and Security Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Pledge and Security Agreement, the provisions of the Pledge and Security Agreement shall control.

SECTION 4. Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

SECTION 5. Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

EXHIBIT D-2

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR]

By:
Name:
Title:

[NAME OF GRANTOR]

By:
Name:
Title:

EXHIBIT D-3

Accepted and Agreed:

BARCLAYS BANK PLC, as Collateral Agent

By:
Authorized Signatory

EXHIBIT D-4

SCHEDULE A

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS AND APPLICATIONS

Title	Application No.	Filing Date	Registration No.	Registration Date

EXCLUSIVE COPYRIGHT LICENSES

Description of Copyright License	Name of Licensor	Registration Number of underlying Copyright

EXHIBIT D-5

EXHIBIT I TO

CREDIT AND GUARANTY AGREEMENT

MORTGAGE

[Separately Attached]

EXHIBIT I-1

EXHIBIT I TO

CREDIT AND GUARANTY AGREEMENT

RECORDING REQUESTED BY:

Latham & Watkins LLP

233 South Wacker Drive, Suite 5800

Chicago, Illinois 60606

AND WHEN RECORDED MAIL TO:

Latham & Watkins LLP

233 South Wacker Drive, Suite 5800

Chicago, Illinois 60606

Attn: Ryan J. LaFevers, Esq.

Re: [NAME OF MORTGAGOR]

Location:

Municipality:

County:

State:

Space above this line for recorder’s use only

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING

This MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING, dated as of December [    ], 2012 (this “Mortgage”), by and from [NAME OF MORTGAGOR], a [Type of Person] and with an address of [            ] (“Mortgagor”), to BARCLAYS BANK PLC, as agent for Lenders and Lender Counterparties and with an address of 745 7th Avenue, 27th Floor, New York, NY 10019 (in such capacity, “Mortgagee”).

RECITALS:

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of December 21, 2012 (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among NEWPAGE CORPORATION, a Delaware corporation (the “Borrower”), NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company, certain Subsidiaries of Borrower party thereto from time to time (including, without limitation, Mortgagor), as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, BARCLAYS BANK PLC, as Administrative Agent and Documentation Agent, and Mortgagee;

EXHIBIT I-1

WHEREAS, subject to the terms and conditions of the Credit Agreement, Mortgagor may enter into one or more Hedge Agreements with one or more Lender Counterparties and/or one or more Cash Management Agreements with one or more Cash Management Providers; and

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders and Lender Counterparties as set forth in the Credit Agreement and the Hedge Agreements and Cash Management Agreements, respectively, Mortgagor has agreed, subject to the terms and conditions hereof, to secure Mortgagor’s obligations under the Credit Documents, the Hedge Agreements and the Cash Management Agreements as set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Mortgagee and Mortgagor agree as follows:

SECTION 1. DEFINITIONS

1.1. Definitions. Capitalized terms used herein (including the recitals hereto) not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. In addition, as used herein, the following terms shall have the following meanings:

“Indebtedness” means (i) with respect to Borrower, all obligations and liabilities of every nature of Borrower now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Credit Documents and any Hedge Agreement or Cash Management Agreement; and (ii) with respect to any other Mortgagor, all obligations and liabilities of every nature of such Mortgagor now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Credit Documents, any Hedge Agreement and any Cash Management Agreements in each case together with all extensions or renewals thereof, whether for principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to such Mortgagor, would accrue on such obligations, whether or not a claim is allowed against such Mortgagor for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements and Cash Management Agreements, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Mortgagor, any Lender or Lender Counterparty as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Mortgagor now or hereafter existing under this Mortgage.

“Mortgaged Property” means all of Mortgagor’s interest in (i) the real property described in Exhibit A, together with any greater or additional estate therein as hereafter may be acquired by Mortgagor (the “Land”); (ii) all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land subject to the Permitted Liens, (the “Improvements”; the Land and Improvements are collectively referred to

EXHIBIT I-2

as the “Premises”); (iii) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the “Fixtures”); (iv) all right, title and interest of Mortgagor in and to all goods, accounts, general intangibles, instruments, documents, chattel paper and all other personal property of any kind or character, including such items of personal property as defined in the UCC (defined below), now owned or hereafter acquired by Mortgagor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”); (v) all reserves, escrows or impounds required under the Credit Agreement and all deposit accounts maintained by Mortgagor with respect to the Mortgaged Property (the “Deposit Accounts”); (vi) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person (other than Mortgagor) a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits subject to depositors rights and requirements of law (the “Leases”); (vii) all of the rents, revenues, royalties, income, proceeds, profits, security and other types of deposits subject to depositors rights and requirements of law, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (viii) to the extent mortgageable or assignable all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”); (ix) to the extent mortgageable or assignable all rights, privileges, tenements, hereditaments, rights of way, easements, appendages and appurtenances appertaining to the foregoing; (x) all property tax refunds payable to Mortgagor (the “Tax Refunds”); (xi) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”); (xii) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”); and (xiii) all of Mortgagor’s right, title and interest in and to any awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”). As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

“Obligations” means all of the agreements, covenants, conditions, warranties, representations and other obligations of Mortgagor (including, without limitation, the obligation to repay the Indebtedness) under the Credit Agreement, any other Credit Documents, any of the Hedge Agreements or any Cash Management Agreement.

“UCC” means the Uniform Commercial Code of New York or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than New York, then, as to the matter in question, the Uniform Commercial Code in effect in that state.

EXHIBIT I-3

1.2. Interpretation. References to “Sections” shall be to Sections of this Mortgage unless otherwise specifically provided. Section headings in this Mortgage are included herein for convenience of reference only and shall not constitute a part of this Mortgage for any other purpose or be given any substantive effect. The rules of construction set forth in Section 1.3 of the Credit Agreement shall be applicable to this Mortgage mutatis mutandis. If any conflict or inconsistency exists between this Mortgage and the Credit Agreement, the Credit Agreement shall govern.

SECTION 2. GRANT

To secure the full and timely payment of the Indebtedness and the full and timely performance of the Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS and CONVEYS, to Mortgagee (for the benefit of the Secured Parties) the Mortgaged Property, subject, however, to the Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee (for the benefit of the Secured Parties), and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee (for the benefit of the Secured Parties), for so long as any of the Indebtedness and/or Obligations remain outstanding.

SECTION 3. WARRANTIES, REPRESENTATIONS AND COVENANTS

3.1. Title. Mortgagor represents and warrants to Mortgagee that except for the Permitted Liens, (a) Mortgagor owns the Mortgaged Property free and clear of any liens, claims or interests, and (b) this Mortgage creates valid, enforceable first priority liens and security interests against the Mortgaged Property.

3.2. First Lien Status. Mortgagor shall preserve and protect the first lien and security interest status of this Mortgage and the other Credit Documents to the extent related to the Mortgaged Property. If any lien or security interest other than a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released.

3.3. Payment and Performance. Mortgagor shall pay the Indebtedness when due under the Credit Documents and shall perform the Obligations in full when they are required to be performed as required under the Credit Documents.

3.4. Replacement of Fixtures and Personalty. Mortgagor shall not, without the prior written consent of Mortgagee or as permitted under the Credit Agreement, permit any of the Fixtures or Personalty to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or, if removed permanently, is obsolete and, if reasonably required to operate the Mortgagor’s business, is replaced by an article of equal or better suitability and value, owned by Mortgagor subject to the liens and security interests of this Mortgage and the other Credit Documents, and free and clear of any other lien or security interest except such as may be permitted under the Credit Agreement or first approved in writing by Mortgagee.

EXHIBIT I-4

3.5. Inspection. Mortgagor shall permit Mortgagee, and Mortgagee’s agents, representatives and employees, upon reasonable prior notice to Mortgagor, to inspect the Mortgaged Property and all books and records of Mortgagor located thereon, and to conduct such environmental and engineering studies as Mortgagee may reasonably require; provided, such inspections and studies shall not materially interfere with the use and operation of the Mortgaged Property.

3.6. Covenants Running with the Land. All Obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Mortgaged Property. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Credit Documents; however, no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee. In addition, all of the covenants of Mortgagor in any Credit Document party thereto are incorporated herein by reference and, together with covenants in this Section, shall be covenants running with the land.

3.7. Condemnation Awards and Insurance Proceeds. Mortgagor assigns all awards and compensation to which it is entitled for any condemnation or other taking, or any purchase in lieu thereof, to Mortgagee and authorizes Mortgagee to collect and receive such awards and compensation and to give proper receipts and acquittances therefor, subject to the terms of the Credit Agreement. Mortgagor assigns to Mortgagee all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property, subject to the terms of the Credit Agreement. Mortgagor authorizes Mortgagee to collect and receive such proceeds and authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Mortgagee, instead of to Mortgagor and Mortgagee jointly, subject to the terms of the Credit Agreement.

3.8. Mortgage Tax. Mortgagor shall (i) pay when due any tax imposed upon it or upon Mortgagee or any Lender pursuant to the tax law of the state in which the Mortgaged Property is located in connection with the execution, delivery and recordation of this Mortgage and any of the other Credit Documents, and (ii) prepare, execute and file any form required to be prepared, executed and filed in connection therewith.

3.9. Reduction of Secured Amount. In the event that the amount secured by this Mortgage is less than the Indebtedness, then the amount secured shall be reduced only by the last and final sums that Mortgagor or Borrower repays with respect to the Indebtedness and shall not be reduced by any intervening repayments of the Indebtedness. So long as the balance of the Indebtedness exceeds the amount secured, any payments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Mortgage. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.

EXHIBIT I-5

SECTION 4. DEFAULT AND FORECLOSURE

4.1. Remedies. If an Event of Default (as defined in the Credit Agreement) has occurred and is continuing, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses: (a) declare the Indebtedness to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable; (b) enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property after an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor; (c) hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions hereof; (d) institute proceedings for the complete foreclosure of this Mortgage, either by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee or any of the Lenders may be a purchaser at such sale and if Mortgagee is the highest bidder, Mortgagee shall credit the portion of the purchase price that would be distributed to Mortgagee against the Indebtedness in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived; (e) make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Indebtedness, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions hereof; and/or (f) exercise all other rights, remedies and recourses granted under the Credit Documents or otherwise available at law or in equity.

4.2. Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect; the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

4.3. Remedies Cumulative, Concurrent and Nonexclusive. Mortgagee shall have all rights, remedies and recourses granted in the Credit Documents and available at law or equity (including the UCC), which rights (a) shall be cumulated and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Credit

EXHIBIT I-6

Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee or the Lenders, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee or the Lenders in the enforcement of any rights, remedies or recourses under the Credit Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

4.4. Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Credit Documents or their status as a first and prior lien and security interest in and to the Mortgaged Property. For payment of the Indebtedness, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

4.5. Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment; (b) all notices of any Event of Default or of Mortgagee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Credit Documents; and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

4.6. Discontinuance of Proceedings. If Mortgagee or the Lenders shall have proceeded to invoke any right, remedy or recourse permitted under the Credit Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or the Lenders shall have the unqualified right to do so and, in such an event, Mortgagor and Mortgagee or the Lenders shall be restored to their former positions with respect to the Indebtedness, the Obligations, the Credit Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee or the Lenders shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or the Lenders thereafter to exercise any right, remedy or recourse under the Credit Documents for such Event of Default.

4.7. Application of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Mortgagee (or the receiver, if one is appointed) in the following order unless otherwise required by applicable law: first, to the payment of the costs and expenses of taking possession of the Mortgaged Property and of holding, using, leasing, repairing, improving and selling the same, including, without limitation, (a) receiver’s fees and expenses, including the repayment of the amounts evidenced by any receiver’s certificates, (b) court costs, (c) reasonable attorneys’ and accountants’ fees and expenses, and (d) costs of advertisement; second, to the extent of any excess of such proceeds, to the payment of all other

EXHIBIT I-7

Indebtedness and/or Obligations for the benefit of the Secured Parties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of Mortgagor or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

4.8. Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

4.9. Additional Advances and Disbursements; Costs of Enforcement. If any Event of Default exists, Mortgagee and each of the Lenders shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor in accordance with the Credit Agreement. All sums advanced and expenses incurred at any time by Mortgagee or any Lender under this Section, or otherwise under this Mortgage or any of the other Credit Documents or applicable law, shall bear interest from the date that such sum is advanced or expense incurred if not repaid within five (5) days after demand therefor, to and including the date of reimbursement, computed at the rate or rates at which interest is then computed on the Indebtedness, and all such sums, together with interest thereon, shall be secured by this Mortgage. Mortgagor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage and the other Credit Documents, or the enforcement, compromise or settlement of the Indebtedness or any claim under this Mortgage and the other Credit Documents, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee or the Lenders in respect thereof, by litigation or otherwise.

4.10. No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Section, the assignment of the Rents and Leases under Section 5, the security interests under Section 6, nor any other remedies afforded to Mortgagee or the Lenders under the Credit Documents, at law or in equity shall cause Mortgagee or any Lender to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any Lender to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

SECTION 5. ASSIGNMENT OF RENTS AND LEASES

5.1. Assignment. In furtherance of and in addition to the assignment made by Mortgagor herein, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the

EXHIBIT I-8

payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Indebtedness and Obligations or solvency of Mortgagor, the license herein granted shall automatically expire and terminate, without notice by Mortgagee (any such notice being hereby expressly waived by Mortgagor).

5.2. Perfection Upon Recordation. Mortgagor acknowledges that Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Liens and in the case of security deposits, rights of depositors and requirements of law. Mortgagor acknowledges and agrees that upon recordation of this Mortgage, Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

5.3. Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

SECTION 6. SECURITY AGREEMENT

6.1. Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards. To this end, Mortgagor grants to Mortgagee a first and prior security interest in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment of the Indebtedness and performance of the Obligations subject to the Permitted Liens, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor.

EXHIBIT I-9

6.2. Financing Statements. Mortgagor shall authorize and deliver to Mortgagee, in form and substance satisfactory to Mortgagee, such financing statements and such further assurances as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder and Mortgagee may cause such statements and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Mortgagor’s chief executive office is at the address set forth on Appendix B to the Credit Agreement.

6.3. Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures, and all products and proceeds thereof. Information concerning the security interest herein granted may be obtained at the addresses of Debtor (Mortgagor) and Secured Party (Mortgagee) as set forth in the first paragraph of this Mortgage.

SECTION 7. ATTORNEY IN FACT

Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns as its attorney in fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Fixtures, Personalty, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) while any Event of Default exists, to perform any obligation of Mortgagor hereunder; provided, (i) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (ii) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed on the Indebtedness provided that from the date incurred said advance is not repaid within five (5) days demand therefor; (iii) Mortgagee as such attorney in fact shall only be accountable for such funds as are actually received by Mortgagee; and (iv) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section.

SECTION 8. MORTGAGEE AS AGENT

Mortgagee has been appointed to act as Mortgagee hereunder by Lenders and, by their acceptance of the benefits hereof, Lender Counterparties. Mortgagee shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Mortgaged Property), solely in accordance with this Mortgage and the Credit Agreement; provided, Mortgagee shall exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of (a) Requisite Lenders, or (b) after payment in full of all Indebtedness and Obligations under the Credit Agreement and the other Credit Documents, the holders of a majority of the aggregate notional amount (or, with respect to

EXHIBIT I-10

any Hedge Agreement or Cash Management Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Hedge Agreement or Cash Management Agreement, as applicable) under all Hedge Agreements and Cash Management Agreements. In furtherance of the foregoing provisions of this Section, each Lender Counterparty, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Mortgaged Property, it being understood and agreed by such Lender Counterparty that all rights and remedies hereunder may be exercised solely by Mortgagee for the benefit of Lenders and Lender Counterparties in accordance with the terms of this Section. Mortgagee shall at all times be the same Person that is Collateral Agent under the Credit Agreement. Written notice of resignation by Collateral Agent pursuant to terms of the Credit Agreement shall also constitute notice of resignation as Mortgagee under this Mortgage; removal of Collateral Agent pursuant to the terms of the Credit Agreement shall also constitute removal as Mortgagee under this Mortgage; and appointment of a successor Collateral Agent pursuant to the terms of the Credit Agreement shall also constitute appointment of a successor Mortgagee under this Mortgage. Upon the acceptance of any appointment as Collateral Agent under the terms of the Credit Agreement by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Mortgagee under this Mortgage, and the retiring or removed Mortgagee under this Mortgage shall promptly (i) transfer to such successor Mortgagee all sums, securities and other items of Mortgaged Property held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Mortgagee under this Mortgage, and (ii) execute and deliver to such successor Mortgagee such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Mortgagee of the security interests created hereunder, whereupon such retiring or removed Mortgagee shall be discharged from its duties and obligations under this Mortgage thereafter accruing. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Mortgagee, the provisions of this Mortgage shall continue to inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Mortgagee hereunder.

SECTION 9. LOCAL LAW PROVISIONS

[to be provided, if any, by local counsel]

SECTION 10. MISCELLANEOUS

Any notice required or permitted to be given under this Mortgage shall be given in accordance with Section 10.1 of the Credit Agreement. No failure or delay on the part of Mortgagee or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Mortgage and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Mortgage shall be invalid, illegal or unenforceable in any

EXHIBIT I-11

jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Mortgage shall be binding upon and inure to the benefit of Mortgagee and Mortgagor and their respective successors and assigns. Except as permitted in the Credit Agreement, Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder. Upon payment in full of the Indebtedness and performance in full of the Obligations, or upon prepayment of a portion of the Indebtedness equal to the Net Asset Sale Proceeds for the Mortgaged Property in connection with a permitted Asset Sale, subject to and in accordance with the terms and provisions of the Credit Agreement, Mortgagee, at Mortgagor’s expense, shall release the liens and security interests created by this Mortgage or reconvey the Mortgaged Property to Mortgagor or, at the request of Mortgagor, assign this Mortgage without recourse. This Mortgage and the other Credit Documents embody the entire agreement and understanding between Mortgagee and Mortgagor and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

THE PROVISIONS OF THIS MORTGAGE REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED. ALL OTHER PROVISIONS OF THIS MORTGAGE AND THE RIGHTS AND OBLIGATIONS OF MORTGAGOR AND MORTGAGEE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

EXHIBIT I-12

IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgment hereto, effective as of the date first above written, caused this instrument to be duly executed and delivered by authority duly given.

[NAME OF MORTGAGOR]

By:
Name:
Title:

[LOCAL COUNSEL TO PROVIDE APPROPRIATE NOTARY BLOCK]

[Signature Page to [            ] County, [    ] [Mortgage][Deed of Trust]]

EXHIBIT I-1

EXHIBIT A TO

MORTGAGE

Legal Description of Premises:

EXHIBIT I-2

INTERCREDITOR AGREEMENT

dated as of December 21, 2012

by and between

JPMORGAN CHASE BANK, N.A.,

as Revolving Loan Agent,

and

BARCLAYS BANK PLC,

as Term Loan Agent

i

8.4 Payment of Purchase Price	42
8.5 Representations Upon Purchase and Sale	43
8.6 Notice from Revolving Loan Agent Prior to Enforcement Action	43
Section 9. Access and Use of Term Loan Priority Collateral	44
9.1 Access and Use Rights of Revolving Loan Agent	44
9.2 Responsibilities of Revolving Loan Secured Parties	44
9.3 Intellectual Property	45
Section 10. Reliance; Waivers; Etc.	45
10.1 Reliance	45
10.2 No Warranties or Liability	45
10.3 No Waiver of Lien Priorities	46
10.4 Amendments to Revolving Loan Documents	47
10.5 Amendments to Term Loan Documents	48
Section 11. Miscellaneous	49
11.1 Conflicts	49
11.2 Continuing Nature of this Agreement; Severability	49
11.3 Refinancing	49
11.4 Amendments; Waivers	50
11.5 Subrogation	51
11.6 CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; OTHER WAIVERS	51
11.7 Notices	51
11.8 Further Assurances	53
11.9 Governing Law	53
11.10 Binding on Successors and Assigns	53
11.11 Specific Performance	53
11.12 Section Titles; Time Periods	53
11.13 Counterparts	53
11.14 Authorization	54
11.15 No Third Party Beneficiaries	54
11.16 Additional Grantors	54

Annex A Revolving Loan Priority Collateral
Annex B Form of Grantor Joinder

ii

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT, dated as of December 21, 2012 is entered into by and between JPMorgan Chase Bank, N.A., in its capacity as Revolving Loan Agent (as hereinafter defined), and Barclays Bank PLC (“Barclays”), in its capacity as Term Loan Agent (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement, dated as of the date hereof, by and among NewPage Corporation, a Delaware corporation (“NewPageCo”), NewPage Investment Company LLC, a Delaware limited liability company (“Holdings”), certain of NewPageCo’s subsidiaries, the Revolving Loan Lenders (as hereinafter defined) party thereto and the Revolving Loan Agent (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, exchanged, refinanced, restated, restructured or replaced (in whole or in part and including any agreements with, to or in favor of any other agent, lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Revolving Loan Debt (as hereinafter defined) or that adds any new or additional Subsidiaries or Affiliates of a Grantor, and whether or not increasing the amount of indebtedness that can be incurred thereunder), in each case, in accordance with the terms of this Agreement, the “Revolving Loan Agreement”), the Revolving Loan Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of NewPageCo, subject to the terms and conditions set forth therein;

WHEREAS, pursuant to that certain Credit and Guaranty Agreement, dated as of the date hereof, by and among, NewPageCo, Holdings, certain of NewPageCo’s subsidiaries, the Term Loan Lenders (as hereinafter defined) party thereto, the Term Loan Agent and the other agents party thereto (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, exchanged, refinanced, restated, restructured or replaced (in whole or in part and including any agreements with, to or in favor of any other agent, lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Term Loan Debt (as hereinafter defined) or that adds any new or additional Subsidiaries or Affiliates of a Grantor, and whether or not increasing the amount of indebtedness that can be incurred thereunder), in each case, in accordance with the terms of this Agreement, the “Term Loan Agreement”), the Term Loan Lenders have agreed to make certain loans to NewPageCo, subject to the terms and conditions set forth therein;

WHEREAS, each of the Revolving Loan Agent, for itself and on behalf of the other Revolving Loan Secured Parties, and Term Loan Agent, for itself and on behalf of the other Term Loan Secured Parties, and, by their acknowledgment hereof, the Grantors, desire to (i) agree to the relative priority of the security interests of Revolving Loan Agent and Term Loan Agent in the Shared Collateral (as hereinafter defined), (ii) provide for the orderly sharing among the Revolving Loan Secured Parties and the Term Loan Secured Parties, in accordance with such priorities, of proceeds of such Shared Collateral upon any foreclosure thereon or other disposition thereof and (iii) address related matters.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions; Interpretation

1.1 Definitions. As used in this Agreement, including in the preamble and recitals hereto and the annexes hereto, the following terms have the meanings specified below:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, a Person shall be deemed to “control” or be “controlled by” a Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person whether through ownership of equity interests, by contract or otherwise.

“Affiliate Obligations” shall mean all Revolving Loan Bank Product Obligations and all Term Loan Bank Product Obligations of the Grantors.

“Agents” shall mean, collectively, Revolving Loan Agent and Term Loan Agent, and “Agent” shall mean each of them.

“Agreement” shall mean this Intercreditor Agreement, as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated or replaced from time to time in accordance with the terms hereof.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, being Title 11 of the United States Code, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Barclays” shall have the meaning set forth in the recitals hereto.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day that is a legal holiday under the laws of the State of New York or on which banking institutions in the State of New York are required or authorized by law or other governmental action to close.

“Cash Management Obligations” shall mean with respect to any Person, the obligations of such Person in connection with all: (a) credit cards, debit cards or stored value cards or the processing of payments and other administrative services with respect to credit cards, debit cards or stored value cards and/or (b) cash management or related services, including (i) the automated clearinghouse transfer of funds for the account of such Person pursuant to agreement or overdraft for any accounts of such Person, or (ii) controlled disbursement services, and without limiting the foregoing, shall include obligations of the type described in the definitions of “Cash Management Obligations” in the Term Loan Agreement as in effect on the date hereof and “Banking Services Obligations” in the Revolving Loan Agreement as in effect on the date hereof.

2

“Collateral” shall mean all of the property and interests in property, real or personal, tangible or intangible, now owned or hereafter acquired by any Grantor in or upon which any Revolving Loan Secured Party or Term Loan Secured Party at any time has or purports to have a Lien, and including, without limitation, all Proceeds of such property and interests in property.

“Discharge of Revolving Loan Debt” shall mean, subject to Sections 6.9 and 11.3 hereof:

(a) the payment in full in cash of the principal and interest (including any interest which would accrue and become due but for the commencement of an Insolvency Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such Insolvency Proceeding) constituting Revolving Loan Debt;

(b) the payment in full in cash of all other Revolving Loan Debt that is due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including any such amounts which would accrue and become due but for the commencement of an Insolvency Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such Insolvency Proceeding), other than indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time;

(c) (i) the delivery to Revolving Loan Agent of cash collateral, or at Revolving Loan Agent’s option, the delivery to Revolving Loan Agent of a letter of credit issued by a bank acceptable to Revolving Loan Agent and in form and substance satisfactory to Revolving Loan Agent, in either case in respect of letters of credit, banker’s acceptances or similar instruments issued under the Revolving Loan Documents (in an amount equal to one hundred five (105%) percent of the amount of such letters of credit, banker’s acceptance or similar instruments), Revolving Loan Bank Product Obligations (or, at the option of the Revolving Loan Secured Party with respect to such Revolving Loan Bank Product Obligations, the termination of the applicable Revolving Loan Bank Product Obligations and the payment in full in cash of Revolving Loan Debt due and payable in connection with such termination), and (ii) the delivery to Revolving Loan Agent of cash collateral, or at Revolving Loan Agent’s option, the delivery to Revolving Loan Agent of a letter of credit issued by a bank acceptable to Revolving Loan Agent and in form and substance satisfactory to Revolving Loan Agent, in either case in respect of continuing obligations of Revolving Loan Agent and Revolving Loan Lenders under control agreements and other contingent Revolving Loan Debt for which a claim or demand for payment has been made at such time or in respect of matters or circumstances known to a Revolving Loan Secured Party at the time which are reasonably expected to result in any loss, cost, damage or expense (including attorneys’ fees and legal expenses) to any Revolving Loan Secured Party for which such Revolving Loan Secured Party is entitled to indemnification by any Grantor; and

(d) the termination of the commitments of the Revolving Loan Lenders and the financing arrangements provided by Revolving Loan Agent and the Revolving Loan Lenders to Grantors under the Revolving Loan Documents.

3

“Discharge of Term Loan Debt” shall mean, subject to Sections 6.9 and 11.3 hereof:

(a) the payment in full in cash of the principal and interest (including any interest which would accrue and become due but for the commencement of an Insolvency Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such Insolvency Proceeding) constituting Term Loan Debt;

(b) the payment in full in cash of all other Term Loan Debt that is due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including any such amounts which would accrue and become due but for the commencement of an Insolvency Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case), other than indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time; and

(c) the delivery to Term Loan Agent of cash collateral in respect of Term Loan Bank Product Obligations (or, at the option of the Term Loan Secured Party with respect to such Term Loan Bank Product Obligations, the termination of the applicable Term Loan Bank Product Obligations and the payment in full in cash of Term Loan Debt due and payable in connection with such termination), continuing obligations of Term Loan Agent and Term Loan Lenders under control agreements and other contingent Term Loan Debt for which a claim or demand for payment has been made at such time or in respect of matters or circumstances known to a Term Loan Secured Party at the time which are reasonably expected to result in any loss, cost, damage or expense (including attorneys’ fees and legal expenses) to any Term Loan Secured Party for which such Term Loan Secured Party is entitled to indemnification by any Grantor.

“Disposition” shall mean any sale, lease, license, assignment, exchange, transfer or other disposition and including any casualty or condemnation.

“Exigent Circumstance” shall mean an event or circumstance that materially and imminently threatens the ability of Revolving Loan Agent to realize upon all or a material portion of the Revolving Loan Priority Collateral or the ability of Term Loan Agent to realize upon all or a material portion of the Term Loan Priority Collateral, as the case may be, such as, without limitation, fraudulent removal, concealment, destruction (other than to the extent covered by insurance), material waste or abscondment thereof.

“Grantors” shall mean, collectively, NewPageCo, Holdings, Guarantors and each Subsidiary of any of the foregoing that shall have granted a Lien on any of its assets to secure any Revolving Loan Debt or Term Loan Debt, together with their respective successors and assigns; sometimes being referred to herein individually as a “Grantor”.

“Guarantors” shall mean, collectively, (a) Holdings, (b) any other Person (other than NewPageCo) that as of the date hereof is, or at any time hereafter becomes, a party to a guarantee in favor of Revolving Loan Agent or the Revolving Loan Secured Parties in respect of any of the Revolving Loan Debt or in favor of Term Loan Agent or the Term Loan Secured Parties in respect of any of the Term Loan Debt, and (c) their respective successors and assigns, and “Guarantor” shall mean each of them.

4

“Hedging Obligations” shall mean (a) with respect to any Person, the obligations under hedge agreements of such Person of the type described in the definition of “Hedge Agreement” in the Term Loan Agreement as in effect on the date hereof and (b) obligations of the type described in the definition of “Designated Hedge Obligations” in the Revolving Loan Agreement as in effect on the date hereof.

“Holdings” has the meaning given in the recitals hereto.

“Insolvency Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to any of their respective assets, (c) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to such Person or any or all of its assets or properties, (d) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (e) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Junior Agent” shall have the meaning set forth in Section 3.2(a) hereof.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien (statutory or other), security interest, encumbrance (including, but not limited to, easements, rights of way and the like), security agreement or transfer intended as security, including without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing.

“NewPageCo” shall have the meaning set forth in the recitals hereto.

“Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock company, trust, joint venture, or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Pledged Collateral” shall have the meaning set forth in Section 5.1 hereof.

“Proceeds” or “proceeds” shall mean all “proceeds” as defined in Article 9 of the UCC, and in any event, shall include, without limitation whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Purchasing Revolving Loan Secured Parties” shall have the meaning set forth in Section 8.1 hereof.

5

“Purchasing Term Loan Secured Parties” shall have the meaning set forth in Section 7.1 hereof.

“Refinance” or “refinance” shall mean, in respect of any of indebtedness, to refinance, replace, refund or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for, such indebtedness in whole or in part, including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated, in each case, excluding “Refinancing Indebtedness” (as defined in the Term Loan Agreement on the Closing Date). “Refinanced”, “refinanced”, “Refinancing” and “refinancing” shall have correlative meanings.

“Revolving Loan Agent” shall mean JPMorgan Chase Bank, N.A., and its successors and assigns in its capacity as administrative agent pursuant to the Revolving Loan Documents acting for and on behalf of the other Revolving Loan Secured Parties or any other person appointed as agent under any replacement or refinancing arrangement with respect to the Revolving Loan Agreement.

“Revolving Loan Agreement” shall have the meaning set forth in the recitals hereto.

“Revolving Loan Bank Product Obligations” shall mean Revolving Loan Cash Management Obligations and Revolving Loan Hedging Obligations.

“Revolving Loan Cash Collateral” shall have the meaning set forth in Section 6.2 hereof.

“Revolving Loan Cash Management Obligations” shall mean all Cash Management Obligations (other than any Term Loan Cash Management Obligations) that are secured under the Revolving Loan Documents.

“Revolving Loan Debt” shall mean all “Obligations” and “Secured Obligations” as such terms are defined in the Revolving Loan Agreement, including, without limitation, obligations, liabilities and indebtedness of every kind, nature and description owing by any Grantor to any Revolving Loan Secured Party, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the Revolving Loan Documents and Revolving Loan Bank Product Obligations, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Revolving Loan Documents or after the commencement of any case with respect to any Grantor under the Bankruptcy Code or any other Bankruptcy Law or the commencement of any other Insolvency Proceeding (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

“Revolving Loan DIP Financing” shall have the meaning set forth in Section 6.2 hereof.

6

“Revolving Loan Documents” shall mean, collectively, the Revolving Loan Agreement and all agreements, documents and instruments at any time executed and/or delivered by any Grantor or any other person to, with or in favor of any Revolving Loan Secured Party in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced, exchanged or restructured (in whole or in part and including any agreements with, to or in favor of any other agent, lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Revolving Loan Debt or which add any new or additional Subsidiaries or Affiliates of a Grantor, and whether or not increasing the amount of indebtedness that can be incurred thereunder), in each case, in accordance with the terms of this Agreement.

“Revolving Loan Event of Default” shall mean any “Event of Default” as defined in the Revolving Loan Agreement.

“Revolving Loan Hedging Obligations” shall mean Hedging Obligations (other than any Term Loan Hedging Obligations) that are secured under the Revolving Loan Documents.

“Revolving Loan Lenders” shall mean, collectively, any person party to the Revolving Loan Documents as lender (and including any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Revolving Loan Debt or is otherwise party to the Revolving Loan Documents as a lender), and “Revolving Loan Lender” shall mean each of them.

“Revolving Loan Priority Collateral” shall mean all Collateral described on Annex A annexed hereto.

“Revolving Loan Purchase Event” shall have the meaning set forth in Section 8.1 hereof.

“Revolving Loan Recovery” shall have the meaning set forth in Section 6.9 hereof.

“Revolving Loan Secured Parties” shall mean the “Secured Parties” as such defined term is defined in the Revolving Loan Agreement as in effect on the date hereof, and “Revolving Loan Secured Party” shall mean each of them.

“Revolving Loan Standstill Period” shall have the meaning set forth in Section 3.1(b)(i) hereof.

“Secured Parties” shall mean, collectively, the Revolving Loan Secured Parties and the Term Loan Secured Parties, and “Secured Party” shall mean each of them.

“Senior Agent” shall have the meaning set forth in Section 3.2(a) hereof.

“Shared Collateral” means, at any time, Collateral in which both (a) one or more of the Revolving Loan Secured Parties at any time has a Lien and (b) one or more of the Term Loan Secured Parties at any time has a Lien.

7

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Term Loan Agent” shall mean Barclays Bank PLC, and its successors and assigns in its capacity as collateral agent pursuant to the Term Loan Documents acting for and on behalf of the other Term Loan Secured Parties or any other person appointed as agent under any replacement or refinancing arrangement with respect to the Term Loan Agreement.

“Term Loan Agreement” shall have the meaning set forth in the recitals hereto.

“Term Loan Asset Proceeds Account” shall have the meaning set forth in Annex A hereof.

“Term Loan Bank Product Obligations” shall mean Term Loan Cash Management Obligations and Term Loan Hedging Obligations.

“Term Loan Cash Collateral” shall have the meaning set forth in Section 6.2 hereof.

“Term Loan Cash Management Obligations” shall mean all Cash Management Obligations (other than any Revolving Loan Cash Management Obligations) that are secured under the Term Loan Documents.

“Term Loan Debt” shall mean all “Obligations” as such term is defined in the Term Loan Agreement, including, without limitation, obligations, liabilities and indebtedness of every kind, nature and description owing by any Grantor to any Term Loan Secured Party, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the Term Loan Documents and Term Loan Bank Product Obligations, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Term Loan Documents or after the commencement of any case with respect to any Grantor under the Bankruptcy Code or any other Bankruptcy Law or the commencement of any other Insolvency Proceeding (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

“Term Loan DIP Financing” shall have the meaning set forth in Section 6.2 hereof.

“Term Loan Documents” shall mean, collectively, the Term Loan Agreement and all agreements, documents and instruments at any time executed and/or delivered by any Grantor or any other person to, with or in favor of any Term Loan Secured Party in connection therewith or

8

related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced, exchanged or restructured (in whole or in part and including any agreements with, to or in favor of any other agent, lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Term Loan Debt or which add any new or additional Subsidiaries or Affiliates of a Grantor, and whether or not increasing the amount of indebtedness that can be incurred thereunder), in each case, in accordance with the terms of this Agreement.

“Term Loan Event of Default” shall mean any “Event of Default” as defined in the Term Loan Agreement.

“Term Loan Hedging Obligations” shall mean Hedging Obligations (other than any Revolving Loan Hedging Obligations) that are secured under the Term Loan Documents.

“Term Loan Lenders” shall mean, collectively, any person party to the Term Loan Documents as lender (and including any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Term Loan Debt or is otherwise party to the Term Loan Documents as a lender), and “Term Loan Lender” shall mean each of them.

“Term Loan Priority Collateral” shall mean all Shared Collateral other than the Revolving Loan Priority Collateral, which, for the avoidance of doubt, shall include all identifiable proceeds of Term Loan Priority Collateral (it being understood and agreed, however, all cash and funds, securities entitlements and securities and other property held in or credited to any deposit or securities account other than the Term Loan Asset Proceeds Account shall be deemed, unless the Revolving Loan Agent has actual knowledge to the contrary, to be the proceeds of Revolving Loan Priority Collateral rather than Term Loan Priority Collateral).

“Term Loan Purchase Event” shall have the meaning set forth in Section 7.1 hereof.

“Term Loan Recovery” shall have the meaning set forth in Section 6.9 hereof.

“Term Loan Secured Parties” shall mean the “Secured Parties” as such defined term is defined in the Term Loan Agreement as in effect on the date hereof, and “Term Loan Secured Party” shall mean each of them.

“Term Loan Standstill Period” shall have the meaning set forth in Section 3.1(a)(i) hereof.

“Third Party Purchaser” shall have the meaning set forth in Section 9.1 hereof.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any

9

agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and as to NewPageCo, Holdings, any other Guarantor or any other Grantor shall be deemed to include a receiver, trustee or debtor-in-possession on behalf of any of such person or on behalf of any such successor or assign, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 2. Lien Priorities

2.1 Acknowledgment of Liens.

(a) Revolving Loan Agent, on behalf of itself and each Revolving Loan Secured Party, hereby acknowledges that Term Loan Agent, acting for and on behalf of itself and the Term Loan Secured Parties, has been granted Liens upon all of the Shared Collateral pursuant to the Term Loan Documents to secure the Term Loan Debt.

(b) Term Loan Agent, on behalf of itself and each Term Loan Secured Party, hereby acknowledges that Revolving Loan Agent, acting for and on behalf of itself and the Revolving Loan Secured Parties, has been granted Liens upon all of the Shared Collateral pursuant to the Revolving Loan Documents to secure the Revolving Loan Debt.

2.2 Relative Priorities.

(a) Notwithstanding the date, manner or order of grant, attachment or perfection of any Liens granted to Revolving Loan Agent or the Revolving Loan Secured Parties or Term Loan Agent or the Term Loan Secured Parties and notwithstanding any provision of the UCC, any similar law of any other jurisdiction outside of the United States, or any applicable law or any provisions of the Revolving Loan Documents or the Term Loan Documents or any defect or deficiencies in, or failure to perfect, any Liens or any other circumstance whatsoever, the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and the Revolving Loan Agent, on behalf of itself and the Revolving Loan Secured Parties, hereby agree that:

(i) any Lien on the Revolving Loan Priority Collateral securing the Revolving Loan Debt now or hereafter held by or for the benefit or on behalf of any Revolving Loan Secured Party or any agent or trustee therefor shall be senior in right, priority, operation, effect and in all other respects to any Lien on the Revolving Loan Priority Collateral securing the Term Loan Debt now or hereafter held by or for the benefit or on behalf of any Term Loan Secured Party or any agent or trustee therefor, and any Lien on the Revolving Loan Priority Collateral securing any of the Term Loan Debt now or hereafter held by or for the benefit or on behalf of any Term Loan Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Revolving Loan Priority Collateral securing any Revolving Loan Debt; and

10

(ii) any Lien on the Term Loan Priority Collateral securing the Term Loan Debt now or hereafter held by or for the benefit or on behalf of any Term Loan Secured Party or any agent or trustee therefor shall be senior in right, priority, operation, effect and in all other respects to any Lien on the Term Loan Priority Collateral securing the Revolving Loan Debt now or hereafter held by or for the benefit or on behalf of any Revolving Loan Secured Party or any agent or trustee therefor and any Lien on the Term Loan Priority Collateral securing any of the Revolving Loan Debt now or hereafter held by or for the benefit or on behalf of any Revolving Loan Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Term Loan Priority Collateral securing any Term Loan Debt.

(b) As between Revolving Loan Secured Parties and Term Loan Secured Parties, the terms of this Agreement, including the priorities set forth above, shall govern, even if part or all of the Revolving Loan Debt or Term Loan Debt or the Liens securing payment and performance thereof are not perfected or are subordinated, avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding or otherwise.

2.3 Prohibition on Contesting Liens. Each of Revolving Loan Agent, for itself and on behalf of the other Revolving Loan Secured Parties, and Term Loan Agent, for itself and on behalf of the other Term Loan Secured Parties, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including in respect of any Insolvency Proceeding), the perfection, priority, validity or enforceability of a Lien held, or purported to be held, by or for the benefit or on behalf of any Revolving Loan Secured Party in any Collateral or by or on behalf of any Term Loan Secured Party in any Collateral, as the case may be; provided, that, nothing in this Agreement shall be construed to prevent or impair the rights of any Revolving Loan Secured Party or Term Loan Secured Party to enforce this Agreement, and provided, further, that nothing in this Agreement shall be construed to prevent any Revolving Loan Secured Party or Term Loan Secured Party from challenging the characterization of any item of Shared Collateral as Term Loan Priority Collateral or Revolving Loan Priority Collateral.

2.4 Similar Liens and Agreements Regarding Shared Collateral. The parties hereto agree that it is their intention that the Collateral securing the Term Loan Debt and the Revolving Loan Debt be identical. In furtherance of the foregoing and of Section 11.8, the parties hereto agree, subject to the other provisions of this Agreement, upon request by the Revolving Loan Agent or the Term Loan Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Revolving Loan Priority Collateral and the Term Loan Priority Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Term Loan Documents and the Revolving Loan Documents.

11

2.5 Affiliate Obligations. The parties hereto acknowledge and agree that the Shared Collateral may secure Revolving Loan Bank Product Obligations on a pari passu basis with the Liens on the Shared Collateral securing other Revolving Loan Debt and that the Shared Collateral may secure Term Loan Bank Product Obligations on a pari passu basis with the Liens on the Shared Collateral securing other Term Loan Debt but that the applicable Affiliate Obligations may only be secured by a first priority Lien on either the Revolving Loan Priority Collateral or the Term Loan Priority Collateral (but not both). Revolving Loan Agent agrees to provide the Term Loan Agent a copy of a notice or designation whereby an obligation is designated as a Revolving Loan Bank Product Obligation under the Revolving Loan Agreement reasonably promptly upon Revolving Loan Agent’s receipt thereof, and the Term Loan Agent agrees to provide the Revolving Loan Agent a copy of a notice or designation whereby an obligation is designated as a Term Loan Bank Product Obligation under the Term Loan Agreement reasonably promptly upon Term Loan Agent’s receipt thereof. If an obligation is designated as both a Revolving Loan Bank Product Obligation and a Term Loan Bank Product Obligation, such obligation shall constitute that Affiliate Obligation which it was designated first in time.

Section 3. Enforcement

3.1 Exercise of Rights and Remedies.

(a) So long as the Discharge of Revolving Loan Debt has not occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, Term Loan Agent, for itself and on behalf of the other Term Loan Secured Parties:

(i) will not enforce or exercise, or seek to enforce or exercise, any rights or remedies (including any right of setoff or notification of account debtors) with respect to any Revolving Loan Priority Collateral (including the enforcement of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or any similar agreement or arrangement to which the Term Loan Agent or any other Term Loan Secured Party is a party) or commence or join with any Person (other than Revolving Loan Agent with its consent) in commencing, or filing a petition for, any action or proceeding with respect to such rights or remedies (including any foreclosure action), except, that, Term Loan Agent or any other Term Loan Secured Party may commence or join with any Person in commencing, or filing a petition to commence, an Insolvency Proceeding; and except, that, subject at all times to the provisions of Section 4 of this Agreement and to Section 3.1(a)(ii) of this Agreement, Term Loan Agent may enforce or exercise any or all such rights and remedies as to any Revolving Loan Priority Collateral commencing one hundred eighty (180) days after the date of the receipt by Revolving Loan Agent of written notice from Term Loan Agent of the declaration by Term Loan Secured Parties of a Term Loan Event of Default in accordance with the terms of the Term Loan Documents (as in effect on the date hereof) that is continuing and the written demand by Term Loan Secured Parties of the immediate payment in full of all of the Term Loan Debt under the Term Loan Documents so long as such Term Loan Event of Default has not been cured or waived (such period being referred to herein as the “Term Loan Standstill Period”); provided, that,

12

(A) in the event that at any time after the Term Loan Agent has sent a notice to Revolving Loan Agent to commence the Term Loan Standstill Period in respect of any Revolving Loan Priority Collateral, the Term Loan Event of Default that was the basis for such notice is cured or waived or otherwise ceases to exist and no other Term Loan Events of Default have occurred and are then continuing, then the notice shall automatically and without further action of the parties be deemed rescinded and no Term Loan Standstill Period shall be deemed to have been commenced;

(B) the Term Loan Standstill Period shall be tolled for any period during which Revolving Loan Agent is stayed from exercising rights or remedies in respect of any Revolving Loan Priority Collateral during the pendency of any Insolvency Proceeding or pursuant to any court order so long as the Revolving Loan Agent has used its commercially reasonable efforts to have such stay lifted;

(C) prior to taking any action to enforce or exercise any or all such rights and remedies in respect of any Revolving Loan Priority Collateral, or commence or petition for any such action or proceeding, after the end of the Term Loan Standstill Period, Term Loan Agent shall give Revolving Loan Agent not more than ten (10) Business Days’ and not less than five (5) Business Days’ prior written notice of the intention of Term Loan Agent or any other Term Loan Secured Party to exercise its rights and remedies in respect of any Revolving Loan Priority Collateral, including specifying the rights and remedies that it intends to exercise, which notice may be sent prior to the end of the Term Loan Standstill Period and in the event that Term Loan Agent shall not take any action to enforce or exercise any or all of such rights in respect of any Revolving Loan Priority Collateral within ninety (90) days after the end of the Term Loan Standstill Period, then the notice to commence such Term Loan Standstill Period shall automatically and without further action of the parties be deemed rescinded and no Term Loan Standstill Period shall be deemed to have been commenced;

(D) notwithstanding anything to the contrary contained in Section 3.1(a)(i) above, Term Loan Agent and the other Term Loan Secured Parties may exercise any rights or remedies against any specific item or items of the Revolving Loan Priority Collateral or commence or petition for any action or proceeding with respect to such rights or remedies after the end of the Term Loan Standstill Period, unless Revolving Loan Agent or any other Revolving Loan Secured Party is diligently pursuing in good faith the exercise of its enforcement rights or remedies against all or any material portion of the Revolving Loan Priority Collateral or such item or items of Revolving Loan Priority Collateral, including, without limitation, any of the following: solicitation of bids from third parties to conduct the liquidation of all or any material portion of the Revolving Loan Priority Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, auctioneers or other third parties for the purpose of valuing, marketing, promoting or selling all or any material portion of the Revolving Loan Priority Collateral, the notification of account debtors that owe all or a material portion of the accounts to make payments to the Revolving Loan Agent or its agents, the initiation of any action to take possession of all or any material portion of the Revolving Loan Priority Collateral or the commencement of any legal proceedings or actions against or with respect to all or any material portion of the Revolving Loan Priority Collateral);

13

(ii) will not contest, protest or object to any foreclosure action or proceeding brought by Revolving Loan Agent or any other Revolving Loan Secured Party, or any other enforcement or exercise by any Revolving Loan Secured Party of any rights or remedies relating solely to any Revolving Loan Priority Collateral, so long as the Liens of Term Loan Agent in such Revolving Loan Priority Collateral attach to the Proceeds thereof subject to the relative priorities set forth in Section 2.1 and such actions or proceedings are being pursued in good faith;

(iii) will not object to the forbearance by Revolving Loan Agent or the other Revolving Loan Secured Parties from commencing or pursuing any foreclosure action or proceeding or any other enforcement or exercise of any rights or remedies with respect to any of the Revolving Loan Priority Collateral;

(iv) will not, so long as the Discharge of Revolving Loan Debt has not occurred and except for actions otherwise permitted (x) in accordance with Section 3.1(a)(i)(D) (but subject to the provisions of Sections 4.1 and 4.2) or, (y) in accordance with Section 6.4 but not in violation of any provision of this Agreement, take or receive any Revolving Loan Priority Collateral, or any Proceeds thereof or payment with respect thereto, in connection with the exercise of any right or remedy (including any right of setoff) with respect to any Revolving Loan Priority Collateral (it being understood and agreed that payments made by any Grantor in respect of the Term Loan Debt with proceeds of loans or advances under the Revolving Loan Documents or, so long as the Revolving Loan Secured Parties or Term Loan Secured Parties have not commenced enforcement of their liens, payments made by any Grantor in respect of the Term Loan Debt in the ordinary course of business with proceeds of Revolving Loan Priority Collateral shall not constitute a breach of this Section 3.1(a)(iv));

(v) agrees that no covenant, agreement or restriction contained in any Term Loan Document shall be deemed to restrict in any way the rights and remedies of Revolving Loan Agent or the other Revolving Loan Secured Parties with respect to the Revolving Loan Priority Collateral as set forth in this Agreement and the Revolving Loan Documents;

(vi) will not object to the manner in which Revolving Loan Agent or any other Revolving Loan Secured Party may seek to enforce or collect the Revolving Loan Debt or the Liens of such Revolving Loan Secured Party on any Revolving Loan Priority Collateral to the extent not in violation of this Agreement, regardless of whether any action or failure to act by or on behalf of Revolving Loan Agent or any other Revolving Loan Secured Party is, or could be, adverse to the interests of the Term Loan Secured Parties, and will not assert, and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Revolving Loan Priority Collateral or any other rights a junior secured creditor may have under applicable law with respect to the matters described in this clause (vi); and

14

(vii) will not attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of any Revolving Loan Debt or any Lien of Revolving Loan Agent or this Agreement (other than the challenging the characterization of any item of Collateral as Term Loan Priority Collateral or Revolving Loan Priority Collateral or whether an asset constitutes Shared Collateral), or the validity or enforceability of the priorities, rights or obligations established by this Agreement.

(b) So long as the Discharge of Term Loan Debt has not occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, Revolving Loan Agent, for itself and on behalf of the other Revolving Loan Secured Parties:

(i) will not enforce or exercise, or seek to enforce or exercise, any rights or remedies (including any right of setoff or notification of account debtors) with respect to any Term Loan Priority Collateral or commence or join with any Person (other than Term Loan Agent with its consent) in commencing, or filing a petition for, any action or proceeding with respect to such rights or remedies (including any foreclosure action), except, that, Revolving Loan Agent or any other Revolving Loan Secured Party may commence or join with any Person in commencing, or filing a petition to commence, an Insolvency Proceeding; and except, that, subject at all times to the provisions of Section 4 of this Agreement and to Section 3.1(b)(ii) of this Agreement, Revolving Loan Agent may enforce or exercise any or all such rights and remedies as to any Term Loan Priority Collateral commencing one hundred eighty (180) days after the date of the receipt by Term Loan Agent of written notice from Revolving Loan Agent of the declaration by Revolving Loan Secured Parties of a Revolving Loan Event of Default in accordance with the terms of the Revolving Loan Documents (as in effect on the date hereof) that is continuing and the written demand by Revolving Loan Secured Parties of the immediate payment in full of all of the Revolving Loan Debt under the Revolving Loan Documents so long as such Revolving Loan Event of Default has not been cured or waived (such period being referred to herein as the “Revolving Loan Standstill Period”); provided, that,

(A) in the event that at any time after the Revolving Loan Agent has sent a notice to Term Loan Agent to commence the Revolving Loan Standstill Period in respect of any Term Loan Priority Collateral, the Revolving Loan Event of Default that was the basis for such notice is cured or waived or otherwise ceases to exist and no other Revolving Loan Events of Default have occurred and are then continuing, then the notice shall automatically and without further action of the parties be deemed rescinded and no Revolving Loan Standstill Period shall be deemed to have been commenced;

(B) the Revolving Loan Standstill Period shall be tolled for any period during which Term Loan Agent is stayed from exercising rights or remedies in respect of any Term Loan Priority Collateral during the pendency of any Insolvency Proceeding or pursuant to any court order so long as the Term Loan Agent has used its commercially reasonable efforts to have such stay lifted;

15

(C) prior to taking any action to enforce or exercise any or all such rights and remedies in respect of any Term Loan Priority Collateral, or commence or petition for any such action or proceeding, after the end of the Revolving Loan Standstill Period, Revolving Loan Agent shall give Term Loan Agent not more than ten (10) Business Days’ and not less than five (5) Business Days’ prior written notice of the intention of Revolving Loan Agent or any other Revolving Loan Secured Party to exercise its rights and remedies in respect of any Term Loan Priority Collateral, including specifying the rights and remedies that it intends to exercise, which notice may be sent prior to the end of the Revolving Loan Standstill Period and in the event that Revolving Loan Agent shall not take any action to enforce or exercise any or all of such rights in respect of any Term Loan Priority Collateral within ninety (90) days after the end of the Revolving Loan Standstill Period, then the notice to commence such Revolving Loan Standstill Period shall automatically and without further action of the parties be deemed rescinded and no Revolving Loan Standstill Period shall be deemed to have been commenced;

(D) notwithstanding anything to the contrary contained in Section 3.1(b)(i) above, Revolving Loan Agent and the other Revolving Loan Secured Parties may exercise any rights or remedies against any specific item or items of the Term Loan Priority Collateral or commence or petition for any action or proceeding with respect to such rights or remedies after the end of the Revolving Loan Standstill Period, unless Term Loan Agent or any other Term Loan Secured Party is diligently pursuing in good faith the exercise of its enforcement rights or remedies against all or any material portion of the Term Loan Priority Collateral or such item or items of Term Loan Priority Collateral, including, without limitation, any of the following: solicitation of bids from third parties to conduct the liquidation of all or any material portion of the Term Loan Priority Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, auctioneers or other third parties for the purpose of valuing, marketing, promoting or selling all or any material portion of the Term Loan Priority Collateral, the initiation of any action to take possession of all or any material portion of the Term Loan Priority Collateral or the commencement of any legal proceedings or actions against or with respect to all or any material portion of the Term Loan Priority Collateral);

(ii) will not contest, protest or object to any foreclosure action or proceeding brought by Term Loan Agent or any other Term Loan Secured Party, or any other enforcement or exercise by any Term Loan Secured Party of any rights or remedies relating solely to any Term Loan Priority Collateral so long as the Liens of Revolving Loan Agent in such Term Loan Priority Collateral attach to the Proceeds thereof subject to the relative priorities set forth in Section 2.1 and such actions or proceedings are being pursued in good faith;

16

(iii) will not object to the forbearance by Term Loan Agent or the other Term Loan Secured Parties from commencing or pursuing any foreclosure action or proceeding or any other enforcement or exercise of any rights or remedies with respect to any of the Term Loan Priority Collateral;

(iv) will not, so long as the Discharge of Term Loan Debt has not occurred and except for actions otherwise permitted (x) in accordance with Section 3.1(b)(i)(D) (but subject to the provisions of Sections 4.1 and 4.2) or, (y) in accordance with Section 6.4 but not in violation of any provision of this Agreement, take or receive any Term Loan Priority Collateral, or any Proceeds thereof or payment with respect thereto, in connection with the exercise of any right or remedy (including any right of setoff) with respect to any Term Loan Priority Collateral (it being understood and agreed that payments made by any Grantor in respect of the Revolving Loan Debt with proceeds of loans or advances under the Term Loan Documents or, so long as the Revolving Loan Secured Parties or Term Loan Secured Parties have not commenced enforcement of their liens, payments made by any Grantor in respect of the Revolving Loan Debt in the ordinary course of business with proceeds of Revolving Loan Priority Collateral shall not constitute a breach of this Section 3.1(a)(iv));

(v) agrees that no covenant, agreement or restriction contained in any Revolving Loan Document shall be deemed to restrict in any way the rights and remedies of Term Loan Agent or the other Term Loan Secured Parties with respect to the Term Loan Priority Collateral as set forth in this Agreement and the Term Loan Documents;

(vi) will not object to the manner in which Term Loan Agent or any other Term Loan Secured Party may seek to enforce or collect the Term Loan Debt or the Liens of such Term Loan Secured Party on any Term Loan Priority Collateral to the extent not in violation of this Agreement, regardless of whether any action or failure to act by or on behalf of Term Loan Agent or any other Term Loan Secured Party is, or could be, adverse to the interests of the Revolving Loan Secured Parties, and will not assert, and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Term Loan Priority Collateral or any other rights a junior secured creditor may have under applicable law with respect to the matters described in this clause (vi) in respect of Term Loan Priority Collateral; and

(vii) will not attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of any Term Loan Debt or any Lien of Term Loan Agent or this Agreement (other than the challenging the characterization of any item of Collateral as Term Loan Priority Collateral or Revolving Loan Priority Collateral or whether an asset constitutes Shared Collateral), or the validity or enforceability of the priorities, rights or obligations established by this Agreement.

17

(c) Until the Discharge of Revolving Loan Debt has occurred, whether or not any Insolvency Proceeding has commenced with respect to any Grantor, subject to Section 3.1(a)(i) hereof, the Revolving Loan Secured Parties shall have the exclusive right to commence, and if applicable, maintain the exercise of its rights and remedies with respect to the Revolving Loan Priority Collateral, including, without limitation, the exclusive right, to the extent provided for in the Revolving Loan Documents or under applicable law, to appoint an administrator or a receiver in respect of the Revolving Loan Priority Collateral, to take or retake control or possession of such Collateral and to hold, prepare for sale, process, and subject to Section 3.1(a) hereof, sell, lease, dispose of, or liquidate such Revolving Loan Priority Collateral, without any consultation with or the consent of any Term Loan Secured Party; provided that, the Lien securing the Term Loan Debt shall continue as to the Proceeds of such Collateral released or disposed of subject to the relative priorities described in Section 2 hereof. In exercising enforcement rights and remedies with respect to the Revolving Loan Priority Collateral, the Revolving Loan Secured Parties may enforce the provisions of the Revolving Loan Documents with respect to the Revolving Loan Priority Collateral and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise realize on or dispose of any Revolving Loan Priority Collateral upon foreclosure, to incur expenses in connection with such sale or other realization or disposition, and to exercise all of the rights and remedies of a secured creditor under the UCC or any similar law of any other jurisdiction outside of the United States and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction. Term Loan Secured Parties shall not have any right to direct any Revolving Loan Secured Party to exercise any right, remedy or power with respect to the Revolving Loan Priority Collateral, and each Term Loan Secured Party shall have no right to consent to any exercise of remedies under the Revolving Loan Documents or applicable law in respect of any of the Revolving Loan Priority Collateral. No Term Loan Secured Party shall institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against any Revolving Loan Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to the Shared Collateral.

(d) Until the Discharge of Term Loan Debt has occurred, whether or not any Insolvency Proceeding has commenced with respect to any Grantor, subject to Section 3.1(b)(i) hereof, the Term Loan Secured Parties shall have the exclusive right to commence, and if applicable, maintain the exercise of its rights and remedies with respect to the Term Loan Priority Collateral, including, without limitation, the exclusive right, to the extent provided for in the Term Loan Documents or under applicable law, to appoint an administrator or a receiver in respect of the Term Loan Priority Collateral, to take or retake control or possession of such Collateral and to hold, prepare for sale, process, and subject to Section 3.1(b) hereof, sell, lease, dispose of, or liquidate such Term Loan Priority Collateral, without any consultation with or the consent of any Revolving Loan Secured Party; provided that, the Lien securing the Revolving Loan Debt shall continue as to the Proceeds of such Collateral released or disposed of subject to the relative priorities described in Section 2 hereof. In exercising enforcement rights and remedies with respect to the Term Loan Priority Collateral, the Term Loan Secured Parties may enforce the provisions of the Term Loan Documents with respect to the Term Loan Priority Collateral and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise realize on or dispose of any Term

18

Loan Priority Collateral upon foreclosure, to incur expenses in connection with such sale or other realization or disposition, and to exercise all of the rights and remedies of a secured creditor under the UCC or any similar law of any other jurisdiction outside of the United States and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction. Revolving Loan Secured Parties shall not have any right to direct any Term Loan Secured Party to exercise any right, remedy or power with respect to the Term Loan Priority Collateral and each Revolving Loan Secured Party shall have no right to consent to any exercise of remedies under the Revolving Loan Documents or applicable law in respect of any of the Term Loan Priority Collateral. No Revolving Loan Secured Party shall institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against any Term Loan Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to the Shared Collateral.

(e) Notwithstanding the foregoing, each of the Term Loan Agent and the Revolving Loan Agent may:

(i) file a claim or statement of interest with respect to the Revolving Loan Debt or Term Loan Debt, as the case may be; provided, that, an Insolvency Proceeding has commenced with respect to any Grantor;

(ii) in the case of the Term Loan Agent, take any action in order to create, perfect, preserve or protect (but not enforce) its Lien on any of the Revolving Loan Priority Collateral, and in the case of the Revolving Loan Agent, take any action in order to create, perfect, preserve or protect (but not enforce) its Lien on any of the Term Loan Priority Collateral;

(iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims or Liens of the Revolving Loan Secured Parties or Term Loan Secured Parties represented by it, including any claims secured by the Collateral, if any, or otherwise make any agreements or file any motions or objections pertaining to the claims or Liens of such Secured Parties, in each case in accordance with the terms of this Agreement;

(iv) file any pleadings, objections, motions or agreements which assert rights or interests that are available to unsecured creditors of the Grantors including, without limitation, the commencement of an Insolvency Proceeding with respect to any Grantor, in each case, in accordance with applicable law and in a manner not inconsistent with the terms of this Agreement;

(v) vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement; and

(vi) exercise all other rights and remedies as unsecured creditors against Grantor so long as such exercise does not contravene any provision of this Agreement (it being understood that any provision of this Agreement that requires any party hereto to act or to refrain from acting shall be applicable to such party in its respective capacities as a secured and an unsecured creditor).

19

3.2 Release of Second Priority Liens.

(a) If the Agent with the senior Lien on any Shared Collateral (the “Senior Agent”) releases its Liens on any part of such Shared Collateral in connection with (i) any Disposition of such Shared Collateral permitted under the terms of the Revolving Loan Documents and the terms of the Term Loan Documents, (ii) the Disposition by an Agent (but not by a Grantor) of such Shared Collateral in connection with the exercise of such Agent’s enforcement remedies in respect of such Shared Collateral or (iii) the Disposition by any Grantor of such Shared Collateral with the consent of the Senior Agent so long as, in the case of any Disposition of such Shared Collateral pursuant to this clause (iii), (A) a Revolving Loan Event of Default (in the case of a Disposition of Revolving Loan Priority Collateral) or Term Loan Event of Default (in the case of a Disposition of Term Loan Priority Collateral) has occurred and is continuing, (B) the net cash proceeds received from such Disposition shall be applied to repay the Revolving Loan Debt (in the case of a Disposition of Revolving Loan Priority Collateral) or the Term Loan Debt (in the case of a Disposition of Term Loan Priority Collateral) and, in the case of a Disposition of Revolving Loan Priority Collateral, the commitments under the Revolving Loan Agreement shall be permanently reduced by an amount equal to the amount of such net cash proceeds, (C) such Disposition shall be conducted in a commercially reasonable manner, (D) the Agent with the junior Lien on such Shared Collateral shall have received not less than five (5) Business Days’ prior written notice of such Disposition and (E) the consideration paid for such Shared Collateral shall consist of all cash paid at the closing of the Disposition of such Shared Collateral (unless all or any of such consideration is required to be paid in cash within thirty (30) days after the closing of such Disposition), then (in each case) effective upon the consummation of any such Disposition or exercise of enforcement remedies, the Agent with the junior Lien on any such Collateral (the “Junior Agent”) shall:

(i) be deemed to have automatically and without further action consented to such Disposition, waived any conflicting provision in the Revolving Loan Documents or the Term Loan Documents, as the case may be, and released and terminated any Liens it may have on such Shared Collateral; provided, that, (A) the Liens of the Senior Agent on the Shared Collateral so sold or disposed of are released at the same time, and (B) such junior Lien shall remain in place with respect to any Proceeds of such sale, transfer or other disposition under this clause (a)(i) that remain after the Discharge of Revolving Loan Debt (in the case of Revolving Loan Priority Collateral) or the Discharge of Term Loan Debt (in the case of Term Loan Priority Collateral);

(ii) be deemed to have authorized the Senior Agent to file UCC amendments and terminations covering the Shared Collateral so sold or otherwise disposed of with respect to the UCC financing statements between any Grantor and the Junior Agent to evidence such release and termination; and

(iii) promptly upon the request of the Senior Agent, execute and deliver (x) such other release documents and confirmations of the authorization to file UCC amendments and terminations provided for herein, and (y) such consent and waiver

20

documents and instruments, in each case as the Senior Agent may require in connection with such sale or other Disposition, to evidence and effectuate such termination and release, the consent of the Junior Agent (on behalf of itself and the Secured Parties for whom such Agent is acting) to such Disposition, and the waiver of any conflicting provisions in the Revolving Loan Documents or the Term Loan Documents, as the case may be; provided, that, any such release or UCC amendment or termination or consent or waiver by or on behalf of the Junior Agent shall not extend to or otherwise affect any of the rights, if any, of such Junior Agent to the Proceeds from any such sale or other disposition of Shared Collateral upon the payment and satisfaction in full of the Revolving Loan Debt or the Term Loan Debt, as the case may be, whichever is secured by the senior Lien on such Shared Collateral.

(b) Each Agent, for itself and on behalf of the other Secured Parties for whom such Agent is acting, in its capacity as Junior Agent, hereby irrevocably constitutes and appoints the other Agent, in its capacity as Senior Agent, and any officer or agent of such Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Junior Agent or such holder or in the Junior Agent’s own name, from time to time in such Senior Agent’s discretion, for the purpose of carrying out the terms of this Section 3.2, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 3.2, including any waivers or consents or termination statements, endorsements, or other instruments of transfer or release. Nothing contained in this Agreement shall be construed to modify the obligation of the Senior Agent to act in a commercially reasonable manner in the exercise of its rights to sell, lease, license, exchange, transfer or otherwise dispose of any Collateral.

(c) In the event that Proceeds of Shared Collateral are received in connection with a Disposition of Shared Collateral that directly or indirectly involves both some or all of the Revolving Loan Priority Collateral and some or all of the Term Loan Priority Collateral, the Revolving Loan Agent and the Term Loan Agent shall use commercially reasonable efforts in good faith to allocate the Proceeds received in connection with such Disposition of such Shared Collateral to the Revolving Loan Priority Collateral and the Term Loan Priority Collateral. If the Revolving Loan Agent and Term Loan Agent are unable to agree on such allocation within ten (10) Business Days (or such other period of time as Revolving Loan Agent and Term Loan Agent agree) of the consummation of such Disposition, the portion of such Proceeds that shall be allocated as Proceeds of Revolving Loan Priority Collateral for purposes of this Agreement shall be an amount equal to the sum of the book value of the Accounts, Inventory and cash included in the Shared Collateral subject to such Disposition (determined at the time of such Disposition) with the balance of the Proceeds to be allocated to the Term Loan Priority Collateral; provided, that, to the extent that the Revolving Loan Priority Collateral subject to such Disposition may include assets other than Accounts, Inventory and cash, at the option of Revolving Loan Agent, the appraised value of such other assets may be used for the purposes of the allocation of such Proceeds to the Revolving Loan Priority Collateral based on the then most current satisfactory third party appraisal received by Revolving Loan Agent with respect thereto. It is understood and agreed that Proceeds of Equity Interests and the Term Loan Assets Proceeds Account and the proceeds thereof shall not be subject to this Section 3.2(c) and shall constitute Term Loan Priority Collateral. Notwithstanding anything in

21

the Revolving Loan Documents or Term Loan Documents to the contrary, no Revolving Loan Event of Default or Term Loan Event of Default shall occur as a result of any delay in paying over any such Proceeds of Shared Collateral, if such delay is caused by the failure of the Revolving Loan Agent and the Term Loan Agent to agree on the allocation of such Proceeds.

3.3 Insurance and Condemnation Awards.

(a) So long as the Discharge of Revolving Loan Debt has not occurred, Revolving Loan Agent and the other Revolving Loan Secured Parties shall have the sole and exclusive right, subject to the rights of Grantors under the Revolving Loan Documents, to settle and adjust claims in respect of the Revolving Loan Priority Collateral under policies of insurance and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation in respect of the Revolving Loan Priority Collateral. So long as the Discharge of Revolving Loan Debt has not occurred, all Proceeds of any such policy in respect of the Revolving Loan Priority Collateral and any such award, or any payments in respect of the Revolving Loan Priority Collateral with respect to a deed in lieu of condemnation, shall, subject to the rights of the Grantors under the Revolving Loan Documents, (i) first, be paid to Revolving Loan Agent for the benefit of the Revolving Loan Secured Parties to the extent required under the Revolving Loan Documents, (ii) second, be paid to Term Loan Agent for the benefit of the Term Loan Secured Parties to the extent required under the applicable Term Loan Documents, and (iii) third, be paid to the owner of the subject property or as a court of competent jurisdiction may otherwise direct or may otherwise be required by applicable law. Until the Discharge of Revolving Loan Debt, if Term Loan Agent or any other Term Loan Secured Party shall, at any time, receive any Proceeds of any such insurance policy or any such award or payment, it shall pay such Proceeds over to Revolving Loan Agent in accordance with the terms of Section 4.2.

(b) So long as the Discharge of Term Loan Debt has not occurred, Term Loan Agent and the other Term Loan Secured Parties shall have the sole and exclusive right, subject to the rights of Grantors under the Term Loan Documents, to settle and adjust claims in respect of the Term Loan Priority Collateral under policies of insurance and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation in respect of the Term Loan Priority Collateral. So long as the Discharge of Term Loan Debt has not occurred, all Proceeds of any such policy in respect of the Term Loan Priority Collateral and any such award, or any payments in respect of the Term Loan Priority Collateral with respect to a deed in lieu of condemnation, shall, subject to the rights of the Grantors under the Term Loan Documents, (i) first, be paid to Term Loan Agent for the benefit of the Term Loan Secured Parties to the extent required under the applicable Term Loan Documents, (ii) second, be paid to Revolving Loan Agent for the benefit of the Revolving Loan Secured Parties to the extent required under the Revolving Loan Documents, and (iii) third, be paid to the owner of the subject property or as a court of competent jurisdiction may otherwise direct or may otherwise be required by applicable law. Until the Discharge of Term Loan Debt, if Revolving Loan Agent or any other Revolving Loan Secured Party shall, at any time, receive any Proceeds of any such insurance policy or any such award or payment, it shall pay such Proceeds over to Term Loan Agent in accordance with the terms of Section 4.2.

22

(c) If any insurance claim includes both Revolving Loan Priority Collateral and Term Loan Priority Collateral and the insurer will not settle such claim separately with respect to Revolving Loan Priority Collateral and Term Loan Priority Collateral, if the Agents are unable after negotiating in good faith to agree on the settlement for such claim, either Agent may apply to a court of competent jurisdiction to make a determination as to the control of the settlement of such claim, and the court’s determination shall be binding upon the Agents. All proceeds of such insurance shall be remitted to the Revolving Loan Agent or Term Loan Agent, as the case may be, and each of the Term Loan Agent and Revolving Loan Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1 hereof. For the avoidance of doubt, Proceeds of Collateral constituting the proceeds of business interruption insurance shall (i) unless a Revolving Loan Event of Default or Term Loan Event of Default has occurred and is continuing, be returned to the applicable Grantor, (ii) (1) if a Revolving Loan Event of Default, but no Term Loan Event of Default, has occurred and is continuing, be applied to the Revolving Loan Debt then outstanding and (2) if a Term Loan Event of Default, but no Revolving Loan Event of Default, has occurred and is continuing, be applied to the Term Loan Debt then outstanding, and (iii) if a Revolving Loan Event of Default and a Term Loan Event of Default have occurred and are continuing, be applied to the Revolving Loan Debt and the Term Loan Debt on a pari passu basis based upon the Revolving Loan Debt and the Term Loan Debt then outstanding.

Section 4. Payments

4.1 Application of Proceeds.

(a) So long as the Discharge of Revolving Loan Debt has not occurred, the Revolving Loan Priority Collateral or Proceeds thereof received in connection with any Disposition of, or collection on, such Revolving Loan Priority Collateral (including, without limitation, any Proceeds of Revolving Loan Priority Collateral taken or received by the Term Loan Agent or other Term Loan Secured Parties pursuant to Section 3.1(a)(i)(D)), shall, subject to the rights of Grantors under the Revolving Loan Documents, be applied in the following order of priority:

(i) first, to the Revolving Loan Debt and for cash collateral as required under the Revolving Loan Documents, and in such order as specified in the applicable Revolving Loan Documents until the Discharge of Revolving Loan Debt has occurred;

(ii) second, to the Term Loan Debt in such order as specified in the applicable Term Loan Documents until the Discharge of Term Loan Debt has occurred.

(b) So long as the Discharge of Term Loan Debt has not occurred, the Term Loan Priority Collateral or Proceeds thereof received in connection with the Disposition of, or collection on, such Term Loan Priority Collateral (including, without limitation, any Proceeds of Term Loan Priority Collateral taken or received by the Revolving Loan Agent or other Revolving Loan Secured Parties pursuant to Section 3.1(b)(i)(D)), shall, subject to the rights of Grantors under the Term Loan Documents, be applied in the following order of priority:

23

(i) first, to the Term Loan Debt and for cash collateral as required under the Term Loan Documents, and in such order as specified in the applicable Term Loan Documents until the Discharge of Term Loan Debt has occurred;

(ii) second, to the Revolving Loan Debt in such order as specified in the applicable Revolving Loan Documents until the Discharge of Revolving Loan Debt has occurred.

(c) Upon the Discharge of Revolving Loan Debt, to the extent permitted under applicable law and without risk of legal liability to Revolving Loan Agent or any other Revolving Loan Secured Party and until the Discharge of the Term Loan Debt, Revolving Loan Agent shall, subject to the rights of Grantors under the Term Loan Documents, deliver to Term Loan Agent, without representation or recourse, any Proceeds of Shared Collateral held by it at such time in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, to be applied by Term Loan Agent to the Term Loan Debt in such order as specified in the relevant Term Loan Documents. Upon the Discharge of Term Loan Debt, to the extent permitted under applicable law and without risk of legal liability to Term Loan Agent or any other Term Loan Secured Party and until the Discharge of the Revolving Loan Debt, Term Loan Agent shall, subject to the rights of Grantors under the Revolving Loan Documents, deliver to Revolving Loan Agent, without representation or recourse, any Proceeds of Shared Collateral held by it at such time in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, to be applied by Revolving Loan Agent to the Revolving Loan Debt in such order as specified in the relevant Revolving Loan Documents. The provisions of this Section 4.1 are intended solely to govern the respective Lien priorities as between Term Loan Agent and Revolving Loan Agent and shall not impose on any Agent or any other Secured Party any obligations in respect of the disposition of Proceeds of foreclosure on any Shared Collateral which would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or other governmental authority or any applicable law.

4.2 Payments Over.

(a) So long as the Discharge of Revolving Loan Debt has not occurred, whether or not any Insolvency Proceeding has commenced with respect to any Grantor, Term Loan Agent agrees, for itself and on behalf of the other Term Loan Secured Parties, that any Revolving Loan Priority Collateral or Proceeds thereof or payment with respect thereto received by Term Loan Agent or any other Term Loan Secured Party (including any right of set-off), and including in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation), in each case, in violation of this Agreement, shall be segregated and held in trust and promptly transferred or paid over to Revolving Loan Agent for the benefit of the Revolving Loan Secured Parties in the same form as received, with any necessary endorsements or assignments or as a court of competent jurisdiction may otherwise direct. Revolving Loan Agent is hereby authorized to make any such endorsements or assignments as agent for Term Loan Agent. This authorization is coupled with an interest and is irrevocable. Neither payments made by Grantors in respect of the Term Loan Debt with proceeds of loans or advances under the Revolving Loan Documents nor, so long as the Revolving Loan Secured Parties or the Term Loan Secured Parties have not commenced enforcement of their liens, payments of Term Loan Debt in the ordinary course of business made with proceeds of the Revolving Loan Priority Collateral, shall be required to be transferred or paid over to Revolving Loan Agent for the benefit of the Revolving Loan Secured Parties.

24

(b) So long as the Discharge of Term Loan Debt has not occurred, whether or not any Insolvency Proceeding has commenced with respect to any Grantor, Revolving Loan Agent agrees, for itself and on behalf of the other Revolving Loan Secured Parties, that any Term Loan Priority Collateral or Proceeds thereof or payment with respect thereto received by Revolving Loan Agent or any other Revolving Loan Secured Party (including any right of set-off), and including in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation), in each case, in violation of this Agreement, shall be segregated and held in trust and promptly transferred or paid over to Term Loan Agent for the benefit of the Term Loan Secured Parties in the same form as received, with any necessary endorsements or assignments or as a court of competent jurisdiction may otherwise direct. Term Loan Agent is hereby authorized to make any such endorsements or assignments as agent for Revolving Loan Agent. This authorization is coupled with an interest and is irrevocable. Neither payments made by Grantors in respect of the Revolving Loan Debt with proceeds of loans or advances under the Term Loan Documents nor, so long as the Revolving Loan Secured Parties or the Term Loan Secured Parties have not commenced enforcement of their liens, payments of Revolving Loan Debt in the ordinary course of business made with proceeds of the Term Loan Priority Collateral, shall be required to be transferred or paid over to Term Loan Agent for the benefit of the Term Loan Secured Parties.

(c) If any Grantor or any Subsidiary of any Grantor proposes to remit proceeds of Shared Collateral to an Agent (the “Payee Agent”) in connection with a Disposition and the other Agent (the “Disputing Agent”) asserts in writing to such Grantor or such Subsidiary, as applicable, and the Payee Agent that such proceeds should be remitted to the Disputing Agent instead of the Payee Agent, such Grantor or such Subsidiary, as applicable, shall be permitted to deposit the applicable funds in an escrow account pursuant to the terms of an escrow agreement reasonably satisfactory to both Agents, and such escrowed funds shall only be released either pursuant to the terms of such escrow agreement or pursuant to an order of a court of competent jurisdiction. Once any such funds are deposited in such escrow account in accordance with the terms of such escrow agreement, such funds shall no longer constitute property of such Grantor or such Subsidiary, as applicable, and shall, upon resolution of the dispute as contemplated in the immediately preceding sentence, become the property of the applicable Agent (on behalf of the Secured Parties for whom such Agent is acting) in accordance with the terms of this Agreement. Notwithstanding anything in the Revolving Loan Documents or Term Loan Documents to the contrary, (i) to the extent such Grantor or such Subsidiary, as applicable, pays any amounts to an escrow account in accordance with this Section 4.2(c), such Grantor or such Subsidiary, as applicable, shall for all purposes under the Revolving Loan Documents or the Term Loan Documents, as the case may be, be deemed to have satisfied their obligation to pay such amounts thereunder (but without in any way reducing the outstanding amount of Revolving Loan Debt or Term Loan Debt (or any accrued and unpaid interest thereon (which, for avoidance of doubt, would, pursuant to the terms thereof, continue to accrue in accordance with the applicable loan documents) until the escrowed amount is applied to the Revolving Loan Debt or the Term Loan Debt, as the case may be) and, upon final determination of the application of the escrowed amounts to the Revolving Loan Debt or the Term Loan Debt,

25

as the case may be, such amount applied shall reduce the Revolving Loan Debt or the Term Loan Debt, as the case may be, in accordance with the terms of the Revolving Loan Agreement or the Term Loan Agreement, as applicable and (ii) no Revolving Loan Event of Default or Term Loan Event of Default shall occur as a result of any delay in paying any such amounts to an escrow account, if such delay is caused by the failure of the Disputing Agent and the Payee Agent to agree on the terms of the applicable escrow agreement.

Section 5. Bailee for Perfection

5.1 Each Agent as Bailee.

(a) Each Agent agrees to hold any Shared Collateral that is in the possession or control of such Agent (or its agents or bailees), to the extent that possession or control thereof is effective to perfect a Lien thereon under the Uniform Commercial Code (such Shared Collateral being referred to herein as the “Pledged Collateral”), as bailee and agent for and on behalf of the other Agent solely for the purpose of perfecting the Lien granted to the other Agent in such Pledged Collateral (including as to any securities or any deposit accounts or securities accounts, if any, for purposes of satisfying the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) pursuant to the Revolving Loan Documents or Term Loan Documents, as applicable, subject to the terms and conditions of this Section 5.

(b) Until the Discharge of Revolving Loan Debt has occurred, Revolving Loan Agent shall be entitled to deal with the Pledged Collateral constituting Revolving Loan Priority Collateral in accordance with the terms of the Revolving Loan Documents. The rights of Term Loan Agent to such Pledged Collateral shall at all times be subject to the terms of this Agreement and to Revolving Loan Agent’s rights under the Revolving Loan Documents. Until the Discharge of Term Loan Debt has occurred, Term Loan Agent shall be entitled to deal with the Pledged Collateral constituting Term Loan Priority Collateral in accordance with the terms of the Term Loan Documents. The rights of Revolving Loan Agent to such Pledged Collateral shall at all times be subject to the terms of this Agreement and to Term Loan Agent’s rights under the Term Loan Documents.

(c) Each Agent shall have no obligation whatsoever to the other Agent or any other Secured Party to assure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5. The duties or responsibilities of each Agent under this Section 5 shall be limited solely to holding the Pledged Collateral as bailee and agent for and on behalf of the other Agent for purposes of perfecting the Lien held by the other Agent.

(d) Each Agent shall not have by reason of the Revolving Loan Documents, the Term Loan Documents or this Agreement or any other document a fiduciary relationship in respect of the other Agent or any of the other Secured Parties and shall not have any liability to the other Agent or any other Secured Party in connection with its holding the Pledged Collateral, other than for its gross negligence or willful misconduct as determined by a final, non-appealable order of a court of competent jurisdiction.

26

5.2 Transfer of Pledged Collateral.

(a) Upon the Discharge of Revolving Loan Debt, to the extent permitted under applicable law, upon the request of Term Loan Agent, Revolving Loan Agent shall, without recourse or warranty, transfer the possession and control of the Pledged Collateral, if any, then in its possession or control to Term Loan Agent, except in the event and to the extent (i) Revolving Loan Agent or any other Revolving Loan Secured Party has retained or otherwise acquired such Pledged Collateral in full or partial satisfaction of any of the Revolving Loan Debt, (ii) such Pledged Collateral is sold or otherwise disposed of by Revolving Loan Agent or any other Revolving Loan Secured Party or by a Grantor as provided herein or (iii) it is otherwise required by any order of any court or other governmental authority or applicable law or would result in the risk of liability of Revolving Loan Secured Party to any third party. In connection with any transfer described in the immediately preceding sentence to Term Loan Agent, Revolving Loan Agent agrees to take reasonable actions in its power (with all costs and expenses in connection therewith to be for the account of Term Loan Agent and to be paid by the Grantors) as shall be reasonably requested by Term Loan Agent to permit Term Loan Agent to obtain, for the benefit of the Term Loan Secured Parties, a first priority security interest in the Pledged Collateral, including in connection with the terms of any Landlord Personal Property Collateral Access Agreement (as defined in the Revolving Loan Agreement), whether with a landlord, processor, warehouse or other third party or any Deposit Account Control Agreements (as defined in the Revolving Loan Agreement), with respect to any such agreement delivered on or after the date hereof, Revolving Loan Agent shall notify the other parties thereto that it is no longer the “Secured Party Representative”, “Agent Representative”, “Lender Representative” or otherwise entitled to act under such agreement and shall confirm to such parties that Term Loan Agent is thereafter the “Secured Party Representative”, “Agent Representative”, “Lender Representative” as any of such terms are used in any such agreement and is otherwise entitled to the rights of the secured party under such agreement. The foregoing provision shall not impose on Revolving Loan Agent or any other Revolving Loan Secured Party any obligations which would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or other governmental authority or any applicable law.

(b) Upon the Discharge of Term Loan Debt, to the extent permitted under applicable law, upon the request of Revolving Loan Agent, Term Loan Agent shall, without recourse or warranty, transfer the possession and control of the Pledged Collateral, if any, then in its possession or control to Revolving Loan Agent, except in the event and to the extent (i) Term Loan Agent or any other Term Loan Secured Party has retained or otherwise acquired such Pledged Collateral in full or partial satisfaction of any of the Term Loan Debt, (ii) such Pledged Collateral is sold or otherwise disposed of by Term Loan Agent or any other Term Loan Secured Party or by a Grantor as provided herein or (iii) it is otherwise required by any order of any court or other governmental authority or applicable law or would result in the risk of liability of Term Loan Secured Party to any third party. In connection with any transfer described in the immediately preceding sentence to Revolving Loan Agent, Term Loan Agent agrees to take reasonable actions in its power (with all costs and expenses in connection therewith to be for the account of Revolving Loan Agent and to be paid by Grantors) as shall be reasonably requested by Revolving Loan Agent to permit Revolving Loan Agent to obtain, for the benefit of the Revolving Loan Secured Parties, a first priority security interest in the Pledged Collateral. The foregoing provision shall not impose on Term Loan Agent or any other Term Loan Secured Party any obligations which would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or other governmental authority or any applicable law.

27

(c) Each Grantor acknowledges and agrees to the delivery or transfer of control by Revolving Loan Agent to Term Loan Agent, and by Term Loan Agent to Revolving Loan Agent of any such Pledged Collateral and waives and releases Revolving Loan Agent and the other Revolving Secured Parties, and Term Loan Agent and the other Term Loan Secured Parties, from any liability as a result of such action.

Section 6. Insolvency Proceedings

6.1 General Applicability. This Agreement shall be applicable both before and after the commencement of any Insolvency Proceeding involving any Grantor, including, without limitation, the filing of any petition by or against any Grantor under the Bankruptcy Code or under any other Bankruptcy Law and all converted or subsequent cases in respect thereof, and all references herein to any Grantor shall be, to the extent required, deemed to apply to the trustee for such Grantor and such Grantor as debtor-in-possession. The relative rights of the Revolving Loan Secured Parties and the Term Loan Secured Parties in or to any distributions from or in respect of any Shared Collateral or Proceeds therefrom shall continue after the commencement of any Insolvency Proceeding involving any Grantor, including, without limitation, the filing of any petition by or against any Grantor under the Bankruptcy Code or under any other Bankruptcy Law and all converted cases and subsequent cases, on the same basis as prior to the date of such commencement, subject to any court order approving the financing of, or use of Revolving Loan Cash Collateral or Term Loan Cash Collateral by, any Grantor as debtor-in-possession, or any other court order affecting the rights and interests of the parties hereto not in conflict with this Agreement. This Agreement shall constitute a subordination agreement for the purposes of Section 510(a) of the Bankruptcy Code and shall be enforceable in any Insolvency Proceeding in accordance with its terms.

6.2 Use of Cash Collateral; Bankruptcy Financing.

(a) If any Insolvency Proceeding commences with respect to any Grantor, until the Discharge of Revolving Loan Debt has occurred, Term Loan Agent, for itself and on behalf of the other Term Loan Secured Parties, agrees that each Term Loan Secured Party will (A) raise no objection to, nor support any other Person objecting to, and will be deemed to have consented to, the use of any Revolving Loan Priority Collateral constituting cash collateral under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law (“Revolving Loan Cash Collateral”), or any post-petition financing under Section 364 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, whether provided by any Revolving Loan Secured Party or other Person, but in each case to the extent approved for such purpose by Revolving Loan Agent (a “Revolving Loan DIP Financing”), (B) will not request or accept adequate protection or any other relief in connection with the use of such Revolving Loan Cash Collateral or such Revolving Loan DIP Financing except as set forth in Section 6.4 below, and (C) will subordinate (and will be deemed hereunder to have subordinated), and, except as otherwise permitted hereunder, will refrain from taking any action pursuant to or in respect of, the Liens of Term Loan Agent or any other Term Loan Secured Parties on the Revolving Loan Priority Collateral (but not the Term Loan Priority

28

Collateral) to (x) the Liens on the Revolving Loan Priority Collateral pursuant to such Revolving Loan DIP Financing, (y) any adequate protection provided to the Revolving Loan Secured Parties and (z) any professional fee and U.S. trustee fee “carve-out” consented to in writing by Revolving Loan Agent to be paid prior to the Discharge of Revolving Loan Debt, in each case, on the same terms as the Liens of the Term Loan Secured Parties are subordinated to the Liens of the Revolving Loan Secured Parties with respect to the Revolving Loan Priority Collateral (and such subordination will not alter in any manner the terms of this Agreement); provided, that:

(i) Revolving Loan Agent does not oppose or object to such use of cash collateral or Revolving Loan DIP Financing,

(ii) the aggregate principal amount of the Revolving Loan DIP Financing plus the aggregate outstanding principal amount of loans and letters of credit included in the Revolving Loan Debt shall not at any time exceed an amount equal to 110% of the stated aggregate commitments under the Revolving Loan Documents as in effect immediately before the commencement of such Insolvency Proceeding,

(iii) the Term Loan Secured Parties retain a Lien on the Shared Collateral (including Proceeds thereof arising after the commencement of such proceeding) with the same priority relative to the Liens on such Shared Collateral of Revolving Loan Agent as existed prior to the commencement of the case under the Bankruptcy Code or other Bankruptcy Law (junior in priority to the Liens securing such Revolving Loan DIP Financing and the existing Liens in favor of the Revolving Loan Agent on the Revolving Loan Priority Collateral but senior to the Liens of the Revolving Loan Agent (and the Liens securing the Revolving Loan DIP Financing) on the Term Loan Priority Collateral to the same extent as provided under Section 2.2),

(iv) Term Loan Agent receives, as security for the Term Loan Debt, additional or replacement Liens on all post-petition assets of any Grantor which are subject to an additional or replacement Lien to secure the Revolving Loan DIP Financing with same priority relative to the Liens of Revolving Loan Agent as existed prior to the commencement of such Insolvency Proceeding to the extent Term Loan Agent seeks such Liens and is entitled to such additional or replacement Liens under the Bankruptcy Code or other applicable Bankruptcy Law,

(v) such Revolving Loan DIP Financing or use of Revolving Loan Cash Collateral is subject to the terms of this Agreement,

(vi) the Term Loan Agent retains the right to object to any ancillary agreements or arrangements regarding the use of Revolving Loan Cash Collateral or the Revolving Loan DIP Financing that require a specific treatment of a claim in respect of the Term Loan Debt for purposes of a plan of reorganization or are materially adverse to the Term Loan Agent and the other Term Loan Secured Parties or contravene the terms of this Agreement in any material respect (provided, that, in no event shall the foregoing be construed to give rise to the right to object to any of the rights and remedies that are customary for Revolving Loan Agent to receive as part of any order with respect to the use of Revolving Loan Cash Collateral or any such Revolving Loan DIP Financing), and

29

(vii) such Revolving Loan DIP Financing or use of Revolving Loan Cash Collateral is on commercially reasonable terms, taken as a whole, based on then prevailing market conditions for such financings.

(b) If any Insolvency Proceeding commences with respect to any Grantor, until the Discharge of Term Loan Debt has occurred, Revolving Loan Agent, for itself and on behalf of the other Revolving Loan Secured Parties, agrees that each Revolving Loan Secured Party will (A) raise no objection to, nor support any other Person objecting to, and will be deemed to have consented to, the use of any Term Loan Priority Collateral constituting cash collateral under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law (“Term Loan Cash Collateral”), or any post-petition financing under Section 364 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, whether provided by any Term Loan Secured Party or other Person, but in each case to the extent approved for such purpose by Term Loan Agent (a “Term Loan DIP Financing”), (B) will not request or accept adequate protection or any other relief in connection with the use of such Term Loan Cash Collateral or such Term Loan DIP Financing except as set forth in Section 6.4 below, and (C) will subordinate (and will be deemed hereunder to have subordinated), and, except as otherwise permitted hereunder, will refrain from taking any action pursuant to or in respect of, the Liens of Revolving Loan Agent or any other Revolving Loan Secured Parties on the Term Loan Priority Collateral (but not the Revolving Loan Priority Collateral) to (x) the Liens on the Term Loan Priority Collateral pursuant to such Term Loan DIP Financing, (y) any adequate protection provided to the Term Loan Secured Parties and (z) any professional fee and U.S. trustee fee “carve-out” consented to in writing by Term Loan Agent to be paid prior to the Discharge of Term Loan Debt, in each case, on the same terms as the Liens of the Revolving Loan Secured Parties are subordinated to the Liens of the Term Loan Secured Parties with respect to the Term Loan Priority Collateral (and such subordination will not alter in any manner the terms of this Agreement); provided, that:

(i) Term Loan Agent does not oppose or object to such use of cash collateral or Term Loan DIP Financing,

(ii) the aggregate principal amount of the Term Loan DIP Financing plus the aggregate outstanding principal amount of Term Loan Debt shall not at any time exceed 110% of the aggregate principal amount of loans included in the Term Loan Debt outstanding immediately before the commencement of such Insolvency Proceeding,

(iii) the Revolving Loan Secured Parties retain a Lien on the Shared Collateral (including Proceeds thereof arising after the commencement of such proceeding) with the same priority relative to the Liens on such Shared Collateral of Term Loan Agent as existed prior to the commencement of the case under the Bankruptcy Code or other Bankruptcy Law (junior in priority to the Liens securing such Term Loan DIP Financing and the existing Liens in favor of the Term Loan Agent on the Term Loan Priority Collateral but senior to the Liens of the Term Loan Agent (and the Liens securing the Term Loan DIP Financing) on the Revolving Loan Priority Collateral to the same extent as provided under Section 2.2),

30

(iv) Revolving Loan Agent receives, as security for the Revolving Loan Debt, additional or replacement Liens on all post-petition assets of any Grantor which are subject to an additional or replacement Lien to secure the Term Loan DIP Financing with same priority relative to the Liens of Term Loan Agent as existed prior to the commencement of such Insolvency Proceeding to the extent Revolving Loan Agent seeks such Liens and is entitled to such additional or replacement Liens under the Bankruptcy Code or other applicable Bankruptcy Law,

(v) such Term Loan DIP Financing or use of Term Loan Cash Collateral is subject to the terms of this Agreement,

(vi) the Revolving Loan Agent retains the right to object to any ancillary agreements or arrangements regarding the use of Term Loan Cash Collateral or the Term Loan DIP Financing that require a specific treatment of a claim in respect of the Revolving Loan Debt for purposes of a plan of reorganization or are materially adverse to the Revolving Loan Agent and the other Revolving Loan Secured Parties or contravene the terms of this Agreement in any material respect (provided that, in no event shall the foregoing be construed to give rise to the right to object to any of the rights and remedies that are customary for Term Loan Agent to receive as part of any order with respect to the use of Term Loan Cash Collateral or any such Term Loan DIP Financing),

(vii) such Term Loan DIP Financing or use of Term Loan Cash Collateral is on commercially reasonable terms, taken as a whole, based on then prevailing market conditions for such financings.

(c) Neither the Revolving Loan Agent nor any Revolving Loan Secured Party shall, directly or indirectly, provide, or seek to provide, or support any other person providing or seeking to provide, the use of Revolving Loan Cash Collateral or Revolving Loan DIP Financing secured by Liens equal or senior in priority to the Liens on the Term Loan Priority Collateral (including any assets or property arising after the commencement of an Insolvency Proceeding) of the Term Loan Agent, and neither the Term Loan Agent nor any Term Loan Secured Party, shall, directly or indirectly, provide, or seek to provide, or support any other person providing or seeking to provide, the use of Term Loan Cash Collateral or Term Loan DIP Financing secured by Liens equal or senior in priority to the Liens on the Revolving Loan Priority Collateral (including any assets or property arising after the commencement of any Insolvency Proceeding) of the Revolving Loan Agent.

6.3 Relief from the Automatic Stay.

(a) So long as the Discharge of Revolving Loan Debt has not occurred, neither the Term Loan Agent nor any of the Term Loan Secured Parties will seek relief from the automatic stay in any Insolvency Proceeding in respect of any part of the Revolving Loan Priority Collateral, any Proceeds thereof or any Lien thereon securing any of the Term Loan Debt; provided, however, that in the event that any or all of the Revolving Loan Agent and the

31

Revolving Loan Secured Parties are seeking or have obtained relief from the automatic stay with respect to any Revolving Loan Priority Collateral, any or all of the Term Loan Agent and Term Loan Secured Parties may seek corresponding relief from the automatic stay with respect to such Revolving Loan Priority Collateral and, upon obtaining such relief, may join in any foreclosure or other enforcement action commenced by any of the Revolving Loan Secured Parties against any Revolving Loan Priority Collateral (even if the Term Loan Standstill Period has not expired) so long as the Term Loan Agent and/or Term Loan Secured Parties do not hinder, delay or interfere with either the efforts by the Revolving Loan Agent and/or Revolving Loan Secured Parties to obtain relief from the automatic stay with respect to such Revolving Loan Priority Collateral or to exercise any rights or remedies against such Revolving Loan Priority Collateral.

(b) So long as the Discharge of Term Loan Debt has not occurred, neither the Revolving Loan Agent nor any of the Revolving Loan Secured Parties will seek any relief from the automatic stay in any Insolvency Proceeding in respect of any part of the Term Loan Priority Collateral, any Proceeds thereof or any Lien thereon securing any of the Revolving Loan Debt; provided, however, that in the event that any or all of the Term Loan Agent and the Term Loan Secured Parties are seeking or have obtained relief from the automatic stay with respect to any Term Loan Priority Collateral, any or all of the Revolving Loan Agent and Revolving Loan Secured Parties may seek corresponding relief from the automatic stay with respect to such Term Loan Priority Collateral and, upon obtaining such relief, may join in any foreclosure or other enforcement action commenced by any of the Term Loan Secured Parties against any Term Loan Priority Collateral (even if the Revolving Loan Standstill Period has not expired) so long as the Revolving Loan Agent and/or Revolving Loan Secured Parties do not hinder, delay or interfere with either the efforts by the Term Loan Agent and/or Term Secured Parties to obtain relief from the automatic stay with respect to such Term Loan Priority Collateral or to exercise any rights or remedies against such Term Loan Priority Collateral.

6.4 Adequate Protection.

(a) (i) The Term Loan Agent, on behalf of itself and the other Term Loan Secured Parties, agrees that none of them shall contest (or support any other Person contesting):

(A) any request by the Revolving Loan Agent or the other Revolving Loan Secured Parties for adequate protection in accordance with Section 6.4(e); or

(B) any objection by the Revolving Loan Agent or the other Revolving Loan Secured Parties to any motion, relief, action or proceeding based on the Revolving Loan Agent or the other Revolving Loan Secured Parties claiming a lack of adequate protection with respect to Liens in Revolving Loan Priority Collateral to the extent not inconsistent with the other terms of this Agreement.

(ii) The Revolving Loan Agent, on behalf of itself and the other Revolving Loan Secured Parties, agrees that none of them shall contest (or support any other Person contesting):

32

(A) any request by the Term Loan Agent or the other Term Loan Secured Parties for adequate protection in accordance with Section 6.4(d); or

(B) any objection by the Term Loan Agent or the other Term Loan Secured Parties to any motion, relief, action or proceeding based on the Term Loan Agent or the other Term Loan Secured Parties claiming a lack of adequate protection with respect to Liens in Term Loan Priority Collateral to the extent not inconsistent with the other terms of this Agreement.

(b) Notwithstanding anything to the contrary in Section 6.3(a), in any Insolvency Proceeding:

(i) if any or all of the Revolving Loan Secured Parties are granted adequate protection in the form of additional collateral in connection with any use of Revolving Loan Cash Collateral or other Revolving Loan Priority Collateral or a Revolving Loan DIP Financing and such additional collateral is the type of asset or property that would constitute Revolving Loan Priority Collateral, then (A) the Term Loan Agent, on behalf of itself or any of the Term Loan Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the Revolving Loan Debt and any Revolving Loan DIP Financing (and all obligations relating thereto) on the same basis as the other Liens on Revolving Loan Priority Collateral securing the Term Loan Debt are so subordinated to the Liens on Revolving Loan Priority Collateral securing the Revolving Loan Debt under this Agreement and (B) subject to clause (ii) below, the Revolving Loan Agent, on behalf of itself and the other Revolving Loan Secured Parties, agrees that none of them shall contest (or support any other Person contesting) (1) any request by the Term Loan Agent or any other Term Loan Secured Party for adequate protection pursuant to the preceding clause (A) or (2) any objection to any motion, relief, action or proceeding, which objection is in support of a request for adequate protection pursuant to the preceding clause (A); and

(ii) in the event the Term Loan Agent, on behalf of itself or any other Term Loan Secured Parties, seeks or requests adequate protection in respect of Term Loan Debt and such adequate protection is granted in the form of additional collateral of a type of asset or property that would constitute Revolving Loan Priority Collateral, then the Term Loan Agent, on behalf of itself and the other Term Loan Secured Parties, agrees that the Revolving Loan Agent shall also be granted a Lien on such additional collateral as security for the Revolving Loan Debt and any Revolving Loan DIP Financing and that any Lien on such additional collateral securing the applicable Term Loan Debt shall be subordinated to the Lien on such collateral securing the Revolving Loan Debt or any Revolving Loan DIP Financing (and all obligations relating thereto) and to any other Liens granted to the Revolving Loan Secured Parties as adequate protection on the same basis as the other Liens on Revolving Priority Collateral securing the Term Loan Debt are so subordinated to the Liens on Revolving Loan Priority Collateral securing the Revolving Loan Debt under this Agreement.

33

(iii) if any or all of the Term Loan Secured Parties are granted adequate protection in the form of additional collateral in connection with any use of Term Loan Cash Collateral or other Term Loan Priority Collateral or a Term Loan DIP Financing and such additional collateral is the type of asset or property that would constitute Term Loan Priority Collateral, then (A) the Revolving Loan Agent, on behalf of itself or any of the Revolving Loan Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the Term Loan Debt and any Term Loan DIP Financing (and all obligations relating thereto) on the same basis as the other Liens on Term Loan Priority Collateral securing the Revolving Loan Debt are so subordinated to the Liens on Term Loan Priority Collateral securing the Term Loan Debt under this Agreement and (B) subject to clause (iv) below, the Term Loan Agent, on behalf of itself and the other Term Loan Secured Parties, agrees that none of them shall contest (or support any other Person contesting) (1) any request by the Revolving Loan Agent or any other Revolving Loan Secured Party for adequate protection pursuant to the preceding clause (A) or (2) any objection to any motion, relief, action or proceeding, which objection is in support of a request for adequate protection pursuant to the preceding clause (A); and

(iv) in the event the Revolving Loan Agent, on behalf of itself or any other Revolving Loan Secured Parties, seeks or requests adequate protection in respect of Revolving Loan Debt and such adequate protection is granted in the form of additional collateral of a type of asset or property that would constitute Term Loan Priority Collateral, then the Revolving Loan Agent, on behalf of itself and the other Revolving Loan Secured Parties, agrees that the Term Loan Agent shall also be granted a Lien on such additional collateral as security for the Term Loan Debt and any Term Loan DIP Financing and that any Lien on such additional collateral securing the applicable Revolving Loan Debt shall be subordinated to the Lien on such collateral securing the Term Loan Debt or any Term Loan DIP Financing (and all obligations relating thereto) and to any other Liens granted to the Term Loan Secured Parties as adequate protection on the same basis as the other Liens on Term Priority Collateral securing the Revolving Loan Debt are so subordinated to the Liens on Term Loan Priority Collateral securing the Term Loan Debt under this Agreement.

(c) Except as otherwise provided in this Section 6.4, (A) no Revolving Loan Secured Party may seek or assert any right it may have for adequate protection of its interest in the Term Loan Priority Collateral without the prior written consent of the requisite Term Loan Lenders under the Term Loan Agreement, and (B) no Term Loan Secured Party may seek or assert any right it may have for adequate protection of its interest in the Revolving Loan Priority Collateral without the written consent of the requisite Revolving Loan Lenders under the Revolving Loan Agreement.

(d) Term Loan Agent and the other Term Loan Secured Parties may seek any form of adequate protection, and the Revolving Loan Agent or any other Revolving Loan Secured Party may contest the seeking or granting of any such adequate protection, except that neither Revolving Loan Agent nor any other Revolving Loan Secured Party shall contest (or support any other Person in contesting) any request by the Term Loan Agent or any other Term Loan Secured Party:

34

(i) to obtain adequate protection in the form of the benefit of additional or replacement Liens on the Shared Collateral (including Proceeds thereof arising after the commencement of any Insolvency Proceeding), or additional or replacement collateral to secure the Term Loan Debt, in connection with any use of Term Loan Cash Collateral or any other Term Loan Priority Collateral or any Term Loan DIP Financing or use of Revolving Loan Cash Collateral or any other Revolving Loan Priority Collateral or any Revolving Loan DIP Financing as provided for in Section 6.2 above,

(ii) to obtain adequate protection in the form of the benefit of additional or replacement Liens on the Shared Collateral (including Proceeds thereof arising after the commencement of any Insolvency Proceeding), or additional or replacement collateral to secure the Term Loan Debt, in connection with any such protection obtained by Revolving Loan Agent and the other Revolving Loan Secured Parties, so long as in each case, Revolving Loan Agent is also granted such additional or replacement Liens or additional or replacement collateral and such Liens of Term Loan Agent or any other Term Loan Secured Party are subordinated to the Liens securing the Revolving Loan Debt to the same extent as the Liens of Term Loan Agent and the other Term Loan Secured Parties on the Shared Collateral are subordinated to the Liens of Revolving Loan Agent and the other Revolving Loan Secured Parties hereunder,

(iii) to obtain adequate protection in the form of reports, notices, inspection rights and similar forms of adequate protection to the extent granted to Revolving Loan Agent, and

(iv) to obtain an administrative expense claim and/or a superpriority administrative expense claim so long as the Revolving Loan Secured Parties are also granted as adequate protection an administrative expense claim and/or a superpriority administrative expense claim; provided that the administrative expense claims and/or a superpriority administrative expense claims granted to the Term Loan Secured Parties and the Revolving Loan Secured Parties shall be pari passu.

(e) Revolving Loan Agent and the other Revolving Loan Secured Parties may seek any form of adequate protection, and the Term Loan Agent or any other Term Loan Secured Party may contest the seeking or granting of any such adequate protection, except that neither Term Loan Agent nor any other Term Loan Secured Party shall contest (or support any other Person in contesting) any request by the Revolving Loan Agent or any other Revolving Loan Secured Party:

(i) to obtain adequate protection in the form of the benefit of additional or replacement Liens on the Shared Collateral (including Proceeds thereof arising after the commencement of any Insolvency Proceeding), or additional or replacement collateral to secure the Revolving Loan Debt, in connection with any use of Revolving Loan Cash Collateral or any other Revolving Loan Priority Collateral or any Revolving Loan DIP Financing or use of Term Loan Cash Collateral or any other Term Loan Priority Collateral or any Term Loan DIP Financing as provided for in Section 6.2 above,

35

(ii) to obtain adequate protection in the form of the benefit of additional or replacement Liens on the Shared Collateral (including Proceeds thereof arising after the commencement of any Insolvency Proceeding), or additional or replacement collateral to secure the Revolving Loan Debt, in connection with any such protection obtained by Term Loan Agent and the other Term Loan Secured Parties, so long as in each case, Term Loan Agent is also granted such additional or replacement Liens or additional or replacement collateral and such Liens of Revolving Loan Agent or any other Revolving Loan Secured Party are subordinated to the Liens securing the Term Loan Debt to the same extent as the Liens of Revolving Loan Agent and the other Revolving Loan Secured Parties on the Shared Collateral are subordinated to the Liens of Term Loan Agent and the other Term Loan Secured Parties hereunder,

(iii) to obtain adequate protection in the form of reports, notices, inspection rights and similar forms of adequate protection to the extent granted to Term Loan Agent, and

(iv) to obtain an administrative expense claim and/or a superpriority administrative expense claim so long as the Term Loan Secured Parties are also granted as adequate protection an administrative expense claim and/or a superpriority administrative expense claim; provided that the administrative expense claims and/or a superpriority administrative expense claims granted to the Term Loan Secured Parties and the Revolving Loan Secured Parties shall be pari passu.

6.5 Reorganization Securities. If, in any Insolvency Proceeding, debt obligations of any reorganized Grantor secured by Liens upon any property of such reorganized Grantor are distributed, pursuant to a plan of reorganization, on account of both the Revolving Loan Debt and the Term Loan Debt, then, to the extent the debt obligations distributed on account of the Revolving Loan Debt and on account of the Term Loan Debt are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.6 Separate Grants of Security and Separate Classes. Each of the parties hereto irrevocably acknowledges and agrees that (a) the claims and interests of the Revolving Loan Secured Parties and the Term Loan Secured Parties are not “substantially similar” within the meaning of Section 1122 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, (b) the grants of the Liens to secure the Revolving Loan Debt and the grants of the Liens to secure the Term Loan Debt constitute two separate and distinct grants of Liens, (c) the Revolving Loan Secured Parties’ rights in the Shared Collateral are fundamentally different from the Term Loan Secured Parties’ rights in the Shared Collateral and (d) as a result of the foregoing, among other things, the Revolving Loan Debt and the Term Loan Debt must be separately classified in any plan of reorganization proposed or adopted in any Insolvency Proceeding.

36

6.7 Asset Dispositions.

(a) Until the Discharge of Revolving Loan Debt has occurred, the Term Loan Agent, for itself and on behalf of the other Term Loan Secured Parties, agrees that, in the event of any Insolvency Proceeding, the Term Loan Secured Parties will not object or oppose (or support any Person in objecting or opposing) other than in its capacity as an unsecured creditor any motion for any Disposition of any Revolving Loan Priority Collateral free and clear of the Liens of Term Loan Agent and the other Term Loan Secured Parties or other claims under Sections 363, 365 or 1129 of the Bankruptcy Code, or any comparable provision of any Bankruptcy Law, and shall be deemed to have consented to any such Disposition of any Revolving Loan Priority Collateral under Section 363(f) of the Bankruptcy Code that has been consented to by the Revolving Loan Agent; provided, that, the Proceeds of such Disposition of any Shared Collateral to be applied to the Revolving Loan Debt or the Term Loan Debt are applied in accordance with Sections 4.1 and 4.2.

(b) Until the Discharge of Term Loan Debt has occurred, the Revolving Loan Agent, for itself and on behalf of the other Revolving Loan Secured Parties, agrees that, in the event of any Insolvency Proceeding, the Revolving Loan Secured Parties will not object or oppose (or support any Person in objecting or opposing) other than in its capacity as an unsecured creditor any motion for any Disposition of any Term Loan Priority Collateral free and clear of the Liens of Revolving Loan Agent and the other Revolving Loan Secured Parties or other claims under Sections 363, 365 or 1129 of the Bankruptcy Code, or any comparable provision of any Bankruptcy Law, and shall be deemed to have consented to any such Disposition of any Term Loan Priority Collateral under Section 363(f) of the Bankruptcy Code that has been consented to by the Term Loan Agent; provided, that, the Proceeds of such Disposition of any Shared Collateral to be applied to the Revolving Loan Debt or the Term Loan Debt are applied in accordance with Sections 4.1 and 4.2.

(c) If such sale of Collateral includes both Revolving Loan Priority Collateral and Term Loan Priority Collateral, and if the Agents are unable after negotiating in good faith to agree on the allocation of the purchase price between the Revolving Loan Priority Collateral and Term Loan Priority Collateral, either Agent may apply to the court in such Insolvency Proceeding to make a determination of such allocation, and the court’s determination shall be binding upon the Agents.

(d) The Term Loan Secured Parties agree that the Revolving Loan Secured Parties shall have the right to credit bid under Section 363(k) of the Bankruptcy Code with respect to, or otherwise object to any Disposition of, the Revolving Loan Priority Collateral, and the Revolving Loan Secured Parties agree that the Term Loan Secured Parties shall have the right to credit bid under Section 363(k) of the Bankruptcy Code with respect to, or otherwise object to any Disposition of, the Term Loan Priority Collateral; provided, that, the Secured Parties shall not be deemed to have agreed to any credit bid by other Secured Parties in connection with the Disposition of Shared Collateral consisting of both Term Loan Priority Collateral and Revolving Loan Priority Collateral. The Term Loan Agent, for itself and on behalf of the other Term Loan Secured Parties, agrees that, so long as the Discharge of Revolving Loan Debt has not occurred or will not occur concurrently with the consummation of such credit bid, no Term Loan Secured Party shall, without the prior written consent of the

37

Revolving Loan Agent, credit bid under Section 363(k) of the Bankruptcy Code with respect to the Revolving Loan Priority Collateral. The Revolving Loan Agent, for itself and on behalf of the other Revolving Loan Secured Parties, agrees that, so long as the Discharge of Term Loan Debt has not occurred or will not occur concurrently with the consummation of such credit bid, no Revolving Loan Secured Party shall, without the prior written consent of the Term Loan Agent, credit bid under Section 363(k) of the Bankruptcy Code with respect to the Term Loan Priority Collateral.

6.8 Certain Waivers as to Section 1111(b)(2) of Bankruptcy Code. Term Loan Agent, for itself and on behalf of the other Term Loan Secured Parties, waives any claim any Term Loan Secured Party may hereafter have against any Revolving Loan Secured Party arising out of the election by any Revolving Loan Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law. The Revolving Loan Secured Parties waive any claim they may hereafter have against any Term Loan Secured Party arising out of the election by any Term Loan Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or any comparable provision of any other Bankruptcy Law.

6.9 Avoidance Issues. If any Revolving Loan Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Grantor or any other person any amount (any such amount, a “Revolving Loan Recovery”), then the Revolving Loan Debt shall be reinstated to the extent of such Revolving Loan Recovery and the Revolving Loan Secured Parties shall be entitled to a Discharge of Revolving Loan Debt with respect to all such recovered amounts. If any Term Loan Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Grantor or any other person any amount (any such amount, a “Term Loan Recovery”), then the Term Loan Debt shall be reinstated to the extent of such Term Loan Recovery and the Term Loan Secured Parties shall be entitled to a Discharge of Term Loan Debt with respect to all such recovered amounts. If this Agreement shall have been terminated prior to any Revolving Loan Recovery or Term Loan Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.10 Other Bankruptcy Laws. In the event that an Insolvency Proceeding is filed in a jurisdiction other than the United States or is governed by any Bankruptcy Law other than the Bankruptcy Code, each reference in this Agreement to a section of the Bankruptcy Code shall be deemed to refer to the substantially similar or corresponding provision of the Bankruptcy Law applicable to such Insolvency Proceeding, or, in the absence of any specific similar or corresponding provision of Bankruptcy Law, such other general Bankruptcy Law as may be applied in order to achieve substantially the same result as would be achieved under each applicable section of the Bankruptcy Code.

Section 7. Term Loan Lenders’ Purchase Option

7.1 Exercise of Option. On or after the occurrence and during the continuance of Revolving Loan Event of Default and the acceleration of all of the Revolving Loan Debt or the commencement of an Insolvency Proceeding as to Grantors (each a “Term Loan Purchase

38

Event”), one or more of the Term Loan Secured Parties (the “Purchasing Term Loan Secured Parties”) shall have the option for a period of ten (10) Business Days after a Term Loan Purchase Event, upon five (5) Business Days’ prior written notice by Term Loan Agent to Revolving Loan Agent in accordance with Section 7.3, to purchase all (but not less than all) of the Revolving Loan Debt from the Revolving Loan Secured Parties and to assume all of the commitments and duties of the Revolving Loan Secured Parties. Such notice from Term Loan Agent to Revolving Loan Agent shall be irrevocable. The obligations of Revolving Loan Secured Parties hereunder to sell the Revolving Loan Debt owing to them are several and not joint and several. Each Grantor irrevocably consents to such sale.

7.2 Pro Rata Offer. The Term Loan Secured Parties agree, solely as among themselves, that upon the occurrence of any Term Loan Purchase Event, the Term Loan Agent shall send a notice to all Term Loan Secured Parties giving each Term Loan Secured Party the option to purchase at least its pro rata share of the Revolving Loan Debt. No Term Loan Secured Party shall be required to participate in any purchase offer hereunder, and each Term Loan Secured Party acknowledges and agrees that a purchase offer may be made by any or all of the Term Loan Secured Parties, subject to the requirements of the preceding sentence. The provisions of this Section 7.2 are intended solely for the benefit of the Term Loan Secured Parties and may be modified, amended or waived by them without the approval of any Grantor, any Revolving Loan Secured Party, or otherwise.

7.3 Purchase and Sale. On the date specified by Term Loan Agent in such notice (which shall not be less than five (5) Business Days, nor more than twenty (20) days, after the receipt by Revolving Loan Agent of the notice from Term Loan Agent of its election to exercise such option), Revolving Loan Secured Parties shall, subject to any required approval of any court or other regulatory or governmental authority then in effect, if any, sell to such of the Purchasing Term Loan Secured Parties as are specified in the notice from Term Loan Agent of its election to exercise such option, and such Purchasing Term Loan Secured Parties shall purchase from Revolving Loan Secured Parties, all of the Revolving Loan Debt. Notwithstanding anything to the contrary contained herein, in connection with any such purchase and sale, Revolving Loan Secured Parties shall retain all rights under the Revolving Loan Documents to be indemnified or held harmless by Grantors in accordance with the terms thereof. In connection with any such purchase and sale, each Revolving Loan Lender and each Purchasing Term Loan Secured Party shall execute and deliver an assignment and acceptance agreement, in form reasonably acceptable to all parties thereto, pursuant to which, among other things, each Revolving Loan Lender shall assign to the Purchasing Term Loan Secured Parties such Revolving Loan Lender’s pro rata share of the commitments and Revolving Loan Debt. Upon the consummation of such purchase and sale, Revolving Loan Agent shall resign as the “Administrative Agent” under the Revolving Loan Documents and upon the written request of Term Loan Agent, and at the expense of Term Loan Secured Parties, shall execute and deliver all such documents and instruments reasonably requested by Term Loan Agent and/or Purchasing Term Loan Secured Parties to assign and transfer any Shared Collateral, together with any and all rights under deposit account control agreements and collateral access agreements related to Shared Collateral, to the applicable successor Agent under the Revolving Loan Documents.

39

7.4 Payment of Purchase Price.

(a) Upon the date of such purchase and sale, the Purchasing Term Loan Secured Parties shall (i) pay to Revolving Loan Agent for the account of the Revolving Loan Secured Parties as the purchase price therefor the full amount of all of the Revolving Loan Debt then outstanding and unpaid (including principal, interest, fees and expenses, and including reasonable attorneys’ fees and legal expenses), (ii) furnish cash collateral to Revolving Loan Agent in such amounts as Revolving Loan Agent determines is reasonably necessary to secure Revolving Loan Secured Parties in connection with any issued and outstanding letters of credit, banker’s acceptances or similar instruments issued under the Revolving Loan Documents (but not in any event in an amount greater than one hundred five (105%) percent of the aggregate undrawn face amount of such letters of credit, banker’s acceptances and similar instruments) and Revolving Loan Bank Product Obligations (or at the option of the Revolving Loan Secured Party with respect to such Revolving Loan Bank Product Obligations, terminate the applicable Revolving Loan Hedging Obligations or cash management arrangements and make all payments pursuant thereto, as applicable) and in respect of indemnification obligations of Grantors under the Revolving Loan Documents as to matters or circumstances known to Revolving Loan Secured Parties and disclosed in writing to Term Loan Agent (unless such disclosure is not permitted under applicable law) at the time of the purchase and sale which would reasonably be expected to result in any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to Revolving Loan Secured Parties, (iii) agree to reimburse Revolving Loan Secured Parties for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit, banker’s acceptances and similar instruments as described above and any checks or other payments provisionally credited to the Revolving Loan Debt, and/or as to which Revolving Loan Secured Parties have not yet received final payment and (iv) agree to indemnify and hold harmless the Revolving Loan Secured Parties from and against any loss, liability, claim, damage or expense (including reasonable fees and expenses of legal counsel) arising out of any claim asserted by a third party in respect of the Revolving Loan Debt as a direct result of any acts by Term Loan Agent or any other Term Loan Secured Party occurring after the date of the purchase and sale of the Revolving Loan Debt, to the extent found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Term Loan Secured Party.

(b) Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of Revolving Loan Agent as Revolving Loan Agent may designate in writing to Term Loan Agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Purchasing Term Loan Secured Parties to the bank account designated by Revolving Loan Agent are received in such bank account prior to 12:00 noon, New York City time and interest shall be calculated to and including such Business Day if the amounts so paid by the Purchasing Term Loan Secured Parties to the bank account designated by Revolving Loan Agent are received in such bank account later than 12:00 noon, New York City time.

7.5 Representations Upon Purchase and Sale. Such purchase and sale shall be expressly made without representation or warranty of any kind by Revolving Loan Agent or any Revolving Loan Secured Party as to the Revolving Loan Debt or otherwise and without recourse to the Revolving Loan Secured Parties; except, that, each Revolving Loan Secured Party that is transferring such Revolving Loan Debt shall represent and warrant, severally as to it: (a) the

40

amount of the Revolving Loan Debt being purchased from it is as reflected in the books and records of such Revolving Loan Secured Party (but without representation or warranty as to the collectibility, validity or enforceability thereof), (b) that such Revolving Loan Secured Party owns the Revolving Loan Debt being sold by it free and clear of any liens or encumbrances and (c) such Revolving Loan Secured Party has the right to assign the Revolving Loan Debt being sold by it and the assignment is duly authorized.

7.6 Notice from Revolving Loan Agent Prior to Enforcement Action. In the absence of Exigent Circumstances, during the period commencing on the date on which the Term Loan Purchase Event occurs and ending on the tenth (10th) Business Day thereafter, Revolving Loan Agent, for itself and on behalf of the Revolving Loan Secured Parties, agrees that it will give Term Loan Agent five (5) Business Days’ prior written notice of its intention to commence any foreclosure or other action to sell or otherwise realize upon the Revolving Loan Priority Collateral. In the event that during such five (5) Business Day period, Term Loan Agent shall send to Revolving Loan Agent the irrevocable notice of the Term Loan Secured Parties’ intention to exercise the purchase option given by the Term Loan Secured Parties to the Revolving Loan Secured Parties under this Section 7, the Revolving Loan Secured Parties shall not commence any foreclosure or other action to sell or otherwise realize upon the Shared Collateral; provided, that the purchase and sale with respect to the Revolving Loan Debt provided for herein shall have closed within five (5) Business Days after the receipt by Revolving Loan Agent of the irrevocable notice from Term Loan Agent.

Section 8. Revolving Loan Lenders’ Purchase Option

8.1 Exercise of Option. On or after the occurrence and during the continuance of Term Loan Event of Default and the acceleration of all of the Term Loan Debt or the commencement of an Insolvency Proceeding as to Grantors (each a “Revolving Loan Purchase Event”), one or more of the Revolving Loan Secured Parties (the “Purchasing Revolving Loan Secured Parties”) shall have the option for a period of ten (10) Business Days after a Revolving Loan Purchase Event, upon five (5) Business Days’ prior written notice by Revolving Loan Agent to Term Loan Agent in accordance with Section 8.3, to purchase all (but not less than all) of the Term Loan Debt from the Term Loan Secured Parties and to assume all of the commitments and duties of the Term Loan Secured Parties. Such notice from Revolving Loan Agent to Term Loan Agent shall be irrevocable. The obligations of Term Loan Secured Parties hereunder to sell the Term Loan Debt owing to them are several and not joint and several. Each Grantor irrevocably consents to such sale.

8.2 Pro Rata Offer. The Revolving Loan Secured Parties agree, solely as among themselves, that upon the occurrence of any Revolving Loan Purchase Event, the Revolving Loan Agent shall send a notice to all Revolving Loan Secured Parties giving each Revolving Loan Secured Party the option to purchase at least its pro rata share of the Term Loan Debt. No Revolving Loan Secured Party shall be required to participate in any purchase offer hereunder, and each Revolving Loan Secured Party acknowledges and agrees that a purchase offer may be made by any or all of the Revolving Loan Secured Parties, subject to the requirements of the preceding sentence. The provisions of this Section 8.2 are intended solely for the benefit of the Revolving Loan Secured Parties and may be modified, amended or waived by them without the approval of any Grantor, any Term Loan Secured Party, or otherwise.

41

8.3 Purchase and Sale. On the date specified by Revolving Loan Agent in such notice (which shall not be less than five (5) Business Days, nor more than twenty (20) days, after the receipt by Term Loan Agent of the notice from Revolving Loan Agent of its election to exercise such option), Term Loan Secured Parties shall, subject to any required approval of any court or other regulatory or governmental authority then in effect, if any, sell to such of the Purchasing Revolving Loan Secured Parties as are specified in the notice from Revolving Loan Agent of its election to exercise such option, and such Purchasing Revolving Loan Secured Parties shall purchase from Term Loan Secured Parties, all of the Term Loan Debt. Notwithstanding anything to the contrary contained herein, in connection with any such purchase and sale, Term Loan Secured Parties shall retain all rights under the Term Loan Documents to be indemnified or held harmless by Grantors in accordance with the terms thereof. In connection with any such purchase and sale, each Term Loan Lender and each Purchasing Revolving Loan Secured Party shall execute and deliver an assignment and acceptance agreement, in form reasonably acceptable to all parties thereto, pursuant to which, among other things, each such Term Loan Lender shall assign to the Purchasing Revolving Loan Secured Parties such Term Loan Lender’s pro rata share of the commitments and Term Loan Debt. Upon the consummation of such purchase and sale, Term Loan Agent shall resign as the “Collateral Agent” and the “Administrative Agent” under the Term Loan Documents and upon the written request of Revolving Loan Agent, and at the expense of Revolving Loan Secured Parties, shall execute and deliver all such documents and instruments reasonably requested by Revolving Loan Agent and/or Purchasing Revolving Loan Secured Parties to assign and transfer any Shared Collateral, together with any and all rights under deposit account control agreements and collateral access agreements related to Shared Collateral, to the applicable successor Agent under the Term Loan Documents.

8.4 Payment of Purchase Price.

(a) Upon the date of such purchase and sale, the Purchasing Revolving Loan Secured Parties shall (i) pay to Term Loan Agent for the account of the Term Loan Secured Parties as the purchase price therefor the full amount of all of the Term Loan Debt then outstanding and unpaid (including principal, interest, fees and expenses, and including reasonable attorneys’ fees and legal expenses), (ii) furnish cash collateral to Term Loan Agent in such amounts as Term Loan Agent determines is reasonably necessary to secure Term Loan Secured Parties in connection with any Term Loan Bank Product Obligations (or at the option of the Term Loan Secured Party with respect to such Term Loan Bank Product Obligations, terminate the applicable Term Loan Hedging Obligations or cash management arrangements and make all payments pursuant thereto, as applicable) and in respect of indemnification obligations of Grantors under the Term Loan Documents as to matters or circumstances known to Term Loan Secured Parties and disclosed in writing to Term Loan Agent (unless such disclosure is not permitted under applicable law) at the time of the purchase and sale which would reasonably be expected to result in any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to Term Loan Secured Parties, (iii) agree to reimburse Term Loan Secured Parties for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit, banker’s acceptances and similar instruments issued under the Term Loan Documents and any checks or other payments provisionally credited to the Term Loan Debt, and/or as to which Term Loan Secured Parties have not yet received final payment and (iv)

42

agree to indemnify and hold harmless the Term Loan Secured Parties from and against any loss, liability, claim, damage or expense (including reasonable fees and expenses of legal counsel) arising out of any claim asserted by a third party in respect of the Term Loan Debt as a direct result of any acts by Revolving Loan Agent or any other Revolving Loan Secured Party occurring after the date of the purchase and sale of the Term Loan Debt, to the extent found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Revolving Loan Secured Party.

(b) Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of Term Loan Agent as Term Loan Agent may designate in writing to Revolving Loan Agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Purchasing Revolving Loan Secured Parties to the bank account designated by Term Loan Agent are received in such bank account prior to 12:00 noon, New York City time and interest shall be calculated to and including such Business Day if the amounts so paid by the Purchasing Revolving Loan Secured Parties to the bank account designated by Term Loan Agent are received in such bank account later than 12:00 noon, New York City time.

8.5 Representations Upon Purchase and Sale. Such purchase and sale shall be expressly made without representation or warranty of any kind by Term Loan Agent or any Term Loan Secured Party as to the Term Loan Debt or otherwise and without recourse to the Term Loan Secured Parties; except, that, each Term Loan Secured Party that is transferring such Term Loan Debt shall represent and warrant, severally as to it: (a) the amount of the Term Loan Debt being purchased from it is as reflected in the books and records of such Term Loan Secured Party (but without representation or warranty as to the collectibility, validity or enforceability thereof), (b) that such Term Loan Secured Party owns the Term Loan Debt being sold by it free and clear of any liens or encumbrances and (c) such Term Loan Secured Party has the right to assign the Term Loan Debt being sold by it and the assignment is duly authorized.

8.6 Notice from Revolving Loan Agent Prior to Enforcement Action. In the absence of Exigent Circumstances, during the period commencing on the date on which the Revolving Loan Purchase Event occurs and ending on the tenth (10th) Business Day thereafter, Term Loan Agent, for itself and on behalf of the Term Loan Secured Parties, agrees that it will give Revolving Loan Agent five (5) Business Days’ prior written notice of its intention to commence any foreclosure or other action to sell or otherwise realize upon the Term Loan Priority Collateral. In the event that during such five (5) Business Day period, Revolving Loan Agent shall send to Term Loan Agent the irrevocable notice of the Revolving Loan Secured Parties’ intention to exercise the purchase option given by the Revolving Loan Secured Parties to the Term Loan Secured Parties under this Section 8, the Term Loan Secured Parties shall not commence any foreclosure or other action to sell or otherwise realize upon the Shared Collateral; provided, that, the purchase and sale with respect to the Term Loan Debt provided for herein shall have closed within five (5) Business Days after the receipt by Term Loan Agent of the irrevocable notice from the Revolving Loan Agent.

43

Section 9. Access and Use of Term Loan Priority Collateral

9.1 Access and Use Rights of Revolving Loan Agent.

(a) In the event that Term Loan Agent shall acquire control or possession of any of the Term Loan Priority Collateral or shall, through the exercise of remedies under the Term Loan Documents or otherwise, sell any of the Term Loan Priority Collateral to any third party (a “Third Party Purchaser”), Term Loan Agent shall permit Revolving Loan Agent (or require as a condition of such sale to the Third Party Purchaser that the Third Party Purchaser agree to permit the Revolving Loan Agent), at Revolving Loan Agent’s option and in accordance with applicable law, and at the expense of the Revolving Loan Secured Parties: (i) to enter and use any or all of the Term Loan Priority Collateral under such control or possession (or sold to a Third Party Purchaser) consisting of real property and the improvements, structures, buildings thereon and all related rights during normal business hours or in order to inspect, remove or take any action with respect to the Revolving Loan Priority Collateral or to enforce Revolving Loan Agent’s rights with respect thereto, including, but not limited to, the examination and removal of Revolving Loan Priority Collateral and the examination and duplication of the books and records of any Grantor related to the Revolving Loan Priority Collateral, or to otherwise handle, deliver, ship, transport, deal with or dispose of any Revolving Loan Priority Collateral, such right to include, without limiting the generality of the foregoing, the right to conduct one or more public or private sales or auctions thereon and (ii) use any of the Term Loan Priority Collateral under such control or possession (or sold to a Third Party Purchaser) consisting of equipment (including computers or other data processing equipment) to handle, deal with or dispose of any Revolving Loan Priority Collateral pursuant to the rights of Revolving Loan Agent and the other Revolving Loan Secured Parties as set forth in the Revolving Loan Documents, the UCC of any applicable jurisdiction and other applicable law.

(b) The rights of Revolving Loan Agent set forth in clause (a) above as to the Term Loan Priority Collateral shall be irrevocable and without charge and shall continue at Revolving Loan Agent’s option for a period of one hundred eighty (180) days as to any such Term Loan Priority Collateral from the date on which Term Loan Agent has notified Revolving Loan Agent that Term Loan Agent or a Third Party Purchaser has acquired possession or control of such Term Loan Priority Collateral. The time periods set forth herein shall be tolled during the pendency of any proceeding of a Grantor under the Bankruptcy Code or any other Bankruptcy Law or other proceedings pursuant to which Revolving Loan Agent is effectively stayed from enforcing its rights against the Revolving Loan Priority Collateral; provided that the Revolving Loan Agent shall have used its commercially reasonable efforts to have such stay lifted. In no event shall Term Loan Agent or any of the Term Loan Secured Parties take any action to interfere, limit or restrict the rights of Revolving Loan Agent set forth above or the exercise of such rights by Revolving Loan Agent pursuant to this Section 9.1 prior to the expiration of such periods.

9.2 Responsibilities of Revolving Loan Secured Parties. The Revolving Loan Agent shall reimburse the Term Loan Agent for all reasonable, documented, out-of-pocket costs and expenses (including for any physical damage to any Term Loan Priority Collateral) incurred by Term Loan Agent or any other Term Loan Secured Party in connection with or as a direct result of the actions of the Revolving Loan Agent (or its representatives) in exercising its access and use rights as provided in Section 9.1 above (but not any diminution in value of the Term Loan Priority Collateral resulting from the Revolving Loan Agent so dealing with any Revolving Loan Priority Collateral), and the Revolving Loan Agent and Revolving Loan Lenders shall indemnify and hold harmless the Term Loan Agent and the Term Loan Secured Parties from any

44

claim, loss, damage, cost or liability arising from any claim by a third party against Term Loan Agent and the other Term Loan Secured Parties as a direct result of any action by Revolving Loan Agent (or its representatives) to the extent not covered by insurance. Term Loan Agent shall not have any responsibility or liability for the acts or omissions of Revolving Loan Agent or any of the other Revolving Loan Secured Parties, and Revolving Loan Agent and the other Revolving Loan Secured Parties shall not have any responsibility or liability for the acts or omissions of Term Loan Agent, in each case arising in connection with such other Person’s use and/or occupancy of any of the Term Loan Priority Collateral.

9.3 Intellectual Property. In addition to and not in limitation of Section 9.1, in connection with any enforcement action by Revolving Loan Agent, Term Loan Agent hereby grants to Revolving Loan Agent a non-exclusive, royalty free license with respect to any Term Loan Priority Collateral consisting of trademarks, copyrights, patents, know-how or other intellectual property and pertaining to the Revolving Loan Priority Collateral solely for purposes of disposing, collecting, or otherwise realizing on any of the Revolving Loan Priority Collateral pursuant to the rights of the Revolving Loan Agent and the other Revolving Loan Secured Parties as set forth in the Revolving Loan Documents, the UCC or the equivalent laws of any applicable jurisdiction and other applicable law. Notwithstanding anything to the contrary contained herein, any purchaser or assignee of Revolving Loan Priority Collateral pursuant to the exercise by Revolving Loan Agent of any of its rights or remedies with respect thereto (including, without limitation, any purchaser or assignee of Revolving Loan Priority Collateral that is sold or otherwise disposed of pursuant to Sections 363, 365 or 1129 of the Bankruptcy Code, or any comparable provision of any Bankruptcy Law) shall have the right to sell or otherwise dispose of any such Revolving Loan Priority Collateral to which any such Intellectual Property is affixed.

Section 10. Reliance; Waivers; Etc.

10.1 Reliance.

(a) The consent by the Revolving Loan Secured Parties to the execution and delivery of the Term Loan Documents and the grant to Term Loan Agent on behalf of the Term Loan Secured Parties of a Lien on the Shared Collateral and all loans and other extensions of credit made or deemed made on and after the date hereof by the Revolving Loan Secured Parties to any Grantor shall be deemed to have been given and made in reliance upon this Agreement.

(b) The consent by the Term Loan Secured Parties to the execution and delivery of the Revolving Loan Documents and the grant to Revolving Loan Agent on behalf of the Revolving Loan Secured Parties of a Lien on the Shared Collateral and all loans and other extensions of credit made or deemed made on the date hereof by the Term Loan Secured Parties to any Grantor shall be deemed to have been given and made in reliance upon this Agreement.

10.2 No Warranties or Liability.

(a) Term Loan Agent, for itself and on behalf of the other Term Loan Secured Parties, acknowledges and agrees that each of Revolving Loan Agent and the other Revolving Loan Secured Parties have made no express or implied representation or warranty,

45

including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Revolving Loan Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. Term Loan Agent agrees, for itself and on behalf of the other Term Loan Secured Parties, that the Revolving Loan Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Revolving Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Revolving Loan Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that Term Loan Agent or any of the other Term Loan Secured Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither Revolving Loan Agent nor any of the other Revolving Loan Secured Parties shall have any duty to Term Loan Agent or any of the other Term Loan Secured Parties to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Grantor (including the Term Loan Documents), regardless of any knowledge thereof which they may have or with which they may be charged.

(b) Revolving Loan Agent, for itself and on behalf of the other Revolving Loan Secured Parties, acknowledges and agrees that each of Term Loan Agent and the other Term Loan Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Term Loan Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. Revolving Loan Agent agrees, for itself and on behalf of the other Revolving Loan Secured Parties, that the Term Loan Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Term Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Term Loan Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that Revolving Loan Agent or any of the other Revolving Loan Secured Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither Term Loan Agent nor any of the other Term Loan Secured Parties shall have any duty to Revolving Loan Agent or any of the other Revolving Loan Secured Parties to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Grantor (including the Revolving Loan Documents), regardless of any knowledge thereof which they may have or with which they may be charged.

10.3 No Waiver of Lien Priorities.

(a) No right of Revolving Loan Agent or any of the other Revolving Loan Secured Parties to enforce any provision of this Agreement or any of the Revolving Loan Documents shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by Revolving Loan Agent or any other Revolving Loan Secured Party, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Revolving Loan Documents or any of the Term Loan Documents, regardless of any knowledge thereof which Revolving Loan Agent or any of the other Revolving Loan Secured Parties may have or be otherwise charged with.

46

(b) No right of Term Loan Agent or any of the other Term Loan Secured Parties to enforce any provision of this Agreement or any of the Term Loan Documents shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by Term Loan Agent or any other Term Loan Secured Party, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Term Loan Documents or any of the Revolving Loan Documents, regardless of any knowledge thereof which Term Loan Agent or any of the other Term Loan Secured Parties may have or be otherwise charged with.

(c) Term Loan Agent agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

(d) Revolving Loan Agent agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

10.4 Amendments to Revolving Loan Documents. The Revolving Loan Documents may be amended, supplemented or otherwise modified in accordance with their terms and the Revolving Loan Agreement may be refinanced, in each case, without notice to, or the consent of the Term Loan Agent or the other Term Loan Secured Parties, all without affecting the lien subordination or other provisions set forth in this Agreement (even if any right of subrogation or other right or remedy of Term Loan Agent or any other Term Loan Secured Party is affected, impaired or extinguished thereby); provided, that:

(a) in the case of a refinancing of the Revolving Loan Debt, the Revolving Loan Agent on behalf of the Revolving Loan Secured Parties binds itself in a writing addressed to the Term Loan Agent to the terms of this Agreement, and

(b) without the prior written consent of the Term Loan Agent, any such amendment, supplement, modification or refinancing shall not:

(i) increase the maximum principal amount of the aggregate commitments, loans or letters of credit included in the Revolving Loan Debt to an amount greater than $350,000,000;

(ii) increase the “Applicable Margin” or similar component of the interest rate by more than three percent (3.00%) per annum (excluding increases resulting from the accrual of interest at the default rate or changes in the underlying rate) or increase the amount, or frequency of payment, of any recurring fees provided for in the Revolving Loan Agreement;

(iii) shorten the scheduled maturity of the Revolving Loan Debt or any refinancing thereof;

47

(iv) modify (or have the effect of a modification of) the terms of payment, including the mandatory prepayment provisions of the Revolving Loan Agreement in a manner that increases the amount or frequency of any of such payments, or requires additional mandatory prepayments or limits the rights of Grantors with respect thereto; or

(v) contravene the provisions of this Agreement.

For the avoidance of doubt, the provisions of this Section 10.4 shall not apply to any Revolving Loan DIP Financing, which shall be exclusively governed by Section 6.

10.5 Amendments to Term Loan Documents. The Term Loan Documents may be amended, supplemented or otherwise modified in accordance with their terms and the Term Loan Agreement may be refinanced, in each case, without notice to, or the consent of the Revolving Loan Agent, all without affecting the lien subordination or other provisions set forth in this Agreement (even if any right of subrogation or other right or remedy of Revolving Loan Agent or any other Revolving Loan Secured Party is affected, impaired or extinguished thereby); provided, that,

(a) in the case of a refinancing of the Term Loan Debt, the Term Loan Agent on behalf of the Term Loan Secured Parties binds itself in a writing addressed to the Revolving Loan Agent to the terms of this Agreement, and

(b) without the prior written consent of the Revolving Loan Agent, any such amendment, supplement, modification or refinancing shall not:

(i) increase the maximum principal amount of the aggregate commitments or aggregate outstanding principal amount of loans or letters of credit included in the Term Loan Debt to an amount greater than the amount thereof permitted under the Revolving Loan Documents as in effect on the Closing Date;

(ii) increase the “Applicable Margin” or similar component of the interest rate by more than three percent (3.00%) per annum (excluding increases resulting from the accrual of interest at the default rate or changes in the underlying rate) or increase the amount, or frequency of payment, of any recurring fees provided for in the Term Loan Agreement;

(iii) shorten the scheduled maturity of the Term Loan Agreement to a date prior to the scheduled maturity date of the Revolving Loan Agreement or any refinancing thereof;

(iv) modify (or have the effect of a modification of) the terms of payment, including the regularly scheduled payments of principal or mandatory prepayment provisions of the Term Loan Agreement in a manner that increases the amount or frequency of any of such payments, or requires additional mandatory prepayments or limits the rights of Grantors with respect thereto; or

(v) contravene the provisions of this Agreement.

48

For the avoidance of doubt, the provisions of this Section 10.5 shall not apply to any Term Loan DIP Financing, which shall be exclusively governed by Section 6.

Section 11. Miscellaneous

11.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the Revolving Loan Documents or the Term Loan Documents, the provisions of this Agreement shall govern.

11.2 Continuing Nature of this Agreement; Severability. This Agreement shall continue to be effective until the first to occur of the Discharge of Revolving Loan Debt and the Discharge of the Term Loan Debt. This is a continuing agreement of lien subordination and the Secured Parties may continue, at any time and without notice to the other Secured Parties, to extend credit and other financial accommodations and lend monies to or for the benefit of any Grantor constituting Revolving Loan Debt and/or Term Loan Debt (as applicable) in reliance hereof. Each of Term Loan Agent, for itself and on behalf of the Term Loan Secured Parties, and Revolving Loan Agent, for itself and on behalf of the Revolving Loan Secured Parties, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.3 Refinancing.

(a) Refinancing Permitted. As an agreement among the Secured Parties only and without prejudice to any rights of the Secured Parties under the Revolving Loan Documents and Term Loan Documents, as applicable, the Revolving Loan Debt and/or Term Loan Debt may be refinanced in their entirety if (i) the terms and provisions of any such refinancing debt, if instead implemented as modifications to the debt being refinanced, could be effected without the consent of the Agent to the debt not being refinanced, in accordance with the provisions of Section 10.4 or Section 10.5, as applicable, and (ii) the holders of such indebtedness, or a duly authorized agent on their behalf, agree in writing to be bound by the terms of this Agreement. Revolving Loan Agent, for itself and on behalf of the Revolving Loan Secured Parties, and Term Loan Agent, for itself and on behalf of the Term Loan Secured Parties, agree, in connection with any refinancing of the Revolving Loan Debt and/or the Term Loan Debt permitted by this Section 11.3(a), promptly to enter into such documents and agreements (including amendments or supplements to this Agreement) as Grantors may reasonably request to reflect such refinancing; provided, that, the rights and powers of the Secured Parties contemplated hereby shall not be affected thereby.

(b) Effect of Refinancing.

(i) If substantially contemporaneously with the Discharge of Revolving Loan Debt, NewPageCo or any of the other Grantors refinances all or any portion of indebtedness outstanding under the Revolving Loan Documents in accordance

49

with the provisions of Section 11.3(a), then after written notice to Term Loan Agent, (A) the indebtedness and other obligations arising pursuant to such refinancing of all or any portion of the then outstanding indebtedness under the Revolving Loan Documents shall automatically be treated as Revolving Loan Debt for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, (B) the credit agreement and all loan documents evidencing such new indebtedness shall automatically be treated as a Revolving Loan Agreement and as Revolving Loan Documents, respectively, for all purposes of this Agreement and (C) the agent under the new Revolving Loan Agreement shall be deemed to be a Revolving Loan Agent for all purposes of this Agreement. Upon receipt of notice of such refinancing (including the identity of the new Revolving Loan Agent), Term Loan Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as NewPageCo or the new Revolving Loan Agent may reasonably request in order to provide to the new Revolving Loan Agent the rights of Revolving Loan Agent contemplated hereby.

(ii) If substantially contemporaneously with the Discharge of Term Loan Debt, NewPageCo or any of the other Grantors refinances all or any portion of indebtedness outstanding under the Term Loan Documents in accordance with the provisions of Section 11.3(a), then after written notice to Revolving Loan Agent, (A) the indebtedness and other obligations arising pursuant to such refinancing of all or any portion of the then outstanding indebtedness under the Term Loan Documents shall automatically be treated as Term Loan Debt for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, (B) the credit agreement and the other loan documents evidencing such new indebtedness shall automatically be treated as a Term Loan Agreement and as Term Loan Documents, respectively, for all purposes of this Agreement and (C) the agent under the new Term Loan Agreement shall be deemed to be a Term Loan Agent for all purposes of this Agreement. Upon receipt of notice of such refinancing (including the identity of the new Term Loan Agent), Revolving Loan Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as NewPageCo or the new Term Loan Agent may reasonably request in order to provide to the new Term Loan Agent the rights of Term Loan Agent contemplated hereby.

11.4 Amendments; Waivers. No amendment or modification of any of the provisions of this Agreement by Term Loan Agent or Revolving Loan Agent shall be deemed to be made unless the same shall be in writing signed on behalf of both of the Term Loan Agent and the Revolving Loan Agent (as directed pursuant to the applicable Term Loan Documents or Revolving Loan Documents, as the case may be). No waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed by the party making the same or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. The Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights or obligations are directly adversely affected.

50

11.5 Subrogation.

(a) Term Loan Agent, for itself and on behalf of the Term Loan Secured Parties, hereby waives the right to exercise any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Revolving Loan Debt has occurred. Following the Discharge of Revolving Loan Debt, the Revolving Loan Agent agrees to execute such documents, agreements, and instruments as the Term Loan Agent or any Term Loan Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Revolving Loan Debt resulting from payments to the Revolving Loan Agent by such Person (whether made before or after the occurrence of the Discharge of Revolving Loan Debt), so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Revolving Loan Agent are paid by such Person upon request for payment thereof.

(b) Revolving Loan Agent, for itself and on behalf of the Revolving Loan Secured Parties, hereby waives the right to exercise any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Term Loan Debt has occurred. Following the Discharge of Term Loan Debt, the Term Loan Agent agrees to execute such documents, agreements, and instruments as the Revolving Loan Agent or any Revolving Loan Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Term Loan Debt resulting from payments to the Term Loan Agent by such Person (whether made before or after the occurrence of the Discharge of Term Loan Debt), so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Term Loan Agent are paid by such Person upon request for payment thereof.

11.6 CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; OTHER WAIVERS. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, AND CONSENT THAT ALL SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO SUCH PARTY AS PROVIDED IN SECTION 11.7 BELOW FOR SUCH PARTY. SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED THREE (3) DAYS AFTER THE SAME SHALL BE POSTED AS AFORESAID. THE PARTIES HERETO WAIVE ANY OBJECTION TO ANY ACTION INSTITUTED HEREUNDER BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO THE VENUE OF ANY ACTION INSTITUTED HEREUNDER. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

11.7 Notices. All notices to the Term Loan Secured Parties and the Revolving Loan Secured Parties permitted or required under this Agreement may be sent to Term Loan Agent and Revolving Loan Agent, respectively. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, electronically mailed or sent by courier service, facsimile

51

transmission or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile transmission or electronic mail or four (4) Business Days after deposit in the U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Revolving Loan Agent:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

Newark, DE 19713

Attention: Tesfaye Anteneh

Facsimile No: 302-634-1417

Email: tesfaye.a.anteneh@jpmorgan.com,

ib.cbc@jpmorgan.com,

12012443630@tls.ldsprod.com

with a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Ave, Floor 24

New York, NY 10179

Attention: Peter Predun

Facsimile No: 212-270-7005

Email: peter.predun@jpmorgan.com

With a copy to (which shall not constitute notice):	Latham & Watkins LLP 233 S. Wacker Drive, Suite 5800 Chicago, IL 60606 Attention: Jim Doran Facsimile: 312.993.9767 Email: James.Doran@lw.com

Term Loan Agent:	Barclays Bank PLC 745 7th Avenue, 27th floor New York, NY 10019 Attention: Patrick Kerner Email: Patrick.kerner@barclays.com

With a copy to (which shall not constitute notice):	Latham & Watkins LLP 233 S. Wacker Drive, Suite 5800 Chicago, IL 60606 Attention: Brad Kotler Facsimile: 312.993.9767 Email: Bradley.Kotler@lw.com

52

11.8 Further Assurances.

(a) Term Loan Agent agrees that it shall, for itself and on behalf of the Term Loan Secured Parties, take such further action and shall execute and deliver to Revolving Loan Agent such additional documents and instruments (in recordable form, if requested) as Revolving Loan Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.

(b) Revolving Loan Agent agrees that it shall, for itself and on behalf of the Revolving Loan Secured Parties, take such further action and shall execute and deliver to Term Loan Agent such additional documents and instruments (in recordable form, if requested) as Term Loan Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.

11.9 Governing Law. The validity, construction and effect of this Agreement shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or any other rule of law that would result in the application of the law of any jurisdiction other than the laws of the State of New York.

11.10 Binding on Successors and Assigns. This Agreement shall be binding upon Revolving Loan Agent, the other Revolving Loan Secured Parties, Term Loan Agent, the other Term Loan Secured Parties, Grantors and their respective permitted successors and assigns.

11.11 Specific Performance.

(a) Revolving Loan Agent may demand specific performance of this Agreement. Term Loan Agent, for itself and on behalf of the Term Loan Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by Revolving Loan Agent.

(b) Term Loan Agent may demand specific performance of this Agreement. Revolving Loan Agent, for itself and on behalf of the Revolving Loan Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by Term Loan Agent.

11.12 Section Titles; Time Periods. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile transmission or electronic transmission (in pdf format) shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

53

11.14 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

11.15 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of the holders of Revolving Loan Debt and Term Loan Debt. No other Person shall have or be entitled to assert rights or benefits hereunder.

11.16 Additional Grantors. NewPageCo, Holdings and the other Guarantors shall cause each of their Subsidiaries that becomes a Grantor in respect of any Shared Collateral to acknowledge and consent to the terms of this Agreement by causing such Subsidiary to execute and deliver to the parties hereto a Grantor Joinder, substantially in the form of Annex B hereto, pursuant to which such Subsidiary shall agree to be bound by the terms of the attached Acknowledgment and Agreement to the same extent as if it had executed and delivered same as of the date hereof.

[signature pages follow]

54

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

REVOLVING LOAN AGENT	TERM LOAN AGENT

JPMORGAN CHASE BANK, N.A., as Revolving Loan Agent	BARCLAYS BANK PLC, as Term Loan Agent

By:	By:
Name:	Name:
Title:	Title:

Intercreditor Agreement

ACKNOWLEDGMENT AND AGREEMENT

Each of the undersigned hereby acknowledges and agrees to the representations, terms and provisions of the Intercreditor Agreement between JPMorgan Chase Bank, N.A., in its capacity as agent for the Revolving Loan Secured Parties (in such capacity, the “Revolving Loan Agent”) and Barclays Bank PLC, in its capacity as collateral agent for the Term Loan Secured Parties (in such capacity, “Term Loan Agent”), of which this Acknowledgment and Agreement is a part. By its signature below, the undersigned agrees that it will, together with its successors and assigns, be bound by the provisions hereof.

Each of the undersigned agrees that (a) if either the Revolving Loan Agent or the Term Loan Agent holds Shared Collateral it does so as bailee (under the UCC) for the other and is hereby authorized to and may turn over to such other Secured Party upon request therefor any such Shared Collateral, after all obligations and indebtedness of the undersigned to the bailee Secured Party have been fully paid and performed, or as otherwise provided in the Intercreditor Agreement, and (b) it will execute and deliver such additional documents and take such additional action as may be necessary or desirable in the opinion of any Secured Party to effectuate the provisions and purposes of the foregoing Agreement. Each of the undersigned agrees to provide to the Term Loan Agent and the Revolving Loan Agent a copy of each Grantor Joinder hereto executed and delivered pursuant to Section 11.16 of the Intercreditor Agreement.

Each of the undersigned acknowledges and agrees that, although it may sign this Agreement, it is not a party hereto and does not and will not receive any right, benefit, priority or interest under or because of the existence of the foregoing Agreement.

[SIGNATURE PAGE FOLLOWS]

NEWPAGE INVESTMENT COMPANY LLC

By:
Name:
Title:

NEWPAGE CORPORATION

By:
Name:
Title:

ESCANABA PAPER COMPANY

By:
Name:
Title:

LUKE PAPER COMPANY

By:
Name:
Title:

NEWPAGE CONSOLIDATED PAPERS INC.

By:
Name:
Title:

NEWPAGE WISCONSIN SYSTEM INC.

By:
Name:
Title:

Intercreditor Agreement

RUMFORD PAPER COMPANY

By:
Name:
Title:

WICKLIFFE PAPER COMPANY LLC

By:
Name:
Title:

Intercreditor Agreement

Annex A

to

Intercreditor Agreement

Revolving Loan Priority Collateral

Revolving Loan Priority Collateral consists of any and all of the assets of NewPageCo and any Guarantor of the Revolving Loan Debt, whether now owned or hereafter acquired, consisting of:

(i) “accounts,” “chattel paper” and “payment intangibles,” other than “accounts”, “chattel paper” and “payment intangibles” (in each case, as defined in Article 9 of the UCC) which constitute identifiable proceeds of Term Loan Priority Collateral;

(ii) (A) “deposit accounts” and “money” (in each case, as defined in Article 9 of the UCC) and all cash, checks, other “negotiable instruments” (as defined in Article 9 of the UCC), funds and other evidences of payments held therein and (B) “securities accounts”, “security entitlements” and “securities” (in each case, as defined in Article 8 of the UCC), and, in each case, all cash, checks and other property held therein or credited thereto, provided however that the foregoing clauses (ii)(A) and (B) shall exclude (I) deposit accounts and securities accounts specifically designated by NewPageCo and the Term Loan Agent to receive sale or other disposition of the Term Loan Priority Collateral (and all cash and funds, securities entitlements and securities and other property held therein or credited thereto) (the “Term Loan Asset Proceeds Account”) and (II) subject to the last sentence of this paragraph, identifiable proceeds of Term Loan Priority Collateral;

(iii) general intangibles (other than intellectual property), “documents”, “instruments” (including promissory notes) and “commercial tort claims” (in each case, as defined in Article 9 of the UCC) relating to, evidencing or governing any of the items referred to in the foregoing clauses (i) and (ii) and clauses (iv), including, without limitation, all contingent rights with respect to warranties on accounts which are not yet “payment intangibles” (as defined in Article 9 of the UCC) and (v) but excluding intercompany indebtedness;

(iv) all books and “records” (as defined in Article 9 of the UCC) relating to the items referred to in the preceding clauses (i) through (iii) and clause (v) below constituting Revolving Loan Priority Collateral (including all books, databases, customer lists, engineer drawings, and Records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (i) through (iii) and clause (v) below and related “letters of credit” (as defined in Article 5 of the UCC)), letter of credit rights, commercial tort claims or other claims and causes of action, in each case, to the extent related primarily to any of the foregoing and clause (v) below;

(v) all “inventory” (as defined in Article 9 of the UCC) and all documents, customs receipts, insurance certificates, shipping documents and other written materials related to the purchase or import of inventory; and

(vi) “supporting obligations” (as defined in Article 9 of the UCC) relating to the items referred to in the preceding clauses (i) through (v) and all cash, money, insurance proceeds, instruments, securities, financial assets and deposit accounts received as proceeds of any of the foregoing and substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing.

Notwithstanding anything to the contrary in the foregoing, Revolving Loan Priority Collateral shall not consist of any identifiable proceeds of Term Loan Priority Collateral (it being understood and agreed, however, all cash and funds, securities entitlements and securities and other property held in or credited to any deposit or securities account other than the Term Loan Asset Proceeds Account shall be deemed, unless the Revolving Loan Agent has actual knowledge to the contrary, to be the proceeds of Revolving Loan Priority Collateral rather than Term Loan Priority Collateral).

Annex B

to

Intercreditor Agreement

Form of Grantor Joinder

Reference is made to that certain Intercreditor Agreement, dated as of December 21, 2012 (as amended, amended and restated, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Intercreditor Agreement”), between JPMorgan Chase Bank, N.A., in its capacity as agent for the Revolving Loan Secured Parties (in such capacity, the “Revolving Loan Agent”) and Barclays Bank PLC, in its capacity as agent for the Term Loan Secured Parties (in such capacity, “Term Loan Agent”). Capitalized terms used herein without definition shall have the meaning assigned thereto in the Intercreditor Agreement.

This Grantor Joinder, dated as of                    , 20     (this “Grantor Joinder”), is being delivered pursuant to Section 11.16 of the Intercreditor Agreement.

The undersigned,                     , a                     (the “Additional Grantor”), hereby agrees to become a party to the Intercreditor Agreement as a Grantor thereunder, for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Intercreditor Agreement as fully as if the Additional Grantor had executed and delivered the Intercreditor Agreement as of the date thereof.

This Grantor Joinder may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

THIS GRANTOR JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The provisions of Section 11 of the Intercreditor Agreement shall apply with like effect to this Grantor Joinder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Additional Grantor has caused this Grantor Joinder to be duly executed by its authorized representative as of the day and year first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

2